Execution Version

CREDIT AGREEMENT
Dated as of February 4, 2013
among
Syniverse Magellan Finance, LLC
as the Borrower,
BARCLAYS BANK PLC,
as Administrative Agent
and
The Other Lenders Party Hereto.

BARCLAYS BANK PLC,
CREDIT SUISSE SECURITIES (USA) LLC,
DEUTSCHE BANK SECURITIES INC.,
and
GOLDMAN SACHS BANK USA,
as Joint Lead Arrangers and Joint Bookrunners,
DEUTSCHE BANK SECURITIES INC.,
as Syndication Agent
and CREDIT SUISSE SECURITIES (USA) LLC and
GOLDMAN SACHS BANK USA,
as Co-Documentation Agents

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	ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
Section		Page
4.01	Conditions to Effective Date	93
4.02	Conditions of Funding	94

	ARTICLE V REPRESENTATIONS AND WARRANTIES
Section		Page
5.01	Effective Date	97
5.02	Funding	100

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	ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES
Section		Page
8.01	Events of Default	141
8.02	Remedies Upon Event of Default	144
8.03	[Reserved]	144
8.04	Application of Funds	144

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Signatures	S-1

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SCHEDULES
Effective Date
2.01    Commitments and Pro Rata Shares
4.03    Jurisdictions of local counsel opinions
10.02    Administrative Agent’s Office, Certain Addresses for Notices

Funding Date
I    Guarantors
1.01(e)    Contracts Prohibiting Subsidiary Guarantees
5.02(h)(ii)    Material Real Property
5.02(h)(iii)    Leased Real Property
5.02(i)    Environmental Matters
5.02(l)    Subsidiaries and Other Equity Investments
5.02(p)    Intellectual Property Matters
6.16    Post-Closing Undertakings
7.03    Permitted Surviving Debt
EXHIBITS
Form of
A-1    Committed Loan Notice
C    Term Note
D    Compliance Certificate
E-1    Assignment and Assumption
E-2    Affiliate Lender Assignment and Assumption
E-3    Administrative Questionnaire
F-1    Holdings Guaranty
F-2    Subsidiary Guaranty
G    Security Agreement
H    Form of Mortgage
I    Solvency Certificate
J    Intercreditor Agreement
K-1    Increase Supplement
K-2    Lender Joinder Agreement
L    Acceptance and Prepayment Notice
M    Discount Range Prepayment Notice
N    Discount Range Prepayment Offer
O    Solicited Discounted Prepayment Notice
P    Solicited Discounted Prepayment Offer
Q    Specified Discount Prepayment Notice
R    Specified Discount Prepayment Response
S    Borrower Joinder

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CREDIT AGREEMENT
This CREDIT AGREEMENT (this “Agreement”) is entered into as of February 4, 2013, among SYNIVERSE MAGELLAN FINANCE, LLC, a Delaware limited liability company (the “Initial Borrower”) expected to be merged with and into SYNIVERSE HOLDINGS, INC., a Delaware corporation (and any successor in interest thereto, the “Company”) promptly following the Acquisition on the Funding Date, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BARCLAYS BANK PLC, CREDIT SUISSE SECURITIES (USA) LLC, DEUTSCHE BANK SECURITIES INC., and GOLDMAN SACHS BANK USA as Joint Lead Arrangers and Joint Bookrunners, DEUTSCHE BANK SECURITIES INC., as Syndication Agent, and CREDIT SUISSE SECURITIES (USA) LLC and GOLDMAN SACHS BANK USA, as Co-Documentation Agents.
PRELIMINARY STATEMENTS
The Borrower has requested that, immediately upon the satisfaction in full of the conditions precedent set forth in Section 4.02 below, the Lenders lend to the Borrower $700,000,000 in the form of a term loan facility.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“2010 Transaction” has the meaning assigned to the term “Transaction” in the Existing Senior Notes Indenture.
“2012 Transaction” has the meaning assigned to the term “Transaction” in the Existing Credit Agreement.
“Acceptable Discount” has the meaning specified in Section 2.05(a)(v)(D)(b).
“Acceptable Prepayment Amount” has the meaning specified in Section 2.05(a)(v)(D)(c).
“Acceptance and Prepayment Notice” means a written notice from the Borrower setting forth the Acceptable Discount pursuant to Subsection 2.05(a)(v)(D)(B) substantially in the form of Exhibit L.
“Acceptance Date” has the meaning specified in Section 2.05(a)(v)(D)(b).
“Accepting Lenders” has the meaning specified in Section 2.05(c).
“Acquired Indebtedness” means, with respect to any specified Person:

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(1)    Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and
(2)    Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
“Acquisition” means the acquisition, directly or indirectly, of the Target by the Company pursuant to the Purchase and Sale Agreement.
“Acquisition Costs” means the aggregate amount of (i) the purchase price in connection with the Acquisition, (ii) the fees, costs and expenses incurred in connection with the Transactions and (iii) the Refinancing.
“Additional Lender” has the meaning specified in Section 2.14(b).
“Additional Permitted Obligations” means subordinated or senior Indebtedness (which Indebtedness may be unsecured, or secured by a Lien ranking at the Borrower’s option pari passu with or junior to the Lien securing the Loans), including customary bridge financings, in each case issued or incurred by the Borrower or a Guarantor, the terms of which Indebtedness (i) do not provide for a maturity date or Weighted Average Life to Maturity earlier than the Maturity Date of the Term Loans or shorter than the Weighted Average Life to Maturity of the Term Loans, as the case may be (other than an earlier maturity date and/or shorter Weighted Average Life to Maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter Weighted Average Life to Maturity than the Maturity Date of the Term Loans or the Weighted Average Life to Maturity of the Term Loans, as applicable), (ii) do not, in the case of Indebtedness that is unsecured or is secured by Liens that are junior in priority to the Liens securing the Loans, provide for any mandatory repayment or redemption from asset sales, casualty or condemnation events or excess cash flow except to the extent that prepayments are made first to the Term Loans and to other Indebtedness having Pari Passu Lien Priority (to the extent required by the Loan Documents or the terms of such other Indebtedness) (other than, in the case of any customary bridge financing, prepayments of such bridge financing from the issuance of equity or other Indebtedness permitted hereunder which meets the requirements of this definition); provided that (a) such Indebtedness shall not be secured by any Lien on any asset of any Loan Party that does not also secure the Loans, or be guaranteed by any Person other than the Guarantors, and (b) if secured by Collateral, such Indebtedness (and all related obligations) shall be subject to the terms of the Intercreditor Agreement or an Other Intercreditor Agreement.
“Administrative Agent” means Barclays in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent permitted by the terms hereof.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

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“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-3 or any other form approved by the Administrative Agent.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Affiliate Lender Assignment and Assumption” has the meaning specified in Section 10.07(i)(iii).
“Affiliate Lenders” means, collectively, Holdings and its Subsidiaries and Other Affiliates.
“Affiliate Transaction” has the meaning specified in Section 7.08(a).
“Agent-Related Persons” means each Agent, together with its Related Parties.
“Agents” means, collectively, the Administrative Agent, the Arrangers, the Co-Documentation Agents, the Syndication Agent and the Supplemental Administrative Agents (if any).
“Aggregate Commitments” means the Commitments of all the Lenders.
“Agreement” has the meaning specified in the introductory paragraph to this Agreement.
“Applicable Discount” has the meaning specified in Section 2.05(a)(v)(C)(b).
“Applicable Rate” means a percentage per annum equal to 3.00% per annum for Eurodollar Rate Loans, and 2.00% per annum for Base Rate Loans.
“Appropriate Lender” means, at any time, (a) with respect to the Term Facility, a Lender that has a Commitment with respect to such Facility or holds an Initial Term Loan at such time, (b) with respect to any New Term Facility, a Lender that has an Incremental Term Loan Commitment or holds a New Term Loan at such time and (c) with respect to any Extension Series, a Lender that holds Extended Loans with respect to such Extension series at such time.
“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.
“Arrangers” means each of Barclays, CS Securities, DB Securities and GS Bank, in their respective capacities as joint lead arrangers and bookrunners.
“Asset Sale” means:
(1)    the sale, conveyance, transfer, assignment or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback

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Transaction) of the Borrower or any Restricted Subsidiary of the Borrower (each referred to in this definition as a “disposition”) or
(2)    the issuance or sale of Equity Interests (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Borrower or another Restricted Subsidiary of the Borrower) (whether in a single transaction or a series of related transactions), in each case other than:
(a)    a sale, exchange or other disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged, unnecessary, unsuitable or worn out equipment in the ordinary course of business;
(b)    the sale, conveyance, lease or other disposition of all or substantially all of the assets of the Borrower in compliance with Section 7.04 or any disposition that constitutes a Change of Control;
(c)    any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 7.06 or any transaction specifically excluded from the definition of the term “Restricted Payment” (including pursuant to the exceptions contained in the definition thereof and the parenthetical exclusions of such definition);
(d)    any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, in a single transaction or series of related transactions, with an aggregate Fair Market Value of less than $20.0 million;
(e)    any transfer or disposition of property or assets by a Restricted Subsidiary of the Borrower to the Borrower or by the Borrower or a Restricted Subsidiary of the Borrower to a Restricted Subsidiary of the Borrower;
(f)    the creation of any Lien permitted under this Agreement;
(g)    any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;
(h)    the sale, lease, assignment, license or sublease of inventory, equipment, accounts receivable or other current assets held for sale, in each case, in the ordinary course of business and not in connection with any financing transaction;
(i)    the lease, assignment or sublease of any real or personal property in the ordinary course of business;
(j)    a sale of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing or in a factoring or other similar transaction;

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(k)    a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;
(l)    any exchange of assets for Related Business Assets (including a combination of Related Business Assets and a de minimis amount of cash or Cash Equivalents) of comparable or greater market value, as determined in good faith by the Borrower, which in the event of an exchange of assets with a Fair Market Value in excess of (1) $20.0 million shall be evidenced by certificates of a Responsible Officer, and (2) $40.0 million shall be set forth in a resolution approved by at least a majority of the Board of Directors of the Borrower;
(m)    (i) the abandonment or other disposition of patents, trademarks, copyrights, know-how or other intellectual property that is, in the reasonable judgment of the Borrower, no longer economically practical to maintain or useful in the conduct of the business of the Borrower Parties and (ii) the grant in the ordinary course of business of any license, sub-license or other right to use any patents, trademarks, know-how or other intellectual property;
(n)    the sale in a Sale/Leaseback Transaction of any property acquired after the Reference Date within twelve months of the acquisition of such property;
(o)    the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business; and
(p)    foreclosures, condemnations or any similar action on assets not prohibited by this Agreement.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E-1.
“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
“Audited Financial Statements” means the audited consolidated balance sheet of the Company for the fiscal year ended December 31, 2011, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company, including the notes thereto.
“Backstop Agreement” means that certain Credit Agreement in respect of the Backstop Facility to be dated on or before the Funding Date, as amended, supplemented, waived, or otherwise modified

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from time to time in accordance with the terms thereof, between the Company or the Initial Borrower, Deutsche Bank AG Cayman Islands Branch, as administrative agent, and the other agents and lenders party thereto and/or that certain Indenture in respect of the Backstop Facility to be dated on or before the Funding Date, as amended, supplemented, waived or otherwise modified from time to time between the Company or the Initial Borrower and Wilmington Trust, National Association or another trust company, as trustee and/or the Existing Senior Notes Indenture.
“Backstop Election” has the meaning assigned to such term in the Commitment Letter.
“Backstop Facility” means any Indebtedness Incurred following the date hereof and on or prior to the Funding Date under a Backstop Agreement.
“Backstop Minimum Amount” has the meaning assigned to such term in the Commitment Letter.
“Barclays” means Barclays Bank PLC and its successors.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as established from time to time by the Administrative Agent as its “prime rate” at its principal U.S. office, and (c) (i) the Eurodollar Rate applicable to one month Interest Periods determined two London Banking Days prior to such determination date (or if such day is not a London Banking Day, the immediately preceding London Banking Day) plus (ii) 1%. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate established by the Administrative Agent shall take effect at the opening of business on the day such change is effective. Notwithstanding any provision to the contrary in the Credit Agreement, the applicable Base Rate in respect of Initial Term Loans shall at no time be less than 2.00% per annum.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Board of Directors” means as to any Person, the board of directors or managers, sole member or managing member, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.
“Borrower” means the Initial Borrower and, upon the consummation of the Initial Borrower Merger, the Company.
“Borrower Joinder” has the meaning specified in Section 6.16(c).
“Borrower Materials” has the meaning specified in Section 6.02.
“Borrower Offer of Specified Discount Prepayment” means, the offer by the Borrower to make a voluntary prepayment of Term Loans at a specified discount to par pursuant to Section 2.05(a)(v)(B).

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“Borrower Parties” means the collective reference to the Borrower and its Restricted Subsidiaries, and “Borrower Party” means any one of them.
“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by the Borrower of offers for, and the corresponding acceptance by a Lender of, a voluntary prepayment of Term Loans at a specified range at a discount to par pursuant to Section 2.05(a)(v)(C).
“Borrowing” means a Term Borrowing.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.
“Capital Expenditures” means, as of any date for the applicable period then ended, all cash capital expenditures of the Borrower Parties on a consolidated basis for such period, as determined in accordance with GAAP (including acquisitions of intellectual property to the extent the cost thereof is treated as a capitalized expense in accordance with GAAP made in cash during such period); provided, however, that Capital Expenditures shall not include any such expenditures which constitute (a) Permitted Investments or Investments made pursuant to Section 7.06 (but shall include all Capital Expenditures made with the proceeds of such Investment by a Borrower Party that is the recipient thereof), (b) to the extent permitted by this Agreement, (i) a reinvestment of the Net Cash Proceeds of any Asset Sale or Casualty Event in accordance with Section 7.09(b), or (ii) the purchase of property, plant, equipment or software to the extent financed with the proceeds of Asset Sales or Casualty Events that are not required pursuant to Section 7.09(b) to be applied to prepay Term Loans or to be reinvested, (c) capitalized interest in respect of operating or capital leases, (d) the book value of any asset owned to the extent such book value is included as a capital expenditure as a result of reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, (e) the purchase price of property acquired in ordinary course trade-ins or concurrent sales of used or surplus property, (f) any non-cash amounts reflected as additions to property, plant or equipment on the Borrower’s consolidated balance sheet and (g) expenditures that are accounted for as capital expenditures by the Borrower or any Restricted Subsidiary and that actually are paid for or reimbursed (including by means of the issuance of Equity Interests by Holdings or any Parent Holding Company) by a Person other than the Borrower or any Restricted Subsidiary and for which neither the Borrower nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period).
“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.
“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Borrower or any Guarantor and designated as a “Cash Contribution Amount” as described in the definition of “Contribution Indebtedness.”

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“Cash Equivalents” means:
(a)    Dollars, pounds sterling, euros or the national currency of any participating member state of the European Union;
(b)    securities issued or directly and fully guaranteed or insured by the government of the United States or any country that is a member of the European Union or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;
(c)    certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500 million, or the foreign currency equivalent thereof, and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);
(d)    repurchase obligations for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;
(e)    commercial paper issued by a corporation (other than an Affiliate of the Borrower) rated at least “A−1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;
(f)    readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;
(g)    Indebtedness issued by Persons (other than the Sponsor) with a rating of “A” or higher from S&P or “A−2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition;
(h)    investment funds investing at least 95% of their assets in securities of the types described in clauses (a) through (g) above; and
(i)    in the case of Investments by any Restricted Subsidiary that is a Foreign Subsidiary, (x) such local currencies in those countries in which such Foreign Subsidiary transacts business from time to time in the ordinary course of business and (y) Investments of comparable tenor and credit quality to those described in the foregoing clauses (a) through (h) customarily utilized in countries in which such Foreign Subsidiary operates for short-term cash management purposes.
“Cash Management Agreement” means any agreement pursuant to which a bank or other financial institution agrees to provide (a) treasury services, (b) credit card, merchant card, purchasing card or stored value card services (including, without limitation, the processing of payments and other

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administrative services with respect thereto), (c) cash management services (including, without limitation, controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking products or services as may be requested by any Loan Party (other than letters of credit and other than loans except indebtedness arising from services described in clauses (a) through (c) of this definition).
“Cash Management Bank” means any Person that (i) at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, or (ii) is, as of the Funding Date, a Lender or an Affiliate of a Lender and a party to a Cash Management Agreement, in each case, in its capacity as a party to such Cash Management Agreement.
“Casualty Event” means any event that gives rise to the receipt by Holdings, the Borrower or any of its Restricted Subsidiaries of any casualty insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace, restore or repair, or compensate for the loss of, such equipment, fixed assets or real property.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.
“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.
“Change of Control” means: (a) for any reason whatsoever Holdings, or, after an IPO, the IPO Entity, shall cease to own, directly or indirectly, 100% of the Equity Interests of the Company; (b) at any time prior to an IPO and for any reason whatsoever, the Permitted Holders shall cease to own, directly or indirectly, at least 50% of the Equity Interests of Holdings having the power, directly or indirectly, to designate (and do so designate) a majority of the board of directors of Holdings; (c) at any time after an IPO and for any reason whatsoever, the Permitted Holders shall cease to own, directly or indirectly, at least 35% of the outstanding Voting Equity Interests of the IPO Entity and any other “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the Effective Date) shall beneficially own, excluding the beneficial ownership of any Permitted Holders, a greater percentage of the then outstanding Voting Equity Interests of IPO Entity than the percentage of such Voting Equity Interests owned, directly or indirectly, beneficially by the Permitted Holders; or (d) any “Change of Control” (or any comparable term) in the Existing Credit Agreement, the Existing Senior Notes Indenture, any Backstop Agreement or any indenture, instrument or agreement governing Additional Permitted Obligations (including any indenture, instrument or agreement governing Refinancing Indebtedness in respect of the Existing Facilities, the Existing Senior Notes, any Backstop Agreement or any Additional Permitted Obligations) in each case with an aggregate outstanding principal amount in excess of the Threshold Amount.
“Co-Documentation Agents” means Credit Suisse Securities (USA) LLC and Goldman Sachs Bank USA.
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means all of the “Collateral” referred to in the Collateral Documents.

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“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, the Mortgages, each of the mortgages, collateral assignments, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent and the Lenders pursuant to Section 6.12, and each of the other agreements, instruments or documents delivered pursuant to the foregoing that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.
“Commitment” means a Term Commitment or an Incremental Commitment, as the context may require.
“Commitment Letter” means that certain Commitment Letter dated as of June 29, 2012, as amended pursuant to that Amendment dated as of January 28, 2013, among the Company, Barclays, Deutsche Bank Trust Company Americas, Deutsche Bank AG Cayman Islands Branch, DB Securities, Credit Suisse, CS Securities and GS Bank, and as further amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof, among the Company, Barclays, Deutsche Bank Trust Company Americas, Deutsche Bank AG Cayman Islands Branch, DB Securities, Credit Suisse, CS Securities and GS Bank.
“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A-1.
“Company” has the meaning specified in the introductory paragraph of this Agreement.
“Compliance Certificate” means a certificate substantially in the form of Exhibit D.
“Confidential Information Memorandum” means that certain Confidential Information Memorandum dated January 22, 2013, and furnished to the Lenders.
“Consolidated Cash Taxes” means, as of any date for the applicable period ending on such date with respect to the Borrower Parties on a consolidated basis, the aggregate of all income, franchise and similar taxes (including penalties and interest), as determined in accordance with GAAP, to the extent the same are payable in cash with respect to such period.
“Consolidated Current Assets” means, with respect to any Person, the Current Assets of such Person and its Restricted Subsidiaries on a consolidated basis.
“Consolidated Current Liabilities” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis, all liabilities in accordance with GAAP that would be classified as current liabilities on the consolidated balance sheet of such Person, but excluding (a) the current portion of Indebtedness (including the Swap Termination Value of any Swap Contracts) to the extent reflected as a liability on the consolidated balance sheet of such Person, (b) the current portion of interest, (c) accruals for current or deferred taxes based on income or profits, (d) accruals of any costs or expenses related to restructuring reserves (e) deferred revenue and (f) any L/C Obligations, Swing Line Loans or Revolving Credit Loans (each as defined and outstanding under the Existing Credit Agreement).

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“Consolidated Funded Indebtedness” means all Indebtedness of the type described in clauses (1)(a) and (1)(b) of the definition of Indebtedness and Attributable Indebtedness, of a Person and its Restricted Subsidiaries on a consolidated basis, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but (x) excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the 2010 Transaction, the Transactions or any acquisition and (y) any Indebtedness that is issued at a discount to its initial principal amount shall be calculated based on the entire stated principal amount thereof, without giving effect to any discounts or upfront payments), excluding (i) obligations in respect of letters of credit, except to the extent of unreimbursed amounts thereunder and (ii) Attributable Indebtedness of the type described in clause (b) of the definition of Attributable Indebtedness.
“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:
(1)    interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees and expensing of any bridge or other financing fees, the non-cash portion of interest expense resulting from the reduction in the carrying value under purchase accounting of the Borrower’s outstanding Indebtedness and commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Financing);
(2)    interest on Indebtedness described in Section 7.06(b)(xiii)(B) (to the extent not already included in clause (1) above); and
(3)    consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued;
less interest income for such period;
provided that, for purposes of calculating Consolidated Interest Expense, no effect shall be given to the discount and/or premium resulting from the bifurcation of derivatives under FASB ASC 815 and related interpretations as a result of the terms of the Indebtedness to which such Consolidated Interest Expense relates.
For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.
“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:
(1)    any net after-tax extraordinary, nonrecurring or unusual gains or losses or income or expenses (including the effect of all fees and expenses relating thereto), including, without limitation,

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any fees, expenses, charges or payments related to the 2012 Transactions, the 2010 Transactions, made under or contemplated by the Merger Agreement or otherwise related to the 2010 Transactions, the Transactions, made under or contemplated by the Purchase and Sale Agreement or otherwise related to the Transactions, shall be excluded;
(2)    the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;
(3)    any net after-tax gains or losses on disposal of discontinued operations shall be excluded;
(4)    any net after-tax gains or losses (including the effect of all fees and expenses or charges relating thereto) attributable to business dispositions (including Equity Interests of any Person) or asset dispositions or abandonments other than in the ordinary course of business (as determined in good faith by the Borrower) shall be excluded;
(5)    any net after-tax gains or losses (including the effect of all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness, Hedging Obligations and other derivative instruments shall be excluded;
(6)    the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting (other than a Guarantor), shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;
(7)    solely for the purpose of determining the amount available for Restricted Payments under Section 7.06(a)(C)(i), the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless all such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that (x) the net loss of any such Restricted Subsidiary shall be included therein and (y) the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;
(8)    any non-cash compensation expense realized from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;
(9)    (a) (i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense that exceeds the amount expensed in respect of such

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rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by FASB ASC 815 shall be excluded;
(10)    unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of FASB ASC 830 shall be excluded;
(11)    any (a) severance or relocation costs or expenses, (b) one-time non-cash compensation charges, (c) costs and expenses after the Original Acquisition Date related to employment of terminated employees, or (d) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Original Acquisition Date or existing on the Funding Date of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded;
(12)    accruals and reserves, contingent liabilities and any gains and losses on the settlement of any pre-existing contractual or non-contractual relationships as a result of (a) the 2010 Transactions that were established or adjusted within 12 months after the Original Acquisition Date and (b) the Transactions that are established or adjusted within 12 months after the consummation of the Acquisition, and that in each case, are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded;
(13)    the effect of any non-cash impairment charges or write-ups, write-downs or write-offs of assets (including intangible assets, goodwill and deferred financing costs but excluding accounts receivable) or liabilities resulting from the application of GAAP (including in connection with the 2010 Transactions or the Transactions) and the amortization of intangibles arising from the application of GAAP (excluding any non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed) shall be excluded; and
(14)    any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale or other disposition, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including the Transactions and including any such transaction consummated prior to the Funding Date and any such transaction undertaken but not completed) and any charges or non-recurring costs incurred during such period as a result of any such transaction shall be excluded.
In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds actually received from business interruption insurance and reimbursements of any expenses and charges pursuant to indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement.
Notwithstanding the foregoing, for the purpose of Section 7.06 only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets

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from Unrestricted Subsidiaries of the Borrower or a Restricted Subsidiary of the Borrower to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under Section 7.06(a)(C)(v) or (vi).
“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment, compensation, rent and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP and any non-cash purchase accounting adjustment and any step-ups with respect to re-valuing assets and liabilities in connection with any Investment permitted hereunder; provided that if any non-cash charges referred to in this definition represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to such extent paid.
“Consolidated Scheduled Funded Debt Payments” means, as of any date for the applicable period ending on such date with respect to the Borrower Parties on a consolidated basis, the sum of all scheduled payments of principal during such period on Consolidated Funded Indebtedness that constitutes Funded Debt (including the implied principal component of payments due on Capitalized Lease Obligations during such period), less the reduction in such scheduled payments resulting from voluntary prepayments or mandatory prepayments required pursuant to Section 2.05, in each case as applied pursuant to Section 2.05, as determined in accordance with GAAP.
“Consolidated Senior Secured Debt Ratio” as of any date of determination means the ratio of (1) (x) Consolidated Total Indebtedness of the Borrower and its Restricted Subsidiaries that is secured by a Lien as of such date; provided that any Indebtedness that is then being or was previously Incurred (and remains outstanding) in reliance on the definition of Maximum Incremental Facilities Amount on an unsecured basis shall be treated as if it were secured by a Lien solely for purposes of calculating the Consolidated Senior Secured Debt Ratio for purposes of any Incurrence of Indebtedness in reliance of the definition of Maximum Incremental Facilities Amount, minus (y) the amount of unrestricted cash and Cash Equivalents that would be stated on the balance sheet of the Borrower and held by the Borrower or any Restricted Subsidiary as of such date of determination, without giving effect to, for purposes of this clause (y), (I) proceeds of Indebtedness that is being Incurred on such date in reliance on this ratio and (II) proceeds of Excluded Contributions; provided that any cash and Cash Equivalents attributable to Foreign Subsidiaries shall be calculated net of any reasonably anticipated repatriation costs and expenses of domesticating such cash and Cash Equivalents from such Foreign Subsidiaries as determined by the Borrower in good faith, to (2) the EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available (or, if earlier, were required to be delivered pursuant to Section 6.01(a) or (b)) immediately preceding the date on which such event for which such calculation is being made shall occur.
“Consolidated Taxes” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis for any period, provision for taxes based on income, profits or capital, including, without limitation, state franchise and similar taxes, and including an amount equal to the amount of tax distributions actually made to the holders of Equity Interests of such Person or any Parent Holding Company in respect

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of such period in accordance with Section 7.06(b)(xii) which shall be included as though such amounts had been paid as income taxes directly by such Person.
“Consolidated Total Indebtedness” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis, to the extent required to be recorded on a balance sheet in accordance with GAAP, consisting of Indebtedness for borrowed money, Capitalized Lease Obligations and debt obligations evidenced by promissory notes or similar instruments.
“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:
(1)    to purchase any such primary obligation or any property constituting direct or indirect security therefor,
(2)    to advance or supply funds:
(a)    for the purchase or payment of any such primary obligation; or
(b)    to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or
(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Contribution Indebtedness” means Indebtedness of the Borrower or any Guarantor in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Borrower or such Guarantor after the Original Acquisition Date and designated as a Cash Contribution Amount hereunder (or, if prior to the Funding Date, designated as a Cash Contribution Amount under the Existing Senior Notes Indenture), provided that:
(1)    such Contribution Indebtedness shall be Indebtedness with a Stated Maturity later than the Stated Maturity of the Term Loans and a Weighted Average Life to Maturity longer than the Weighted Average Life to Maturity of the Term Loans, and
(2)    such Contribution Indebtedness (a) is Incurred within 210 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to a certificate of a Responsible Officer on the Incurrence date thereof.
“Control” has the meaning specified in the definition of “Affiliate.”

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“Control Investment Affiliate” means, as to any Person, any other Person that directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person.
“Credit Extension” means a Borrowing.
“Credit Suisse” means Credit Suisse AG, Cayman Islands Branch and its successors.
“CS Securities” means Credit Suisse Securities (USA) LLC and its successors.
“Current Assets” means, with respect to any Person, all assets of such Person that, in accordance with GAAP, would be classified as current assets on the balance sheet of a company conducting a business the same as or similar to that of such Person, after deducting appropriate and adequate reserves therefrom in each case in which a reserve is proper in accordance with GAAP, but excluding (i) cash, (ii) Cash Equivalents, (iii) Swap Contracts to the extent that the mark-to-market Swap Termination Value would be reflected as an asset on the consolidated balance sheet of such Person, (iv) deferred financing fees, (v) payment for deferred taxes (so long as the items described in clauses (iv) and (v) are non-cash items) and (vi) in the event that a Qualified Receivables Financing is accounted for off balance sheet, (x) gross accounts receivable comprising part of the receivables and other related assets subject to such Qualified Receivables Financing minus (y) collection by such Person against the amounts sold pursuant to clause (x).
“Customary Permitted Liens” means Liens of the type set forth in clauses (1), (2), (3), (4), (5), (20), (31) and (32) of the definition of “Permitted Liens.”
“DB Securities” means Deutsche Bank Securities Inc. and its successors.
“Debt Agreement” means one or more (A) debt facilities, indentures or commercial paper facilities providing for revolving credit loans, term loans, notes, debentures, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, increased, replaced or refunded in whole or in part from time to time.
“Debt Fund Affiliate” means any Affiliate of Holdings that is a bona fide diversified debt fund; provided that the Sponsor does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of any such fund.
“Debt Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Debt Obligations with respect to the Loans shall not include fees or indemnification in favor of the Arrangers, Agent-Related Persons and other third parties other than the Lenders.

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“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Declined Amounts” has the meaning specified in Section 2.05(c).
“Declining Lender” has the meaning specified in Section 2.05(c).
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means an interest rate equal to (after as well as before judgment), (a) with respect to any overdue principal, the applicable interest rate plus 2.00% per annum (provided that, with respect to Eurodollar Rate Loans, the determination of the applicable interest rate is subject to Section 2.02(c) to the extent that Eurodollar Rate Loans may not be converted to, or continued as, Eurodollar Rate Loans, pursuant thereto), and (b) with respect to any other overdue amount, including overdue interest, the interest rate applicable to Base Rate Loans plus 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws.
“Defaulting Lender” means, subject to Section 2.18(b), any Lender that, (a) has failed to perform any of its funding obligations hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder, (c) has failed, within three Business Days after reasonable request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of (x) the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority or (y) the occurrence of any of the events described in clauses (d) (i), (d) (ii) or (d) (iii) of this definition which in each case has been dismissed or terminated prior to the date of this Agreement.
“Delayed Draw Refinancing” means the repayment of all outstanding Initial Term Loans, (a) on the Funding Date following the consummation of the Transactions or (b) following the Funding Date, in either case, with the proceeds of Takeout Loans.
“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to a certificate of a Responsible Officer, less the amount of Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

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“Designated Preferred Stock” means Preferred Stock of the Borrower, Holdings or any Parent Holding Company, as applicable (other than Excluded Equity), that is issued after the Effective Date for cash and is so designated as Designated Preferred Stock, pursuant to a certificate of a Responsible Officer, on the issuance date thereof, the cash proceeds of which are contributed to the capital of the Borrower (if issued by Holdings or any Parent Holding Company) and excluded from the calculation set forth in Section 7.06(a)(C).
“Designation Date” has the meaning specified in Section 2.19(f).
“Discount Prepayment Accepting Lender” has the meaning specified in Section 2.05(a)(v)(B)(b).
“Discount Range” has the meaning specified in Section 2.05(a)(v)(C)(a).
“Discount Range Prepayment Amount” has the meaning specified in Section 2.05(a)(v)(C)(a).
“Discount Range Prepayment Notice” means, a written notice of the Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.05(a)(v) substantially in the form of Exhibit M.
“Discount Range Prepayment Offer” means the irrevocable written offer by a Lender, substantially in the form of Exhibit N, submitted in response to an invitation to submit offers following the Administrative Agent’s receipt of a Discount Range Prepayment Notice.
“Discount Range Prepayment Response Date” has the meaning specified in Section 2.05(a)(v)(C)(a).
“Discount Range Proration” has the meaning specified in Section 2.05(a)(v)(C)(c).
“Discounted Prepayment Determination Date” has the meaning specified in Section 2.05(a)(v)(D)(c).
“Discounted Prepayment Effective Date” in the case of a Borrower Offer of Specified Discount Prepayment or Borrower Solicitation of Discount Range Prepayment Offers, five Business Days following the receipt by each relevant Lender of notice from the Administrative Agent in accordance with Section 2.05(a)(v)(B), Section 2.05(a)(v)(C) or Section 2.05(a)(v)(D), as applicable unless a shorter period is agreed to between the Borrower and the Administrative Agent.
“Discounted Term Loan Prepayment” has the meaning specified in Section 2.05(a)(v)(A).
“Disinterested Directors” with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Borrower or Holdings having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Equity Interests of the Borrower, Holdings or an IPO Entity, or any options, warrants or other rights in respect of such Equity Interests.

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“Disqualified Lenders” means (i) certain banks, financial institutions and other entities and their respective affiliates that have been specified to the Administrative Agent by the Borrower in writing at any time prior to the date hereof or (ii) competitors of the Company or their respective subsidiaries and affiliates in each case that have been specified to the Administrative Agent by the Borrower in writing from time to time.
“Disqualified Stock” means, with respect to any Person, any Equity Interests of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), in each case, at the option of the holder thereof or upon the happening of any event:
(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Equity Interests than the asset sale and change of control provisions applicable to the Term Loans and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the Term Loans (including the prepayment of the Term Loans pursuant to Section 2.05(b)(ii) (subject to Section 2.05(c)))),
(2)    is convertible or exchangeable for Indebtedness or Disqualified Stock, or
(3)    is redeemable at the option of the holder thereof, in whole or in part, in each case prior to 91 days after the maturity date of the Term Loans; provided, however, that only the portion of Equity Interests that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that is not Disqualified Stock shall not be deemed to be Disqualified Stock.
“Dollar” and “$” mean lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary of the Borrower that is not a Foreign Subsidiary.
“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, (a) to the extent the same was deducted in calculating Consolidated Net Income:
(1)    Consolidated Taxes; plus
(2)    Consolidated Interest Expense; plus
(3)    Consolidated Non-cash Charges; plus

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(4)    the amount of management, monitoring, consulting and advisory fees, termination payments and related expenses paid to the Sponsor (or any accruals relating to such fees and related expenses) during such period to the extent permitted by Section 7.08; plus
(5)    any expenses or charges (other than Consolidated Non-cash Charges) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the Incurrence or repayment of Indebtedness permitted to be Incurred by this Agreement (including a re-financing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the 2010 Transaction, the 2012 Transaction and the Transactions, (ii) any amendment or other modification of this Agreement or other Indebtedness, (iii) amortization of deferred financing fees and expensing of any bridge or other financing fees and (iv) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Receivables Financing; plus
(6)    the amount of loss on sale of receivables and related assets to a Receivables Subsidiary in connection with a Qualified Receivables Financing; plus
(7)    net after tax unusual or non-recurring charges, expenses or losses (including accruals and payments for amounts payable under executive employment agreements and losses realized on disposition of property outside the ordinary course of business); plus
(8)    the amount of any restructuring charges or reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs, including future lease commitments, costs related to the start up, closure, relocation or consolidation of facilities and costs to relocate employees); plus
(9)    any costs or expense incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or a Guarantor or the net cash proceeds of an issuance of Equity Interests of the Borrower (other than Excluded Equity) solely to the extent that such net cash proceeds are excluded from the calculation of the amount available for Restricted Payments under Section 7.06(a)(C)(i); plus/minus
(10)    gains or losses due solely to fluctuations in currency values and the related tax effects; plus
(b)    Pro Forma Adjustments.
less, without duplication, non-cash items increasing Consolidated Net Income for such period (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period).
“ECF CNI” means, as of any date for the applicable period ending on such date with respect to any Person and its Restricted Subsidiaries on a consolidated basis, net income (excluding, without duplication, (i) extraordinary items, (ii) any amounts attributable to Investments in any Unrestricted Subsidiary or Joint Venture to the extent that either (x) such amounts have not been distributed in cash to

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such Person and its Restricted Subsidiaries during the applicable period, (y) such amounts were not earned by such Unrestricted Subsidiary or Joint Venture during the applicable period or (z) there exists in respect of any future period any encumbrance or restriction on the ability of such Unrestricted Subsidiary or Joint Venture to pay dividends or make any other distributions in cash on the Equity Interests of such Unrestricted Subsidiary or Joint Venture held by such Person and its Restricted Subsidiaries, (iii) the cumulative effect of foreign currency translations during such period to the extent included in ECF CNI, (iv) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries, (v) net income of any Restricted Subsidiary (other than a Loan Party) for any period to the extent that, during such period, there exists any encumbrance or restriction on the ability of such Restricted Subsidiary to pay dividends or make any other distributions in cash on the Equity Interests of such Restricted Subsidiary held by such Person and its Restricted Subsidiaries, except to the extent that such net income is distributed in cash during such period to such Person or to a Restricted Subsidiary of such Person that is not itself subject to any such encumbrance or restriction, (vi) to the extent not already excluded or deducted as minority interest expense in accordance with GAAP, payments made in respect of minority interests of third parties in any non-wholly owned Restricted Subsidiary or Joint Venture in such period, including pursuant to dividends declared or paid on Equity Interests held by third parties in respect of such non-wholly owned Subsidiary or Joint Venture and (vii) the cumulative effect of a change in accounting principles during such period) as determined in accordance with GAAP.
“ECF Payment Date” has the meaning specified in Section 2.05(b)(i).
“ECF Prepayment Amount” has the meaning specified in Section 2.05(b)(i)(A).
“Effective Date” means the first date all the conditions in Section 4.01 are satisfied or waived in accordance with such Section 4.01.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.07(b) (subject to such consents, if any, as may be required under Section 10.07(b)(iii)).
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, including common law, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, or governmental restrictions relating to pollution and the protection of the environment or the release of, or exposure to, any Hazardous Materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other binding consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

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“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).
“Equity Issuance” means any issuance for cash by any Person to any other Person of (a) its Equity Interests, (b) any of its Equity Interests pursuant to the exercise of options or warrants, (c) any of its Equity Interests pursuant to the conversion of any debt securities to equity or (d) any options or warrants relating to its Equity Interests.
“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.
“ERISA Affiliate” means any Person who together with any Loan Party is treated as a single employer within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA) or insolvent (within the meaning of Section 4245 of ERISA); (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, (e) the institution by the PBGC of proceedings to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; or (i) the conditions for the imposition of a lien under Section 430(k) of the Code or Section 303(k) of ERISA shall have been met with respect to any Pension Plan.
“Eurodollar Rate” means:
(a)    for any Interest Period with respect to a Eurodollar Rate Loan a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate 1.00 – Eurodollar Reserve Percentage

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where,
“Eurodollar Base Rate” means the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period with respect to a Eurodollar Rate Loan; and
(b)    for any interest calculation with respect to a Base Rate Loan on any date, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate 1.00 – Eurodollar Reserve Percentage
where,
“Eurodollar Base Rate” means the rate per annum as of such date equal to (i) BBA LIBOR, as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to such date, for Dollar deposits with a term of one month commencing on that day or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by the Administrative Agent’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination.
Notwithstanding any provision to the contrary in the Credit Agreement, the applicable Eurodollar Rate in respect of Initial Term Loans shall at no time be less than 1.00% per annum.
“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”
“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental, marginal or other reserve requirement) with

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respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Loan the interest on which is determined by reference to the Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.
“Event of Default” has the meaning specified in Section 8.01.
“Excess Cash Flow” means, with respect to any Excess Cash Flow Period, an amount, not less than zero, equal to (a) the sum, without duplication, of (i) ECF CNI of the Borrower Parties for such fiscal year plus (ii) the amount of all non-cash charges (including depreciation, amortization and deferred tax expense) deducted in arriving at such ECF CNI plus (iii) the aggregate net amount of non-cash loss on Asset Sales or other dispositions by the Borrower and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such ECF CNI, minus (b) without duplication (in each case, for the Borrower and its Restricted Subsidiaries on a consolidated basis and to the extent included in ECF CNI):

(i)
Capital Expenditures, except to the extent made pursuant to Section 7.06(a)(C) or made with proceeds, payments or any other amounts available from events or circumstances that were not included in determining ECF CNI during such period (including any proceeds from Indebtedness), that are (A) actually made during such Excess Cash Flow Period or (B) at the option of the Borrower, committed although not actually made during such Excess Cash Flow Period, provided that (x) if any Capital Expenditures are deducted from Excess Cash Flow pursuant to clause (B) above, such amount shall be added to the Excess Cash Flow for the immediately succeeding Excess Cash Flow Period if the expenditure is not actually made within such Excess Cash Flow Period and (y) no deduction shall be taken in the immediately succeeding Excess Cash Flow Period when such amounts deducted pursuant to clause (B) are spent;

(ii)
Consolidated Scheduled Funded Debt Payments and, to the extent not otherwise deducted from ECF CNI, Consolidated Cash Taxes, in each case to the extent actually paid during such Excess Cash Flow Period;

(iii)
Restricted Payments made by the Borrower Parties during such Excess Cash Flow Period (except for Restricted Payments made pursuant to Section 7.06(a)(C)), solely to the extent made, directly or indirectly, with the proceeds from events or circumstances that were included in the calculation of ECF CNI;

(iv)
the aggregate amount of voluntary or mandatory permanent principal payments or mandatory repurchases of Indebtedness for borrowed money of the Borrower Parties made during such Excess Cash Flow Period (excluding the Obligations and the Revolving Credit Commitments (under and as defined in the Existing Credit Agreement)); provided that (A) if such Indebtedness consists of a revolving line of credit, the commitments under such line of credit are permanently reduced by the amount of such prepayment or repurchase, and (B) such prepayments or repurchases are not made, directly or indirectly, (1) using proceeds, payments or any other amounts available from events or circumstances that were not included in determining ECF

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CNI during such period (including any proceeds from Indebtedness) or (2) pursuant to Section 7.06(a)(C);

(v)
the aggregate amount of any premium, make-whole or penalty payments actually paid in cash during such period that are required to be made in connection with any prepayment or satisfaction and discharge of Indebtedness to the extent that the amount so prepaid, satisfied or discharged is not deducted from ECF CNI for purposes of calculating Excess Cash Flow;

(vi)
cash payments made in satisfaction of non-current liabilities during such Excess Cash Flow Period (excluding payments of Indebtedness for borrowed money) not made directly or indirectly (1) using proceeds, payments or any other amounts available from events or circumstances that were not included in determining ECF CNI during such period or (2) pursuant to Section 7.06(a)(C);

(vii)
to the extent not deducted in arriving at ECF CNI, cash fees, expenses and purchase price adjustments incurred in connection with the 2010 Transaction, the 2012 Transaction or the Transactions, in each case, during such Excess Cash Flow Period or, to the extent permitted hereunder, any Permitted Investment or any other Investments permitted under Section 7.06 (or, if made prior to the Funding Date, Section 7.06 of the Existing Credit Agreement), Equity Issuance or the Incurrence of Indebtedness for borrowed money by the Borrower or any Restricted Subsidiary (whether or not consummated), in each case made during such Excess Cash Flow Period;

(viii)
the aggregate amount of expenditures actually made in cash during such period (including expenditures for payment of financing fees) to the extent such expenditures are not expensed during such period;

(ix)
cash from operations used or, at the option of the Borrower, committed to be used to consummate a Permitted Investment or any Investment permitted under Section 7.06 (or, if made prior to the Funding Date, Section 7.06 of the Existing Credit Agreement), in each case during such Excess Cash Flow Period (if such Investments have been consummated prior to the date on which a prepayment of Loans would be required pursuant to Section 2.05(b)(i) with respect to such fiscal year period); provided, however, that if any amount is deducted from Excess Cash Flow pursuant to this clause (ix) with respect to a fiscal year as a result of an Investment that has been committed to be consummated but not yet actually consummated at the time of such deduction (the amount of such cash being the “Relevant Deduction Amount”) then for the avoidance of doubt, such amount shall not be deducted from Excess Cash Flow pursuant to this clause (ix) as a result of such Investment, as the case may be, being actually consummated for the Relevant Deduction Amount;

(x)	the amount of cash payments made in respect of pensions and other post-employment benefits in such period to the extent not deducted in arriving at such ECF CNI;

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(xi)	cash expenditures in respect of Swap Contracts during such fiscal year to the extent they exceed the amount of expenditures expensed in determining ECF CNI for such period;

(xii)
the aggregate principal amount of all mandatory prepayments of the Term Facilities made during such Excess Cash Flow Period pursuant to Section 2.05(b)(ii), or reinvestments of Net Cash Proceeds in lieu thereof, to the extent that the applicable Net Cash Proceeds resulted in an increase of ECF CNI (and are not in excess of such increase) for such Excess Cash Flow Period;

(xiii)
the amount representing accrued expenses for cash payment (including with respect to retirement plan obligations) that are not paid in cash in such Excess Cash Flow Period, provided that such amounts will be added to Excess Cash Flow for the following fiscal year to the extent not paid during the following Excess Cash Flow Period (and no future deduction shall be made for purposes of this definition when such amounts are paid in cash in any future period);

(xiv)	net non-cash gains and credits to the extent included in arriving at ECF CNI;

(xv)
such portion of net income of any Restricted Subsidiary that is a Foreign Subsidiary that is prohibited or delayed by applicable local law from being repatriated to the United States, but only so long as the applicable local law will not permit such repatriation to the United States; and

(xvi)
to the extent that the Borrower has determined in good faith that repatriation of any net income of a Restricted Subsidiary that is a Foreign Subsidiary would have a material adverse tax consequence with respect to such net income, the amount of such net income so affected; minus

(c)    any increase in the Net Working Capital of the Borrower during the applicable Excess Cash Flow Period (measured as the excess of such Net Working Capital at the end of such Excess Cash Flow Period minus such Net Working Capital at the beginning of such Excess Cash Flow Period); plus
(d)    any decrease in the Net Working Capital of the Borrower during the applicable Excess Cash Flow Period (measured as the excess of such Net Working Capital at the beginning of such Excess Cash Flow Period minus such Net Working Capital at the end of such Excess Cash Flow Period).
“Excess Cash Flow Period” means any fiscal year of the Borrower, commencing with the fiscal year ending on or about December 31, 2013 (or, if the Funding Date occurs after June 30, 2013, the fiscal year ending on or about December 31, 2014).
“Excess Proceeds” has the meaning specified in Section 7.09(c).
“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.
“Excluded Contributions” means the net cash proceeds and Cash Equivalents received by the Borrower after the Original Acquisition Date from:

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(1)    contributions to its common equity capital, and
(2)    the sale of Equity Interests (other than Excluded Equity) of the Borrower, in each case designated as Excluded Contributions pursuant to a certificate of a Responsible Officer hereunder (or, if prior to the Funding Date, designated as an Excluded Contribution under the Existing Senior Notes Indenture), the proceeds of which are excluded from the calculation set forth in Section 7.06(a)(C).
“Excluded Equity” means (i) Disqualified Stock, (ii) any Equity Interests issued or sold to a Restricted Subsidiary of the Borrower or any employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries (to the extent such employee stock ownership plan or trust has been funded by the Borrower or any Restricted Subsidiary), and (iii) any Equity Interest that has already been used or designated (x) as (or the proceeds of which have been used or designated as) a Cash Contribution Amount, Designated Preferred Stock, or Excluded Contribution, or (y) to increase the amount available under Section 7.06(b)(iv)(a) or clause (15) of the definition of “Permitted Investments” or is proceeds of Indebtedness referred to Section 7.06(b)(xiii)(b).
“Excluded Subsidiary” means any Subsidiary that is (a) a Foreign Subsidiary, (b) an Unrestricted Subsidiary, (c) not wholly owned directly by the Borrower or one or more of its wholly owned Restricted Subsidiaries, (d) an Immaterial Subsidiary that is designated as such by the Borrower, (e) any Receivables Subsidiary, (f) prohibited by applicable law, rule or regulation from the guaranteeing the Facility, or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless, such consent, approval, license or authorization has been received, in each case so long as the Administrative Agent shall have received a certification from the Borrower’s general counsel or a Responsible Officer of the Borrower as to the existence of such prohibition or approval, license or authorization requirement, (g) prohibited from guaranteeing the Facility by any contractual obligation in existence (1) on the Effective Date and is listed on Schedule 1.01(e) hereto or (2) on the date such Person becomes a Restricted Subsidiary of the Company (so long as such contractual prohibition was not entered into in circumvention of this clause (g)), (h) a not-for-profit Subsidiary, (i) a Holdings Permitted Subsidiary, (j) a Subsidiary with respect to which the Borrower and the Administrative Agent reasonably agree that the burden, cost or other consequences of providing a guarantee of the Obligations will be excessive in view of the benefits to be obtained by the Lenders therefrom or (k) a Subsidiary whose guaranteeing of the Facility would result in a material adverse tax consequence to Holdings, the Borrower or one of the Borrower’s Subsidiaries, as reasonably determined by the Borrower.
“Executive Order” has the meaning specified in Section 5.20(a).
“Existing Credit Agreement” means that certain Credit Agreement dated as of April 23, 2012, among the Company, Holdings, Barclays Bank PLC, as administrative agent, swing line lender and l/c issuer, and the other agents and lenders party thereto, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.
“Existing Facilities” means the Facilities under, and as defined in, the Existing Credit Agreement.

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“Existing Loans” has the meaning specified in Section 2.19(a).
“Existing Senior Notes” means the 9.125% senior notes of the Borrower due 2019 in an aggregate principal amount of $475,000,000 issued on December 22, 2010 and any exchange notes issued in exchange therefor, in each case, pursuant to the Existing Senior Notes Indenture.
“Existing Senior Notes Indenture” means the Indenture dated as of December 21, 2010 between Wilmington Trust FSB, as trustee, the Company and the guarantors party thereto, together with all instruments and other agreements in connection therewith, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but only to the extent permitted under the terms of the Loan Documents.
“Existing Tranche” has the meaning specified in Section 2.19(a).
“Expiration Date” means the earliest to occur of (a) the consummation of the Acquisition, (b) July 1, 2013 and (c) any termination of the Purchase and Sale Agreement.
“Extended Loans” has the meaning specified in Section 2.19(a).
“Extended Tranche” has the meaning specified in Section 2.19(a).
“Extending Lender” has the meaning specified in Section 2.19(b).
“Extension” has the meaning specified in Section 2.19(b).
“Extension Amendment” has the meaning specified in Section 2.19(c).
“Extension Date” has the meaning specified in Section 2.19(d).
“Extension Election” has the meaning specified in Section 2.19(b).
“Extension Request” has the meaning specified in Section 2.19(a).
“Extension Series” means all Extended Loans that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Loans provided for therein are intended to be part of any previously established Extension Series) and that provide for the same interest margins, extension fees and amortization schedule.
“Facility” means the Term Facility, any New Term Facility or any Extended Tranche, as the context may require.
“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer (as determined in good faith by the Borrower).

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“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable) and any current or future regulations or official interpretations thereof.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.
“Fee Letter” means that certain Fee Letter dated as of June 29, 2012, as amended pursuant to that Amendment dated as of January 28, 2013, among the Company, Barclays, Deutsche Bank Trust Company Americas, Deutsche Bank AG Cayman Islands Branch, DB Securities, Credit Suisse, CS Securities and GS Bank, and as further amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, among the Company, Barclays, Deutsche Bank Trust Company Americas, Deutsche Bank AG Cayman Islands Branch, DB Securities, Credit Suisse, CS Securities and GS Bank.
“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period.
“Fixed Charges” means, with respect to any Person for any period, the sum of: (1) Consolidated Interest Expense of such Person for such period, and (2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.
“Fixed GAAP Date” means December 22, 2010, provided that at any time after the Effective Date, the Borrower may by written notice to the Administrative Agent elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.
“Fixed GAAP Terms” (a) the definitions of the terms “Attributable Indebtedness”, “Capital Expenditures”, “Capitalized Lease Obligations”, “Consolidated Cash Taxes”, “Consolidated Current Assets”, “Consolidated Current Liabilities”, “Consolidated Funded Indebtedness”, “Consolidated Interest Expense”, “Consolidated Net Income”, “Consolidated Non-cash Charges”, “Consolidated Scheduled Funded Debt Payments”, “Consolidated Senior Secured Debt Ratio”, “Consolidated Taxes”, “Consolidated Total Indebtedness”, “Current Assets”, “EBITDA”, “ECF CNI”, “Excess Cash Flow”, “Fixed Charge Coverage Ratio”, “Fixed Charges”, “Funded Debt”, “Indebtedness” and “Investments” (b) all defined terms in this Agreement to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Agreement or the Loan Documents that, at the Borrower’s election, may be specified by the Borrower by written notice to the Administrative Agent from time to time.

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“Foreign Asset Sale” has the meaning specified in Section 2.05(d).
“Foreign Lender” has the meaning specified in Section 10.15(b)(i).
“Foreign Subsidiary” means any Subsidiary of Borrower that is (i) a FSHCO, (ii) not organized under the laws of the United States of America or any state thereof or the District of Columbia or (iii) a direct or indirect subsidiary of a Person described by clause (ii) of this definition.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“FSHCO” means any Subsidiary of the Borrower, so long as substantially all of the assets of such Subsidiary consist of (i) Equity Interests of one or more Foreign Subsidiaries and (ii) (if any) Indebtedness of one or more Foreign Subsidiaries, intellectual property relating to one or more Foreign Subsidiaries and/or other assets (including cash or Cash Equivalents) relating to an ownership interest in any such Equity Interests, Indebtedness or intellectual property.
“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“Funded Debt” of any Person means Indebtedness for borrowed money of such Person that by its terms matures more than one (1) year after the date of its creation or matures within one (1) year from any date of determination but is renewable or extendible, at the option of such Person, to a date more than one (1) year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one (1) year after such date.
“Funding Date” means the first date all the conditions precedent in Section 4.02 are satisfied or waived in accordance with such Section 4.02.
“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, and subject to the following sentence. If at any time the SEC permits or requires U.S. domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Borrower may elect by written notice to the Administrative Agent to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement) and (b) for prior periods, GAAP as defined in the first sentence of this definition. All ratios and computations based on GAAP contained in this Agreement shall be computed in conformity with GAAP.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal,

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central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Granting Lender” has the meaning specified in Section 10.07(g).
“GS Bank” means Goldman Sachs Bank USA and its successors.
“guarantee” means, as to any Person, a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.
“Guarantors” means, collectively, Holdings and the Subsidiaries of the Borrower listed on Schedule I (such Subsidiaries of the Borrower not to include any Excluded Subsidiary) and each other Subsidiary of the Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12. Prior to the initial funding and the Initial Borrower Merger on the Funding Date, there shall be no Guarantors.
“Guaranty” means, collectively, the Holdings Guaranty and the Subsidiary Guaranty.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, toxic mold, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated as “hazardous” or “toxic,” or as a “pollutant” or a “contaminant,” pursuant to any Environmental Law.
“Hedge Bank” means any Person that (i) at the time it enters into a Secured Hedge Agreement, is a Lender or an Affiliate of a Lender, or (ii) is, as of the Funding Date, a Lender or an Affiliate of a Lender and a party to a Secured Hedge Agreement, in each case, in its capacity as a party to such Secured Hedge Agreement.
“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:
(1)    currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and
(2)    other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.
“Holdings” means Buccaneer Holdings, Inc. and any successor in interest thereto.
“Holdings Guaranty” means the Holdings Guaranty to be made by Holdings on the Funding Date in favor of the Administrative Agent on behalf of the Secured Parties, substantially in the form of Exhibit F-1.

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“Holdings Permitted Subsidiary” means a direct or indirect Wholly Owned Subsidiary of Holdings having Total Assets not exceeding $10,000 and that does not have any Subsidiaries except other Holdings Permitted Subsidiaries.
“Identified Participating Lenders” has the meaning specified in Section 2.05(a)(v)(C)(c).
“Identified Qualifying Lenders” has the meaning specified in Section 2.05(a)(v)(D)(c).
“Immaterial Subsidiary” means any Subsidiary of the Borrower designated as such in writing by the Borrower to the Administrative Agent that, as of the date of the most recent financial statements required to be delivered pursuant to Section 6.01(a) and (b), (i) does not have assets in excess of 2.25% of Total Assets and (ii) together with all other Immaterial Subsidiaries designated pursuant to the preceding clause (i) do not have assets in excess of 5.00% of Total Assets. Any Subsidiary so designated as an Immaterial Subsidiary that fails to meet the foregoing requirements as of the last day of the most recent period for which consolidated financial statements of the Company are available shall continue to be deemed an “Immaterial Subsidiary” hereunder until the date that is sixty (60) days following the date on which such annual or quarterly financial statements were required to be delivered pursuant to Section 6.01(a) and (b) with respect to such period.
“Increase Supplement” has the meaning specified in Section 2.14(c).
“Incremental Commitment Amendment” has the meaning specified in Section 2.14(d).
“Incremental Commitments” has the meaning specified in Section 2.14(a).
“Incremental Loans” has the meaning specified in Section 2.14(d).
“Incremental Term Loan Commitments” has the meaning specified in Section 2.14(a).
“Incremental Term Loans” means Loans made pursuant to Incremental Term Loan Commitments.
“Incur” means, with respect to any Indebtedness, Equity Interest or Lien, to issue, assume, guarantee, incur or otherwise become liable for such Indebtedness, Equity Interest or Lien, as applicable; and the terms “Incurs,” “Incurred” and “Incurrence” shall have a correlative meaning; provided that any Indebtedness, Equity Interests or Lien of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.
“Indebtedness” means, with respect to any Person:
(1)    the principal and premium (if any) of any Indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except (i) any such balance that constitutes a trade payable, accrued expense or similar obligation to a trade creditor, in each case Incurred in the ordinary course of business and (ii) any earn-out

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obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;
(2)    to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and
(3)    to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;
provided that (a) Contingent Obligations Incurred in the ordinary course of business and (b) obligations under or in respect of Receivables Financings shall be deemed not to constitute Indebtedness.
“Indemnified Liabilities” has the meaning set forth in Section 10.05.
“Indemnitees” has the meaning set forth in Section 10.05.
“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing that is, in the good faith determination of the Borrower, qualified to perform the task for which it has been engaged and is not an Affiliate of the Borrower.
“Information” has the meaning specified in Section 10.08.
“Initial Borrower” has the meaning specified in the introductory paragraph of this Agreement.
“Initial Borrower Merger” has the meaning specified in Section 6.16(c).
“Initial Lenders” means Barclays Bank PLC, Deutsche Bank Trust Company Americas, Credit Suisse AG and Goldman Sachs Bank USA.
“Initial Liens” has the meaning specified in Section 7.01(a).
“Initial Term Loans” has the meaning specified in Section 2.01(a).
“Intellectual Property Security Agreements” means, collectively, the Grant of Security Interest in Copyrights, the Notice and Confirmation of Grant of Security Interest in Patents and the Notice and Confirmation of Grant of Security Interest in Trademarks substantially in the forms of Exhibits B-1, B-2 and B-3 to the Security Agreement together with each such form executed and delivered pursuant to Section 6.12.

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“Intercreditor Agreement” means the Intercreditor Agreement, to be dated as of the Funding Date, between the Administrative Agent and Barclays Bank PLC (in its capacity as Administrative Agent under the Existing Credit Agreement), and to be acknowledged by certain of the Loan Parties in substantially the form of Exhibit J, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms hereof and thereof.
“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made (beginning on the last Business Day of the fiscal quarter in which the initial Credit Extension hereunder occurs).
“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, or to the extent consented to by all Appropriate Lenders, nine or twelve months thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:
(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)    no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.
“Investment Grade Securities” means:
(1)    securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition,
(2)    securities that have a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency,
(3)    investments in any fund that invests at least 95% of its assets in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

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(4)    corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.
“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Borrower in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If the Borrower or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary, or any Restricted Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Borrower, the Borrower shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Restricted Subsidiary retained. In no event shall a guarantee of an operating lease of the Borrower or any Restricted Subsidiary be deemed an Investment. For purposes of the definition of “Unrestricted Subsidiary” and Section 7.06:
(1)    “Investments” shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:
(a)    the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less
(b)    the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and
(2)    any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined by the Board of Directors of the Borrower.
The amount of any Investment outstanding at any time shall be the original cost of such Investment (determined, in the case of any Investment made with assets of the Borrower or any Restricted Subsidiary, based on the Fair Market Value of the assets invested), reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Borrower or a Restricted Subsidiary in respect of such Investment.
“IP Rights” has the meaning set forth in Section 5.02(r).

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“IPO” means the issuance by Holdings or any Parent Holding Company of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering) and such Equity Interests are listed on a nationally-recognized stock exchange in the U.S.
“IPO Entity” means, at any time after an IPO, Holdings, a parent entity of Holdings or any Subsidiary of Holdings and of which the Borrower is a Subsidiary, as the case may be, the Equity Interests of which were issued or otherwise sold pursuant to the IPO; provided that, immediately following the IPO, the Borrower is a Wholly Owned Subsidiary of such IPO Entity and such IPO Entity owns, directly or through its subsidiaries, substantially all the businesses and assets owned or conducted, directly or indirectly, by the Borrower immediately prior to the IPO.
“IRS” means the United States Internal Revenue Service.
“Joint Bookrunners” means Barclays, Credit Suisse, DB Securities and GS Bank.
“Joint Venture” means (a) any Person which would constitute an “equity method investee” of the Borrower or any of its Subsidiaries, and (b) any Person in whom the Borrower or any of its Subsidiaries beneficially owns any Equity Interest that is not a Subsidiary.
“Laws” means, collectively, all applicable international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.
“Lender” has the meaning specified in the introductory paragraph to this Agreement.
“Lender Joinder Agreement” has the meaning specified in Section 2.14(c).
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease Obligation having substantially the same economic effect as any of the foregoing).
“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of an Initial Term Loan, a New Term Loan or an Extended Loan.
“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Guaranty, (iv) the Collateral Documents, (v) the Fee Letter and (vi) Borrower Joinder.

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“Loan Parties” means, collectively, the Borrower and, following the Initial Borrower Merger, each Guarantor.
“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Major Default” means the Events of Default contained in clauses (a), (solely in respect of a failure to perform or observe Section 7.04) (b), (solely in respect of the Major Representations) (d), (solely in respect of actual or asserted (by the Borrower or applicable Guarantor) invalidity of the Guaranty or material Collateral Document by the Borrower or any Guarantor that is a Significant Subsidiary of the Borrower) (j), (solely in respect of actual or asserted (by the Borrower or applicable Loan Party) invalidity of a material Collateral Document of the Borrower or any Significant Subsidiary) (l), (f), (g) and (k) of Section 8.01.
“Major Representations” (a) in respect of Section 4.01, means the representations and warranties made in Sections 5.01(a)(i), (a)(ii)(B), (b) (other than clauses (ii) and (iii) thereof), (d), (f) and (j) and (b) in respect of Section 4.02, means the representations and warranties made in Sections 5.02(a)(i), (a)(ii)(B), (b) (other than clauses (ii) and (iii) thereof), (d), (m), (q), (subject to the limitations set forth in the penultimate paragraph of Section 4.02) (r), (s), (t)(ii), and (t)(iii).
“Management Agreement” means that certain Management Agreement between the Company and T.C. Group V, L.L.C. dated as of January 13, 2011, as the same may be amended, restated, modified or replaced, from time to time, to the extent such amendment, modification or replacement is not less advantageous to the Lenders in any material respect than the Management Agreement as in effect on the date hereof.
“Master Agreement” has the meaning specified in the definition of “Swap Contract”.
“Material Adverse Effect” means (a) a material adverse effect on the business, assets, liabilities (actual or contingent), financial condition or results of operations of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under the Loan Documents to which the Borrower or any of the Loan Parties is a party or (c) a material adverse effect on the rights and remedies of the Lenders under the Loan Documents.
“Material Real Property” means any parcel of real property (other than a parcel with a fair market value of less than $15,000,000) owned in fee by a Loan Party; provided, however, that one or more parcels owned in fee by a Loan Party and located (a) adjacent to, (b) contiguous with, or (c) in close proximity to (and in the case of this clause (c) comprising one property with a common street address), any other parcels owned in fee by such Loan Party shall, in the reasonable discretion of the Administrative Agent, be deemed to be one parcel for the purposes of this definition.
“Maturity Date” means, with respect to the Initial Term Loans, the earliest of (i) April 23, 2019, (ii) if there are no Term Loans outstanding, the date of termination in whole of the Term Commitments pursuant to Section 2.06(a) and (iii) the date that the Term Loans are declared due and payable pursuant to Section 8.02; provided that (1) in the event that more than $50 million of the Existing Senior Notes remains

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outstanding on the date that is 91 days prior to the Stated Maturity of the Existing Senior Notes (the “First Springing Maturity Date”), the “Maturity Date” shall mean the First Springing Maturity Date and (2) in the event that more than $50 million in aggregate principal amount of any Refinancing Indebtedness in respect of the Existing Senior Notes remains outstanding on the date that is 91 days prior to the Stated Maturity of such Refinancing Indebtedness (the “Second Springing Maturity Date”), the “Maturity Date” shall mean the earlier of the Second Springing Maturity Date and April 23, 2019.
“Maximum Incremental Facilities Amount” means, at any date of determination, an amount if, after giving effect to the Incurrence of such amount and any discharge of Indebtedness in connection therewith, the Consolidated Senior Secured Debt Ratio shall not exceed 4.00 to 1.00 on a Pro Forma Basis.
“Maximum Rate” has the meaning specified in Section 10.10.
“Merger Agreement” has the meaning assigned to such term in the Existing Senior Notes Indenture.
“Minimum Exchange Tender Condition” has the meaning specified in Section 2.20(b).
“Minimum Extension Condition” has the meaning specified in Section 2.19(g).
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Mortgage” means, collectively, the deeds of trust, trust deeds and mortgages made by the Loan Parties in favor or for the benefit of the Administrative Agent on behalf of the Lenders substantially in the form of Exhibit H (with such changes as may be customary to account for local law matters) and otherwise in form and substance reasonably satisfactory to the Administrative Agent.
“Mortgaged Properties” means the Material Real Properties identified on Schedule 5.02(h)(ii) and any other Material Real Property with respect to which a Mortgage is required pursuant to Section 6.12.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including a Loan Party or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Net Cash Proceeds” means:
(a)with respect to any Asset Sale or any Casualty Event, the aggregate cash proceeds received by the Borrower or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and including any proceeds received as a result of unwinding any related

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Hedging Obligations in connection with such transaction but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form) or Casualty Event (including, without limitation, any insurance proceeds or condemnation awards in respect of such Casualty Event received by or paid to or for the account of the Borrower or any Restricted Subsidiary), net of the direct cash costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration or Casualty Event (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium or penalty, if any, interest and other amounts on any Indebtedness or other obligations which is secured by a Lien on the asset sold or subject to the Casualty Event, as applicable, which is prepaid as a result of such transaction or event (other than Indebtedness hereunder, Indebtedness under the Existing Credit Agreement and Indebtedness constituting Additional Permitted Obligations, Permitted Refinancing Obligations, Permitted Debt Exchange Notes and any Refinancing Indebtedness in respect of the foregoing), any costs associated with unwinding any related Hedging Obligations in connection with such transaction or event and any deduction of appropriate amounts to be provided by the Borrower as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction or the subject of such event and retained by the Borrower after such sale or other disposition thereof or such event, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction;
(b)    with respect to the issuance of any Equity Interest by the Borrower or any Restricted Subsidiary, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such issuance or in connection with unwinding any related Hedging Obligations in connection therewith over (ii) the investment banking fees, underwriting discounts and commissions, and other out-of-pocket expenses and other customary expenses, incurred by the Borrower or such Restricted Subsidiary in connection with such issuance and any costs associated with unwinding any related Hedging Obligations in connection therewith;
(c)    with respect to the incurrence or issuance of any Indebtedness by the Borrower or any Restricted Subsidiary, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance or in connection with unwinding any related Hedging Obligations in connection therewith over (ii) the investment banking fees, underwriting discounts and commissions, taxes reasonably estimated to be actually payable in connection with such incurrence or issuance and other out-of-pocket expenses and other customary expenses, incurred by the Borrower or such Restricted Subsidiary in connection with such incurrence or issuance and any costs associated with unwinding any related Hedging Obligations in connection therewith.
“Net Income” means, with respect to any Person, the net income (loss) attributable to such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

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“Net Working Capital” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis, Consolidated Current Assets minus Consolidated Current Liabilities.
“New Term Facility” has the meaning specified in Section 2.14(a).
“New Term Loan” means Loans made under a New Term Facility.
“Non-Consenting Lender” has the meaning specified in Section 3.07(d).
“Non-Excluded Taxes” has the meaning set forth in Section 3.01(a).
“Non-Extending Lender” has the meaning specified in Section 2.19(e).
“Note” means a Term Note.
“NPL” means the National Priorities List under CERCLA.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that (a) obligations of the Borrower or any of its Subsidiaries under any Secured Cash Management Agreement or Secured Hedge Agreement shall be secured and guaranteed pursuant to the Collateral Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Secured Hedge Agreements or any Cash Management Agreements. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.
“OID” has the meaning specified in Section 14(d).
“OFAC” has the meaning specified in Section 5.01(k)(i).
“Offered Amount” has the meaning specified in Section 2.05(a)(v)(D)(a).
“Offered Discount” has the meaning specified in Section 2.05(a)(v)(D)(a).
“Original Acquisition Date” means January 13, 2011.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect

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to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Affiliate” means any Affiliate of Holdings other than (i) any Subsidiary of Holdings and (ii) any natural person.
“Other Intercreditor Agreement” means an intercreditor agreement in form and substance reasonably satisfactory to the Borrower and the Administrative Agent.
“Other Taxes” has the meaning specified in Section 3.01(b).
“Outstanding Amount” means with respect to the Initial Term Loans, New Term Loans and Extended Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Initial Term Loans, New Term Loans and Extended Loans, as the case may be, occurring on such date.
“Parent Holding Company” means any direct or indirect parent of the Borrower, who does not hold Equity Interests in any other Person (except for any other Parent Holding Company).
“Pari Passu Indebtedness” means Indebtedness with a Lien on the Collateral ranking pari passu with the Liens securing the Obligations.
“Pari Passu Lien Priority” means with respect to specified Indebtedness, secured by a Lien on specified Collateral ranking equal with the Lien on such Collateral securing the Loans or any Guaranty, as applicable, either pursuant to the Intercreditor Agreement or one or more other intercreditor agreements having terms no less favorable to the Lenders in relation to the holders of such specified Indebtedness with respect to such Collateral than the terms of the Intercreditor Agreement applicable to the rights of the Lenders in relation to the other holders of the Senior Priority Obligations (as defined in the Intercreditor Agreement) with respect to the Collateral, as determined in good faith by the Borrower.
“Participant” has the meaning specified in Section 10.07(d).
“Participant Register” has the meaning set forth in Section 10.07(l).
“Participating Lender” has the meaning specified in Section 2.05(a)(v)(C)(b).
“PATRIOT Act” has the meaning specified in Section 10.22.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Protection Act of 2006, Section 412 of

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the Code and Section 302 of ERISA, each as in effect prior to the Pension Protection Act of 2006 and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any “employee pension benefit plan” (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by a Loan Party or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Borrower or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 7.09.
“Permitted Debt” shall have the meaning assigned thereto in Section 7.03(b).
“Permitted Debt Exchange” has the meaning specified in Section 2.20(a).
“Permitted Debt Exchange Notes” has the meaning specified in Section 2.20(a).
“Permitted Debt Exchange Offer” has the meaning specified in Section 2.20(a).
“Permitted Encumbrances” has the meaning specified in the Mortgages.
“Permitted Holders” means the collective reference to the Sponsor and its Control Investment Affiliates (but excluding any operating portfolio companies of the foregoing), directors and members of management of Holdings and its Subsidiaries that have ownership interests in Holdings (or any Parent Holding Company) (for so long as the ownership interests held by such directors or members of management are less than the ownership interests held by the Sponsor).
“Permitted Investments” means:
(1)    any Investment in Cash Equivalents;
(2)    any Investment in the Borrower or any Restricted Subsidiary;
(3)    any Investment by Restricted Subsidiaries of the Borrower in other Restricted Subsidiaries of the Borrower and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries of the Borrower;
(4)    any Investment by the Borrower or any Restricted Subsidiary of the Borrower in a Person that is primarily engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Borrower, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary of the Borrower;

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(5)    any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to Section 7.09 or any other disposition of assets not constituting an Asset Sale;
(6)    any Investment (x) existing on the Funding Date, (y) made pursuant to binding commitments in effect on the Funding Date and (z) that replaces, refinances, refunds, renews or extends any Investment described under either of the immediately preceding clauses (x) or (y); provided that any such Investment is in an amount that does not exceed the amount replaced, refinanced, refunded, renewed or extended;
(7)    advances to employees not in excess of $10.0 million outstanding at any one time in the aggregate;
(8)    loans and advances to officers, directors and employees for business related travel expenses, moving and relocation expenses and other similar expenses, in each case in the ordinary course of business;
(9)    any Investment (x) acquired by the Borrower or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default and (y) received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (b) litigation, arbitration or other disputes;
(10)    Hedging Obligations permitted under Section 7.03(b)(x)
(11)    any Investment by the Borrower or any of its Restricted Subsidiaries in a Similar Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (11) that are at the time outstanding, not to exceed the greater of (x) $100.0 million and (y) 3.25% of Total Assets at the time of such Investment; provided, however, that if any Investment pursuant to this clause (11) is made in any Person that is not a Restricted Subsidiary of the Borrower at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Borrower after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (2) above and shall cease to have been made pursuant to this clause (11) for so long as such Person continues to be a Restricted Subsidiary;
(12)    Investments in joint ventures of the Borrower or any of its Restricted Subsidiaries existing on the Funding Date in an aggregate amount, taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding, not to exceed the greater of (x) $75.0 million and (y) 2.5% of Total Assets at the time of such Investment;

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(13)    additional Investments by the Borrower or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding, not to exceed the greater of (x) $125.0 million and (y) 4.0% of Total Assets at the time of such Investment;
(14)    any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 7.08(b) (except transactions described in clause (ii), (iv), (v), (ix)(a), (xiv) or (xv) of such Section 7.08(b));
(15)    Investments the payment for which consists of Equity Interests (other than Excluded Equity) of the Borrower, Holdings or any Parent Holding Company, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under Section 7.06(a)(C);
(16)    Investments consisting of the licensing, sublicensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;
(17)    Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;
(18)    any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;
(19)    Investments of a Restricted Subsidiary of the Borrower acquired after the Funding Date or of an entity merged into or consolidated with a Restricted Subsidiary of the Borrower in a transaction that is not prohibited by Section 7.04 after the Funding Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;
(20)    Investments made to consummate the Transactions; and
(21)    guarantees of Indebtedness permitted to be incurred under Section 7.03, and performance guarantees in the ordinary course of business.
“Permitted Joint Venture” means, with respect to any specified Person, a joint venture (that for the avoidance of doubt is not itself a Restricted Subsidiary) of such Person, which joint venture is engaged in a Similar Business and in respect of which the Borrower or a Restricted Subsidiary beneficially owns at least 35% of the shares of Equity Interests of such Person.

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“Permitted Liens” means, with respect to any Person:
(1)    pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;
(2)    Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review (or which, if due and payable, are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, to the extent required by GAAP and such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien);
(3)    Liens for taxes, assessments or other governmental charges (i) which are not yet delinquent or (ii) which are being contested in good faith by appropriate proceedings for which adequate reserves are being maintained on the books of the applicable Person to the extent required by GAAP;
(4)    Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;
(5)    minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
(6)    Liens Incurred to secure Debt Obligations in respect of Indebtedness permitted to be Incurred pursuant to clause (i), (iv), (xx) or (xxxi) of the definition of “Permitted Debt”; provided that, (x) in the case of clause (iv), such Lien extends only to the assets and/or Equity Interests, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any income or profits thereof; and (y) in the case of clause (xx), such Lien does not extend to the property or assets (or income or profits therefrom) of any Restricted Subsidiary other than a Foreign Subsidiary that is not a Guarantor;
(7)    Liens of the Borrower or any of its Restricted Subsidiaries existing on the Funding Date (other than Liens Incurred to secure Indebtedness under the this Agreement and the other Loan Documents);

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(8)    Liens on assets of, or Equity Interests in, a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other assets of the Borrower or any Restricted Subsidiary of the Borrower;
(9)    Liens on assets at the time the Borrower or a Restricted Subsidiary of the Borrower acquired the assets, including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary of the Borrower; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other assets owned by the Borrower or any Restricted Subsidiary of the Borrower;
(10)    Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary of the Borrower permitted to be Incurred in accordance with Section 7.03, subject, in the event of Liens on Collateral Incurred pursuant to this clause (10), to subordination of such Liens on terms reasonably acceptable to the Administrative Agent and the Borrower;
(11)    Liens securing Hedging Obligations and Cash Management Agreements so long as the related Indebtedness is, and is permitted to be Incurred under this Agreement, and is secured by Liens under the Collateral Documents;
(12)    Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances entered into in the ordinary course of business issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(13)    leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;
(14)    Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business securing the assets subject to such operating leases and any ancillary and related assets, including the proceeds of such assets;
(15)    Liens in favor of the Borrower or any Guarantor, subject, in the event of Liens on Collateral Incurred pursuant to this clause (15), to subordination of such Liens on terms reasonably acceptable to the Administrative Agent and the Borrower;
(16)    Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;
(17)    deposits made in the ordinary course of business to secure liability to insurance carriers;
(18)    Liens on the Equity Interests of Unrestricted Subsidiaries;

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(19)    Liens arising from licenses and sub-licenses of any patents, trademarks, copyrights, software, know-how or other intellectual property granted in the ordinary course of business;
(20)    judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;
(21)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;
(22)    Liens on cash or Cash Equivalents Incurred to secure Cash Management Agreements or Hedging Obligations with Cash Management Banks or Hedge Banks, respectively, in the ordinary course of business;
(23)    Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6) (solely with respect to Indebtedness Incurred pursuant to clauses (i)(b), (i)(c) and (xxxi) of the definition of “Permitted Debt”), (7), (8), (9) and (11); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6) (solely with respect to Indebtedness Incurred pursuant to clauses (i)(b), (i)(c) and (xxxi) of the definition of “Permitted Debt”), (7), (8), (9) and (11) at the time the original Lien became a Permitted Lien under this Agreement, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement and (z) other than with respect to Liens to secure any refinancing, refunding, extension, renewal or replacement of any Indebtedness secured by a Lien referred to in the foregoing clause (11), if such Liens secure Collateral, such Liens (and all related obligations) shall be subject to the terms of the Intercreditor Agreement or an Other Intercreditor Agreement;
(24)    [Reserved];
(25)    other Liens securing obligations Incurred in the ordinary course of business which obligations do not exceed the greater of (x) $100.0 million and (y) 3.25% of Total Assets at the time of Incurrence of such obligation, at any one time outstanding;
(26)    Liens on the assets of a joint venture to secure Indebtedness of such joint venture Incurred pursuant to clause (xxi) of the definition of “Permitted Debt”;
(27)    Liens on equipment of the Borrower or any Restricted Subsidiary of the Borrower granted in the ordinary course of business to the Borrower’s or such Restricted Subsidiary’s client at which such equipment is located;
(28)    [Reserved];

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(29)    Liens on cash and Cash Equivalents used to defease or to irrevocably satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited by this Agreement;
(30)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business;
(31)    Liens (i) of a collection bank arising under Section 4−210 of the Uniform Commercial Code on items in the course of collection; (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry; and
(32)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness; (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries; or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business.
“Permitted Refinancing Obligations” means subordinated or senior Indebtedness (which Indebtedness may be unsecured, or secured by a Lien ranking at the Borrower’s option pari passu with or junior to the Lien securing the Loans), including customary bridge financings, in each case issued or incurred by the Borrower or a Guarantor in respect of a refinancing of outstanding Indebtedness of the Borrower under the Facilities, including Indebtedness Incurred to pay premiums, defeasance costs and fees and expenses in connection therewith, the terms of which Indebtedness (i) do not provide for a maturity date or Weighted Average Life to Maturity earlier than the Maturity Date of the Term Loans being refinanced or shorter than the Weighted Average Life to Maturity of the Term Loans being refinanced, as the case may be (other than an earlier maturity date and/or shorter Weighted Average Life to Maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter Weighted Average Life to Maturity than the Maturity Date of the Term Loans being refinanced or the Weighted Average Life to Maturity of the Term Loans being refinanced, as applicable) and (ii) do not, in the case of Indebtedness that is unsecured or is secured by Liens that are junior in priority to the Liens securing the Loans, provide for any mandatory repayment or redemption from asset sales, casualty or condemnation events or excess cash flow except to the extent that prepayments are made first to the Term Loans and to other Indebtedness having Pari Passu Lien Priority (to the extent required by the Loan Documents or the terms of such other Indebtedness) (other than, in the case of any customary bridge financing, prepayments of such bridge financing from the issuance of equity or other Indebtedness permitted hereunder which meets the requirements of this definition); provided that (a) such Indebtedness shall not be secured by any Lien on any asset of any Loan Party that does not also secure the Loans, or be guaranteed by any Person other than the Guarantors, and (b) if secured by Collateral, such Indebtedness (and all related obligations) shall be subject to the terms of the Intercreditor Agreements or an Other Intercreditor Agreement.

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“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of any Loan Party or any such Plan to which any Loan Party is required to contribute on behalf of any of its employees or (b) any Pension Plan.
“Platform” has the meaning specified in Section 6.02.
“Pledged Debt” has the meaning specified in the Security Agreement.
“Pledged Interests” has the meaning specified in the Security Agreement.
“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.
“Prepayment Amount” has the meaning specified in Section 2.05(c).
“Prepayment Date” has the meaning specified in Section 2.05(c).
“Pro Forma Adjustments” means, without duplication, with respect to any period, (a) adjustments calculated in accordance with Regulations S-X under the Securities Act of 1933, as amended and (b) the net reduction in costs and other operating improvements or synergies that have been realized or are reasonably anticipated to be realized in good faith with respect to a Specified Transaction within twelve months of the date of such Specified Transaction, as if all such reductions in costs had been effected as of the beginning of such period, decreased by any incremental expenses incurred or to be incurred during such four-quarter period in order to achieve such reduction in costs.
“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” means, in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred as of the first day of the applicable period of measurement in such covenant: (a) historical income statement items (whether positive or negative) attributable to the property or Person, if any, subject to such Specified Transaction, (i) in the case of an Asset Sale or other disposition of all or substantially all Equity Interests in any Restricted Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Restricted Subsidiaries or a designation of a Subsidiary as an Unrestricted Subsidiary, shall be excluded, and (ii) in the case of a purchase or other acquisition of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or of all or substantially all of the Equity Interests in a Person or a designation of a Subsidiary as a Restricted Subsidiary, shall be included, (b) any repayment, retirement, redemption, satisfaction, and discharge or defeasance of Indebtedness, Disqualified Stock or Preferred Stock, and (c) any Indebtedness Incurred by the Borrower or any of its Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of twelve (12) months); provided that “Pro Forma Basis,”

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“Pro Forma Compliance” and “Pro Forma Effect” in respect of any Specified Transaction shall be calculated in a reasonable manner and certified by a Responsible Officer of the Borrower.
“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place, and subject to adjustment as provided in Section 2.18), the numerator of which is the amount of the Commitments of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities at such time; provided that if the commitment of each Lender to make Loans have been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Public Lender” has the meaning specified in Section 6.02.
“Public Side Information” has the meaning specified in Section 6.02.
“Purchase and Sale Agreement” means the Agreement for the sale and purchase of all shares in and preferred equity certificates (whether convertible or not) issued by the Target dated as of June 30, 2012, among WP Roaming S.à r.l. and the Company (together with all exhibits and schedules thereto).
“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Borrower or any Subsidiary of the Borrower to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.
“Purchase Price Pushdown” has the meaning specified in Section 7.11.
“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:
(1)    the Board of Directors of the Borrower shall have determined that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the Receivables Subsidiary,
(2)    all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Borrower), and
(3)    the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings.
The grant of a security interest in any accounts receivable of the Borrower or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure this Agreement, the Existing Credit Agreement or any Additional Permitted Obligations shall not be deemed a Qualified Receivables Financing.

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“Qualifying Lender” has the meaning specified in Section 2.05(a)(v)(D)(c).
“Receivables Financing” means any transaction or series of transactions that may be entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Borrower or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Borrower or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Borrower or any such Subsidiary in connection with such accounts receivable.
“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.
“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of the Borrower (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Borrower in which the Borrower or any Subsidiary of the Borrower makes an Investment and to which the Borrower or any Subsidiary of the Borrower transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Borrower and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Borrower (as provided below) as a Receivables Subsidiary and:
(a)    no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Borrower or any other Subsidiary of the Borrower (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Borrower or any other Subsidiary of the Borrower in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Borrower or any other Subsidiary of the Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,
(b)    with which neither the Borrower nor any other Subsidiary of the Borrower has any material contract, agreement, arrangement or understanding other than on terms which the Borrower reasonably believes to be no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower, and
(c)    to which neither the Borrower nor any other Subsidiary of the Borrower has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

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Any such designation by the Board of Directors of the Borrower shall be evidenced by a certificate of a Responsible Officer of the Borrower certifying that such designation complied with the foregoing conditions.
“Reference Date” means April 23, 2012.
“Refinancing” means the refinancing, repayment, redemption, defeasance or other discharge of all third party Indebtedness for borrowed money of the Target and its subsidiaries, other than Indebtedness described on Schedule 7.03.
“Refinancing Indebtedness” has the meaning specified in Section 7.03(b)(xiv).
“Refunding Capital Stock” has the meaning specified in Section 7.06(b)(ii)(a).
“Register” has the meaning set forth in Section 10.07(c).
“Regulation S-X” means Regulation S-X under the Securities Act of 1933, as amended.
“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Borrower or a Restricted Subsidiary in exchange for assets transferred by the Borrower or a Restricted Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, attorneys-in-fact, trustees and advisors of such Person and of such Person’s Affiliates.
“Replacement Assets” means (1) substantially all the assets of a Person primarily engaged in a Similar Business or (2) a majority of the Voting Equity Interests of any Person primarily engaged in a Similar Business that will become, on the date of acquisition thereof, a Restricted Subsidiary.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.
“Repricing Transaction” means (a) the Incurrence by any Loan Party of any Indebtedness (including, without limitation, any new or additional term loans under this Agreement), (i) having an effective interest rate margin or weighted average yield (as reasonably determined by the Administrative Agent in consultation with the Borrower after giving effect to, among other factors, interest rate margins, upfront or similar fees, original issue discount or Eurodollar Rate or Base Rate floors shared with all lenders, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or any fluctuations in the Eurodollar Rate or the Base Rate) that is less than the Applicable Rate for, or weighted average yield (as reasonably determined by the Administrative Agent in consultation with the Borrower on the same basis) of, the Initial Term Loans, and (ii) the proceeds of which are used to repay, in whole or in part, principal of outstanding Initial Term Loans and (b) any amendment, waiver or other modification to this Agreement which would have the effect of reducing the Applicable Rate for the Initial Term Loans (other than, in each case, any such transaction or amendment or

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modification accomplished together with the substantially concurrent refinancing of all Facilities hereunder and other than any amendment to a financial maintenance covenant herein or in the component definitions thereof that may result in a reduction in the Applicable Rate for the Initial Term Loans); provided that, in each case, the primary purpose of such prepayment, amendment, amendment and restatement, modification or otherwise is, as reasonably determined by the Borrower in good faith, to refinance the Initial Term Loans at a lower effective interest rate margin or weighted average yield.
“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings and (b) aggregate unused Term Commitments; provided that the unused Term Commitments of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender or any Affiliate Lender (other than any Debt Fund Affiliate) shall in each case be excluded for purposes of making a determination of Required Lenders.
“Responsible Officer” means the chief executive officer, president, vice president, executive vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party and, as to any document delivered on the Effective Date (except as otherwise expressly set forth in Section 4.01) or the Funding Date (except as otherwise expressly set forth in Section 4.02), any vice president, secretary or assistant secretary. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Payments” has the meaning specified in Section 7.06(a)(iv).
“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.
“Retired Capital Stock” has the meaning specified in Section 7.06(b)(ii)(a).
“S&P” means Standard & Poor’s Financial Services LLC, a wholly-owned subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.
“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Borrower or a Restricted Subsidiary whereby the Borrower or a Restricted Subsidiary transfers such property to a Person and the Borrower or such Restricted Subsidiary leases it from such Person, other than leases between the Borrower and a Restricted Subsidiary of the Borrower or between Restricted Subsidiaries of the Borrower.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Section 2.19 Additional Amendment” has the meaning specified in Section 2.19(c).
“Secured Cash Management Agreement” means any Cash Management Agreement (a) existing as of the Funding Date by and between any Loan Party and any Cash Management Bank or (b) that

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is entered into following the Funding Date by and between any Loan Party and any Cash Management Bank to the extent that such Cash Management Agreement is designated in writing by the Borrower and such Cash Management Bank to the Administrative Agent as a Secured Cash Management Agreement.
“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and between any Loan Party and any Hedge Bank.
“Secured Indebtedness” means any Indebtedness secured by a Lien.
“Secured Obligations” has the meaning specified in the Security Agreement.
“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, the Cash Management Banks, any Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(c).
“Securities Act” means the Securities Act of 1933, as in effect from time to time.
“Security Agreement” means, collectively, the Security Agreement to be dated as of the Funding Date executed by the Loan Parties, substantially in the form of Exhibit G, together with each other security agreement and security agreement supplement executed and delivered pursuant to Section 6.12.
“Security Agreement Supplement” has the meaning specified in the Security Agreement.
“Significant Subsidiaries” means Restricted Subsidiaries of the Borrower constituting, individually or in the aggregate (as if such Restricted Subsidiaries constituted a single Subsidiary), a “significant subsidiary” of the Borrower within the meaning of Rule 1−02 under Regulation S−X promulgated by the SEC.
“Similar Business” means any business engaged in by the Company or any of its Restricted Subsidiaries on the Effective Date and any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Borrower and its Restricted Subsidiaries are engaged on the Effective Date.
“Solicited Discount Proration” has the meaning specified in Section 2.05(a)(v)(D)(c).
“Solicited Discounted Prepayment Amount” has the meaning specified in Section 2.05(a)(v)(D)(a).
“Solicited Discounted Prepayment Notice” means an irrevocable written notice of the Borrower Solicitation of Discounted Prepayment Offers made pursuant to Section 2.05(a)(v) substantially in the form of Exhibit O.
“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Lender, substantially in the form of Exhibit P, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

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“Solicited Discounted Prepayment Response Date” has the meaning specified in Section 2.05(a)(v)(D)(a).
“Solvent” and “Solvency” mean, with respect to the Company and its Subsidiaries on a consolidated basis, after giving effect to the Transactions (i) the sum of the liabilities (including contingent liabilities) of the Company and its subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of the Company and its subsidiaries, on a consolidated basis, (ii) the capital of the Company and its subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof, (iii) the present fair saleable value of the assets of the Company and its subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the probable liabilities (including contingent liabilities) of the Company and its subsidiaries as they become absolute and matured and (iv) the Company and its subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities, including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise). The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“SPC” has the meaning specified in Section 10.07(g).
“Specified Discount” has the meaning specified in Section 2.05(a)(v)(B)(a).
“Specified Discount Prepayment Amount” has the meaning specified in Section 2.05(a)(v)(B)(a).
“Specified Discount Prepayment Response Date” has the meaning specified in Section 2.05(a)(v)(B)(a).
“Specified Discount Proration” has the meaning specified in Section 2.05(a)(v)(B)(c).
“Specified Existing Tranche” has the meaning specified in Section 2.19.
“Specified Transaction” means any Incurrence or repayment, retirement, redemption, satisfaction and discharge or defeasance of Indebtedness (excluding Indebtedness Incurred for working capital purposes other than pursuant to the Existing Credit Agreement), Disqualified Stock or Preferred Stock or Investment that results in a Person becoming a Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, any acquisition or any Asset Sale or other disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, any investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person, any Asset Sale or other disposition of a business unit, line of business or division of the Borrower or a Restricted Subsidiary, the cessation of the operations of a business unit, line of business or division of the Borrower or a Restricted Subsidiary or any operational change, in each case whether by merger, consolidation, amalgamation or otherwise or any material restructuring of the Borrower or implementation of initiative not in the ordinary course of business.

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“Sponsor” means Carlyle Partners V, L.P. and its Control Investment Affiliates (but excluding any operating portfolio companies of the foregoing).
“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Borrower or any Subsidiary of the Borrower which the Borrower has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.
“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the Borrower unless such contingency has occurred).
“Submitted Amount” has the meaning specified in Section 2.05(a)(v)(C)(a).
“Submitted Discount” has the meaning specified in Section 2.05(a)(v)(C)(a).
“Subordinated Indebtedness” means (a) with respect to the Borrower, any Indebtedness of the Borrower which is by its terms subordinated in right of payment to the Loans, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guaranty.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Subsidiary Guarantor” means, collectively, the Restricted Subsidiaries of the Borrower that are Guarantors.
“Subsidiary Guaranty” means, collectively, the Subsidiary Guaranty to be made on the Funding Date by the Subsidiary Guarantors in favor of the Administrative Agent on behalf of the Secured Parties, substantially in the form of Exhibit F-2, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.
“Successor Company” has the meaning specified in Section 7.04(a)(i).
“Successor Guarantor” has the meaning specified in Section 7.04(b)(i).
“Supplemental Administrative Agent” has the meaning specified in Section 9.14 and “Supplemental Administrative Agents” shall have the corresponding meaning.

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“Supplemental Term Facility” has the meaning specified in Section 2.14(a).
“Supplemental Term Loan Commitments” has the meaning specified in Section 2.14(a).
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Syndication Agent” means Deutsche Bank Securities Inc.
“Synthetic Lease Obligation” means the monetary obligation of a Person under a so-called synthetic, off-balance sheet or tax retention lease.
“Takeout Loans” means Incremental Term Loans drawn pursuant to Incremental Term Loan Commitments (each under and as defined in the Existing Credit Agreement): (a) being provided by the Term Lenders pursuant to Section 2.01(b) and (b) with the same maturity date, amortization, applicable margin, LIBOR floor and ABR floor, as set forth in the definition of “Maturity Date”, Section 2.07, the definition of “Applicable Margin”, the last sentence of the definition of “Eurodollar Base Rate” and the last sentence of the definition of “Base Rate”, respectively.
“Target” means WP Roaming III S.à r.l.
“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges imposed by any Governmental Authority, and all additions to tax, penalties and interest with respect thereto.

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“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a).
“Term Commitment” means, as to each Term Lender, its obligation to make Initial Term Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01 under the caption “Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Term Commitments is $700,000,000.
“Term Facility” means, at any time, (a) prior to the Funding Date, the aggregate Term Commitments of all Term Lenders at such time, and (b) thereafter, the aggregate Initial Term Loans of all Term Lenders at such time.
“Term Lender” means (a) at any time on or prior to the Funding Date, any Lender that has a Term Commitment at such time and (b) at any time after the Funding Date, any Lender that holds Term Loans at such time.
“Term Loan” means an Initial Term Loan (including any Loans made in respect of Supplemental Term Loan Commitments which have the same terms as the Initial Term Loans), Incremental Term Loan or Extended Loan, as the context may require.
“Term Note” means a promissory note of the Borrower payable to the order of any Term Lender, in substantially the form of Exhibit C hereto, evidencing the indebtedness of the Borrower to such Term Lender resulting from the Term Loans made or held by such Term Lender.
“Threshold Amount” means $50,000,000.
“Ticking Fee Payment Date” has the meaning specified in Section 2.09(a).
“Ticking Fee Rate” means, (a) from the Effective Date through the 30th day following the Effective Date, 1.00% per annum, (b) from the 31st day following the Effective Date through the 90th day following the Effective Date, 1.50% per annum, and (c) from the 91st day following the Effective Date and thereafter, 3.00% per annum.
“Total Assets” means the total consolidated assets of the Borrower and its Restricted Subsidiaries, as shown on the most recent consolidated balance sheet of the Borrower and its Restricted Subsidiaries.
“Total Outstandings” means the aggregate Outstanding Amount of all Loans.
“Tranche” refers to whether such Term Loans or commitments are (1) Initial Term Loans or Term Loan Commitments, (2) Incremental Term Loans with the same terms and conditions made on the same day, or (3) Extended Loans (of the same Extension Series).

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“Transactions” means the Acquisition and, if applicable, the other transactions described in the Purchase and Sale Agreement, together with each of the following transactions consummated or to be consummated in connection therewith:
(a)    the Borrower obtaining the Facilities and other transactions in connection therewith;
(b)    if the Company has made a Backstop Election, the Initial Borrower Incurring Indebtedness pursuant to one or more Backstop Agreements;
(c)    the Refinancing;
(d)    the payment of the Acquisition Costs; and
(e)    the Initial Borrower Merger.
“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.
“United States” and “U.S.” mean the United States of America.
“Unpaid Amount” has the meaning specified in Section 7.06(b)(ii)(c).
“Unrestricted Subsidiary” means (a) any Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided that the Borrower shall only be permitted to so designate a Subsidiary as an Unrestricted Subsidiary on or after the Funding Date and so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) immediately after giving effect to such designation, (x) the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 7.03(a) (whether or not then applicable) or (y) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be equal to or greater than such ratio immediately prior to giving Pro Forma Effect to such designation, (iii) in respect of any designation following the Initial Borrower Merger, such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower or any of its Restricted Subsidiaries) through Permitted Investments or Investments permitted by, and in compliance with, Section 7.06, (iv) without duplication of clause (iii), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments hereunder and (v) on and following the Funding Date, such Subsidiary shall have been or will promptly be designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants) under the Existing Senior Notes Indenture, any Backstop Agreement, the Existing Credit Agreement and all Refinancing Indebtedness in respect thereof and (b) any Subsidiary of an Unrestricted Subsidiary. The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided that (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) immediately

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after giving effect to such Subsidiary Redesignation, (x) the Borrower would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 7.03(a) or (y) the Fixed Charge Coverage Ratio for the Borrower and its Restricted Subsidiaries would be equal to or greater than such ratio immediately prior to giving Pro Forma Effect to such designation.
“U.S. Lender” has the meaning set forth in Section 10.15(c).
“U.S. Tax Law Change” means, as applied in respect of any Lender or Agent, as the case may be, the occurrence after the date it first became a party to this Agreement (including, for the avoidance of doubt, by means of assignment) (or, in the case of any Foreign Lender that is an intermediary, partnership or other flow-through entity for U.S. tax purposes, the date on which the relevant beneficiary, partner or member thereof became such a beneficiary, partner or member, if later) of the enactment of any applicable United States federal tax law, the promulgation of any United States Treasury regulation, the revocation or change or modification of any income tax convention to which the United States is a party, or the publication of any Revenue Ruling, Revenue Procedure or Notice in the Internal Revenue Bulletin.
“Voting Equity Interests” means, with respect to any Person, the outstanding Equity Interests of a Person having the power, directly or indirectly, to designate the board of directors of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.
“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.
“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.
“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Equity Interests or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.
1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

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(b)    (i)    The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
(ii)    Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.
(iii)    The term “including” is by way of example and not limitation.
(iv)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(c)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(d)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03    Accounting Terms. All accounting terms not specifically defined herein shall be construed in conformity with, and all financial data (excluding the calculation of the Fixed Charge Coverage Ratio and the Consolidated Senior Secured Debt Ratio) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect for the period to which the Audited Financial Statements relate, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
1.04    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05    References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
1.06    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.07    Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as specifically provided in Section 2.12 or as

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described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.
1.08    Currency Equivalents Generally. Except as set forth in the final paragraph Section 7.03, any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the rate of exchange quoted by the Administrative Agent at the close of business on the Business Day immediately preceding any date of determination thereof, to prime banks in New York, New York for the spot purchase in the New York foreign exchange market of such amount in Dollars with such other currency; provided that if any such baskets are exceeded solely as a result of fluctuations in applicable currency exchange rates after the last time such baskets were assessed, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates.
1.09    [Reserved].
1.10    Pro Forma Calculations. Notwithstanding anything to the contrary herein, the Consolidated Senior Secured Debt Ratio and the Fixed Charge Coverage Ratio shall be calculated on a Pro Forma Basis with respect to each Specified Transaction occurring during the applicable four quarter period to which such calculation relates, or subsequent to the end of such four-quarter period but not later than the date of such calculation; provided that notwithstanding the foregoing, when calculating the Consolidated Senior Secured Debt Ratio for purposes of determining the applicable percentage of Excess Cash Flow set forth in Section 2.05(b)(i) any Specified Transaction and any related adjustment contemplated in the definition of Pro Forma Basis (and corresponding provisions of the definition of EBITDA) that occurred subsequent to the end of the applicable four quarter period shall not be given Pro Forma Effect.
1.11    Calculation of Baskets. If any of the baskets set forth in Article VII of this Agreement or in the definitions “Permitted Investments” or “Permitted Liens” are exceeded solely as a result of fluctuations to Total Assets for the most recently completed fiscal quarter after the last time such baskets were calculated for any purpose under Article VII or in the definitions “Permitted Investments” or “Permitted Liens”, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations.
ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
2.01    The Loans.
(a)    Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single loan to the Borrower on the Funding Date in an amount not to exceed such Term Lender’s Term Commitment (the “Initial Term Loans”). The Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Term Commitments. Amounts borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurodollar Rate Loans as further provided herein.
(b)    Each Term Lender severally agrees that in connection with the Borrower’s election to effectuate a Delayed Draw Refinancing it will (x) enter into an Incremental Commitment Amendment to

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and as defined in the Existing Credit Agreement to provide the Borrower with Takeout Loans in an aggregate principal amount equal to such Lender’s outstanding Initial Term Loans hereunder on the date of such Delayed Draw Refinancing and (y) make a Takeout Loan under the Existing Credit Agreement to the Borrower in an aggregate principal amount equal to such Lender’s outstanding Initial Term Loans hereunder on the date of such Delayed Draw Refinancing.
2.02    Borrowings, Conversions and Continuations of Loans.
(a)    Each Term Borrowing, each conversion of Term Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent. Each such notice must be in writing and must be received (x) in the case of the Term Borrowing on the Funding Date, by the Administrative Agent not later than 9:00 a.m. (New York City time) on the Funding Date, and (y) in all other cases, by the Administrative Agent not later than 11:00 a.m. (New York City time) (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion of Base Rate Loans to, or continuation of, Eurodollar Rate Loans, or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) one (1) Business Day prior to the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. (New York City time) five (5) Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them and not later than 10:00 a.m. (New York City time) three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower whether or not the requested Interest Period has been consented to by all the Lenders. Each notice by the Borrower pursuant to this Section 2.02(a) shall be delivered by the Borrower to the Administrative Agent in the form of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to, or continuation of, Eurodollar Rate Loans shall be in a principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of, or conversion to, Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Term Borrowing, a conversion of Term Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.
(b)    Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each applicable Lender of the amount of its ratable share of the applicable Term Loans, and

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if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). Each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than (x) in the case of the Term Borrowing on the Funding Date, 10:30 a.m. (New York City time) and (y) in all other cases, 11:00 a.m. (New York City time) (or 1:00 p.m. (New York City time) in the case of Base Rate Loans) on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower.
(c)    Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan unless the Borrower pays the amount due under Section 3.05 in connection therewith. During the existence of an Event of Default, at the election of the Administrative Agent or the Required Lenders, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans.
(d)    The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
(e)    After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect.
(f)    The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.
2.03    [Reserved].
2.04    [Reserved].
2.05    Prepayments.
(a)    Optional.
(i)    The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty, except as set forth in Section 2.05(a)(iv) below; provided that (1) such notice must be received by the Administrative Agent (x) in the case of a Delayed Draw Refinancing, not later than 10:00 a.m. (New York City time)

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on the date of the Delayed Draw Refinancing and (y) in all other cases, not later than 12:00 p.m. (New York City time) (A) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) one (1) Business Day prior to any date of prepayment of Base Rate Loans; (2) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the applicable Tranche being repaid, and if a combination thereof, the principal amount allocable to each, the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s ratable share of the relevant Facility or Tranche, as the case may be). If such notice is given by the Borrower and not rescinded, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 2.05(a)(iv) and Section 3.05. Subject to Section 2.18, each prepayment of outstanding Term Loans pursuant to this Section 2.05(a) shall be applied on a pro rata basis to each Tranche of Term Loans and shall be applied within each Tranche of Term Loans to the principal repayment installments thereof in the manner directed by the Borrower (or, if no such direction is given, in direct order of maturities to the principal repayment installments (or proportional fractions thereof) applicable to such Tranche pursuant to Section 2.07); and each such prepayment shall be paid to the Appropriate Lenders on a pro rata basis; provided that, at the request of the Borrower, in lieu of such application on a pro rata basis among all Tranches of Term Loans, such prepayment may be applied to any Tranche of Term Loans so long as the maturity date of such Tranche of Term Loans precedes the maturity date of each other Tranche of Term Loans then outstanding or, in the event more than one Tranche of Term Loans shall have an identical maturity date that precedes the maturity date of each other Tranche of Term Loans then outstanding, to such Tranches on a pro rata basis.
(ii)    [Reserved].
(iii)    Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.05(a)(i) if the notice for such prepayment is for the entire amount of Loans then outstanding under any or all of the Tranches and states that such notice was conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities).
(iv)    If the Borrower (A) makes a voluntary prepayment of any Initial Term Loans pursuant to Section 2.05(a), (B) makes a prepayment of Initial Term Loans with the proceeds of any Permitted Refinancing Obligations pursuant to Section 2.05(b)(iii), or (C) replaces a Lender pursuant to Section 3.07(a) hereof for failing to consent to a Repricing Transaction, in each case within one year after the Funding Date in connection with any Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of the applicable Term Lenders, a prepayment premium in an amount equal to 1.0% of the principal amount prepaid (or, in the case of clause (C) above, an amount equal to 1.0% of the principal amount of Initial Term Loans repaid in connection with such

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replacement); provided that, for the avoidance of doubt, the foregoing prepayment premium shall not apply in connection with a Delayed Draw Refinancing.
(v)    Notwithstanding anything in any Loan Document to the contrary, so long as no Default or Event of Default has occurred and is continuing, the Borrower may prepay the outstanding Term Loans on the following basis:
(A)    The Borrower shall have the right to make a voluntary prepayment of Term Loans at a discount to par (such prepayment, the “Discounted Term Loan Prepayment”) pursuant to a Borrower Offer of Specified Discount Prepayment, a Borrower Solicitation of Discount Range Prepayment Offers, or a Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this Section 2.05(a)(v); provided that the Borrower shall not initiate any action under this Section 2.05(a)(v) in order to make a Discounted Term Loan Prepayment unless (1) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date or (2) at least three (3) Business Days shall have passed since the date the Borrower was notified that no Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender. Any Term Loans prepaid pursuant to this Section 2.05(a)(v) shall be immediately and automatically cancelled.
(B)    Borrower Offer of Specified Discount Prepayment.
(a)    The Borrower may from time to time offer to make a Discounted Term Loan Prepayment by providing the Administrative Agent with three (3) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Borrower, to each Lender or to each Lender with respect to any Tranche on an individual Tranche basis, (II) any such offer shall specify the aggregate Outstanding Amount offered to be prepaid (the “Specified Discount Prepayment Amount”), the Tranches of Term Loans subject to such offer and the specific percentage discount to par value (the “Specified Discount”) of the Outstanding Amount of such Term Loans to be prepaid, (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $10.0 million and whole increments of $1.0 million, and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Administrative Agent will promptly provide each relevant Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Administrative Agent (or its delegate) by no later than 5:00 P.M., New York time, on the third Business Day after the date of delivery of such notice to the relevant Lenders (or such later date designated by the Administrative Agent and approved by the Borrower) (the “Specified Discount Prepayment Response Date”).
(b)    Each relevant Lender receiving such offer shall notify the Administrative Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its relevant then outstanding Term Loans at the Specified Discount and, if so

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(such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount of such Lender’s Outstanding Amount and Tranches of Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Lender whose Specified Discount Prepayment Response is not received by the Administrative Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept such Borrower Offer of Specified Discount Prepayment.
(c)    If there is at least one Discount Prepayment Accepting Lender, the Borrower will make prepayment of outstanding Term Loans pursuant to this Section 2.05(a)(v)(B) to each Discount Prepayment Accepting Lender in accordance with the respective Outstanding Amount and Tranches of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to the foregoing clause (2); provided that, if the aggregate Outstanding Amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective Outstanding Amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Administrative Agent (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Administrative Agent shall promptly, and in any case within three Business Days following the Specified Discount Prepayment Response Date, notify (I) the Borrower of the respective Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate Outstanding Amount of the Discounted Term Loan Prepayment and the Tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, and the aggregate Outstanding Amount and the Tranches of all Term Loans to be prepaid at the Specified Discount on such date, and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the Outstanding Amount, Tranche and Type of Term Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with Section 2.05(a)(v)(F) below (subject to Section 2.05(a)(v)(J) below).
(C)    Borrower Solicitation of Discount Range Prepayment Offers.
(a)    The Borrower may from time to time solicit Discount Range Prepayment Offers by providing the Administrative Agent with three Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Lender or to each Lender with respect to any Tranche on an individual Tranche basis, (II) any such notice shall specify the maximum aggregate Outstanding Amount of the relevant Term Loans that the Borrower is willing to prepay at a discount (the “Discount Range Prepayment Amount”), the Tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the Outstanding Amount of such Term Loans willing to be prepaid by the Borrower, (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $10.0 million and whole increments of $1.0 million, and (IV) each such solicitation by the Borrower shall remain outstanding through the Discount Range

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Prepayment Response Date. The Administrative Agent will promptly provide each relevant Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding relevant Lender to the Administrative Agent (or its delegate) by no later than 5:00 P.M., New York time, on the third Business Day after the date of delivery of such notice to the relevant Lenders (or such later date as may be designated by the Administrative Agent and approved by the Borrower) (the “Discount Range Prepayment Response Date”). Each relevant Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans and the maximum aggregate Outstanding Amount and Tranches of such Term Loans such Lender is willing to have prepaid at the Submitted Discount (the “Submitted Amount”). Any Lender whose Discount Range Prepayment Offer is not received by the Administrative Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.
(b)    The Administrative Agent shall review all Discount Range Prepayment Offers received by it by the Discount Range Prepayment Response Date and will determine (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this Section 2.05(a)(v)(C). The Borrower agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Administrative Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate Outstanding Amount equal to the lesser of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following Section 2.05(a)(v)(C)(c)) at the Applicable Discount (each such Lender, a “Participating Lender”).
(c)    If there is at least one Participating Lender, the Borrower will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate Outstanding Amount and of the Tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the Outstanding Amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Administrative Agent (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Administrative Agent shall promptly, and in any case within three (3)

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Business Days following the Discount Range Prepayment Response Date, notify (w) the Borrower of the respective Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate Outstanding Amount of the Discounted Term Loan Prepayment and the Tranches to be prepaid, (x) each Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate Outstanding Amount and Tranches of all Term Loans to be prepaid at the Applicable Discount on such date, (y) each Participating Lender of the aggregate Outstanding Amount and Tranches of such Lender to be prepaid at the Applicable Discount on such date, and (z) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by such Borrower on the Discounted Prepayment Effective Date in accordance with Section 2.05(a)(v)(F) below (subject to Section 2.05(a)(v)(J) below).
(D)    Borrower Solicitation of Discounted Prepayment Offers.
(a)    The Borrower may from time to time solicit Solicited Discounted Prepayment Offers by providing the Administrative Agent with three Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Lender or to each Lender with respect to any Tranche on an individual Tranche basis, (II) any such notice shall specify the maximum aggregate Outstanding Amount of the Term Loans and the Tranches of Term Loans the Borrower is willing to prepay at a discount (the “Solicited Discounted Prepayment Amount”), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $10.0 million and whole increments of $1.0 million, and (IV) each such solicitation by the Borrower shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Administrative Agent will promptly provide each relevant Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Administrative Agent (or its delegate) by no later than 5:00 P.M., New York time on the third Business Day after the date of delivery of such notice to the relevant Lenders (or such later date as may be designated by the Administrative Agent and approved by Borrower) (the “Solicited Discounted Prepayment Response Date”). Each Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Lender is willing to allow prepayment of its then outstanding Term Loans and the maximum aggregate Outstanding Amount and Tranches of such Term Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount. Any Lender whose Solicited Discounted Prepayment Offer is not received by the Administrative Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount to their par value.
(b)    The Administrative Agent shall promptly provide the Borrower with a copy of all Solicited Discounted Prepayment Offers received by it by the Solicited Discounted Prepayment Response Date. The Borrower shall review all such Solicited Discounted Prepayment Offers and select, at its sole discretion, the smallest of the Offered Discounts specified by the relevant responding Lenders in the Solicited Discounted Prepayment Offers that the Borrower is willing to accept (the

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“Acceptable Discount”), if any, provided that the Acceptable Discount shall not be an Offered Discount that is larger than the smallest Offered Discount for which the sum of all Offered Amounts affiliated with Offered Discounts that are larger than or equal to such smallest Offered Discount would, if purchased at such smallest Offered Discount, yield an amount at least equal to the Solicited Discounted Prepayment Amount. If the Borrower elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by the Borrower from the Administrative Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this clause (2) (the “Acceptance Date”), the Borrower shall submit an Acceptance and Prepayment Notice to the Administrative Agent setting forth the Acceptable Discount. If the Administrative Agent shall fail to receive an Acceptance and Prepayment Notice from the Borrower by the Acceptance Date, the Borrower shall be deemed to have rejected all Solicited Discounted Prepayment Offers.
(c)    Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Administrative Agent by the Solicited Discounted Prepayment Response Date, within three Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Administrative Agent will determine (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) the aggregate Outstanding Amount and the Tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the Borrower at the Acceptable Discount in accordance with this Section 2.05(a)(v)(D). If the Borrower elects to accept any Acceptable Discount, then the Borrower agrees to accept all Solicited Discounted Prepayment Offers received by the Administrative Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer to accept prepayment at an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required proration pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Borrower will prepay outstanding Term Loans pursuant to this Section 2.05(a)(v)(D) to each Qualifying Lender in the aggregate Outstanding Amount and of the Tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the Outstanding Amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Administrative Agent (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Administrative Agent shall promptly notify (w) the Borrower of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the Tranches to be prepaid, (x) each Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the Tranches to be prepaid at the Applicable Discount on

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such date, (y) each Qualifying Lender of the aggregate Outstanding Amount and the Tranches of such Lender to be prepaid at the Acceptable Discount on such date, and (z) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with Section 2.05(a)(v)(F) below (subject to Section 2.05(a)(v)(J) below).
(E)    Expenses. In connection with any Discounted Term Loan Prepayment, the Borrower and the Lenders acknowledge and agree that the Administrative Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of reasonable out-of-pocket costs and expenses from the Borrower in connection therewith.
(F)    Payment. If any Term Loan is prepaid in accordance with Section 2.05(a)(v)(B) through (D) above, the Borrower shall prepay such Term Loans on the Discounted Prepayment Effective Date. The Borrower shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 11:00 A.M. (New York time) on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the Term Loans in inverse order of maturity. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a)(v) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable. The aggregate Outstanding Amount of the Tranches of the Term Loans outstanding shall be deemed reduced by the full par value of the aggregate Outstanding Amount of the Tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment. The Lenders hereby agree that, in connection with a prepayment of Term Loans pursuant to this Section 2.05(a)(v) and notwithstanding anything to the contrary contained in this Agreement, (i) interest in respect of the Term Loans may be made on a non-pro rata basis among the Lenders holding such Term Loans to reflect the payment of accrued interest to certain Lenders as provided in this Section 2.05(a)(v)(F) and (B) all subsequent prepayments and repayments of the Term Loans (except as otherwise contemplated by this Agreement) shall be made on a pro rata basis among the respective Lenders based upon the then outstanding principal amounts of the Term Loans then held by the respective Lenders after giving effect to any prepayment pursuant to this Section 2.05(a)(v) as if made at par. It is also understood and agreed that prepayments pursuant to this Section 2.05(a)(v) shall not be subject to Section 2.05(a)(i).
(G)    Other Procedures. To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.05(a)(v), established by the Administrative Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

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(H)    Notice. Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.05(a)(v), each notice or other communication required to be delivered or otherwise provided to the Administrative Agent (or its delegate) shall be deemed to have been given upon the Administrative Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.
(I)    Actions of Administrative Agent. Each of the Borrower and the Lenders acknowledges and agrees that Administrative Agent may perform any and all of its duties under this Section 2.05(a)(v) by itself or through any Affiliate of the Administrative Agent and expressly consents to any such delegation of duties by the Administrative Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions in this Agreement shall apply to each Affiliate of the Administrative Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.05(a)(v) as well as to activities of the Administrative Agent in connection with any Discounted Term Loan Prepayment provided for in this Section 2.05(a)(v).
(J)    Revocation. The Borrower shall have the right, by written notice to the Administrative Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is so revoked, any failure by the Borrower to make any prepayment to a Lender pursuant to this Section 2.05(a)(v) shall not constitute a Default or Event of Default under Section 8.1 or otherwise).
(K)    No Obligation. This Section 2.05(a)(v) shall not (i) require the Borrower to undertake any prepayment pursuant to this Section 2.05(a)(v) or (ii) limit or restrict the Borrower from making voluntary prepayments of the Term Loans in accordance with the other provisions of this Agreement.
(b)    Mandatory.
(i)    Following the Funding Date, within ten (10) Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(b) (such date, the “ECF Payment Date”), the Borrower shall prepay an aggregate principal amount of Loans in an amount equal to (A) 50% (as may be adjusted pursuant to the proviso below) of Excess Cash Flow for the fiscal year covered by such financial statements (the “ECF Prepayment Amount”) commencing with the fiscal year ended on or about December 31, 2013 (or, if the Funding Date occurs after June 30, 2013, the fiscal year ending on or about December 31, 2014) minus (B) the sum of the aggregate principal amount of voluntary principal prepayments of the Loans (excluding amounts repaid pursuant to Section 2.05(a)(v)) and Pari Passu Indebtedness (except prepayments of such Pari Passu Indebtedness if such Pari Passu Indebtedness consists of a revolving line of credit unless the commitments under such line of credit are permanently reduced by the amount of such prepayment) voluntarily prepaid, redeemed or repurchased (1) during

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such fiscal year (which, in any event, shall not include any designated prepayment pursuant to clause (2) below) and (2) during the period beginning with the day following the last day of such fiscal year and ending on the ECF Payment Date and stated by the Borrower to be prepaid pursuant to this Section 2.05(b)(i)(B)(2), in each case other than to the extent that any such prepayment is funded with the proceeds of long-term Indebtedness, or the proceeds of any Asset Sale or other disposition of assets to the extent that, under clause (ii) below, the applicable Loan Party would otherwise have been required to reinvest the Net Cash Proceeds of such Asset Sale or disposition or to apply such Net Cash Proceeds to the prepayment of Loans, minus (C) the amount of the ECF Prepayment Amount required by the terms of any Pari Passu Indebtedness to be applied to permanently prepay, redeem or repurchase such Pari Passu Indebtedness on a pro rata basis with the Term Facility (so long as a ratable share of such ECF Prepayment Amount is applied to prepayment of the Term Facility)); provided that such percentage shall be reduced to 0% if the Consolidated Senior Secured Debt Ratio as of the last day of the fiscal year most recently ended prior to the applicable ECF Payment Date was less than or equal to 2.75:1.00.
(ii)    Following the Funding Date, the Borrower shall, in accordance with Section 2.05(b)(vii), 2.05(c) and 2.05(d), prepay the Term Loans to the extent required by Section 7.09(c).
(iii)    Following the Funding Date, upon the incurrence or issuance by the Borrower or any of its Restricted Subsidiaries of any Permitted Refinancing Obligations in respect of Term Loans or any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03, the Borrower shall prepay an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Restricted Subsidiary.
(iv)    [Reserved].
(v)    [Reserved].
(vi)    Subject to Section 2.18, each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied on a pro rata basis to each Tranche of Term Loans, ratably among the Term Lenders under each such Tranche, and to the principal repayment installments of the Term Loans subject to prepayment in the manner directed by the Borrower; provided that if no such direction is given, each prepayment of Term Loans of the applicable Tranche shall be applied in direct order of maturity, to the next succeeding four (4) quarterly principal repayment installments of the applicable Term Facility that are due pursuant to Sections 2.07 (excluding the installment due on the Maturity Date); provided that, at the request of the Borrower, in lieu of such application on a pro rata basis among all Tranches of Term Loans, such prepayment may be applied to any Tranche of Term Loans so long as the maturity date of such Tranche of Term Loans precedes the maturity date of each other Tranche of Term Loans then outstanding or, in the event more than one Tranche of Term Loans shall have an identical maturity date that precedes the maturity date of each other Tranche of Term Loans then outstanding, to such Tranches on a pro rata basis.
(vii)    Funding Losses, Etc. All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a Eurodollar Rate Loan on a date other than the last day

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of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Loan pursuant to Section 3.05.
(c)    Term Lender Opt-Out. With respect to any prepayment of the Term Facility pursuant to Section 2.05(b)(i) or (ii), any Term Lender, at its option, may elect not to accept such prepayment. The Borrower shall notify the Administrative Agent of any event giving rise to such mandatory prepayment at least ten (10) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment (the “Prepayment Amount”). The Administrative Agent will promptly notify each appropriate Lender of the contents of the Borrower’s prepayment notice, including the date on which such prepayment is to be made (the “Prepayment Date”). Any Lender may decline to accept such payment (such Lender, a “Declining Lender”) by providing written notice of its election to the Administrative Agent no later five (5) Business Days after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If any Lender does not give a notice to the Administrative Agent by such date informing the Administrative Agent that it is a Declining Lender, then it will be deemed to be an Accepting Lender (as defined below). On the Prepayment Date, an amount equal to that portion of the Prepayment Amount accepted by the Term Lenders other than the Declining Lenders (such Lenders being the “Accepting Lenders”) to prepay Term Loans owing to such Accepting Lenders shall be paid to the Administrative Agent by Borrower and applied by the Administrative Agent ratably to prepay Term Loans owing to such Accepting Lenders in the manner described in Section 2.05(b) for such prepayment. Any amounts that would otherwise have been applied to prepay Term Loans owing to Declining Lenders shall instead be retained by the Borrower (such amounts, “Declined Amounts”).
(d)    Foreign Asset Sales. Notwithstanding any other provisions of this Section 2.05, (i) to the extent that any or all of the Net Cash Proceeds from a Casualty Event of, or any Asset Sale by a Restricted Subsidiary that is a Foreign Subsidiary giving rise to a mandatory prepayment pursuant to Section 2.05(b)(ii) (a “Foreign Asset Sale”) are prohibited or delayed by applicable local law from being repatriated to the United States, such portion of the Net Cash Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05 or 7.09(c) but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be promptly (and in any event not later than five (5) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans as required pursuant to Section 2.05(b)(ii) and (ii) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Asset Sale would have a material adverse tax consequence with respect to such Net Cash Proceeds, the Net Cash Proceeds so affected may be retained by the applicable Foreign Subsidiary, provided that, in the case of this clause (ii), on or before the date on which any Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Sections 7.09(b) or (c), (x) the Borrower applies an amount equal to such Net Cash Proceeds to such reinvestments or prepayments as if such Net Cash Proceeds had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds had been repatriated (or, if less, the Net Cash Proceeds that would be calculated if received

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by such Foreign Subsidiary) or (y) such Net Cash Proceeds are applied to the repayment of Indebtedness of a Restricted Subsidiary that is a Foreign Subsidiary.
2.06    Termination or Reduction of Commitments.
(a)    Optional
(viii)    The Borrower may, upon written notice to the Administrative Agent, terminate the unused portions of the Term Commitments, or from time to time permanently reduce the unused portions of the Term Commitments; provided that (i) any such notice shall be received by the Administrative Agent five (5) Business Days prior to the date of termination or reduction, and (ii) any such partial reduction shall be in an aggregate amount of $2,000,000 or any whole multiple of $500,000 in excess thereof, or, if less, the entire amount of the unused portions of the Term Commitments.
(ix)    Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of termination or reduction of commitments under Section 2.06(a)(i) if the notice for such termination or reduction of commitments is for the entire amount of commitments then outstanding under any or all of the Tranches and states that such notice was conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities).
(b)    Mandatory. Unless previously terminated, the Term Commitment shall terminate at 11:59 pm, on the Expiration Date.
2.07    Repayment of Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Term Lenders the aggregate principal amount of all Initial Term Loans outstanding in consecutive quarterly installments beginning with the end of the first full fiscal quarter commencing after the Funding Date, in amounts equal to the following percentages of the amount of the Initial Term Loans made on the Funding Date (which installments shall, to the extent applicable, be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05, or be increased as a result of any increase in the amount of Term Loans pursuant to Supplemental Term Loan Commitments (such increased amortization payments to be calculated in the same manner (and on the same basis) as the schedule set forth below for the Initial Term Loans made as of the Funding Date)):

Date	Amount
Each March 31, June 30, September 30 and December 31 ending prior to the Maturity Date	0.25% of the aggregate initial principal amount of the Initial Term Loans on the Funding Date
Maturity Date	all unpaid aggregate principal amounts of any outstanding Initial Term Loans on such date

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2.08    Interest.
(a)    Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the Eurodollar Rate for such Interest Period, plus (B) the Applicable Rate for Eurodollar Rate Loans under such Facility; and (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of (A) the Base Rate, plus (B) the Applicable Rate for Base Rate Loans under such Facility.
(b)    The Borrower shall pay interest on all overdue Obligations hereunder, which shall include all Obligations following an acceleration pursuant to Section 8.02 (including without limitation, an automatic acceleration) at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Accrued interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided that in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.09    Fees.
(a)    The Borrower agrees to pay to the Administrative Agent on the earlier of the date on which the Term Loans are initially funded hereunder and the date on which the Term Commitments terminate in full (such date, the “Ticking Fee Payment Date”), for the account of each Term Lender (other than any Defaulting Lender) with a Term Commitment, a commitment fee which shall accrue at a rate equal to the Ticking Fee Rate on the actual daily amount of the unused Term Commitment of such Term Lender during the period from and including the Effective Date to but excluding the Ticking Fee Payment Date.
(b)    Other Fees.
(i)    The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times specified in the Fee Letter.
(ii)    The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.
2.10    Computation of Interest and Fees. All computations of interest for Base Rate Loans (except for Base Rate computations in respect of clauses (a) and (c) of the definition thereof) shall be made on the basis of a year of three hundred and sixty-five (365) or three hundred and sixty-six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a three hundred and sixty-five (365) day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan,

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or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
2.11    Evidence of Indebtedness.
(a)    The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as an agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
(b)    [Reserved].
(c)    Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(a), and by each Lender in its account or accounts pursuant to Section 2.11(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit the obligation of the Borrower under this Agreement and the other Loan Documents to pay any amount owing with respect to the Obligations.
2.12    Payments Generally; Administrative Agent’s Clawback.
(a)    General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 p.m. (New York City time) on the date specified herein. The Administrative Agent will promptly distribute to each Lender its ratable share in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 12:00 p.m. (New York City time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come

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due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.
(b)    (i)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 p.m. (New York City time) on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agrees to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to the Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(b) shall be conclusive, absent manifest error.

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(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Section 4.02 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender on demand, without interest.
(d)    Obligations of the Lenders Several. The obligations of the Lenders hereunder to make Term Loans and to make payments pursuant to Section 9.07 are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 9.07 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or make its payment under Section 9.07.
(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(f)    Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(g)    Unallocated Funds. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s ratable share of the Outstanding Amount of all Loans outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.
2.13    Sharing of Payments. If, other than as expressly provided elsewhere herein (including pursuant to Sections 2.05(a)(i), 2.05(a)(v), 2.05(b)(vii), 2.05(c), 2.09(b), 2.19, 2.20, 3.01, 3.02, 3.03, 3.04, 3.05, 3.06, 3.07, 7.10(a) and 10.05), any Lender shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any

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Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.
2.14    Incremental Facilities
(a)    So long as no Default or Event of Default exists or would arise therefrom, the Borrower shall have the right, at any time and from time to time after the Funding Date, (i) to request new term loan commitments under one or more new term loan credit facilities to be included in this Agreement (the commitments thereunder, the “Incremental Term Loan Commitments” and each a “New Term Facility”) and (ii) to increase the existing Term Loans by requesting new term loan commitments to be added to an existing Tranche of Term Loans (the commitments thereunder, the “Supplemental Term Loan Commitments” and each a “Supplemental Term Facility”, and the Supplemental Term Loan Commitments together with the Incremental Term Loan Commitments, the “Incremental Commitments”), provided that, the aggregate amount of Incremental Commitments permitted pursuant to this Section 2.14 shall not exceed, at the time the respective Incremental Commitment becomes effective, the Maximum Incremental Facilities Amount. Any loans made in respect of any such Incremental Commitment (other than Supplemental Term Loan Commitments) shall be made by creating a new Tranche. Each Incremental Commitment made available pursuant to this Section 2.14 shall be in a minimum aggregate amount of at least $15,000,000 and in integral multiples of $5,000,000 in excess thereof (or such lesser amounts as the Administrative Agent may agree).
(b)    Each request from the Borrower pursuant to this Section 2.14 shall set forth the requested amount and proposed terms of the relevant Incremental Commitments. The Incremental Commitments (or any portion thereof) may be made by any existing Lender or by any other bank or financial institution (any such bank or other financial institution, an “Additional Lender”), provided that, if such Additional Lender is not already a Lender hereunder or an Affiliate of a Lender hereunder, subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) that may be required pursuant to Section 10.07 (it being understood that any such Additional Lender that is an Affiliated Lender shall be subject to the provisions of Section 10.07(i), mutatis mutandis, to the same extent as if such Incremental Commitments and related Obligations had been obtained by such Lender by way of assignment).
(c)    Supplemental Term Loan Commitments shall become commitments under this Agreement pursuant to a supplement specifying the Term Loan Tranche to be increased, executed by the Borrower and each increasing Lender substantially in the form attached hereto as Exhibit K-1 (the “Increase Supplement”) or by each Additional Lender substantially in the form attached hereto as Exhibit K-2 (the “Lender Joinder Agreement”), as the case may be, which shall be delivered to the Administrative Agent for recording in the Register pursuant to which such Lender or Additional Lender agrees to commit to all or a portion of such Supplemental Term Facility, and in the case of an Additional Lender, to be bound by the

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terms of this Agreement as a Lender. Borrower may agree to accept a lesser amount of any Supplemental Term Facility than originally requested. In the event there are Lenders and Additional Lenders that have committed to a Supplemental Term Facility in excess of the maximum amount requested (or permitted), then Borrower shall have the right to allocate such commitments on whatever basis Borrower determines is appropriate. Upon effectiveness of the Lender Joinder Agreement each Additional Lender shall be a Lender for all intents and purposes of this Agreement and the term loan made pursuant to such Supplemental Term Loan Commitment shall be a Term Loan.
(d)    Incremental Commitments (other than Supplemental Term Loan Commitments) shall become commitments under this Agreement pursuant to an amendment (an “Incremental Commitment Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower and each Additional Lender. An Incremental Commitment Amendment may, without the consent of any other Lender, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Borrower and the Administrative Agent, to effect the provisions of this Section 2.14 (including, without limitation, with respect to any Incremental Commitments to be secured on a junior basis by the Collateral, appropriate modifications, if any, to Sections 2.05(b)(vi), 8.02 and 8.04 of this Agreement and to the Security Agreement), provided, however, that (i) (A) the Incremental Commitments will not be guaranteed by any Subsidiary of the Borrower other than the Subsidiary Guarantors, and will be secured on a pari passu or (at the Borrower’s option) junior basis by the same Collateral securing the Loans (so long as any such Incremental Commitments (and related Obligations) are subject to an Intercreditor Agreement or an Other Intercreditor Agreement), (B) the Incremental Commitments and any incremental loans drawn thereunder (the “Incremental Loans”) shall rank pari passu in right of payment with or (at the Borrower’s option) junior to the Loans (so long as any such Incremental Commitments (and related Obligations) are subject to the Intercreditor Agreement or an Other Intercreditor Agreement) and (C) no Incremental Commitment Amendment may provide for any Incremental Commitment or any Incremental Loans to be secured by any Collateral or other assets of any Loan Party that do not also secure the Loans; (ii) no Lender will be required to provide any such Incremental Commitment unless it so agrees; (iii) in the case of a New Term Facility, the maturity date and the Weighted Average Life to Maturity of such Incremental Commitments shall be no earlier than or shorter than, as the case may be, the maturity date or the Weighted Average Life to Maturity of the Term Loans, as applicable; (iv) the interest rate margins and (subject to Section 2.14(d)(iii)) amortization schedule applicable to the loans made pursuant to the Incremental Commitments shall be determined by the Borrower and the applicable Additional Lenders; provided that in the event that the applicable interest rate margins for any term loans incurred by the Borrower under any New Term Facilities are higher than the applicable interest rate margin for the Initial Term Loans by more than 50 basis points, then the Applicable Rate for the Initial Term Loans shall be increased to the extent necessary so that the applicable interest rate margin for the Initial Term Loans is equal to the applicable interest rate margins for such New Term Facilities minus 50 basis points; provided, further, that in determining the applicable interest rate margins for the Initial Term Loans and the New Term Facilities, (A) original issue discount (“OID”) or upfront fees payable generally to all participating Additional Lenders in lieu of OID (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders under the Initial Term Loans or any New Term Facilities in the initial primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity); (B) any arrangement, structuring or other fees payable in connection with the New Term Facilities that are not shared with all Additional Lenders providing such New Term Facilities shall be excluded; (C) any amendments to the Applicable Rate on the Initial Term Loans that became effective subsequent to the Effective Date but prior to the time of such New Term Facilities

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shall also be included in such calculations and (D) if the New Term Facilities include an interest rate floor greater than the interest rate floor applicable to the Initial Term Loans, such increased amount shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the Applicable Rate for the Initial Term Loans shall be required, to the extent an increase in the interest rate floor for the Initial Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the Applicable Rate) applicable to the Initial Term Loans set forth in the last sentence of the definition of Eurodollar Rate and Base Rate, respectively, shall be increased by such amount; (v) such Incremental Commitment Amendment may provide (1) for the inclusion, as appropriate, of Additional Lenders in any required vote or action of the Required Lenders or of the Lenders of each Tranche hereunder and (2) class voting and other class protections for any additional credit facilities, and (vi) the other terms and documentation in respect thereof, to the extent not consistent with this Agreement as in effect prior to giving effect to the Incremental Commitment Amendment, shall otherwise be reasonably satisfactory to the Borrower, provided that, to the extent such terms and documentation are not consistent with, the terms and documentation governing the existing Loans (except to the extent permitted by clause (iii), (iv) or (v) above), they shall be reasonably satisfactory to the Administrative Agent.
2.15    [Reserved].
2.16    [Reserved].
2.17    [Reserved].
2.18    Defaulting Lenders.
(a)    [Reserved].
(b)    If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, that Lender will cease to be Defaulting Lender.
2.19    Extension of Term Loans.
(a)    Borrower may at any time and from time to time request that all or a portion of the Term Loans of one or more Tranches existing at the time of such request (each, an “Existing Tranche”, and the Term Loans of such Tranche, the “Existing Loans”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of any Existing Tranche (any such Existing Tranche which has been so extended, an “Extended Tranche”, and the Term Loans of such Extended Tranches, the “Extended Loans”), and to provide for other terms consistent with this Section 2.19; provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of such extension or would exist after giving effect to such extension, (ii) any such request shall be made by Borrower to all Lenders with Term Loans with a like maturity date (whether under one or more Tranches) on a pro rata basis (based on the aggregate outstanding principal amount of the applicable Term Loans) and (iii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower in its sole discretion. In order to establish any Extended Tranche, Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Tranche) (an “Extension Request”) setting forth the proposed terms of the Extended Tranche to be

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established, which terms shall be substantially similar to those applicable to the Existing Tranche from which they are to be extended (the “Specified Existing Tranche”), except (x) all or any of the final maturity dates of such Extended Tranches may be delayed to later dates than the final maturity dates of the Specified Existing Tranche, (y) (A) the interest margins with respect to the Extended Tranche may be higher or lower than the interest margins for the Specified Existing Tranche and/or (B) additional fees may be payable to the Lenders providing such Extended Tranche in addition to or in lieu of any increased margins contemplated by the preceding clause (A) and (z) so long as the Weighted Average Life to Maturity of such Extended Tranche would be no shorter than the remaining Weighted Average Life to Maturity of the Specified Existing Tranche, amortization rates with respect to the Extended Tranche may be higher or lower than the amortization rates for the Specified Existing Tranche, in each case to the extent provided in the applicable Extension Amendment; provided that, notwithstanding anything to the contrary in this Section 2.19 or otherwise, assignments and participations of Extended Tranches shall be governed by the same or, at Borrower’s discretion, more restrictive assignment and participation provisions applicable to Initial Term Loans set forth in Section 10.07. No Lender shall have any obligation to agree to have any of its Existing Loans converted into an Extended Tranche pursuant to any Extension Request. Any Extended Tranche shall constitute a separate Tranche of Loans from the Specified Existing Tranches and from any other Existing Tranches (together with any other Extended Tranches so established on such date).
(b)    Borrower shall provide the applicable Extension Request at least ten (10) Business Days prior to the date on which Lenders under the applicable Existing Tranche or Existing Tranches are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Specified Existing Tranche converted into an Extended Tranche shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Specified Existing Tranche that it has elected to convert into an Extended Tranche. In the event that the aggregate amount of the Specified Existing Tranche subject to Extension Elections exceeds the amount of Extended Tranches requested pursuant to the Extension Request, the Specified Existing Tranches subject to Extension Elections shall be converted to Extended Tranches on a pro rata basis based on the amount of Specified Existing Tranches included in each such Extension Election. In connection with any extension of Loans pursuant to this Section 2.19 (each, an “Extension”), Borrower shall agree to such procedures regarding timing, rounding and other administrative adjustments to ensure reasonable administrative management of the credit facilities hereunder after such Extension, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.19.
(c)    Extended Tranches shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which may include amendments to provisions related to maturity, interest margins or fees referenced in clauses (x) and (y) of Section 2.19(a), or amortization rates referenced in clause (z) of Section 2.19(a), and which, in each case, except to the extent expressly contemplated by the last sentence of this Section 2.19(c) and notwithstanding anything to the contrary set forth in Section 10.01, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Tranches established thereby) executed by the Loan Parties, the Administrative Agent, and the Extending Lenders. Subject to the requirements of this Section 2.19 and without limiting the generality or applicability of Section 10.01 to any Section 2.19 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.19 Additional Amendment”) to this Agreement and the other Loan Documents; provided that such Section 2.19 Additional Amendments do not become effective prior to the

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time that such Section 2.19 Additional Amendments have been consented to (including, without limitation, pursuant to consents applicable to holders of any Extended Tranches provided for in any Extension Amendment) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Section 2.19 Additional Amendments to become effective in accordance with Section 10.01; provided, further, that no Extension Amendment may provide for (i) any Extended Tranche to be secured by any Collateral or other assets of any Loan Party that does not also secure the Existing Tranches or be guaranteed by any Person other than the Guarantors and (ii) so long as any Existing Tranches are outstanding, any mandatory or voluntary prepayment provisions that do not also apply to the Existing Tranches (other than Existing Tranches secured on a junior basis by the Collateral or ranking junior in right of payment, which shall be subject to junior prepayment provisions) on a pro rata basis (or otherwise provide for more favorable prepayment treatment for Existing Tranches than such Extended Tranches as contemplated by Section 2.05(b)). Notwithstanding anything to the contrary in Section 10.01, any such Extension Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable judgment of the Borrower and the Administrative Agent, to effect the provisions of this Section 2.19; provided that the foregoing shall not constitute a consent on behalf of any Lender to the terms of any Section 2.19 Additional Amendment.
(d)    Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Tranche is converted to extend the related scheduled maturity date(s) in accordance with clause (a) above (an “Extension Date”), in the case of the Specified Existing Tranche of each Extending Lender, the aggregate principal amount of such Specified Existing Tranche shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Tranche so converted by such Lender on such date, and such Extended Tranches shall be established as a separate Tranche from the Specified Existing Tranche and from any other Existing Tranches (together with any other Extended Tranches so established on such date).
(e)    If, in connection with any proposed Extension Amendment, any Lender declines to consent to the applicable extension on the terms and by the deadline set forth in the applicable Extension Request (each such other Lender, a “Non-Extending Lender”) then Borrower may, on notice to the Administrative Agent and the Non-Extending Lender, replace such Non-Extending Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07 (with the assignment fee and any other costs and expenses to be paid by Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide Extended Loans on the terms set forth in such Extension Amendment; provided, further, that all obligations of Borrower owing to the Non-Extending Lender relating to the Existing Loans so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender concurrently with such Assignment and Assumption. In connection with any such replacement under this Section 2.19, if the Non-Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption by the later of (A) the date on which the replacement Lender executes and delivers such Assignment and Assumption and (B) the date as of which all obligations of Borrower owing to the Non-Extending Lender relating to the Existing Loans so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender, then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Assumption as of such date and Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption on behalf of such Non-Extending Lender.

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(f)    Following any Extension Date, with the written consent of Borrower, any Non-Extending Lender may elect to have all or a portion of its Existing Loans deemed to be an Extended Loan under the applicable Extended Tranche on any date (each date a “Designation Date”) prior to the maturity date of such Extended Tranche; provided that such Lender shall have provided written notice to Borrower and the Administrative Agent at least ten (10) Business Days prior to such Designation Date (or such shorter period as the Administrative Agent may agree in its reasonable discretion); provided, further, that no greater amount shall be paid by or on behalf of Borrower or any of its Affiliates to any such Non-Extending Lender as consideration for its extension into such Extended Tranche than was paid to any Extended Lender as consideration for its Extension into such Extended Tranche. Following a Designation Date, the Existing Loans held by such Lender so elected to be extended will be deemed to be Extended Loans of the applicable Extended Tranche, and any Existing Loans held by such Lender not elected to be extended, if any, shall continue to be “Existing Loans” of the applicable Tranche.
(g)    With respect to all Extensions consummated by Borrower pursuant to this Section 2.19, (i) such Extensions shall not constitute optional or mandatory payments or prepayments for purposes of Sections 2.05(a) and (b) and (ii) no Extension Request is required to be in any minimum amount or any minimum increment, provided that Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Request in Borrower’s sole discretion and may be waived by Borrower) of Existing Loans of any or all applicable Tranches be extended. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.19 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Loans on such terms as may be set forth in the relevant Extension Request) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.05(a) and (b) and 2.07) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.19.
2.20    Permitted Debt Exchanges.
(a)    Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower to all Lenders (other than any Lender that, if requested by the Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act)) with outstanding Term Loans of a particular Tranche, as selected by the Borrower, the Borrower may from time to time consummate one or more exchanges of Term Loans of such Tranche for Additional Permitted Obligations in the form of notes (such notes, “Permitted Debt Exchange Notes,” and each such exchange a “Permitted Debt Exchange”), so long as the following conditions are satisfied: (i) no Default or Event of Default shall have occurred and be continuing at the time the relevant offering document in respect of a Permitted Debt Exchange Offer is delivered to the relevant Lenders, (ii) the aggregate principal amount (calculated on the face amount thereof) of Term Loans exchanged shall equal the aggregate principal amount (calculated on the face amount thereof) of Permitted Debt Exchange Notes issued in exchange for such Term Loans, (iii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged by the Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on the date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Acceptance, or such other form as

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may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), (iv) if the aggregate principal amount of all Term Loans (calculated on the face amount thereof) tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount of the applicable Tranche actually held by it) shall exceed the maximum aggregate principal amount of Term Loans offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered, (v) each such Permitted Debt Exchange Offer shall be made on a pro rata basis to the Lenders (other than any Lender that, if requested by the Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act)) based on their respective aggregate principal amounts of outstanding Term Loans of the applicable Tranche, (vi) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Administrative Agent, and (vii) any applicable Minimum Exchange Tender Condition shall be satisfied.
(b)    With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Section 2.20, (i) such Permitted Debt Exchanges (and the cancellation of the exchanged Term Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.05 and (ii) such Permitted Debt Exchange Offer shall be made for not less than $25.0 million in aggregate principal amount of Term Loans, provided that, subject to the foregoing clause (ii), the Borrower may at its election specify as a condition (a “Minimum Exchange Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans be tendered.
(c)    In connection with each Permitted Debt Exchange, the Borrower shall provide the Administrative Agent at least ten (10) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and the Borrower and the Administrative Agent, acting reasonably, shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.20 and without conflict with Section 2.20(d); provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than five (5) Business Days following the date on which the Permitted Debt Exchange Offer is made.
(d)    The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (x) neither the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Debt Exchange (other than the Borrower’s reliance on any certificate delivered by a Lender pursuant to Section 2.20(a) above for which such Lender shall bear sole responsibility) and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Securities Exchange Act of 1934, as amended.

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ARTICLE III
TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY
3.01    Taxes.
(g)    Except as provided in this Section 3.01 or as required by applicable Laws (which for purposes of this Section 3.01, includes any agreement entered into under FATCA), any and all payments by the Borrower and any other Loan Party to or for the account of any Agent or any Lender under any Loan Document shall be made without deduction for any Taxes, excluding, in the case of each Agent and each Lender, any (v) Taxes imposed on or measured by its net income, branch profits Taxes, franchise Taxes and similar Taxes (including minimum Taxes) imposed on it, in each case, by the jurisdiction (or any political subdivision thereof) under the Laws of which such Agent or such Lender, as the case may be, is organized, in which its principal office is located or in which it maintains its Lending Office, (w) Taxes imposed by reason of a present or former connection between an Agent or Lender and such jurisdiction (other than a connection arising solely from such Agent or such Lender (or its applicable Lending Office) as the case may be, having executed, delivered or performed its obligations under any Loan Document, received a payment under a Loan Document or enforced its rights under a Loan Document), (x) United States Federal withholding Taxes, other than United States Federal withholding Taxes imposed on or with respect to any payment under this Agreement or any other Loan Document to such Lender or Agent as a result of a U.S. Tax Law Change, (y) Taxes attributable to any Lender’s or Agent’s failure to comply with Section 10.15 and (z) Taxes imposed pursuant to FATCA or an agreement entered into pursuant to FATCA (all such non-excluded Taxes being hereinafter referred to as “Non-Excluded Taxes”); provided, however, that, if at the date of the Assignment and Assumption pursuant to which a Lender becomes a party to this Agreement, the Lender assignor was entitled to payments of additional amounts under this clause (a) in respect of United States Federal withholding Tax with respect to payments at such date, then, to such extent, the term Non-Excluded Taxes shall include (in addition to United States Federal withholding Taxes otherwise includable in Non-Excluded Taxes) United States Federal withholding Tax, if any, imposed under applicable law with respect to the Lender assignee on such date. If any Loan Party or Agent shall be required by any Laws to deduct any Non-Excluded Taxes or Other Taxes from or in respect of any amount payable under any Loan Document to any Agent or any Lender, (i) the amount payable by the relevant Loan Party shall be increased as necessary so that after making all such deductions (including deductions applicable to additional amounts payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the amount it would have received had no such deductions been made, (ii) the Loan Party or Agent shall make such deductions, (iii) the Loan Party or Agent shall pay the full amount deducted to the relevant taxation authority or other Governmental Authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment, the Loan Party or Agent shall furnish to such Agent or Lender (as the case may be) the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.
(h)    In addition but without duplication, the Borrower agrees to pay any and all present or future stamp, court or documentary or mortgage recording taxes, charges or similar levies which arise from the execution, delivery, enforcement or registration of, or from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any Taxes imposed with respect to an assignment or transfer of any Loan Document or any interest in any Loan Document (other than pursuant to the initial syndication of the Loans) (hereinafter referred to as “Other Taxes”).

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(i)    The Borrower agrees to indemnify each Agent and each Lender for (i) the full amount of Non-Excluded Taxes imposed on amounts payable by any Loan Party or Agent to or for the account of any Agent or any Lender under any Loan Document and Other Taxes (including any Non-Excluded Taxes or Other Taxes imposed or asserted by any Governmental Authority on amounts payable under this Section 3.01), in each case paid by such Agent and such Lender, and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority and other than any amounts described in clause (i) or (ii) arising as a result of the gross negligence or willful misconduct of any such Agent or Lender; provided such Agent or Lender, as the case may be, provides the Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts. Payment under this Section 3.01(c) shall be made within thirty (30) days after the date such Lender or such Agent makes a written demand therefor.
(j)    Notwithstanding anything herein to the contrary, the Borrower shall not be required pursuant to this Section 3.01 to pay any additional amount to, or to indemnify, any Lender or Agent, as the case may be, to the extent that such Lender or such Agent becomes subject to Taxes as a result of a change in the place of organization of such Lender or Agent, a change in the Lending Office of such Lender, or a change in the principal office of such Lender or Agent, in each case where such change occurs after the Effective Date (or, if later, the date such Lender or Agent becomes a party to this Agreement), except to the extent that any such change is requested or required by the Borrower or to the extent that such Lender or Agent was entitled, at the time of the change in place of organization or the change in Lending Office, to receive additional amounts from the Borrower pursuant to Section 3.01(a) and (c) with respect to such Taxes.
(k)    If any Lender or Agent determines in its sole discretion exercised in good faith that it has received a refund in respect of any Non-Excluded Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower pursuant to this Section 3.01, it shall promptly remit such refund (including any interest included in such refund paid by the relevant taxation authority) to the Borrower, net of all out-of-pocket expenses of the Lender or Agent, as the case may be; provided, however, that the Borrower, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such party in the event such party is required to repay such refund to the relevant taxing authority. Such Lender or Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential). Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any tax refund or to disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled. For purposes of this Section 3.01(e), the term “refund” shall include any credit in lieu of refund granted by the taxing authorities imposing the relevant Non-Excluded Taxes or Other Taxes, but only if and when such Lender or Agent realizes the credit as a monetary benefit.
(l)    Each Agent and Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a), (b) or (c) with respect to such Agent or Lender it will, if requested by the

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Borrower, use commercially reasonable efforts (subject to such Agent or Lender’s overall internal policies of general application and legal and regulatory restrictions) to avoid or reduce to the greatest extent possible any indemnification or additional amounts being due under this Section 3.01, including to designate another Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Agent or Lender, cause such Agent or such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 3.01(f) shall affect or postpone any of the Obligations of the Borrower or the rights of such Agent or Lender pursuant to Sections 3.01(a), (b) and (c). The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Agent or Lender as a result of a request by the Borrower under this Section 3.01(f).
(m)    Upon the request of the Borrower, each Agent or Lender to which the Borrower may be required to pay any additional amount or indemnity pursuant to this Section 3.01 shall contest the imposition of any Tax giving rise to such payment; provided that the Borrower shall reimburse such party promptly for its reasonable out-of-pocket attorneys’ and accountants’ fees and disbursements incurred in so contesting the imposition of such Tax; provided, however, that, notwithstanding the foregoing, no party shall be required to take any action to contest the imposition of any Tax if such party determines, in its good faith judgment, that it would be materially disadvantaged as a result of such action.
3.02    Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the

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need for such notice and will not, in the good faith judgment of such Lender, be materially disadvantageous to such Lender in any legal, economic or regulatory aspect.
3.03    Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
3.04    Increased Cost and Reduced Return; Capital Adequacy.
(e)    If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the date hereof, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Taxes and (ii) reserve requirements reflected in the Eurodollar Rate), then from time to time within fifteen (15) days after demand of such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.
(f)    If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation Controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time within fifteen (15) days after demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within ten (10) days after receipt of demand therefor.
(g)    [Reserved].

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(h)    If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower and at the Borrower’s expense, use commercially reasonable efforts to designate another Lending Office for any Loan affected by such event; provided that such efforts would not, in the good faith judgment of such Lender, be inconsistent with the internal policies of, or otherwise be materially disadvantageous in any legal, economic or regulatory respect to such Lender or its Lending Office. The provisions of this clause (d) shall not affect or postpone any Obligations of the Borrower or rights of such Lender pursuant to Sections 3.04(a) or (b).
(i)    For purposes of this Section 3.04, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have gone into effect after the date hereof, regardless of the date enacted, adopted or issued.
3.05    Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, setting forth in reasonable detail the basis for calculating such compensation, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:
(c)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(d)    any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or
(e)    any mandatory assignment of such Lender’s Loans (other than Base Rate Loans) pursuant to Section 3.07 on a day other than the last day of the Interest Period for such Loans;
including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained, but excluding any such loss for which no reasonable means of calculation exist, as set forth in Section 3.03.
3.06    Matters Applicable to All Requests for Compensation.
(a)    [Reserved].
(b)    With respect to any Lender’s claim for compensation under Section 3.02, 3.03 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180 day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender

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(with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Eurodollar Rate Loans, or to convert Base Rate Loans into Eurodollar Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.
(c)    If the obligation of any Lender to make or continue from one Interest Period to another any Eurodollar Rate Loan, or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s Eurodollar Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurodollar Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:
(i)    to the extent that such Lender’s Eurodollar Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurodollar Rate Loans shall be applied instead to its Base Rate Loans; and
(ii)    all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurodollar Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurodollar Rate Loans shall remain as Base Rate Loans.
(d)    If any Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurodollar Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.
3.07    Replacement of Lenders under Certain Circumstances.
(d)    If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments pursuant to Section 3.01 or 3.04 or any Lender ceases to make Eurodollar Rate Loans as a result of any condition described in Section 3.02 or 3.03, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a “Non-Consenting Lender” (as defined below in this Section 3.07), then the Borrower may on one Business Day’s prior written notice to the Administrative Agent and such Lender (or, in the case of a Defaulting Lender, same-day notice on the Funding Date), either (i) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance, it being understood that in the case of a Defaulting Lender, such fee is hereby waived by the Administrative Agent) all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person or (ii) terminate

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the applicable Commitment of such Lender and (other than in the case of a Defaulting Lender) repay all applicable obligations of the Borrower owing to such Lender relating to the applicable Loans held by such Lender as of such termination date.
(e)    Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans, (B) all Obligations relating to the Loans (excluding, for the avoidance of doubt, any Obligations in respect of Section 2.09(a)) so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans and Commitments, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Lender being replaced pursuant to Section 3.07(a) does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within one (1) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Lender being replaced pursuant to Section 3.07(a) or, on the Funding Date, if such Lender is a Defaulting Lender, then such Lender being replaced pursuant to Section 3.07(a) shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of such Lender. In connection with the replacement of any Lender pursuant to Section 3.07(a) above, the Borrower shall pay to such Lender such amounts as may be required pursuant to Section 3.05.
(f)    Notwithstanding anything to the contrary contained above, the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.
(g)    In the event that (i) the Borrower or the Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain class of the Loans and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”
3.08    Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder and resignation of the Administrative Agent.
ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01    Conditions to Effective Date. The obligation of each Lender to execute and deliver this Agreement and to make its respective Commitments hereunder, is subject to satisfaction or waiver (in accordance with Section 10.01) of the following conditions precedent:

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(a)    The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles or “.pdf” or “tiff” files (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Initial Borrower each dated as of the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date), each in form and substance reasonably satisfactory to the Administrative Agent, and each accompanied by their respective required schedules and other attachments (and set forth thereon shall be all required information with respect to the Initial Borrower):
(i)    executed counterparts of this Agreement;
(ii)    such customary certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Initial Borrower as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Initial Borrower is a party or is to be a party;
(iii)    such documents and certifications (including, without limitation, Organization Documents and good standing certificates) as the Administrative Agent may reasonably require to evidence that the Initial Borrower is duly organized or formed, and that the Initial Borrower is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to be so qualified could not reasonably be expected to have a Material Adverse Effect; and
(iv)    a customary certificate of a Responsible Officer of the Initial Borrower with certifications with respect to the satisfaction of the conditions set forth in clauses (d) and (e) of this Section 4.01.
(b)    The Initial Borrower shall have provided the documentation and other information reasonably requested in writing at least 10 days prior to the Effective Date by the Lenders in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case at least five days prior to the Effective Date.
(c)    The Administrative Agent’s receipt of (i) audited consolidated balance sheets of the Company and the Target and related statements of income, changes in equity and cash flows of the Company and the Target for the three (3) most recently completed fiscal years ended at least 90 days before the Effective Date in the case of the Company and 100 days before the Effective Date in the case of the Target and (ii) unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of the Company and the Target for each subsequent fiscal quarter after the most recent completed fiscal year for which financials have been delivered pursuant to clause (c)(i) above ended at least 45 days before the Effective Date in the case of the Company and 50 days (or in the case of the fiscal quarter ending on June 30, 2012, 60 days) before the Effective Date in the case of the Target.
(d)    The Major Representations shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in

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which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date.
(e)    No Major Default relating solely to the Initial Borrower shall exist.
Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement on or after the Effective Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.
4.02    Conditions to Funding. On the Funding Date, the obligation of each Lender to make its initial Credit Extension hereunder, is subject to satisfaction or waiver (in accordance with Section 10.01) of the following conditions precedent:
(a)    The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles or “.pdf” or “tiff” files (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, if applicable, each dated as of the Funding Date (or, in the case of certificates of governmental officials, a recent date before the Funding Date), each in form and substance reasonably satisfactory to the Administrative Agent, and each accompanied by their respective required schedules and other attachments (and set forth thereon shall be all required information with respect to Holdings, the Company and its Subsidiaries, giving effect to the Transactions):
(i)    executed counterparts of (A) a Holdings Guaranty from Holdings and (B) a Subsidiary Guaranty from the Subsidiary Guarantors;
(ii)    the Security Agreement, duly executed by the Company, Holdings and the Subsidiary Guarantors, together with:
(A)    [Reserved],
(B)    copies of proper financing statements, duly prepared for filing under the Uniform Commercial Code in all jurisdictions that the Administrative Agent may deem reasonably necessary in order to perfect and protect the Liens against the Company and the Guarantors created under the Security Agreement, covering the Collateral described in the Security Agreement, and
(C)    copies of other documents for recordings or filings of or with respect to the Company and the Guarantors contemplated by the Security Agreement that the Administrative Agent may deem reasonably necessary or desirable in order to perfect and protect the Liens created thereby shall have been provided for in a manner reasonably satisfactory to the Administrative Agent (including, without limitation, receipt of duly executed payoff letters, customary lien searches and UCC-3 termination statements, in each case if applicable);

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(iii)    the Intellectual Property Security Agreements, duly executed by the applicable Loan Parties;
(iv)    Schedules I, 1.01(e), 5.02(h)(ii), (h)(iii), (i), (l) and (p), 6.16 and 7.03 to this Agreement;
(v)    such customary certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Company, the Subsidiary Guarantors and Holdings as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which each of the Company, the Subsidiary Guarantors and Holdings is a party or is to be a party;
(vi)    such documents and certifications (including, without limitation, Organization Documents and good standing certificates) as the Administrative Agent may reasonably require to evidence that each of the Company, the Subsidiary Guarantors and Holdings is duly organized or formed, and that each of the Company, the Subsidiary Guarantors and Holdings is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to be so qualified could not reasonably be expected to have a Material Adverse Effect;
(vii)    an opinion of Debevoise & Plimpton LLP, counsel to the Company, the Subsidiary Guarantors and Holdings, addressed to the Administrative Agent and each Lender party to this Agreement as of the Funding Date, in form and substance customary for transactions of this type;
(viii)    a Note executed by the Borrower in favor of each Lender that has requested a Note no later than five Business Days prior to the Funding Date;
(ix)    an executed acknowledgement of the Intercreditor Agreement from the Company, Holdings and the Subsidiary Guarantors; and
(x)    a solvency certificate from the chief financial officer of the Company (after giving effect to the Transactions) substantially in the form attached hereto as Exhibit I;
(xi)    opinions of local counsel for the Loan Parties in each of the jurisdictions listed on Schedule 4.03 hereto, addressed to the Administrative Agent and each Lender party to this Agreement as of the Funding Date, in form and substance customary for transactions of this type; and
(xii)    a Committed Loan Notice relating to the initial Credit Extension.
(b)    Holdings, the Company and each Subsidiary Guarantor shall have provided the documentation and other information reasonably requested in writing at least 10 days prior to the Funding Date by the Lenders in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case at least five days prior to the Funding Date.

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(c)    The Acquisition shall have been consummated, or substantially simultaneously with the initial Credit Extension hereunder, shall be consummated, in all material respects in accordance with the terms of the Purchase and Sale Agreement, without giving effect to any modifications, amendments, consents or waivers thereto that are material and adverse to the Lenders or the Joint Bookrunners without the prior consent of the Joint Bookrunners. For purposes of this condition, it is hereby understood and agreed that any change in the purchase price in connection with the Acquisition shall not be deemed to be material and adverse to the interests of the Lenders or the Joint Bookrunners, provided that any reduction in the purchase price shall be allocated on a pro rata basis (x) to reduce the Term Facility and, if the Company has made a Backstop Election, the Backstop Facility (it being understood that any such reduction will first be allocated to reduce the Backstop Facility, with any remaining amounts allocated to reduce the Term Facility; provided that (i) to the extent necessary to allow the Term Loans incurred on the Funding Date to be permitted pursuant to either (a) Section 7.03(b)(xxxi)(i) of the Existing Credit Agreement, in reliance on clause (ii) of the definition of “Maximum Incremental Facilities Amount” in the Existing Credit Agreement or (b) clause 24 of the definition of “Permitted Liens” in the Existing Indenture and (ii) to the extent that any such reduction would cause the amount of the Backstop Facility to be greater than zero but less than the Backstop Minimum Amount, in each case the applicable portion of such pro rata reduction will be allocated to the Term Facility) and (y) to reduce the amount of cash on hand at the Company to be utilized to pay Acquisition Costs.
(d)    The Refinancing shall be consummated substantially simultaneously with the initial Credit Extension hereunder.
(e)    All fees required to be paid on the Closing Date (as defined in the Fee Letter) pursuant to the Fee Letter, the fees set forth in Section 2.09(a) and reasonable out-of-pocket expenses required to be paid on the Closing Date (as defined in the Commitment Letter) pursuant to the Commitment Letter, to the extent invoiced at least three (3) Business Days prior to the Funding Date (or such later date as the Company may reasonably agree) shall, upon the initial Credit Extension hereunder, have been paid.
(f)    The Major Representations relating to the Company and the Guarantors shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the Funding Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date.
(g)    No Major Default relating to the Company and the Guarantors shall exist, or would result after giving effect to the Transactions.
Notwithstanding anything herein to the contrary, it is understood that, other than with respect to any UCC Filing Collateral (as defined below), to the extent any Lien on any Collateral is not or cannot be provided and/or perfected on the Funding Date after the Borrower’s use of commercially reasonable efforts to do so without undue burden or expense, the provision and/or perfection of a Lien on such Collateral shall not constitute a condition precedent for purposes of this Section 4.02, but instead shall be required to be delivered after the Funding Date in accordance with Sections 6.14 and 6.16. For purposes of this paragraph, “UCC Filing Collateral” means Collateral, including Collateral constituting investment property, for which a security interest can be perfected by filing a UCC-1 financing statement.

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Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.02, each Lender that has funded any portion of a Loan on or after the Funding Date or has signed this Agreement on or after the Funding Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Funding Date specifying its objection thereto.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
5.01    Effective Date. On the Effective Date, the Borrower represents and warrants to the Agents and the Lenders that:
(h)    Existence, Qualification and Power; Compliance with Laws. It (i) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, (ii) has all requisite power and authority to (A) own or lease its assets and carry on its business and (B) execute, deliver and perform its obligations under this Agreement, (iii) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (iv) is in compliance with all Laws and (v) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (ii),  (other than in the case of (ii)(B)), (iii), (iv) or (v), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
(i)    Authorization; No Contravention. The execution, delivery and performance by it of this Agreement, and the consummation of the Transactions, are within its corporate powers, have been or prior to the Funding Date will be duly authorized by all necessary corporate action, and do not (i) contravene the terms of any of its Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which it is a party or by which it or its properties are affected or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which it or its property is subject; or (iii) violate any material Law; in each case, except with respect to any violation, breach or contravention or payment (but not creation of Liens) referred to in clause (ii) or (iii) to the extent that such violation, conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.
(j)    Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Initial Borrower of this Agreement, except for (x) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (y) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.
(k)    Binding Effect. This Agreement has been duly executed and delivered by the Initial Borrower. This Agreement constitutes, a legal, valid and binding obligation of the Initial Borrower,

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enforceable against the Initial Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity.
(l)    Financial Statements; No Material Adverse Effect.
(i)    The Audited Financial Statements fairly present in all material respects the financial condition of the Company and its consolidated subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.
(ii)    The unaudited consolidated financial statements of the Company delivered pursuant to Section 4.01(c), and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarters (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (B) fairly present in all material respects the financial condition of the Company and its Restricted Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject to the absence of footnotes and to normal year-end audit adjustments.
(m)    Margin Regulations; Investment Company Act.
(i)    The Initial Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock and no proceeds of any Borrowings will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.
(ii)    The Initial Borrower is not registered nor is it required to be registered as an “investment company” under the Investment Company Act of 1940.
(n)    No Material Misstatements. The written information (including the Confidential Information Memorandum), public filings, reports, financial statements, exhibits and schedules furnished by or on behalf of the Initial Borrower to the Administrative Agent, the Arrangers and the Lenders on or prior to the Effective Date in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, did not contain as of the Effective Date any material misstatement of fact and did not omit to state as of the Effective Date any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in their presentation of the Company and its subsidiaries taken as a whole. It is understood that (i) no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based or concerning any information of a general economic nature or general information about Company’s and its subsidiaries’ industry, contained in any such information, reports, financial statements, exhibits or schedules, except that, in the case of such forecasts, estimates, pro forma information, projections and statements, as of the date such forecasts, estimates, pro forma information, projections and statements were generated, (A) such forecasts, estimates, pro forma information, projections and statements were based on the good faith assumptions of the management of the Company and (B) such assumptions were believed by such

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management to be reasonable and (ii) (A) such forecasts, estimates, pro forma information, projections and statements are as to future events and are not to be viewed as facts, (B) such forecasts, estimates, pro forma information, projections and statements are subject to significant uncertainties and contingencies, many of which are beyond the Company’s or its Affiliates’ control, (iii) that no assurance can be given that any particular forecast, estimate, pro forma information, projection or statement will be realized and that actual results during the period or periods covered by any such forecast, estimate, pro forma information, projection or statement may differ significantly from the projected results and such differences may be material.
(o)    Compliance with Laws. It is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
(p)    [Reserved].
(q)    PATRIOT Act. The Initial Borrower is in compliance with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act, in each case, except where failure to comply could not reasonably be expected to have a Material Adverse Effect. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
(r)    OFAC. The Initial Borrower is not any of the following:
(i)    a Person that is listed in the annex to, or it otherwise subject to the provisions of Executive Order No. 13224 on Terrorist Financing effective September 24, 2001(the “Executive Order”);
(ii)    a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
(iii)    a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
(iv)    a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.
5.02    Funding Date. On the Funding Date, the Borrower represents and warrants to the Agents and the Lenders (after giving effect to the Transactions) that:

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(j)    Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Restricted Subsidiaries (i) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (ii) has all requisite power and authority to (A) own or lease its assets and carry on its business and (B) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (iii) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (iv) is in compliance with all Laws and (v) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (i) (other than with respect to the Borrower), (ii) (other than in the case of (ii)(B) with respect to the Borrower), (iii), (iv) or (v), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
(k)    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment (except for Indebtedness to be repaid on the Funding Date in connection with the Transactions) to be made under (A) any Contractual Obligation to which such Person is a party or by which such Person or the properties of such Person or any of its Restricted Subsidiaries are affected or (B) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any material Law; in each case, except with respect to any violation, breach or contravention or payment (but not creation of Liens) referred to in clause (i) (other than with respect to the Borrower), (ii) or (iii) to the extent that such violation, conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.
(l)    Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (i) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents or (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof), except for (x) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loans Parties or any Restricted Subsidiary in favor of the Secured Parties consisting of UCC financing statements, filings and recordations in the United States Patent and Trademark Office and the United States Copyright Office and Mortgages, (y) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (z) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.
(m)    Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited

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by bankruptcy insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity.
(n)    Financial Statements; No Material Adverse Effect.
(i)    The Audited Financial Statements fairly present in all material respects the financial condition of the Company and its consolidated subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.
(ii)    The unaudited consolidated financial statements of the Company most recently delivered pursuant to Section 6.01(b), if any, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarters (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (B) fairly present in all material respects the financial condition of the Company and its consolidated subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject to the absence of footnotes and to normal year-end audit adjustments.
(iii)    After giving effect to the Term Borrowing but prior to the Initial Borrower Merger, as of the Funding Date, the Initial Borrower does not have any material Indebtedness or other liabilities, direct or contingent, other than the Indebtedness and liabilities being Incurred in connection with the Transactions.
(iv)    Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
(v)    The consolidated forecasted balance sheets, statements of income and statements of cash flows of the Company delivered to the Lenders pursuant to Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by the management of the Company to be reasonable in light of the conditions existing at the time of delivery of such forecasts; it being understood that such assumptions may not prove to be correct and that actual results may vary from such forecasts and that such variations may be material.
(o)    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings or the Borrower or any of the Borrower’s Restricted Subsidiaries, or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(p)    Use of Proceeds. The Borrower will only use the proceeds of the Initial Term Loans to finance the Transactions (including paying any fees, commissions and expenses associated therewith).

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(q)    Ownership of Property; Liens.
(v)    Each Loan Party and each of its Restricted Subsidiaries has good and valid title in fee simple to, or valid leasehold interests in, all Material Real Property, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01, except where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(vi)    Set forth on Schedule 5.02(h)(ii) hereto is a complete and accurate list of all Material Real Property owned by any Loan Party, as of the Funding Date, showing as of the Funding Date the street address (to the extent available), county or other relevant jurisdiction, state and record owner; and as of the Funding Date, no Loan Party owns any Material Real Property except as listed on Schedule 5.02(h)(ii).
(vii)    Set forth on Schedule 5.02(h)(iii) hereto is a complete and accurate list of all or substantially all leases of material real property valued in excess of $15,000,000 under which any Loan Party or any of its Restricted Subsidiaries is the lessee as of the Funding Date, showing as of the Funding Date the street address (to the extent available), county or other relevant jurisdiction, state, lessor and lessee.
(r)    Environmental Compliance. Except as disclosed in Schedule 5.02(i):
(i)    There are no claims against Holdings, the Borrower or any of its Restricted Subsidiaries alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(ii)    Except as could not reasonably be expected to have a Material Adverse Effect, (A) none of the properties currently or formerly owned or operated by any Loan Party or any of its Restricted Subsidiaries is listed or, to the knowledge of the Borrower, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (B) there are no and, to the knowledge of the Borrower, never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Restricted Subsidiaries or, to its knowledge, on any property formerly owned or operated by any Loan Party or any of its Restricted Subsidiaries; (C) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Restricted Subsidiaries requiring investigation, remediation, mitigation, removal, or assessment, or other response, remedial or corrective action, pursuant to Environmental Law; and (D) Hazardous Materials have not been released, discharged or disposed of on any property currently or, to the knowledge of the Borrower, formerly owned or operated by any Loan Party or any of its Restricted Subsidiaries except for such releases, discharges or disposal that were in compliance with Environmental Laws.

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(iii)    No real property owned by any Loan Party contains any Hazardous Materials in amounts or concentrations which (A) constitute a violation of, (B) require remedial action under, or (C) could be reasonably expected to give rise to liability under, Environmental Laws, which violations, remedial actions and liabilities, in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
(iv)    None of Holdings, the Borrower or any of the Borrower’s Restricted Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation, remediation, mitigation, removal, assessment or remedial, response or corrective action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for such investigation, remediation, mitigation, removal, assessment or remedial, response or corrective action that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(v)    All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or, to the knowledge of the Borrower, formerly owned or operated by any Loan Party or any of its Restricted Subsidiaries have been disposed of in a manner not reasonably expected to result in liability to any Loan Party or any of its Restricted Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.
(s)    Taxes. Holdings, the Borrower and its Restricted Subsidiaries have filed all Federal, state, local, foreign and other tax returns and reports required to be filed, and have paid all Federal, state, local, foreign and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets or otherwise due and payable by them, except those (i) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided on the books of the applicable Person in accordance with GAAP or (ii) with respect to which the failure to make such filing or payment could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.
(t)    ERISA Compliance.
(i)    Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (A) each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state laws, and (B) each Plan that is intended to be a qualified plan under Section 401(a) of the Code may rely upon an opinion letter for a prototype plan or has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service, and to the knowledge of any Loan Party, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.
(ii)    There are no pending or, to the knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no “prohibited transaction” (within

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the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA) with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(iii)    (A) No ERISA Event has occurred and neither any Loan Party nor, to the knowledge of any Loan Party, any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (B) each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (C) as of the most recent valuation date for any Pension Plan (other than a Multiemployer Plan), the present value of all accrued benefits under such Pension Plan (based on the actuarial assumptions used to fund such Pension Plan) did not exceed the value of the assets of such Pension Plan allocable to such accrued benefits; (D) neither any Loan Party nor, to the knowledge of any Loan Party, any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) for any Pension Plan to drop below 80% as of the most recent valuation date; (E) neither any Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (F) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA and (G) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan, except with respect to each of the foregoing clauses (A) through (G) of this Section 5.02(k)(iii), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
(u)    Subsidiaries; Equity Interests. As of the Funding Date, each Loan Party has no Restricted Subsidiaries other than those specifically disclosed in Schedule 5.02(1), and all of the outstanding Pledged Interests in such Restricted Subsidiaries that are owned by a Loan Party have been validly issued, are fully paid and non-assessable (to the extent such concepts are applicable in the relevant jurisdiction) and are owned free and clear of all Liens except (A) those created under the Collateral Documents and (B) any Permitted Lien.
(v)    Margin Regulations; Investment Company Act.
(i)    The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock and no proceeds of any Borrowings will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.
(ii)    None of the Borrower, or any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
(w)    No Material Misstatements. The written information (including the Confidential Information Memorandum), public filings, reports, financial statements, exhibits and schedules furnished

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by or on behalf of the Borrower to the Administrative Agent, the Arrangers and the Lenders on or prior to the Effective Date in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, did not contain as of the Effective Date any material misstatement of fact and did not omit to state as of the Effective Date any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in their presentation of the Company and its subsidiaries taken as a whole. It is understood that (i) no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based or concerning any information of a general economic nature or general information about Company’s and its subsidiaries’ industry, contained in any such information, reports, financial statements, exhibits or schedules, except that, in the case of such forecasts, estimates, pro forma information, projections and statements, as of the date such forecasts, estimates, pro forma information, projections and statements were generated, (A) such forecasts, estimates, pro forma information, projections and statements were based on the good faith assumptions of the management of the Company and (B) such assumptions were believed by such management to be reasonable and (ii) (A) such forecasts, estimates, pro forma information, projections and statements are as to future events and are not to be viewed as facts, (B) such forecasts, estimates, pro forma information, projections and statements are subject to significant uncertainties and contingencies, many of which are beyond the Company’s or its Affiliates’ control, (C) that no assurance can be given that any particular forecast, estimate, pro forma information, projection or statement will be realized and that actual results during the period or periods covered by any such forecast, estimate, pro forma information, projection or statement may differ significantly from the projected results and such differences may be material.
(x)    Compliance with Laws. Each Loan Party and its Restricted Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
(y)    Intellectual Property; Licenses, Etc. Each Loan Party and its Restricted Subsidiaries own, license or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, franchises, licenses and other intellectual property rights that are necessary for the operation of their respective businesses, as currently conducted (collectively, “IP Rights”), and such IP Rights do not conflict with the rights of any other Person, except to the extent such failure to own, license or possess or such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 5.02(p) is a complete and accurate list of all registered or applications to register IP Rights in the United States that are owned by each Loan Party and its Restricted Subsidiaries as of the Funding Date. To the knowledge of the Borrower, the conduct of the business of any Loan Party or any Restricted Subsidiary as currently conducted or as contemplated to be conducted does not infringe upon or violate any rights held by any other Person except for such infringements, and violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened in writing, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

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(z)    Solvency. As of the Funding Date, the Company and its Subsidiaries, on a consolidated basis, are Solvent.
(aa)    Perfection, Etc. Each Collateral Document delivered pursuant to this Agreement will, upon execution and delivery thereof, be effective to create (to the extent described therein) in favor of the Administrative Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein, to the extent intended to be created thereby and required to be perfected therein, except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing and (i) when financing statements and other filings in appropriate form are filed in the offices of the Secretary of State of each Loan Party’s jurisdiction of organization or formation and applicable documents are filed and recorded in the United States Patent and Trademark Office or the United States Copyright Office, (ii) upon the taking of possession or control by the Administrative Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by the Security Agreement) and (iii) the Mortgages (if any) have been duly recorded in the proper recorder’s offices or appropriate public records and the mortgage recording fees and taxes in respect thereof, if any, are paid and compliance is otherwise had with the formal requirements of state or local law applicable to the recording of real property mortgages generally, the Liens created by the Collateral Documents shall constitute fully perfected Liens on, and security interests in (to the extent intended to be created thereby and required to be perfected under the Loan Documents), all right, title and interest of the grantors in such Collateral in each case free and clear of any Liens other than Liens permitted hereunder.
(bb)    PATRIOT Act. To the extent applicable, each of the Borrower Parties is in compliance with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act, in each case, except where failure to comply could not reasonably be expected to have a Material Adverse Effect. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
(cc)    OFAC.
(i)    No Loan Party is any of the following:
(A)    a Person that is listed in the annex to, or it otherwise subject to the provisions of the Executive Order;
(B)    a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

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(C)    a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
(D)    a Person that is named as a “specially designated national and blocked person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list.
(ii)    The proceeds of the Initial Term Loans will not be used to facilitate (as such term is used in rules and regulations promulgated by OFAC) any business with any person, entity, organization, country or government that is the target of OFAC sanctions where such business would be prohibited as to U.S. persons, giving effect to any and all general or specific licenses that have been granted by OFAC.
(iii)    As of the Funding Date, after giving effect to the Transactions, neither the Target nor any of its Subsidiaries nor any Loan Party is a person that is named as, or owned or controlled by, a specially designated national or blocked person on the current list published by the U.S. Treasury Department's Office of Foreign Assets Control (OFAC).
ARTICLE VI
AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) hereunder shall remain unpaid or unsatisfied, the Borrower shall (or, in the case of the covenants set forth in Sections 6.01 and 6.02 (other than the Borrower’s obligation with respect to Compliance Certificates under Section 6.02(b)) prior to Funding Date, shall use commercially reasonable efforts to cause the Company to, and on and following the Initial Borrower Merger shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Restricted Subsidiary to:
6.01    Financial Statements. Deliver to the Administrative Agent:
(dd)    as soon as available, but in any event within 90 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, in each case with all consolidating information required to be contained in annual reports filed on Form 10-K (or such information as may be required to be contained in any successor or comparable form), setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young or any other independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph (other than any such qualification, exception or paragraph that is expressed solely with respect to, or resulting solely from (i) an upcoming maturity date under the Facilities that is scheduled to occur within one year from the time such opinion is delivered or (ii) any potential inability to satisfy the financial maintenance covenant set forth in Section 7.11 of the Existing Credit Agreement on a future date or in a future period) or any qualification, exception or

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explanatory paragraph as to the scope of such audit, together with a customary management’s discussion and analysis of financial information, and the management of the Company shall, not later than 20 days following the delivery of such financial statements pursuant to this clause (a), participate in one telephonic conference with the Lenders and the Administrative Agent, to the extent arranged by the Administrative Agent, at a time reasonably selected by the Administrative Agent in consultation with the Company, to discuss the contents of such financial statements;
(ee)    as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, a consolidated balance sheet of the Company as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, in each case with all consolidating information required to be contained in quarterly reports filed on Form 10-Q (or such information as may be required to be contained in any successor or comparable form), setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Company as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Company in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, together with a customary management’s discussion and analysis of financial information and the management the Company shall, not later than 20 days following the delivery of such financial statements pursuant to this clause (b), participate in one telephonic conference with the Lenders and the Administrative Agent, to the extent arranged by the Administrative Agent, at a time reasonably selected by the Administrative Agent in consultation with the Company, to discuss the contents of such financial statements; and
(ff)    as soon as available, but in any event no later than 60 days after the end of each fiscal year, reasonably detailed forecasts prepared by management of the Company (including projected consolidated balance sheets, income statements, and EBITDA, cash flow statements of the Company) on a quarterly basis for the fiscal year following such fiscal year then ended (it being understood that the form of forecasts delivered by the Company pursuant to the Existing Credit Agreement, plus the quarterly financial information described above and a reasonably detailed narrative describing the underlying assumptions applicable thereto, would be satisfactory);
provided, however, that, notwithstanding the provisions of clauses (a) and (b) above, at any time when the Company, Holdings and the Parent Holding Companies (if any) are not subject to the reporting requirements of the Exchange Act, (a) the Company will not be required to furnish any information, certificates or reports required by (i) Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 or 308 of Regulation S-K, (ii) Item 10(e) of Regulation S-K promulgated by the SEC with respect to any non-generally accepted accounting principles financial measures contained therein, (iii) Rule 3-09 of Regulation S-X or (iv) solely in respect of business combinations or acquisitions consummated prior to the Effective Date, Rule 3-05 of Regulation S-X, (b) such reports will not be required to contain the separate financial information for Subsidiary Guarantors or Subsidiaries whose securities are pledged to secure the Obligations contemplated by Rule 3-10 or Rule 3-16 of Regulation S-X and (c) such reports shall not be required to present compensation or beneficial ownership information.

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Notwithstanding the foregoing, (i) in the event that the Company delivers to the Administrative Agent an Annual Report for the Company, Holdings or any Parent Holding Company on Form 10-K for such fiscal year, as filed with the SEC, within 90 days after the end of such fiscal year, such Form 10-K shall satisfy all requirements of paragraph (a) of this Section to the extent that it contains the information required by such paragraph (a) and does not contain any “going concern” or like qualification, exception or explanatory paragraph or qualification (other than any such qualification that is expressed solely with respect to, or resulting solely from (i) an upcoming maturity date under the Facilities that is scheduled to occur within one year from the time such opinion is delivered or (ii) any potential inability to satisfy the financial maintenance covenant set forth in Section 7.11 of the Existing Credit Agreement on a future date or in a future period) or any exception or explanatory paragraph as to the scope of such audit and (ii) in the event that the Company delivers to the Administrative Agent a Quarterly Report for the Company, Holdings or any Parent Holding Company on Form 10-Q for such fiscal quarter, as filed with the SEC, within 45 days after the end of such fiscal quarter, such Form 10-Q shall satisfy all requirements of paragraph (b) of this Section to the extent that it contains the information required by such paragraph (b); in each case to the extent that information contained in such 10-K or 10-Q satisfies the requirements of paragraphs (a) or (b) of this Section, as the case may be.
6.02    Certificates; Other Information. Deliver to the Administrative Agent:
(f)    [Reserved];
(g)    no later than five days after the delivery of (i) the financial statements referred to in Sections 6.01(a) and (b), or (ii) an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q (in either case, delivered pursuant to the final paragraph of Section 6.01), a duly completed Compliance Certificate signed by a Responsible Officer of the Company, with respect to the financial statements delivered pursuant to Section 6.01, and the Borrower, with respect to all other matters, which delivery may be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes;
(h)    promptly after the same are available copies of all annual, regular, periodic and special reports and registration statements which Holdings or the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto; and
(i)    promptly after the furnishing thereof, copies of any requests or notices received by any Loan Party (other than in the ordinary course of business), statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, instrument or agreement governing Additional Permitted Obligations in a principal amount greater than the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02; and
(j)    promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

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Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) or (d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Company’s behalf on IntraLinks/IntraAgency or another relevant Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.
The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may be “public side” Lenders (i.e., Lenders that wish to receive only information that (i) is publicly available, (ii) is not material with respect to the Company and its Subsidiaries or their respective securities for purposes of United States federal and state securities laws or (iii) constitutes information of a type that would be publicly available if the Company was a public reporting company (as reasonably determined by Company) (collectively, the “Public Side Information”)). The Borrower hereby agrees that it will (or, prior to the Funding Date, it will use commercially reasonable efforts, cause the company to) use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as containing only Public Side Information (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”
6.03    Notices. Promptly, after a Responsible Officer of the Borrower or any Guarantor has obtained knowledge thereof, notify the Administrative Agent:
(e)    of the occurrence of any Default;
(f)    of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;
(g)    of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;
(h)    of the institution of, or non-frivolous written threat of, any material litigation not previously disclosed by the Borrower to the Administrative Agent, or any material development in any

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material litigation that could, in either case, be reasonably expected to have a Material Adverse Effect, or that seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated herein;
(i)    of the occurrence of any ERISA Event, where there is any potential material liability to any Loan Party as a result thereof; and
(j)    of the Incurrence of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(iii).
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.
6.04    Payment of Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable, (a) all its tax liabilities and assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained on the books of the applicable Person and (b) all lawful claims which, if unpaid, would by law become a Lien (other than a Permitted Lien) upon its property; except, in each case, to the extent the failure to pay or discharge or otherwise satisfy the same could not reasonably be expected to have a Material Adverse Effect.
6.05    Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except for the Initial Borrower Merger or any transaction permitted by Section 7.04 or 7.09, (b) take all reasonable action to maintain all rights, privileges (including its good standing, if such concept is applicable in the applicable jurisdiction of organization), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or as otherwise permitted hereunder, and (c) preserve or renew to the extent permitted under applicable Laws all of its United States registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect or as otherwise permitted hereunder.
6.06    Maintenance of Properties. Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted.
6.07    Maintenance of Insurance. Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons. In addition to the foregoing, if any portion of any Mortgaged Property is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National

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Flood Insurance Act of 1968 (or any amendment or successor act thereto), then the Borrower shall, or shall cause the applicable Guarantor to, maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to such Act.
6.08    Compliance with Laws. Comply in all material respects with the requirements of all applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
6.09    Books and Records. Maintain proper books of record and account in a manner to allow financial statements to be prepared in conformity with GAAP consistently applied in respect of all financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be.
6.10    Inspection Rights. Permit representatives of the Administrative Agent and, during the continuance of any Event of Default, of each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, (i) only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.10, (ii) the Administrative Agent shall not exercise such rights more often than one (1) time during any calendar year and (iii) such exercise shall be at the Borrower’s expense; provided, further that, when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice; provided further that representatives of the Borrower may be present during any such visits, discussions and inspections.
6.11    Use of Proceeds. Use the proceeds of the Initial Term Loans to finance a portion of the Transactions, including any fees, commissions and expenses associated therewith.
6.12    Covenant to Guarantee Obligations and Give Security.
(a)    Following the Initial Borrower Merger, upon the formation or acquisition of any new Subsidiaries by any Loan Party (provided that each of (i) any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Restricted Subsidiary and (ii) any Excluded Subsidiary ceasing to be an Excluded Subsidiary but remaining a Restricted Subsidiary shall be deemed to constitute the acquisition of a Restricted Subsidiary for all purposes of this Section 6.12), or upon the acquisition of any personal property (other than “Excluded Property” as defined in the Security Agreement) or any Material Real Property by any Loan Party, which real or personal property, in the reasonable judgment of the Administrative Agent, is not already subject to a perfected Lien in favor of the Administrative Agent for the benefit of the Secured Parties, the Borrower shall, in each case at the Borrower’s expense:
(iii)    in connection with the formation or acquisition of a Subsidiary, within thirty (30) days after such formation or acquisition or such longer period as the Administrative Agent may agree, (A)

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cause each such Subsidiary that is not an Excluded Subsidiary to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement in substantially the form attached to the Subsidiary Guarantee, guaranteeing the other Loan Parties’ obligations under the Loan Documents, and (B) (if not already so delivered) deliver certificates representing the Pledged Interests of each such Subsidiary (other than any Unrestricted Subsidiary) accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the Pledged Debt of such Subsidiary indorsed in blank to the Administrative Agent, together with, if requested by the Administrative Agent, supplements to the Security Agreement or other pledge or security agreements with respect to the pledge of any Equity Interests or Indebtedness; provided that no more than 65% of any class of Equity Interests of any Foreign Subsidiary entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2) promulgated under the Code) shall be required to be pledged as Collateral; provided, further, that (1) notwithstanding anything to the contrary in this Agreement, no assets owned by any Foreign Subsidiary shall be required to be pledged as Collateral and (2) there shall be no pledge or security agreements governed by any non-U.S. jurisdiction in order to create any security interests in assets located or titled outside of the U.S. or to perfect any security interests,
(iv)    within sixty (60) days after such request, formation or acquisition, or such longer period, as the Administrative Agent may agree in its sole discretion, duly execute and deliver, and cause each such Subsidiary that is not an Excluded Subsidiary to duly execute and deliver to the Administrative Agent, Mortgages (and other documentation and instruments referred to in Section 6.12(b)) (with respect to Material Real Properties only), Security Agreement Supplements, Intellectual Property Security Agreements and other security agreements, as specified by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Security Agreement, Intellectual Property Security Agreements and Mortgages (and Section 6.12(b))), securing payment of all the Obligations of the applicable Loan Party or such Subsidiary, as the case may be, under the Loan Documents and constituting Liens on all such properties (to the extent intended to be created thereby),
(v)    within sixty (60) days after such request, formation or acquisition, or such longer period, as the Administrative Agent may agree in its sole discretion, take, and cause such Subsidiary that is not an Excluded Subsidiary to take, whatever action (including, without limitation, the recording of Mortgages (with respect to Material Real Properties only), the filing of Uniform Commercial Code financing statements, the giving of notices and delivery of stock and membership interest certificates) as may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Mortgages, Security Agreement Supplements, Intellectual Property Security Agreements and security agreements delivered pursuant to this Section 6.12, in each case, to the extent required under the Loan Documents and subject to the Perfection Exceptions (as defined in the Security Agreement), enforceable against all third parties in accordance with their terms, in each case except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law),

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(vi)    within sixty (60) days after the request of the Administrative Agent, or such longer period as the Administrative Agent may agree, solely with respect to the execution and recording of a Mortgage of Material Real Property in accordance with Section 6.12(a)(iii) and (iv) above, deliver to the Administrative Agent, a signed copy of one or more opinions with respect to the enforceability and perfection of the Mortgages, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters as the Administrative Agent may reasonably request (limited, in the case of any opinions of local counsel to the Loan Parties in states in which any Mortgaged Property is located, to opinions with respect to the enforceability and perfection of the mortgages relating to Material Real Property with a fair market value of $17,500,000 or greater (and any other Mortgaged Properties located in the same state as any such Material Real Property)),
(vii)    as promptly as practicable after the request of the Administrative Agent, deliver to the Administrative Agent with respect to each Material Real Property owned in fee by a Subsidiary that is the subject of such request, title reports, fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or the equivalent or other form available in the applicable jurisdiction in form and substance, with endorsements and in an amount reasonably acceptable to the Administrative Agent (not to exceed the value of the Material Real Properties covered thereby) and American Land Title Association/American Congress on Surveying and Mapping form surveys, and
(viii)    at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent in its reasonable judgment may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, Mortgages, Security Agreement Supplements, Intellectual Property Security Agreements and security agreements; and
(b)    Following the Initial Borrower Merger, in connection with the execution and recording of a Mortgage of a Material Real Property in accordance with Section 6.12(a)(iii) and (iv) above, the Borrower shall, and shall cause each Restricted Subsidiary to, deliver to the Administrative Agent:
(i)    fully paid American Land Title Association Lender’s Extended Coverage title insurance policies in form and substance, with endorsements (including zoning endorsements), that is not exclusive and in amounts acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers acceptable to the Administrative Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Encumbrances and Permitted Liens and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents, for mechanics’ and materialmen’s Liens) and such coinsurance and direct access reinsurance as the Administrative Agent may deem necessary or desirable and with respect to any property located in a state in which a zoning endorsement is not available or for which a zoning endorsement is not available (or for which a zoning endorsement is not available at a premium that is not excessive), a zoning compliance letter from the applicable municipality or a zoning report from Planning and Zoning Resources Corporation, in each case satisfactory to the Administrative Agent; and

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(ii)    evidence that all fees, costs and expenses have been paid in connection with the preparation, execution, filing and recordation of the Mortgages, including, without limitation, reasonable attorneys’ fees, filing and recording fees, title insurance company coordination fees, documentary stamp, mortgage and intangible taxes and title search charges and other charges incurred in connection with the recordation of the Mortgages and the other matters described in this Section 6.12 and as otherwise required to be paid in connection therewith under Section 10.04.
(c)    Notwithstanding the foregoing, the Administrative Agent shall not take a security interest in those assets as to which the Administrative Agent and the Borrower shall determine, in their reasonable discretion, that the cost of obtaining such security interest (including any mortgage, stamp, intangibles or other tax) are excessive in relation to the benefit to the Lenders of the security afforded thereby.
6.13    Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, comply, and make all reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and, to the extent required under Environmental Laws, conduct any investigation, mitigation, study, sampling and testing, and undertake any cleanup, removal or remedial, corrective or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws.
6.14    Further Assurances. Following the Initial Borrower Merger, promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, and subject to the limitations described in Section 6.12, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Loan Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to provide the perfected security interests described in Section 5.18.
6.15    Maintenance of Ratings. Use commercially reasonable efforts to maintain a rating of the Facilities and a corporate debt rating for the Company by each of S&P and Moody’s.
6.16    Post-Funding Undertakings.
(e)    Within the time periods specified on Schedule 6.16 (as each may be extended by the Administrative Agent in its sole discretion), provide such Collateral Documents and complete such undertakings as are set forth on Schedule 6.16.
(f)    Promptly following the initial Credit Extension hereunder and the consummation of the Refinancing, on the Funding Date the Company shall designate the Initial Borrower as a “Restricted Subsidiary” under, and as defined in, each of the Existing Credit Agreement and the Existing Indenture.
(g)    Promptly following the designations described in Section 6.16(b) above, on the Funding Date the Initial Borrower will merge with and into the Company, with the Company as the entity surviving such merger (the “Initial Borrower Merger”) and the Company shall expressly assume all the

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obligations of the Initial Borrower under this Agreement by executing and delivering to the Administrative Agent a joinder in the form of Exhibit S (the “Borrower Joinder”).
6.17    Change in Nature of Business. Refrain from engaging in any material line of business substantially different from those lines of business conducted by the Borrower, the Company and its Restricted Subsidiaries on the date hereof or any business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.
6.18    Accounting Changes. Maintain the same fiscal year end; provided, however, that Company may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, Company and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.
6.19    Delayed Draw Refinancing. Subject to each Term Lender (or, in lieu thereof, one or more of the Initial Lenders on such Term Lender’s behalf) performing its obligations under Section 2.01(b) and the final two sentences of this Section 6.19, on the first Business Day from and after the Funding Date (including, if such Business Day is the Funding Date, the Funding Date) that the Borrower is able to Incur at least an aggregate principal amount of Takeout Loans equal to the aggregate principal amount of outstanding Term Loans hereunder in compliance with the terms of the Existing Credit Agreement (as determined by the Borrower in good faith), the Borrower shall repay the Obligations (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) hereunder in full with the proceeds of such Takeout Loans. Subject to each Term Lender (or, in lieu thereof, one or more of the Initial Lenders on such Term Lender’s behalf) performing its obligations under Section 2.01(b) and the final two sentences of this Section 6.19, the Borrower shall use commercially reasonable efforts to satisfy as soon as possible on or after the Funding Date the conditions set forth in Section 4.02 of the Existing Credit Agreement to the Incurrence of the Takeout Loans required to effectuate the Delayed Draw Refinancing; provided that the Borrower shall not have any obligation to pay any consent, waiver or other fee to the Lenders or to the lenders under the Existing Credit Agreement to effectuate a Delayed Draw Refinancing. The Borrower’s obligations under this Section 6.19 shall terminate 30 days following the Funding Date. Notwithstanding anything to the contrary in herein, it is understood that the Borrower will not be required to effectuate the Delayed Draw Refinancing if it has made a good faith determination that the Delayed Draw Refinancing may result in adverse tax consequences to the Borrower and its Subsidiaries taken as a whole.
ARTICLE VII
NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) hereunder shall remain unpaid or unsatisfied, (A) prior to the Initial Borrower Merger (with respect to Section 7.11) the Borrower hereby agrees and (B) following the Initial Borrower Merger (with respect to Section 7.01 through 7.10), the Borrower hereby agrees:

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7.01    Liens.
(k)    The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) on any asset or property of the Borrower or such Restricted Subsidiary (the “Initial Liens”), or any income or profits therefrom, or assign or convey any right to receive income therefrom, that secures any Debt Obligations of the Borrower or such Restricted Subsidiary, unless (1) in the case of Initial Liens on any asset or property other than Collateral securing Subordinated Indebtedness, the Obligations are secured by a Lien on such assets of the Borrower or such Restricted Subsidiary and proceeds thereof that is senior in priority to such Liens; or (2) in all other cases of Initial Liens on any asset or property other than Collateral securing Indebtedness, the Obligations are equally and ratably secured with or prior to such Debt Obligation with a Lien on the same assets of the Borrower or such Restricted Subsidiary, as the case may be.
(l)    Any Lien which is granted to secure the Obligations under Section 7.01(a)(1) or (2) shall be automatically released and discharged at the same time as the release of the Lien (other than a release following enforcement of remedies in respect of such Lien or the Debt Obligations secured by such Lien) that gave rise to the obligation to secure the Obligations under Section 7.01(a)(1) or (2).
7.02    [Reserved]
7.03    Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.
(h)    (1) the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and (2) the Borrower shall not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Borrower and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Borrower and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available (or, if earlier, were required to be delivered pursuant to Section 6.01(a) or (b)) immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 on a Pro Forma Basis; provided, further, that the aggregate amount of Indebtedness (including any Refinancing Indebtedness in respect thereof and any Acquired Indebtedness) that may be Incurred and Disqualified Stock or Preferred Stock that may be issued pursuant to the foregoing by Restricted Subsidiaries that are not Loan Parties shall not exceed the greater of (x) $100.0 million and (y) 3.25% of Total Assets at the time of Incurrence, at any one time outstanding.
(i)    The foregoing limitations will not apply to (collectively, “Permitted Debt”):
(ix)    the Incurrence by the Borrower or its Restricted Subsidiaries of Indebtedness under (a) Loan Documents, (b) the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement), or (c) the Backstop Facility up to an aggregate principal amount not to exceed $1,800.0 million outstanding at any one time;

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(x)    the Incurrence by the Borrower and the Guarantors of Indebtedness represented by the Senior Notes and the guarantees thereof, as applicable (and any exchange notes issued in respect of such Senior Notes and guarantees thereof) in an aggregate principal amount not to exceed $475.0 million;
(xi)    Indebtedness of the Borrower or any of its Restricted Subsidiaries existing on the Funding Date (other than Indebtedness described in clause (i) or (ii));
(xii)    Indebtedness (including, without limitation, Capitalized Lease Obligations and mortgage financings as purchase money obligations) Incurred by the Borrower or any of its Restricted Subsidiaries, Disqualified Stock issued by the Borrower or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of the Borrower to finance all or any part of the purchase, lease, construction, installation, repair or improvement of property (real or personal), plant or equipment or other fixed or capital assets used or useful in the business of the Borrower or its Restricted Subsidiaries or in a Similar Business (whether through the direct purchase of assets or the Equity Interests of any Person owning such assets) in an aggregate principal amount or liquidation preference, including all Indebtedness Incurred and Disqualified Stock or Preferred Stock issued to renew, refund, refinance, replace, defease or discharge any Indebtedness Incurred and Disqualified Stock or Preferred Stock issued pursuant to this clause (iv), not to exceed the greater of (x) $75.0 million and (y) 2.5% of Total Assets at the time of Incurrence, at any one time outstanding;
(xiii)    Indebtedness Incurred by the Borrower or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;
(xiv)    Indebtedness arising from indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the disposition of any business, assets or a Subsidiary of the Borrower in accordance with the terms of this Agreement not exceeding the proceeds of such disposition, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;
(xv)    Indebtedness of the Borrower to a Restricted Subsidiary; provided that (x) if such Restricted Subsidiary is not a Guarantor, such Indebtedness shall be subordinated in right of payment to the Obligations and (y) any subsequent issuance or transfer of any Equity Interests or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (vii);
(xvi)    shares of Preferred Stock of a Restricted Subsidiary issued to the Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Equity Interests or

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any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (viii);
(xvii)    Indebtedness of a Restricted Subsidiary to the Borrower or another Restricted Subsidiary; provided that (x) if a Guarantor Incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor and (y) any subsequent issuance or transfer of any Equity Interests or any other event which results in any Restricted Subsidiary lending such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (ix);
(xviii)    Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes): (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Agreement to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases;
(xix)    obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Borrower or any Restricted Subsidiary in the ordinary course of business or consistent with past practice;
(xx)    Indebtedness or Disqualified Stock of the Borrower or any Restricted Subsidiary of the Borrower and Preferred Stock of any Restricted Subsidiary of the Borrower in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (xii), does not exceed the greater of (x) $150.0 million and (y) 4.75% of Total Assets at the time of Incurrence, at any one time outstanding;
(xxi)    any guarantee by the Borrower or a Restricted Subsidiary of Indebtedness or other obligations of the Borrower or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness or other obligations by the Borrower or such Restricted Subsidiary Incurring such guarantee would be permitted under the terms of this Agreement; provided that, if such Indebtedness is by its express terms subordinated in right of payment to the Obligations, as applicable, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor’s Obligations substantially to the same extent as such Indebtedness is subordinated to the Obligations;
(xxii)    the Incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Borrower that serves to refund, refinance, replace, redeem, repurchase, retire or defease any Indebtedness, Disqualified Stock or Preferred Stock Incurred as permitted under Section 7.03(a) or Sections 7.03(b)(i)(b), (i)(c), (ii),

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(iii), (xiv), (xv), (xviii) or (xxxi) or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums, defeasance costs and fees and expenses in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:
(A)    has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred that is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded, refinanced, replaced, redeemed, repurchased or retired or, if earlier, the remaining Weighted Average Life to Maturity of the Term Loans;
(B)    has a Stated Maturity which is no earlier than the Stated Maturity of the Indebtedness being refunded, refinanced, replaced, redeemed, repurchased or retired or, if earlier, the Stated Maturity of the Term Loans;
(C)    to the extent that such Refinancing Indebtedness refinances (i) Subordinated Indebtedness, such Refinancing Indebtedness is Subordinated Indebtedness or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively;
(D)    is Incurred in an aggregate principal amount (or if issued with original issue discount an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus (y) the amount of premium, defeasance costs and fees and expenses Incurred in connection with such refinancing; and
(E)    shall not include (x) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Borrower that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or a Guarantor, or (y) Indebtedness or Disqualified Stock of the Borrower or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;
(xxiii)    Indebtedness, Disqualified Stock or Preferred Stock (i) of the Borrower or any of its Restricted Subsidiaries Incurred to finance an acquisition and (ii) of Persons that are acquired by the Borrower or any of its Restricted Subsidiaries or merged into the Borrower or a Restricted Subsidiary in accordance with the terms of this Agreement; provided, however, that after giving Pro Forma Effect to such acquisition and the other transactions in connection therewith, either:
(A)    the Borrower would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 7.03(a); or

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(B)    the Fixed Charge Coverage Ratio would be equal to or greater than the Fixed Charge Coverage Ratio immediately prior to giving Pro Forma Effect to such acquisition and the other transactions in connection therewith;
(xxiv)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its Incurrence;
(xxv)    Indebtedness of the Borrower or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to any Debt Agreement, so long as such letter of credit has not been terminated and in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;
(xxvi)    Contribution Indebtedness;
(xxvii)    Indebtedness of the Borrower or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(xxviii)    Indebtedness of Foreign Subsidiaries of the Borrower in an amount not to exceed the greater of (x) $100.0 million and (y) 3.25% of Total Assets at the time of such Incurrence, at any one time outstanding;
(xxix)    Indebtedness of a Restricted Subsidiary that is not a Wholly Owned Subsidiary to holders of Equity Interests of such Restricted Subsidiary (other than the Borrower and/or its Restricted Subsidiaries), so long as the percentage of the aggregate amount of such Indebtedness of such Restricted Subsidiary owed to such holders does not exceed the percentage of the aggregate outstanding amount of the Equity Interests of such Restricted Subsidiary held by such holders;
(xxx)    Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Borrower or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);
(xxxi)    Indebtedness owed on a short-term basis to banks and other financial institutions Incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Borrower and the Restricted Subsidiaries;
(xxxii)    Indebtedness consisting of Indebtedness issued by the Borrower or any Restricted Subsidiary to future, current or former officers, directors and employees thereof or any direct or indirect parent thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Borrower, Holdings or any Parent Holding Company to the extent described in Section 7.06(b)(iv);
(xxxiii)    customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

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(xxxiv)    Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s-length commercial terms;
(xxxv)    [Reserved];
(xxxvi)     guarantees incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors and licensees that, in each case, are not Affiliates;
(xxxvii)    the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness consisting of guarantees of Indebtedness incurred by Permitted Joint Ventures; provided that the aggregate principal amount of Indebtedness guaranteed pursuant to this clause (xxix) does not at any one time outstanding exceed $25.0 million;
(xxxviii)    Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or a Restricted Subsidiary incurred to finance or assumed in connection with an acquisition in a principal amount not to exceed $100.0 million in the aggregate at any one time outstanding together with all other Indebtedness, Disqualified Stock and/or Preferred Stock issued under this clause (xxx); and
(xxxix)    (i) Indebtedness of the Borrower or any Restricted Subsidiary (a) pursuant to this Agreement and the other Loan Documents or (b) constituting Additional Permitted Obligations, provided that the aggregate principal amount for all such Indebtedness Incurred in reliance on clause (i) of this Section 7.03(b)(xxxi) at any time outstanding shall not exceed the Maximum Incremental Facilities Amount, (ii) Indebtedness in respect of Permitted Debt Exchange Notes Incurred pursuant to a Permitted Debt Exchange in accordance with Section 2.20 and (iii) Indebtedness in respect of Permitted Refinancing Obligations.
For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or is entitled to be Incurred pursuant to Section 7.03(a), the Borrower shall, in its sole discretion, at the time of Incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this covenant; provided that all Indebtedness under this Agreement shall be deemed to have been Incurred pursuant to Section 7.03(b) and the Borrower shall not be permitted to reclassify all or any portion of Indebtedness Incurred pursuant to Section 7.03(a). Accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of Disqualified Stock or Preferred Stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness, provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 7.03.

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For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar-equivalent), in the case of revolving credit debt; provided that, if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced plus premium, defeasance costs and fees and expenses incurred in connection with such refinancing.
7.04    Merger or Other Disposition of Assets.
(c)    The Borrower shall not consolidate or merge with or into or wind up into (whether or not the Borrower is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:
(i)    the Borrower is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Borrower or such Person, as the case may be, being herein called the “Successor Company”);
(ii)    the Successor Company (if other than the Borrower) expressly assumes all the obligations of the Borrower under this Agreement and the other Loan Documents to which it is a party by executing and delivering to the Administrative Agent a joinder or one or more other documents or instruments in a form reasonably satisfactory to the Administrative Agent;
(iii)    immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;
(iv)    immediately after giving Pro Forma Effect to such transaction, either:
(A)    the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 7.03(a); or
(B)    the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be equal to or greater than such ratio for the Borrower and its Restricted Subsidiaries immediately prior to giving Pro Forma Effect to such transaction;

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(v)    if the Successor Company is other than the Borrower, each Guarantor, unless it is the other party to the transactions described above, shall have by a supplement to its Subsidiary Guaranty and to the Security Agreement confirmed that its obligations thereunder shall apply to such Person’s obligations under this Agreement and the other Loan Documents;
(vi)    the Borrower will have delivered to the Administrative Agent a certificate signed by a Responsible Officer and a legal opinion, each to the effect that such consolidation, merger or transfer complies with the provisions described in this Section 7.04(a), provided that, in giving such opinion, such counsel may rely on such certificate of such Responsible Officer as to compliance with the foregoing clauses (ii), (iii) and (iv) and the following clause (vii) of this Section 7.04(a), and as to any matters of fact; and
(vii)    the Successor Company shall comply with Section 6.12 hereunder.
Notwithstanding the foregoing clauses (iii) and (iv) (but subject to compliance with the other provisions of this Section 7.04(a)), (a) any Restricted Subsidiary may consolidate with, merge into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to the Borrower, and (b) the Borrower may merge or consolidate with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing the Borrower in another state of the United States, the District of Columbia or any territory of the United States so long as the amount of Indebtedness of the Borrower and its Restricted Subsidiaries is not increased thereby.
(d)    No Guarantor shall, and the Borrower shall not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:
(i)    either (a) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”) and the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under its Subsidiary Guarantee and the Security Agreement pursuant to a supplement to each of the foregoing agreements or (b) such sale or disposition or consolidation or merger is not in violation of Section 7.09;
(ii)    immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Guarantor or any of its Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;
(iii)    the Successor Guarantor (if other than such Guarantor) shall have delivered to the Administrative Agent a certificate signed by a Responsible Officer and a legal opinion, each to the effect that such consolidation, merger or transfer complies with the provisions described in this Section 7.04(b), provided that in giving such opinion such counsel may rely on such certificate of such

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Responsible Officer as to compliance with the foregoing clause (ii) and the following clause (iv) of this Section 7.04(b) and as to any matters of fact; and
(iv)    the Successor Company shall comply with Section 6.12 hereunder.
Notwithstanding the foregoing (but subject to compliance with clause (b)(iv) above), (1) a Guarantor may merge or consolidate with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing such Guarantor in another state of the United States, the District of Columbia or any territory of the United States, so long as the amount of Indebtedness of the Guarantor is not increased thereby, (2) a Guarantor may merge or consolidate with another Guarantor or the Borrower and (3) a Guarantor may convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor.
7.05    [Reserved].
7.06    Limitation on Restricted Payments.
(d)    The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:
(i)    declare or pay any dividend or make any distribution on account of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger or consolidation involving the Borrower (other than (A) dividends or distributions by the Borrower payable solely in Equity Interests (other than Disqualified Stock) of the Borrower; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);
(ii)    purchase or otherwise acquire or retire for value any Equity Interests of the Borrower, Holdings or any Parent Holding Company;
(iii)    make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, the Existing Senior Notes (including any Refinancing Indebtedness in respect of the Existing Senior Notes) or any Subordinated Indebtedness (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) the Existing Senior Notes or Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (vii) or (ix) of the definition of “Permitted Debt”); or
(iv)    make any Restricted Investment;
(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

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(A)    no Default or Event of Default under Section 8.01(a), (b), (c) (solely in respect of a failure to perform or observe Section 6.12), (e), (f), (g), (j) or (l) shall have occurred and be continuing or would occur as a consequence thereof;
(B)    immediately after giving effect to such transaction on a Pro Forma Basis, the Borrower could Incur $1.00 of additional Indebtedness under Section 7.03(a); and
(C)    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries after the Funding Date (including Restricted Payments permitted by Sections 7.06(b)(i) and (viii) but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of, without duplication:
(i)    100% of the EBITDA of the Borrower for the period (taken as one accounting period) from January 1, 2012 to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available (or, if earlier, were required to be delivered pursuant to Section 6.01(a) or (b)) at the time of such Restricted Payment less the product of 1.4 times the Consolidated Interest Expense of the Borrower for the same period; plus
(ii)    100% of the aggregate net proceeds, including cash and the Fair Market Value of assets other than cash, received by the Borrower after the Funding Date from the issue or sale of Equity Interests of the Borrower (other than Excluded Equity), including such Equity Interests issued upon exercise of warrants or options; plus
(iii)    100% of the aggregate amount of contributions to the capital of the Borrower received in cash and the Fair Market Value of assets other than cash after the Funding Date (other than Excluded Equity); plus
(iv)    the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock, in each case, of the Borrower or any Restricted Subsidiary thereof issued after the Funding Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or any Restricted Subsidiary (other than to the extent such employee stock ownership plan or trust has been funded by the Borrower or any Restricted Subsidiary)) that, in each case, has been converted into or exchanged for Equity Interests in the Borrower, Holdings or any Parent Holding Company (other than Excluded Equity); plus
(v)    100% of the aggregate amount received by the Borrower or any Restricted Subsidiary in cash and the Fair Market Value of assets other than cash received by the Borrower or any Restricted Subsidiary from:
(A)    the sale or other disposition (other than to the Borrower or a Subsidiary of the Borrower) of Restricted Investments made by the Borrower and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Borrower and its Restricted Subsidiaries by any Person (other than the

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Borrower or any of its Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to Section 7.06(b)(x));
(B)    the sale (other than to the Borrower or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or any Restricted Subsidiary (other than to the extent such employee stock ownership plan or trust has been funded by the Borrower or any Restricted Subsidiary)) of the Equity Interests of an Unrestricted Subsidiary; or
(C)    any distribution or dividend from an Unrestricted Subsidiary (to the extent such distribution or dividend is not already included in the calculation of Consolidated Net Income); plus
(D)    in the event any Unrestricted Subsidiary of the Borrower has been redesignated as a Restricted Subsidiary or has been merged or consolidated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary of the Borrower, in each case after the Funding Date, the Fair Market Value of the Investment of the Borrower or Restricted Subsidiary in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated, merged or consolidated or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to Section 7.06(b)(x)); plus
(vi)    an amount equal to the amount available as of the Funding Date for making Restricted Payments pursuant to Section 3.4(a)(C) of the Existing Senior Notes Indenture.
(e)    The provisions of Section 7.06(a) shall not prohibit:
(iii)    the payment of any dividend or distribution or consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, if at the date of declaration or notice such payment would have complied with the provisions of this Agreement;
(iv)    (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Borrower, Holdings or any Parent Holding Company, the Existing Senior Notes or Subordinated Indebtedness of the Borrower or any Guarantor, in exchange for, or out of the proceeds of the substantially concurrent sale (or, the proceeds of a sale, if substantially concurrently therewith, the Borrower, Holdings or the applicable Parent Holding Company has given notice to the holders of the applicable Equity Interests of its intention to redeem, repurchase, retire or otherwise acquire them) of, Equity Interests of the Borrower, Holdings or any Parent Holding Company or contributions to the equity capital of the Borrower (other than Excluded Equity) (collectively, including any such contributions, “Refunding Capital Stock”);

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(b)    the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (or, the proceeds of a sale, if substantially concurrently therewith, the Borrower, Holdings or the applicable Parent Holding Company has given notice to the holders of the applicable Retired Capital Stock of its intention to pay accrued dividends with respect thereto) (other than to a Subsidiary of the Borrower or to an employee stock ownership plan or any trust established by the Borrower or any of its Subsidiaries) of Refunding Capital Stock; and
(c)    if immediately prior to the retirement of the Retired Capital Stock, the declaration and payment of dividends thereon was permitted under Section 7.06(b)(vi) and has not been made as of such time (the “Unpaid Amount”), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of Borrower, Holdings or any Parent Holding Company) in an aggregate amount no greater than the Unpaid Amount;
(v)    the redemption, repurchase or other acquisition or retirement of the Existing Senior Notes or Subordinated Indebtedness of the Borrower or any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale (or, the proceeds of a sale, if substantially concurrently therewith, the Borrower, Holdings or the applicable Parent Holding Company has given notice to the holders of the Existing Senior Notes or applicable Subordinated Indebtedness of its intention to redeem, repurchase, retire or otherwise acquire them) of, Refinancing Indebtedness thereof;
(vi)    the purchase, retirement, redemption or other acquisition (or dividends to Holdings or any Parent Holding Company to finance any such purchase, retirement, redemption or other acquisition) for value of Equity Interests of the Borrower, Holdings or any Parent Holding Company held by any future, present or former employee, director or consultant of the Borrower, Holdings or any Parent Holding Company or any Subsidiary of the Borrower (or their permitted transferees) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (iv) shall not exceed (x) $10.0 million in any calendar year or (y) subsequent to an IPO, $20.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the next two succeeding calendar years up to a maximum of (1) $15.0 million in the aggregate in any calendar year or (2) subsequent to the consummation of a IPO, $25.0 million in any calendar year; provided that unused amounts available as of the Funding Date pursuant to the parenthetical to the proviso to Section 3.4(b)(iv) of the Existing Senior Notes Indenture shall be carried forward for the applicable periods hereunder); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed;
(A)    the cash proceeds received by the Borrower or any of its Restricted Subsidiaries from the sale of Equity Interests of the Borrower, Holdings or any Parent Holding Company (to the extent contributed to the Borrower) to members of management, directors or consultants of the Borrower and its Restricted Subsidiaries, Holdings or any Parent Holding Company that occurs after the Funding Date; provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under Section 7.06(a)(C); plus

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(B)    the cash proceeds of key man life insurance policies received by the Borrower, Holdings or any Parent Holding Company (to the extent contributed to the Borrower) and its Restricted Subsidiaries after the Funding Date; plus
(C)    the amount of any cash bonuses otherwise payable to members of management, directors or consultants of the Borrower and its Restricted Subsidiaries, Holdings or any Parent Holding Company in connection with the 2010 Transactions that are foregone in return for the receipt of Equity Interests; less
(D)    the amount of cash proceeds described in clause (A), (B) and (C) of this clause (iv) previously used to make Restricted Payments pursuant to this clause (iv)
(provided that the Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (A), (B) and (C) above in any calendar year); in addition, cancellation of Indebtedness owing to the Borrower from any current or former officer, director or employee (or any permitted transferees thereof) of the Borrower or any of its Restricted Subsidiaries (Holdings or any Parent Holding Company thereof), in connection with a repurchase of Equity Interests of the Borrower from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of this Agreement;
(vii)    the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Borrower or any of its Restricted Subsidiaries and any Preferred Stock of any Restricted Subsidiaries issued or Incurred in accordance with Section 7.03;
(viii)    the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock and the declaration and payment of dividends to Holdings or any Parent Holding Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock of Holdings or any Parent Holding Company issued after the Original Acquisition Date; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available (or, if earlier, were required to be delivered pursuant to Section 6.01(a) or (b)) immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a Pro Forma Basis, the Fixed Charge Coverage Ratio of the Borrower and its Restricted Subsidiaries would have been at least 2.00 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (vi) does not exceed the net cash proceeds actually received by the Borrower from the sale (or the contribution of the net cash proceeds from the sale) of Designated Preferred Stock;
(ix)    any Restricted Payments made in connection with the consummation of the Transactions or as contemplated in the Purchase and Sale Agreement, the 2010 Transactions or as contemplated by the Merger Agreement;
(x)    the declaration and payment of dividends on the Borrower’s common stock (or the payment of dividends to Holdings or any Parent Holding Company to fund the payment by Holdings or any Parent Holding Company of dividends on such entity’s common stock) of up to 6.0% per annum of the net cash proceeds received by the Borrower from any public offering of common stock

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or contributed to the Borrower by Holdings or any Parent Holding Company from any public offering of common stock;
(xi)    Restricted Payments that are made with Excluded Contributions or Declined Amounts;
(xii)    other Restricted Payments in an aggregate amount not to exceed the greater of (x) $75.0 million and (y) 2.5% of Total Assets, at the time of such Restricted Payment, at any one time outstanding;
(xiii)    the payment, purchase, redemption, defeasance or other acquisition or retirement for value of the Existing Senior Notes, Subordinated Indebtedness, Disqualified Stock or Preferred Stock of the Borrower and its Restricted Subsidiaries pursuant to provisions similar to those described under Sections 7.09 and 7.10; provided that, prior to such payment, purchase, redemption, defeasance or other acquisition or retirement for value, the Borrower has made a Change of Control offer pursuant to Section 7.10(a) or prepayment pursuant to Section 2.05(b)(ii), as the case may be, with respect to the Term Loans, as a result of such Change of Control or Asset Sale, as the case may be, and has prepaid all Term Loans, validly tendered and not withdrawn or declined pursuant to Section 2.05(c), as applicable, in connection with such Change of Control offer pursuant to Section 7.10(a) or prepayment pursuant to Section 2.05(b)(ii), as the case may be;
(xiv)    for so long as the Borrower is a member of a group filing a consolidated or combined income tax return with Holdings or any Parent Holding Company, the payment of dividends or other distributions to Holdings or such Parent Holding Company to pay federal, state and local income taxes imposed on such entity to the extent such income taxes are attributable to the income of the Borrower and its Subsidiaries; provided, however, that (i) the amount of such payments in respect of any tax year does not, in the aggregate, exceed the amount that the Borrower and its Subsidiaries that are members of such consolidated or combined group would have been required to pay in respect of federal, state and local income taxes (as the case may be) in respect of such year if the Borrower and its Subsidiaries paid such income taxes directly as a stand alone consolidated or combined income tax group (reduced by any such taxes paid directly by the Borrower or any Subsidiary) and (ii) the permitted payment pursuant to this clause (xii) with respect to any taxes attributable to income of any Unrestricted Subsidiary for any taxable period shall be limited to the amount actually paid with respect to such period by such Unrestricted Subsidiary to the Borrower or any Restricted Subsidiary for the purposes of paying such consolidated, combined or similar taxes;
(xv)    the payment of dividends, other distributions or other amounts to, or the making of loans to Holdings or any Parent Holding Company, in the amount required for such entity to, if applicable:
(A)    pay amounts equal to the amounts required for Holdings or any other Parent Holding Company to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of Holdings or any Parent Holding Company, if applicable, and general corporate operating and overhead expenses of Holdings or any Parent Holding Company, if applicable, in each case to the extent such fees, expenses,

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salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of the Borrower and its Subsidiaries;
(B)    pay, if applicable, amounts equal to amounts required for Holdings or any Parent Holding Company to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Borrower (other than as Excluded Equity) and that has been guaranteed by, and is otherwise considered Indebtedness of, the Borrower or any Restricted Subsidiary Incurred in accordance with Section 7.03 (except to the extent any such payments have otherwise been made by any such guarantor);
(C)    pay fees and expenses incurred by Holdings or any Parent Holding Company, other than to Affiliates of the Borrower, related to any unsuccessful equity or debt offering of such parent; and
(D)    make payments to the Sponsor (i) pursuant to the Management Agreement as in effect as of the Effective Date or as thereafter amended, supplemented or replaced (so long as not more disadvantageous to the Lenders in any material respect than the Management Agreement as in effect on the Effective Date) or (ii) for any other financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, including in connection with the consummation of the Transactions, which payments are approved by a majority of the Board of Directors of the Borrower;
(xvi)    the payment of cash dividends or other distributions on the Borrower’s Equity Interests used to, or the making of loans to Holdings or any Parent Holding Company to, fund the payment of fees and expenses owed by the Borrower, Holdings or any Parent Holding Company or Restricted Subsidiary of the Borrower, as the case may be, to Affiliates, in each case to the extent permitted by Section 7.08;
(xvii)    (a) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants and (b) in connection with the withholding of a portion of the Equity Interests granted or awarded to a director or an employee to pay for the taxes payable by such director or employee upon such grant or award;
(xviii)    purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;
(xix)    payments or distributions to satisfy dissenters’ rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with Section 7.04(a);
(xx)    the distribution, as a dividend or otherwise, of shares of Equity Interests of, or Indebtedness owed to Holdings or a Restricted Subsidiary of Holdings by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents);

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(xxi)    the payment of cash in lieu of the issuance of fractional shares of Equity Interests upon exercise or conversion of securities exercisable or convertible into Equity Interests of the Borrower, Holdings and any Parent Holding Company; and
(xxii)    Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (xx) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed the greater of $75.0 million and 2.5% of Total Assets at the time of such Investment;
provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (iv), (vi), (viii), (ix), (x), (xi), (xiii)(D), (xviii) and (xx) of this Section 7.06(b), no Default or Event of Default under Section 8.01(a), (b), (c) (solely in respect of a failure to perform or observe Section 6.12), (e), (f), (g), (j) or (l) shall have occurred and be continuing or would occur as a consequence thereof.
For purposes of this Section 7.06, if any Investment or Restricted Payment would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Investments,” the Borrower may divide and classify such Investment or Restricted Payment in any manner that complies with this covenant and may later divide and reclassify any such Investment or Restricted Payment so long as the Investment or Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.
7.07    Dividend and Other Payment Restrictions Affecting Subsidiaries. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to and, in the case of clause (d), the Borrower or any Restricted Subsidiary to:
(h)    (i) pay dividends or make any other distributions to the Borrower or any of its Restricted Subsidiaries (1) on its Equity Interests or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Borrower or any of its Restricted Subsidiaries;
(i)    make loans or advances to the Borrower or any of its Restricted Subsidiaries; or
(j)    sell, lease, transfer or assign any of its properties or assets to the Borrower or any of its Restricted Subsidiaries;
(k)    create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facilities and the Obligations or under the Loan Documents;
except in each case for such encumbrances or restrictions existing under or by reason of:
(vi)    contractual encumbrances or restrictions of the Borrower or any of its Restricted Subsidiaries in effect on the Funding Date, including pursuant to the Existing Senior Notes Indenture, the Existing Credit Agreement, the other Loan Documents (as defined in the Existing Credit Agreement) and the other documents relating to the Existing Senior Notes Indenture, the Existing

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Credit Agreement and other Loan Documents (as defined in the Existing Credit Agreement), the Backstop Agreement and the other documents relating to the Backstop Agreement and, in each case, Permitted Refinancings thereof;
(vii)    this Agreement or any other Loan Documents, indentures, instruments or agreement governing any Additional Permitted Obligations, indentures, instruments or agreement governing any Permitted Debt Exchange Notes, indentures, instruments or agreements governing any Permitted Refinancing Obligations and indentures, instruments or agreements governing any Refinancings Indebtedness of each of the foregoing;
(viii)    applicable law or any applicable rule, regulation or order, or required by any regulatory authority having jurisdiction over the Borrower or any Restricted Subsidiary or any of their businesses;
(ix)    any agreement or other instrument of a Person acquired by the Borrower or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;
(x)    customary encumbrances or restrictions contained in contracts or agreements for the sale of assets applicable to such assets pending consummation of such sale, including customary restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of such Restricted Subsidiary;
(xi)    restrictions on cash or other deposits, or net worth or inventory imposed by customers or suppliers under contracts entered into in the ordinary course of business;
(xii)    customary provisions in (x) joint venture agreements entered into in the ordinary course of business with respect to the Equity Interests subject to the joint venture and (y) operating or other similar agreements, asset sale agreements, stock sale agreements entered into in connection with the entering into of such transaction, which limitation is applicable only to the assets that are the subject of those agreements;
(xiii)    purchase money obligations for property acquired and Capitalized Lease Obligations entered into in the ordinary course of business to the extent such obligations impose restrictions of the type set forth in clause (c) above on the property so acquired;
(xiv)    customary provisions contained in leases, licenses, contracts and other similar agreements entered into in the ordinary course of business to the extent such obligations impose restrictions of the type set forth in clause (c) above on the property subject to such lease, license contract or other similar agreement;
(xv)    any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

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(xvi)    other Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of the Borrower that is Incurred subsequent to the Funding Date pursuant to Section 7.03; provided that such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Borrower’s ability to make anticipated principal or interest payment on the Loans or comply with the provisions of Section 6.12 (as determined by the Borrower in good faith);
(xvii)    any encumbrance or restriction contained in Secured Indebtedness otherwise permitted to be Incurred pursuant to Sections 7.03 and 7.01 to the extent limiting the right of the debtor to dispose of the assets securing such Indebtedness;
(xviii)    any encumbrance or restriction arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, (x) detract from the value of the property or assets of the Borrower or any Restricted Subsidiary in any manner material to the Borrower or the Restricted Subsidiary or (y) materially affect the Borrower’s ability to make future principal or interest payments on the Loans, in each case, as determined by the Borrower in good faith;
(xix)    customary provisions in joint venture agreements and other similar agreements relating solely to the applicable joint venture;
(xx)    existing under, by reason of or with respect to Refinancing Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing that Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, as determined by the Borrower in good faith;
(xxi)    applicable law or any applicable rule, regulation or order in any jurisdiction where Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred pursuant to Section 7.03;
(xxii)    customary provisions restricting assignment of any agreement entered into in the ordinary course of business and not in circumvention of this provision;
(xxiii)    customary net worth provisions contained in real property leases entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Restricted Subsidiaries to meet their ongoing obligations;
(xxiv)    any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Borrower or any Restricted Subsidiary not otherwise prohibited by this Agreement;
(xxv)    customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Borrower or any Restricted Subsidiary;
(xxvi)    obligations under any Swap Contract entered into for bona fide hedging purposes;

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(xxvii)    Cash Management Agreements; and
(xxviii)    any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xxii) above; provided that any such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower, not more restrictive as a whole with respect to the applicable encumbrance or restriction than prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
For purposes of determining compliance with this Section 7.07, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Equity Interests and (ii) the subordination of loans or advances made to the Borrower or a Restricted Subsidiary of the Borrower to other Indebtedness Incurred by the Borrower or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.
7.08    Transactions with Affiliates.
(a)    The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $20.0 million, unless:
(iii)    such Affiliate Transaction is on terms that are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person; and
(iv)    with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, the majority of the Board of Directors of the Borrower approve such Affiliate Transaction.
In addition, any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this Section 7.08(a) if such Affiliate Transaction is approved by a majority of the Disinterested Directors.
(b)    The provisions of Section 7.08(a) will not apply to the following:
(v)    (a) transactions between or among the Borrower and/or any of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and (b) any merger or consolidation of the Borrower and Holdings or any Parent Holding Company, provided that such parent company shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Equity Interests of the Borrower and such merger or consolidation is

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otherwise in compliance with the terms of this Agreement and effected for a bona fide business purpose;
(vi)    (a) Restricted Payments permitted by this Agreement (including any transaction specifically excluded from the definition of the term “Restricted Payments”, including pursuant to the exceptions contained in the definition thereof and the parenthetical exclusions of such definition) and (b) Permitted Investments;
(vii)    any employment agreements entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business and the payment of reasonable and customary fees and reimbursements paid to, and indemnity and similar arrangements provided on behalf of, officers, directors, employees or consultants of the Borrower or any Restricted Subsidiary or Holdings or (to the extent relating to the business of the Borrower and its Subsidiaries) any Parent Holding Company;
(viii)    transactions in which the Borrower or any of its Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 7.08(a);
(ix)    payments or loans (or cancellation of loans, advances or guarantees) or advances to employees or consultants of the Borrower, the Restricted Subsidiaries, Holdings or any Parent Holding Company or guarantees in respect thereof for bona fide business purposes in the ordinary course of business;
(x)    any agreement as in effect as of the Funding Date (other than the Management Agreement) or as thereafter amended, supplemented or replaced (so long as such amendment, supplement or replacement agreement is not more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Funding Date) or any transaction or payments contemplated thereby;
(xi)    the Management Agreement as in effect as of the Effective Date or as thereafter amended, supplemented or replaced (so long as such amendment, supplement or replacement agreement is not more disadvantageous to the Lenders in any material respect than the Management Agreement as in effect on the Effective Date) or any transaction or payments (including reimbursement of out-of-pocket expenses) contemplated thereby;
(xii)    the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under the terms of, the Merger Agreement, the Purchase and Sale Agreement, any stockholders or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Funding Date and any amendment thereto or similar transactions, arrangements or agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, arrangement or agreement or under any similar transaction, arrangement or agreement entered into after the Funding Date shall only be permitted by this clause (viii) to the extent that the terms of any such existing transaction, arrangement or agreement together with all amendments thereto, taken as

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a whole, or new agreement are not otherwise more disadvantageous to the Lenders in any material respect than the original transaction, arrangement or agreement as in effect on the Funding Date;
(xiii)    (a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to the Borrower and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Borrower, and are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with Unrestricted Subsidiaries in the ordinary course of business;
(xiv)    any transaction effected as part of a Qualified Receivables Financing;
(xv)    the sale or issuance of Equity Interests (other than Disqualified Stock) of the Borrower;
(xvi)    payments by the Borrower or any of its Restricted Subsidiaries to the Sponsor or any of its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors of the Borrower;
(xvii)    any contribution to the capital of the Borrower (other than Disqualified Stock);
(xviii)    any transaction with a Person (other than an Unrestricted Subsidiary) that would constitute an Affiliate Transaction solely because the Borrower or a Restricted Subsidiary owns an Equity Interest in or otherwise controls such Person; provided that no Affiliate of the Borrower or any of its Subsidiaries other than the Borrower or a Restricted Subsidiary shall have a beneficial interest or otherwise participate in such Person;
(xix)    transactions between the Borrower or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Borrower, Holdings or any Parent Holding Company; provided, however, that such director abstains from voting as a director of the Borrower or such Parent Holding Company, as the case may be, on any matter involving such other Person;
(xx)    the entering into of any tax sharing agreement or arrangement and any payments permitted by Section 7.06(b)(xii);
(xxi)    transactions to effect the Transactions, the 2012 Transactions, the 2010 Transactions and the payment of all transaction, underwriting, commitment and other fees and expenses related to the foregoing;
(xxii)    pledges of Equity Interests of Unrestricted Subsidiaries;
(xxiii)    the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Borrower or of a Restricted Subsidiary of the Borrower, as appropriate;

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(xxiv)    any employment, consulting, service or termination agreement, or customary indemnification arrangements, entered into by the Borrower or any of its Restricted Subsidiaries with current, former or future officers and employees of the Borrower, Holdings or any Restricted Subsidiary or Parent Holding Company and the payment of compensation to officers and employees of the Borrower, Holdings or any of their respective Restricted Subsidiaries and any Parent Holding Company (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), in each case in the ordinary course of business;
(xxv)    transactions with Affiliates solely in their capacity as holders of Indebtedness or preferred Equity Interests of the Borrower or any of its Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally;
(xxvi)    the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of their obligations under the terms of, any customary registration rights agreement to which they are a party or become a party in the future; and
(xxvii)    investments by the Sponsor in securities of the Borrower or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by the Sponsor in connection therewith).
7.09    Asset Sales.
(e)    The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless:
(vi)    the Borrower or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Borrower) of the assets sold or otherwise disposed of; and
(vii)    except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash, Cash Equivalents or Replacement Assets; provided, however, that the amount of:
(A)    any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Borrower or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee of any such assets or Equity Interests pursuant to an agreement that releases or indemnifies the Borrower or such Restricted Subsidiary, as the case may be, from further liability;
(B)    any Loans or other obligations or other securities or assets received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received); and

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(C)    any Designated Non-cash Consideration received by the Borrower or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of (x) $75.0 million and (y) 2.5% of Total Assets, at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value);
shall each be deemed to be Cash Equivalents for the purposes of this clause (ii).
(f)    Within 365 days after the Borrower’s or any Restricted Subsidiary’s receipt of the Net Cash Proceeds of any Asset Sale or Casualty Event, the Borrower or such Restricted Subsidiary may apply the Net Cash Proceeds from such Asset Sale or Casualty Event, at its option:
(i)    to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Equity Interests of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Borrower), assets, or property or capital expenditures, in each case used or useful in a Similar Business;
(ii)    to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Equity Interests of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Borrower), properties or assets that replace the properties and assets that are the subject of such Asset Sale or Casualty Event, as applicable; or
(iii)    any combination of the foregoing;
provided that the Borrower and its Restricted Subsidiaries shall be deemed to have complied with the provisions described in clauses (i) and (ii) of this Section 7.09(b) if and to the extent that, within 365 days after the Asset Sale or Casualty Event that generated the Net Cash Proceeds, the Borrower has entered into and not abandoned or rejected a binding agreement to make an investment in compliance with the provision described in clauses (i) and (ii) of this Section 7.09(b), and that investment is thereafter completed within 180 days after the end of such 365-day period.
(g)    Pending the final application of any such Net Cash Proceeds, the Borrower or such Restricted Subsidiary of the Borrower may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Cash Proceeds in Cash Equivalents. Any Net Cash Proceeds from any Asset Sale or Casualty Event that are not applied as provided and within the time period set forth in Section 7.09(b) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $30.0 million, the Borrower shall prepay the Term Loans in accordance with Section 2.05(b)(ii) (and subject to Sections 2.05(b)(vii), 2.05(c) and 2.05(d)) and may, along with such prepayment of Term Loans (to the extent the Borrower or such Restricted Subsidiary elects, or is required by the terms thereof), purchase, redeem or repay any Additional Permitted Obligations (or any Permitted Refinancing Obligations or any Refinancing Indebtedness in respect of either of the foregoing) of the Borrower or a Restricted Subsidiary having Pari Passu Lien Priority, or any other Indebtedness having Pari Passu Lien Priority, pursuant to the agreements governing such other Indebtedness, on not more than a pro rata basis with respect to such

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prepayments of Term Loans (subject to each Term Lender’s option to decline to accept any prepayment pursuant to Section 2.05(c)).
7.10    Change of Control; Limitation on Amendments.
The Borrower shall not and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:
(a)    In the event of the occurrence of a Change of Control, repurchase or repay the Existing Senior Notes or any Subordinated Indebtedness then outstanding pursuant to the Existing Senior Notes Indenture or any indenture, instrument, or agreements governing the Subordinated Indebtedness or any portion thereof, unless the Borrower shall have (i) made payment in full of the Term Loans and any other amounts then due and owing to any Lender or the Administrative Agent hereunder or (ii) made an offer to pay the Term Loans and any amounts then due and owing to each Lender and the Administrative Agent hereunder and shall have made payment in full thereof to each such Lender or the Administrative Agent which has accepted such offer. Upon the Borrower having made all payments of Term Loans and any other amounts then due and owing to any Lender required by the preceding sentence, any Event of Default arising under Section 8.01(k) by reason of such Change of Control shall be deemed not to have occurred or be continuing.
(b)    (1) Amend, supplement, waive or otherwise modify any of the provisions of the Existing Senior Notes Indenture or any indenture, instrument or agreement evidencing any Additional Permitted Obligations, in each case in a manner that shortens the maturity of such Indebtedness to a date prior to the Maturity Date of the Initial Term Loans or provides for a shorter Weighted Average Life to Maturity than the Initial Term Loans and (2) if an Event of Default under Section 8.01(a), (f) or (g) is continuing, amend, supplement, waive or otherwise modify any of the provisions of any indenture, instrument or agreement evidencing Subordinated Indebtedness in a manner that (i) changes the subordination provisions of such Indebtedness or (ii) shortens the maturity date of such Indebtedness to a date prior to the Maturity Date of the Initial Term Loans or provides for a shorter Weighted Average Life to Maturity than the Initial Term Loans; provided that, notwithstanding the foregoing, the provisions of this Section 7.10(b) shall not restrict or prohibit any refinancing of Indebtedness (in whole or in part) permitted pursuant to Section 7.03.
7.11    Initial Borrower. Initial Borrower shall not: (i) make any Restricted Payment, except Investments to consummate the Acquisition, including Investments in any direct or indirect Subsidiary of the Initial Borrower which facilitates such Subsidiary’s or its, direct or indirect, Subsidiary’s consummation of the Acquisition (the “Purchase Price Pushdown”); (ii) Incur any Indebtedness except (A) the Initial Term Loans and, (B) the Backstop Facility; (iii) Incur any Liens except Customary Permitted Liens; (iv) enter into any merger, consolidation or sale of all or substantially all of its assets except for the Initial Borrower Merger; (v) make any Asset Sale, except the Purchase Price Pushdown; or (vi) engage in any transaction with its Affiliates except the Purchase Price Pushdown; except, in the case of each of the foregoing, (A) Incurring Indebtedness hereunder and under any Backstop Agreement, issuing capital stock to, and receiving capital contributions from, any parent, performing its obligations under this Agreement, the Purchase and Sale Agreement, any Backstop Agreement and any other agreement relating to a Backstop Agreement, forming subsidiaries to consummate the Acquisition, contributing, advancing or otherwise transferring the proceeds of the Initial Term Loans and the Backstop Facility, if any, to consummate the Acquisition, the Refinancing, and repaying the Initial Term Loans, if applicable, and conducting such other activities as are necessary,

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advisable or appropriate to carry out the activities described above or related to the Transactions and the Initial Borrower Merger or (B) in the ordinary course of business or necessary or advisable in connection with or to effectuate the Refinancing, the Acquisition and the other Transactions.
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
8.01    Events of Default. Any of the following shall constitute an Event of Default:
(k)    Non-Payment. The Borrower or any other Loan Party, fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any fee due hereunder, or any other amount payable hereunder or with respect to any other Loan Document; or
(l)    Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in Article VII on its part to be performed or observed; or
(m)    Other Defaults. The Borrower or any other Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after notice thereof by the Administrative Agent to the Borrower; or
(n)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect in any material respect (and in all respects if any such representation or warranty is already qualified by materiality when made or deemed made; provided that the failure of any representation or warranty to be true and correct in any material respect on the Effective Date or the Funding Date will not constitute a Default or an Event of Default except to the extent such representation or warranty constitutes a Major Representation; or
(o)    Cross-Default. (i) The Borrower or any other Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate outstanding principal amount of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such Indebtedness and (y) any failure by the Borrower to comply with the financial covenant contained in Section 7.11 of the Existing Credit Agreement unless a Term Loan Trigger (as defined

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in the Existing Credit Agreement) has occurred and not been rescinded; provided, further, that such failure is unremedied and is not validly waived by the holders of such Indebtedness in accordance with the terms of the documents governing such Indebtedness prior to any acceleration of the Loans pursuant to Section 8.02; or
(p)    Insolvency Proceedings, Etc. Prior to the Initial Borrower Merger, the Initial Borrower, the Company or any Subsidiary Guarantor (as defined in the Existing Credit Agreement) that is a Significant Subsidiary (as defined in the Existing Credit Agreement), or following the Initial Borrower Merger, Holdings, the Borrower or any Significant Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or
(q)    Inability to Pay Debts; Attachment. Prior to the Initial Borrower Merger, the Initial Borrower, the Company or any Subsidiary Guarantor (as defined in the Existing Credit Agreement) that is a Significant Subsidiary (as defined in the Existing Credit Agreement), or following the Initial Borrower Merger, Holdings, the Borrower or any Significant Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or
(r)    Judgments. There is entered against the Borrower or any other Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and does not deny or fail to acknowledge coverage) and there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(s)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect; or
(t)    Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.09) or satisfaction in full of all the Obligations (other than contingent indemnification obligations as to which no claim has been

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asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) ceases to be in full force and effect; or the Borrower or any other Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or the Borrower or any other Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or
(u)    Change of Control. There occurs any Change of Control (subject to Section 7.10(a)); or
(v)    Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.02 or 6.12 shall for any reason (other than pursuant to the terms thereof including as a result of a transaction permitted under Section 7.04 or 7.09) cease to create a valid and perfected first priority lien on and security interest in a material portion of Collateral covered thereby, subject to Liens permitted under Section 7.01, and such failure of such lien to be perfected and enforceable with such priority shall have continued unremedied for a period of 10 Business Days, except to the extent (i) that any such perfection or priority is not required pursuant to Section 4.02, Section 6.12 or Section 6.14 or results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements, or (ii) except as to Collateral consisting of real property, to the extent that such losses are covered by a lender’s title insurance policy and such insurers have not denied or failed to acknowledge coverage; or
8.02    Remedies Upon Event of Default. Following the Funding Date, if any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(j)    declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;
(k)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
(l)    [Reserved]; and
(m)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents, under any document evidencing Indebtedness in respect of which the Facilities have been designated as “Designated Senior Debt,” (or any comparable term) and/or under applicable Law;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid

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shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.
8.03    [Reserved].
8.04    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.09(a), the Intercreditor Agreement and any Other Intercreditor Agreement, be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, disbursements and other charges of counsel payable under Section 10.05) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders;
Fourth, (i) to payment of that portion of the Obligations constituting unpaid principal of the Loans and Obligations then owing under Secured Hedge Agreements and the Secured Cash Management Agreements, ratably among the Lenders, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

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ARTICLE IX
ADMINISTRATIVE AGENT AND OTHER AGENTS
9.01    Appointment and Authorization of Agents.
(n)    Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, no Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
(o)    [Reserved].
(p)    The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In connection with the foregoing, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including, without limitation, Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
9.02    Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.
9.03    Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein, to the extent determined in a final, nonappealable

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judgment by a court of competent jurisdiction) or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.
9.04    Reliance by Agents.
(f)    Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.
(g)    For purposes of determining compliance with the conditions specified in Sections 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Funding Date specifying its objection thereto.
9.05    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking

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such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.
9.06    Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.
9.07    Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders, shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including the fees, disbursements and other charges of counsel) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

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9.08    Agents in their Individual Capacities. Any Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though it were not an Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, an Agent or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that such Agent shall be under no obligation to provide such information to them. With respect to its Loans, such Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent, and the terms “Lender” and “Lenders” include such Agent in its individual capacity.
9.09    Successor Agents.
(d)    Subject to the appointment of a successor as set forth herein, (i) upon ten (10) days’ prior written notice to the Administrative Agent, the Administrative Agent may be removed by the Required Lenders or the Borrower if the Administrative Agent is a Defaulting Lender and (ii) following the Funding Date, the Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ notice to the Lenders. If the Administrative Agent resigns or is removed under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrower (which consent of the Borrower shall not be unreasonably withheld or delayed if such successor is a commercial bank organized under the laws of the United States of America or any political subdivision thereof which has combined capital and reserves in excess of $5,000,000,000) at all times other than if an Event of Default under Section 8.01(a), (f), or (g) is continuing. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent,” shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has been appointed and accepted such appointment as the Administrative Agent by the date which is sixty (60) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to any Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor or upon the expiration of the sixty-day period following the retiring Administrative Agent’s notice of resignation without a successor agent having been appointed, the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions

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of this Article IX shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.
9.10    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due to the Administrative Agent under Sections 2.09 and 10.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
9.11    Collateral and Guaranty Matters.
(c)    Each Lender authorizes and directs the Administrative Agent to enter into (i) the Collateral Documents, the Intercreditor Agreement and any Other Intercreditor Agreement for the benefit of the Lenders and the other Secured Parties and any Additional Indebtedness Joinder (as defined in the Intercreditor Agreement) and (ii) any Incremental Commitment Amendment, Increase Supplement, Lender Joinder Agreement, agreement required in connection with a Permitted Debt Exchange Offer or Extension Amendment.
(d)    Each of the Lenders hereby directs, in accordance with the terms hereof, the Administrative Agent to, and the Administrative Agent shall upon the request of the Borrower, release (or, in the case of clause (ii) below, release or subordinate) any Lien held by the Administrative Agent for the benefit of the Secured Parties against any of the following:

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(viii)    any property granted to or held by the Administrative Agent under any Loan Document upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements);
(ix)    any part of the Collateral sold or disposed of by a Loan Party (including against any assets of a Loan Party, the Equity Interests of which are being sold or disposed of) if such sale or disposition is permitted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement) other than an Asset Sale to a Loan Party or, if not pursuant to such sale or disposition, if such release is consented to by the Lenders required to consent thereto under Section 10.01; and
(x)    if any Subsidiary Guarantor is designated as an Excluded Subsidiary, all of the Collateral owned by such Subsidiary and the Equity Interests of any Excluded Subsidiary that is an Unrestricted Subsidiary.
(e)    Each of the Lenders hereby directs, in accordance with the terms hereof, the Administrative Agent to, and the Administrative Agent shall upon the request of the Borrower, release any Subsidiary Guarantor from its obligations under the applicable Guaranty (i) if the Equity Interests of such Subsidiary Guarantor are being sold or disposed of, if such sale or disposition is permitted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement), other than an Asset Sale to a Loan Party, (ii) upon the designation of such Subsidiary Guarantor as an Excluded Subsidiary or (iii) if not pursuant to clause (i) or (ii) above, if such release is consented to by the Lenders required to consent thereto under Section 10.01 (including its designation as an Unrestricted Subsidiary).
Without limiting the foregoing, upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11; provided that the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying that any such transaction has been consummated in compliance with this Agreement and the other Loan Documents.
9.12    Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.04, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to,

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Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.
9.13    Other Agents; Arranger and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “joint lead arranger,” or “joint bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
9.14    Appointment of Supplemental Administrative Agents.
(a)    It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).
(b)    In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 (obligating the Borrower to pay the Administrative Agent’s expenses and to indemnify the Administrative Agent) that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.
(c)    Should any instrument in writing from the Borrower, Holdings or any other Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more

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fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower or Holdings, as applicable, shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.
ARTICLE X
MISCELLANEOUS
10.01    Amendments, Etc. Except as otherwise expressly set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by (I) with respect to any amendment, waiver or consent becoming effective prior to the initial Credit Extension on the Funding Date, each Initial Lender, and the Borrower, and acknowledged by the Administrative Agent and (II) with respect to any amendment, waiver or consent becoming effective following the initial Credit Extension on the Funding Date, the Required Lenders and the Borrower, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that, solely in respect of clause (II) above, no such amendment, waiver or consent shall:
(a)    extend or increase the Commitment of any Lender, or reinstate the Commitment of any Lender after the termination of such Commitment pursuant to Section 8.02, in each case without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default or Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);
(b)    postpone any date scheduled for any payment of principal of, or interest on, any Loan or any fees or other amounts payable hereunder, without the written consent of each Lender directly and adversely affected thereby, it being understood that the waiver of any mandatory prepayment of Loans under the Term Facility shall not constitute a postponement of any date scheduled for the payment of principal or interest;
(c)    reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (i) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;
(d)    modify Section 2.13 without the written consent of each Lender directly and adversely affected thereby;

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(e)    change any provision of this Section 10.01, Section 2.06(c) or the definition of “Required Lenders”, or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
(f)    other than in a transaction permitted under Section 7.09, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; and
(g)    other than in a transaction permitted under Section 7.04 or 7.09, release all or substantially all of the value of the aggregate Guaranty, without the written consent of each Lender.
and provided, further that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, in its capacity as such, in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (ii) Section 10.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything in Section 10.01 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (A) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, (C) directed or required the Administrative Agent, Collateral Agent any Lender or any Loan Party to undertake any action (or refrain from taking any action) with respect to or under any Loan Document or (D) voted on any plan of reorganization pursuant to Title 11 of the United States Code, that in each case does not require the consent of each Lender or each affected Lender or does not adversely affect such Affiliate Lender disproportionately in any material respect as compared to other Lenders, Affiliate Lenders (other than Debt Fund Affiliates) will be deemed to have voted in the same proportion as Lenders that are not Affiliate Lenders voting on such matter. Furthermore, each Affiliate Lender (other than Debt Fund Affiliates) hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to Title 11 of the United States Code is not deemed to have been voted as set above, then such vote will be (x) deemed not to be in good faith and (y) “designated” pursuant to Section 1126(e) of Title 11 of the United States Code such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of Title 11 of the United States Code.
This Section 10.01 shall be subject to any contrary provision of Sections 2.14, 2.19 or 6.18. In addition, notwithstanding anything else to the contrary contained in this Section 10.01, (a) if the Administrative Agent and the Borrower shall have jointly identified an ambiguity, mistake, error, defect or inconsistency, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and (b) the Administrative Agent and the Borrower shall be permitted to amend any provision of any Collateral Document to better implement the intentions of this Agreement and the other Loan Documents, and in each case, such amendments shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within ten (10) Business Days following receipt of notice thereof.

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Notwithstanding anything to the contrary contained herein, in connection with any “Required Lender” votes, Lenders that are Debt Fund Affiliates shall not be permitted, in the aggregate, to account for more than 49.9% of the amounts includable in determining whether the “Required Lenders” have consented to any amendment, modification, waiver, consent or other action that is subject to such vote. The voting power of each Lender that is a Debt Fund Affiliate shall be reduced, pro rata, to the extent necessary in order to comply with the immediately preceding sentence.
Notwithstanding anything to the contrary contained herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except to the extent the consent of such Lender would be required under clauses (a), (b) or (c) in the first proviso to the first sentence of this Section 10.01.
10.02    Notices; Effectiveness; Electronic Communications.
(a)    General. Unless otherwise expressly provided herein, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone or electronic mail shall be made to the applicable telephone number or electronic mail address, as the case may be, as follows:
(iii)    if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, telecopier number, electronic mail address or telephone number as shall be designated by such party in a notice to other parties, as provided in Section 10.02(d); and
(iv)    if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if given after normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving, or is unwilling to receive, notices under such Article II by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from

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the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if such notice or other communication is sent after the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent-Related Person have any liability to Holdings, the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of the Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent-Related Person; provided, however, that in no event shall any Agent-Related Person have any liability to Holdings, the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)    Change of Address, Etc. Each of Holdings, the Borrower and the Administrative Agent may change its address, telecopier, telephone number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier, telephone number or electronic mail address for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
(e)    Reliance by Administrative Agent, and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified

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herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
10.03    No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.13), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
10.04    Expenses. The Borrower agrees (a) if the initial Credit Extension hereunder takes place, to pay or reimburse the Administrative Agent and the other Agents for all reasonable and out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents (including reasonable expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses), and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of counsel (limited to the reasonable fees, disbursements and other charges of one primary counsel to the Administrative Agent and, if necessary, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and special counsel for each relevant specialty (and, in the case of an actual or perceived conflict of interest, where the party affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected person),

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and (b) to pay or reimburse the Administrative Agent, the other Agents and each Lender for all reasonable documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law or in connection with any workout or restructuring), including the fees, disbursements and other charges of counsel (limited to the reasonable fees, disbursements and other charges of one counsel to the Administrative Agent, the other Agents and the Lenders taken as a whole, and, if necessary, of one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and of special counsel for each relevant specialty and, in the event of any actual or potential conflict of interest, where the Agent or Lender affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, one additional counsel in each relevant jurisdiction for each Lender or group of Lenders or Agents subject to such conflict). The foregoing costs and expenses shall include all reasonable search, filing, recording, title insurance and appraisal charges and fees related thereto, and other out-of-pocket expenses incurred by any Agent. All amounts due under this Section 10.04 shall be paid within thirty (30) days after invoiced or demand therefor (with a reasonably detailed invoice with respect thereto) (except for any such costs and expenses incurred prior to the Funding Date, which shall be paid on the Funding Date to the extent invoiced at least three Business Days prior to the Funding Date. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender, in its sole discretion. This Section 10.04 shall not apply with respect to Taxes.
10.05    Indemnification by the Borrower. The Borrower shall indemnify and hold harmless each Arranger, each Agent-Related Person, each Lender and their respective Affiliates, and each of their respective partners, directors, officers, employees, counsel, agents and, in the case of any funds, trustees and advisors and attorneys-in-fact (collectively the “Indemnitees”) from and against (and will reimburse each Indemnitee as the same are incurred for) any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs (including settlement costs), disbursements, and reasonable and documented or invoiced out-of-pocket fees and expenses (including the reasonable fees, disbursements and other charges of (i) one counsel to the Indemnitees taken as a whole, (ii) in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected indemnified person, and (iii) if necessary, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and special counsel for each relevant specialty) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted or awarded against any such Indemnitee in any way relating to or arising out of or in connection with or by reason of (x) any actual or prospective claim, litigation, investigation or proceeding in any way relating to, arising out of, in connection with or by reason of any of the following, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) relating to or arising out of: (a) the Commitment Letter, the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby or (b) any Commitment or Loan or the use or proposed use of the proceeds therefrom; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or

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disbursements are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from (A) the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its affiliates or Controlling persons or any of the officers, directors, employees, agents, advisors, or members of any of the foregoing (B) the material breach of its express obligations under the Loan Documents by such Indemnitee or its Affiliates, or (C) any dispute that is between or among Indemnitees (other than any dispute involving claims against the Administrative Agent, any Arranger or any other Agent, in each case in their respective capacities as such) that a court of competent jurisdiction has determined in a final and nonappealable judgment did not involve actions or omissions of any direct or indirect parent or Controlling person of the Borrower, the Borrower or its subsidiaries; or (y) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, ((x) and (y), collectively, the “Indemnified Liabilities”) in all cases, whether or not caused by or arising, in whole or in part, out of the simple negligence of the Indemnitee and regardless of whether such Indemnitee is a party thereto, and whether or not such proceedings are brought by the Borrower, its equity holders, its affiliates, creditors or any other third person. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other information transmission systems (including electronic telecommunications) in connection with this Agreement unless determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document, or arising out of its activities in connection herewith or therewith (whether before or after the Effective Date); provided that such waiver of special, punitive,

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indirect or consequential damages shall not limit the indemnification obligations of the Loan Parties to the extent such special, punitive, indirect or consequential damages are included in any third party claim with respect to which the applicable Indemnitee is entitled to indemnification under this Section 10.05. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto. Should any investigation, litigation or proceeding be settled, or if there is a judgment against an Indemnitee in any such investigation, litigation or proceeding, the Borrower shall indemnify and hold harmless each Indemnitee in the manner set forth above. The Borrower shall not be liable for any settlement of any proceeding effected without its written consent (not to be unreasonably withheld or delayed) (unless the Borrower shall have declined to assume the defense of such proceeding), but if settled with such consent, the Borrower agrees to indemnify each Indemnitee from and against any loss or liability by reason of such settlement. The Borrower shall not, without the written consent of the Indemnitee, effect any settlement of any pending or threatened proceeding in respect of which any Indemnitee is or could have been a party and indemnification could have been sought hereunder by such Indemnitee, unless such settlement (x) includes an unconditional release of such Indemnitee, in form and substance reasonably satisfactory to such Indemnitee, from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnitee. All amounts due under this Section 10.05 shall be payable within thirty (30) days after demand therefor. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. This Section 10.05 shall not apply with respect to Taxes, other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.
10.06    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
10.07    Successors and Assigns.
(c)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that, except in accordance with Section 7.04, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or

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otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.07(b), (ii) by way of participation in accordance with the provisions of Section 10.07(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(f) or (iv) to an SPC in accordance with the provisions of Section 10.07(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(d)    Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that:
(viii)    (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount shall need be assigned, and (B) in any case not described in clause (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed) provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
(ix)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;
(x)    no consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund, provided that following the Funding Date, the Borrower shall be deemed to have consented to any such assignment of Term Loans unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof from the Administrative Agent; and (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required

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unless such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund (provided that the Administrative Agent shall acknowledge any such assignment);
(xi)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (except, (x) in the case of contemporaneous assignments by any Lender to one or more Approved Funds, only a single processing and recording fee shall be payable for such assignments, (y) the Administrative Agent, in its sole discretion, may elect to waive such processing and recording fee in the case of any assignment and (z) in the case of the assignment of a Defaulting Lender’s Term Commitments, such fee is hereby waived by the Administrative Agent);
(xii)    no such assignment shall be made to (A) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (A), (B) a natural person or (C) a Disqualified Lender;
(xiii)    Term Loans may not be assigned to Affiliate Lenders (other than Other Affiliates, as provided in Section 10.07(i) below); provided that nothing in this clause (vi) shall prevent or otherwise limit the Borrower’s rights under Section 2.05(a)(v); and
(xiv)    the assigning Lender shall deliver any Notes or, in lieu thereof, a lost note affidavit reasonably acceptable to Borrower evidencing such Loans to the Borrower or the Administrative Agent.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment, and subject to the obligations set forth in Section 10.08). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) or Section 3.07(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d).
(e)    The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available

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for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(f)    Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, an Affiliate Lender or a Defaulting Lender (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to Section 10.07(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the obligations and the limitations of such Sections and Section 10.15) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b), provided that each Participant shall deliver any forms and certifications required to be delivered by it under Section 10.15 to the relevant Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided, such Participant agrees to be subject to Section 2.13 as though it were a Lender.
(g)    Notwithstanding anything to the contrary contained herein, no Loan Party shall be required to make any greater payment under Section 3.01, 3.04 or 3.05 than it would have been obligated to make in the absence of the sale of a participation to any Participant.
(h)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(i)    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b)(ii). Each party hereto hereby agrees that an SPC shall be entitled to the benefits of Section 3.01, 3.04 and 3.05 (subject to the obligations and the limitations of such Sections and the obligations to provide the forms and certifications pursuant to Section 10.15 as if it were a Lender, to the Granting Lender); provided that neither the grant to

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any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05). Each party hereto further agrees that the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. Other than as expressly provided in this Section 10.07(g), (A) such Granting Lender’s obligations under this Agreement shall remain unchanged, (B) such Granting Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Granting Lender in connection with such Granting Lender’s rights and obligations under this Agreement. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not, other than in respect of matters unrelated to this Agreement or the transactions contemplated hereby, institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its rights hereunder with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.
(j)    Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that, unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents, and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.
(k)    Notwithstanding anything to the contrary contained herein, any Lender may assign all or any portion of its Term Loans, New Term Loans and Extended Loans hereunder to any Other Affiliate (including any Debt Fund Affiliate), but only if:
(i)    such assignment is made pursuant to an open market purchase;
(ii)    Other Affiliates (other than Debt Fund Affiliates) will not receive advice of counsel to the Administrative Agent or to the Lenders other than Affiliated Lenders;
(iii)    the assigning Lender and Other Affiliate purchasing such Lender’s Term Loans, New Term Loans and Extended Loans, as applicable, shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit E-2 hereto (an “Affiliate Lender Assignment and Assumption”) in lieu of an Assignment and Assumption;

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(iv)    after giving effect to such assignment, Other Affiliates (other than Debt Fund Affiliates) shall not, in the aggregate, own or hold Term Loans, New Term Loans and Extended Loans with an aggregate principal amount in excess of 20% of the principal amount of all Loans then outstanding.
(l)    Notwithstanding anything to the contrary contained herein, no Affiliate Lender (other than Debt Fund Affiliates) shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower are not then present or (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives.
(m)    [Reserved].
(n)    The applicable Lender, acting for itself and solely for this purpose as an agent of the Borrower (solely for tax purposes), shall maintain a register on which it enters the name and address of (i) each SPC (other than any SPC that is treated as a disregarded entity of the Granting Lender for U.S. federal income tax purposes) that has exercised its option pursuant to Section 10.07(g) and (ii) each Participant, and the amount of each such SPC’s and Participant’s interest in such Lender’s rights and/or obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of the applicable rights and/or obligations of such Lender under this Agreement.
10.08    Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its directors, officers, employees and agents, including accountants, legal counsel and other advisors, and other Affiliates (and to such Affiliates’ respective directors, officers, employees and agents, including accountants, legal counsel and other advisors), it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with the terms of this Section 10.08; (b) to the extent requested by any regulatory authority having jurisdiction over such Agent, Lender or its respective Affiliates or in connection with any pledge or assignment permitted under Section 10.07(f); (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same (or at least as restrictive) as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (g) with the written consent of the Borrower; (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (i) to any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender) or (k) subject to an agreement containing provisions substantially

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the same (or at least as restrictive) as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any actual or prospective party (or its Affiliates) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and the Obligations, this Agreement or payments hereunder. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof relating to any Loan Party or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08 by such Lender or Agent; provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential or is delivered pursuant to Section 6.01, 6.02, or 6.03 hereof and is not publicly available. Any Person required to maintain the confidentiality of Information as provided in this Section 10.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Acceptance, the provisions of this Section 10.08 shall survive with respect to the Administrative Agent, each Co-Documentation Agent, the Syndication Agent, each Arranger and each Lender until the second anniversary of such Administrative Agent, Co-Documentation Agent, Arranger or Lender ceasing to be an Administrative Agent, Co-Documentation Agent, Syndication Agent, Arranger or Lender, respectively.
Each of the Administrative Agent and the Lenders acknowledges that (i) the Information may include material non-public information concerning the Borrower, the Company, Holdings or a Subsidiary of either, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
10.09    Setoff. In addition to any rights and remedies of the Lenders provided by Law, following the Funding Date, upon the occurrence and during the continuance of any Event of Default, each Secured Party is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), other than deposits in fiduciary accounts as to which a Loan Party is acting as fiduciary for another Person who is not a Loan Party, at any time held by, and other Indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Secured Party hereunder or under any other Loan Document (or other Secured Agreement (as defined in the Security Agreement)), now or hereafter existing, irrespective of whether or not such Agent or such Lender shall have made demand under this Agreement or any other Loan Document (or other Secured Agreement (as defined in the Security Agreement)) and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Secured Party agrees promptly to notify the Borrower and the Administrative Agent

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after any such set-off and application made by such Secured Party; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Secured Party under this Section 10.09 are in addition to other rights and remedies (including, without limitation, other rights of setoff) that the Administrative Agent and such Secured Party may have. Notwithstanding anything herein or in any other Loan Document to the contrary, in no event shall the assets of any Foreign Subsidiary constitute security, or shall the proceeds of such assets be available for, payment of the Obligations of the Borrower or any Domestic Subsidiary, it being understood that the Equity Interests of any Foreign Subsidiary that is directly owned by a Domestic Subsidiary does not constitute such an asset (and may be pledged to the extent set forth in Section 6.12).
10.10    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
10.11    Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.
10.12    Integration; Effectiveness. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. Except as provided in Section 4.01 this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.
10.13    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in

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connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) hereunder shall remain unpaid or unsatisfied.
10.14    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited
10.15    Tax Forms.
(a)    Each Lender and Agent shall deliver to the Borrower and the Administrative Agent, when reasonably requested by the Borrower or the Administrative Agent, such properly completed executed documentation and information as will permit payments hereunder to be made without withholding, or as will permit the Borrower and the Administrative Agent to determine the applicable rate of withholding.
(b)    (iv) Without limiting the generality of the foregoing, each Lender and Agent that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “Foreign Lender”) shall deliver to the Borrower and the Administrative Agent, prior to becoming a Lender or Agent hereunder, (x) two duly signed, properly completed, original copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, United States withholding tax on all payments to be made to such Foreign Lender pursuant to this Agreement or any other Loan Document) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender pursuant to this Agreement or any other Loan Document) or (y) two duly signed, properly completed, original copies of IRS Form W-8BEN or any successor thereto and a certificate that establishes in writing to the Borrower and the Administrative Agent that such Foreign Lender is not (i) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (ii) a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or (iii) a controlled foreign corporation related to the Borrower within the meaning of Section 864(d) of the Code. Thereafter and from time to time, each such Foreign Lender shall promptly submit to the Borrower and the Administrative Agent such additional duly signed, properly completed, original copies of one or more of such forms and/or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities or such other evidence as is satisfactory to the Borrower and the Administrative Agent (in either case, in its sole discretion)) as may then be presented by then current United States laws and regulations to avoid or reduce, United States withholding taxes in respect of all payments to be made to such Foreign Lender pursuant to this Agreement or any other Loan Document, in each case, (1) on or before the date that the most recent

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form, certificate or other evidence previously delivered by it to the Borrower or the Administrative Agent (including, for the avoidance of doubt, upon due designation of a new Lending Office) expires or becomes obsolete, (2) after the occurrence of any event requiring a change in the most recent form, certificate or other evidence previously delivered by it to the Borrower or the Administrative Agent (including, for the avoidance of doubt, due to a designation of a new Lending Office) and (3) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.
(v)    Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Foreign Lender pursuant to this Agreement or any other Loan Document (for example, in the case of a typical participation by such Foreign Lender), shall deliver to the Borrower and the Administrative Agent on the date when such Foreign Lender becomes a party to this Agreement or ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as prescribed by the last sentence of Section 10.15(b)(i) or as may be necessary in the determination of the Borrower or the Administrative Agent (in either case, in the reasonable exercise of its discretion), (A) two duly signed, properly completed, original copies of the forms and/or certificates required to be provided by such Foreign Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Foreign Lender acts for its own account that is not subject to United States withholding tax or that is subject to a reduced rate of United States withholding tax, and (B) two duly signed, properly completed, original copies of IRS Form W-8IMY (or any successor thereto), together with any information such Foreign Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender, together with (with respect to each person for whom the Foreign Lender is acting) two duly signed, properly completed, original copies of the forms and/or certificates that would be required to be provided by each such person if it were a Lender hereunder.
(vi)    Barclays shall deliver to the Borrower on or prior to the date on which it becomes the Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower): (i) two duly signed, properly completed, original copies of IRS Form W-8ECI with respect to any amounts payable to the Administrative Agent for its own account, and (ii) two duly signed, properly completed, original copies of IRS Form W-8IMY with respect to any amounts payable to the Administrative Agent for the account of others, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business within the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. person with respect to such payments (and the Borrower and the Administrative Agent agree to so treat the Administrative Agent as a U.S. person with respect to such payments as contemplated by Section 1.1441-1(b)(2)(iv) of the United States Treasury Regulations).
(vii)    Each Loan Party and the Administrative Agent may deduct and withhold any Taxes required by any Laws to be deducted and withheld from any payment under any of the Loan Documents.

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(viii)    Notwithstanding any other provision of this Section 10.15(b), a Foreign Lender shall not be required to deliver any form pursuant to this Section 10.15(b) that such Foreign Lender is not legally able to deliver.
(c)    Each Lender and Agent that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “U.S. Lender”) shall deliver to the Administrative Agent and the Borrower (or in the case of a Participant or SPC, to the relevant Lender) two duly signed, properly completed, original copies of IRS Form W-9 on or prior to the Funding Date (or on or prior to the date it becomes a party to this Agreement, including, for the avoidance of doubt, by means of an assignment), certifying that such U.S. Lender is entitled to an exemption from United States backup withholding, or any successor form. If such U.S. Lender fails to deliver such forms, then the Administrative Agent and/or the Borrower may withhold from any payment to such U.S. Lender an amount equivalent to the applicable backup withholding imposed by the Code.
(d)    If any Governmental Authority asserts that the Borrower or the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Foreign Lender or U.S. Lender (other than Non-Excluded Taxes for which the Borrower is responsible under Section 3.01), such Foreign Lender or U.S. Lender shall indemnify the Administrative Agent and the Borrower therefor. The obligations of the Foreign Lenders or U.S. Lenders, severally, under this Section 10.15 shall survive the termination of the Aggregate Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.
(e)    If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation and information prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation and information reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph, “FATCA” shall include any amendments thereto.
10.16    Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.
(b)    SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY TO THE EXCLUSIVE GENERAL JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK (THE “NEW YORK SUPREME

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COURT”), AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (THE “FEDERAL DISTRICT COURT,” AND TOGETHER WITH THE NEW YORK SUPREME COURT, THE “NEW YORK COURTS”) AND APPELLATE COURTS FROM EITHER OF THEM; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE (I) ANY AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS (IN WHICH CASE ANY PARTY SHALL BE ENTITLED TO ASSERT ANY CLAIM OR DEFENSE, INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 10.16 WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL ACTION OR PROCEEDING IN A NEW YORK COURT), OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE ADMINISTRATIVE AGENT OR THE COLLATERAL AGENT, (II) ANY PARTY FROM BRINGING ANY LEGAL ACTION OR PROCEEDING IN ANY JURISDICTION FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT (III) IF ALL SUCH NEW YORK COURTS DECLINE JURISDICTION OVER ANY PERSON, OR DECLINE (OR IN THE CASE OF THE FEDERAL DISTRICT COURT, LACK) JURISDICTION OVER ANY SUBJECT MATTER OF SUCH ACTION OR PROCEEDING, A LEGAL ACTION OR PROCEEDING MAY BE BROUGHT WITH RESPECT THERETO IN ANOTHER COURT HAVING JURISDICTION AND (IV) IN THE EVENT A LEGAL ACTION OR PROCEEDING IS BROUGHT AGAINST ANY PARTY HERETO OR INVOLVING ANY OF ITS ASSETS OR PROPERTY IN ANOTHER COURT (WITHOUT ANY COLLUSIVE ASSISTANCE BY SUCH PARTY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES), SUCH PARTY FROM ASSERTING A CLAIM OR DEFENSE (INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 10.16 WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL ACTION OR PROCEEDING IN A NEW YORK COURT) IN ANY SUCH ACTION OR PROCEEDING.
(c)    WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
10.17    WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY

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AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
10.18    Binding Effect. When this Agreement shall have become effective in accordance with Section 10.12, it shall thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and permitted assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.
10.19    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and Holdings acknowledges and agrees, and acknowledges and agrees that it has informed its other Affiliates, that: (i) (A) no fiduciary, advisory or agency relationship between any of the Borrower, Holdings and their respective Subsidiaries and any Agent or any Arranger is intended to be or has been created in respect of any of the transactions contemplated hereby and by the other Loan Documents, irrespective of whether any Agent or any Arranger has advised or is advising any of the Borrower, Holdings and their respective Subsidiaries on other matters, (B) the arranging and other services regarding this Agreement provided by the Agents and the Arrangers are arm’s-length commercial transactions between the Borrower, Holdings and their respective Subsidiaries, on the one hand, and the Agents and the Arrangers, on the other hand, (C) each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (D) each of the Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agents and the Arrangers each is and has been acting solely as a principal and, except as may otherwise be expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings or any of their respective Affiliates, or any other Person and (B) neither any Agent nor any Arranger has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and neither any Agent nor any Arranger has any obligation to disclose any of such interests and transactions to the Borrower, Holdings or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and Holdings hereby waives and releases any claims that it may have against the Agents and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
10.20    Affiliate Activities. Each of the Borrower and Holdings acknowledge that each Agent and each Arranger (and their respective Affiliates) is a full service securities firm engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, it may make or hold a broad array of investments and actively trade debt and equity securities

Syniverse Magellan Finance Credit Agreement

23837750v1

(or related derivative securities) and/or financial instruments (including bank loans) for its own account and for the accounts of its customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of the Borrower, Holdings and their respective affiliates, as well as of other entities and persons and their Affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated hereby and by the other Loan documents (ii) be customers or competitors of the Borrower, Holdings and their respective Affiliates, or (iii) have other relationships with the Borrower, Holdings and their respective Affiliates. In addition, it may provide investment banking, underwriting and financial advisory services to such other entities and persons. It may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of the Borrower, Holdings and their respective Affiliates or such other entities. The transactions contemplated hereby and by the other Loan Documents may have a direct or indirect impact on the investments, securities or instruments referred to in this Section 10.20.
10.21    Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
10.22    USA PATRIOT ACT. Each Lender that is subject to the PATRIOT Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the PATRIOT Act.
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Syniverse Magellan Finance Credit Agreement

23837750v1

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first above written.
SYNIVERSE MAGELLAN FINANCE, LLC
By:    /s/ David W. Hitchcock
    Name: David W. Hitchcock
    Title: Chief Financial Officer and Chief     Administrative Officer

[SIGNATURE PAGE]    Syniverse Magellan Finance Credit Agreement

23837750v1

BARCLAYS BANK PLC,
as Administrative Agent and a Lender
By:    /s/ Christina Park
    Name: Christina Park
    Title: Managing Director

[SIGNATURE PAGE]    Syniverse Magellan Finance Credit Agreement

23837750v1

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as a Lender
By:    /s/ Anca Trifan
    Name: Anca Trifan
    Title: Managing Director
By:    /s/ Mary Kay Coyle
    Name: Mary Kay Coyle
    Title: Managing Director

[SIGNATURE PAGE]    Syniverse Magellan Finance Credit Agreement

23837750v1

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as a Lender
By:    /s/ John D. Toronto
    Name: John D. Toronto
    Title: Managing Director
By:    /s/ Wei-Jen Yuan
    Name: Wei-Jen Yuan
    Title: Associate

[SIGNATURE PAGE]    Syniverse Magellan Finance Credit Agreement

23837750v1

GOLDMAN SACHS BANK USA,
as a Lender
By:    /s/ Robert Ehudin
    Name: Robert Ehudin
    Title: Authorized Signatory

[SIGNATURE PAGE]    Syniverse Magellan Finance Credit Agreement

23837750v1

SCHEDULE 2.01
to the Credit Agreement
Commitments and Pro Rata Shares
Term Commitments.
[ON FILE WITH THE ADMINISTRATIVE AGENT]

Commitments and Pro Rata Shares

23837750v1

SCHEDULE 4.03
to the Credit Agreement
Jurisdictions of Local Counsel Opinions

Loan Party	Jurisdiction
The Rapid Roaming Company	Florida
Syniverse Holdings, Inc.	Delaware
Buccaneer Holdings, Inc.	Delaware
Syniverse Technologies, LLC	Delaware
Syniverse ICX Corporation	Delaware

Local Counsel Jurisdictions
23837750v1

SCHEDULE 10.02
to the Credit Agreement
Administrative Agent’s Office,
Certain Addresses for Notices
BORROWER:
Syniverse Magellan Finance, LLC
8125 Highwoods Palm Way
Tampa, FL 33647
Attention: Laura E. Binion
(P) 813.637.5915
(F) 813.637.5882
(E) laura.binion@syniverse.com
Website Address: http://www.syniverse.com/SEC—Filings
with a copy to:
Mark Johnson
The Carlyle Group
1001 Pennsylvania Avenue, NW
Suite 220 South
Washington, DC 20004-2505
(P) 202.729.5364
(F) 202.347.1692
(E) mark.johnson.@carlyle.com
Jeffrey E. Ross
Debevoise & Plimpton LLP
919 Third Ave
Suite 1000
New York, NY 10022-3916
(P) 212 909 6465
(F) 212 909 6836
(E) jeross@debevoise.com

Addresses
23837750v1

ADMINISTRATIVE AGENT:
Administrative Agent’s Office
(for payments and Requests for Credit Extensions)
Barclays Bank PLC
Loan Operations – Agency Services
1301 Avenue of the Americas
New York, NY 10019
Attention:    Deal: Syniverse Holdings, Inc.
    Contact Name: Ralph Townley
(P) 212.320.7077
(F) 917.522.0569
(E) xrausloanops5@barcap.com
Administrative Agent’s Wiring Instructions
U.S. Dollars
Bank Name:    Barclays Bank PLC
Address (City, State):    70 Hudson St., Jersey City NJ 07302
ABA#:    026 002 574
Account Name:    Clad Control Account
Account Number:    050-019104
Reference:    Syniverse Holdings, Inc.
Administrative Agent’s Office
(for notices under the Loan Documents)
Barclays Bank PLC
Bank Debt Management Group
745 Seventh Avenue
New York, NY 10019
Attention: Syniverse Holdings, Inc. Portfolio Manager: Greg Fishbein/Patrick Kerner
(P) 212.526.3441 / 212.526.1447
(F) 212.526.5115
(E) gregory.fishbein@barcap.com / patrick.kerner@barclays.com

Addresses

23837750v1

EXHIBIT A
FORM OF COMMITTED LOAN NOTICE
Date: __________, _____
To:    Barclays Bank PLC, as Administrative Agent
Bank Debt Management Group
1301 Sixth Avenue, 8th Floor
New York, NY 10019
Attention:    Syniverse Holdings, Inc. Portfolio Manager
        Ralph Townley
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of February 4, 2013 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Agreement;” the terms defined therein being used herein as therein defined), among [Syniverse Magellan Finance, LLC, a Delaware limited liability company] [Syniverse Holdings, Inc., a Delaware corporation (as successor by merger to Syniverse Magellan Finance, LLC, a Delaware limited liability company)] (the “Borrower”), the Lenders from time to time party thereto and Barclays Bank PLC, as the Administrative Agent.
The undersigned hereby requests (select one):
☐ A Borrowing of Loans    ☐ A conversion or continuation of Loans
1.    On                      (a Business Day).
2.    In the amount of $                     .
3.    Comprised of                             .

                        [Type of Loan requested]
4.    For the borrowing of, conversion to, or continuation of Eurodollar Rate Loans: with an Interest Period of ____ months.
[The Borrowing requested herein complies with the Agreement[, including Section 4.02 of the Agreement.]]

A-3

23837750v1

[SYNIVERSE MAGELLAN FINANCE, LLC

By:
    Name:
    Title:     ]
[SYNIVERSE HOLDINGS, INC.

By:
    Name:
    Title:     ]

A-4

23837750v1

EXHIBIT B

[RESERVED]

B-1

23837750v1

EXHIBIT C
FORM OF TERM NOTE
FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to ___________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the aggregate unpaid principal amount of each Term Loan made by the Lender to the Borrower under that certain Credit Agreement, dated as of February 4, 2013 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower [(as successor by merger to Syniverse Magellan Finance, LLC)], the Lender and other lenders from time to time party thereto and BARCLAYS BANK PLC, as Administrative Agent.
The Borrower promises to pay interest on the aggregate unpaid principal amount of each Term Loan made by the Lender to the Borrower under the Agreement from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
This Term Note is one of the Term Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Term Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Term Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

Form of Term Note
23837750v1

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
[SYNIVERSE MAGELLAN FINANCE, LLC

By:
    Name:
    Title:     ]
[SYNIVERSE HOLDINGS, INC.

By:
    Name:
    Title:     ]

Form of Term Note
23837750v1

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT D
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date:         ,
To:    Barclays Bank PLC, as Administrative Agent
Bank Debt Management Group
745 Seventh Avenue
New York, NY 10019
Attention:    Syniverse Holdings, Inc. Portfolio Manager:
        Ritam Bhalla / Greg Fishbein
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of February 4, 2013 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Agreement;” the terms defined therein being used herein as therein defined), among Syniverse Holdings, Inc., a Delaware corporation (as successor by merger to Syniverse Magellan Finance, LLC, a Delaware limited liability company) (the “Borrower”), the Lenders from time to time party thereto and Barclays Bank PLC, as the Administrative Agent.
The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the ___________ of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:
[[Use following paragraph 1 for fiscal year-end financial statements]
1.    Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.
[Use following paragraph 1 for fiscal quarter-end financial statements]
1.    Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.]
[2.    The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a review of the activities of the Borrower during such fiscal period.
[select one:]
[To the knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant of the Loan Documents applicable to it, and no Default has occurred and is continuing.]
--or--
[The following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]
3.    Attached hereto as Schedule 2 are (a) all supplements to Schedules 5.02(h)(ii), 5.02(l) and 5.02(p) to the Agreement.]
IN WITNESS WHEREOF, the undersigned has executed this Certificate as of _____________, __________.
[SYNIVERSE HOLDINGS, INC.

By:
    Name:
    Title:     ]
[SYNIVERSE MAGELLAN FINANCE, LLC

By:
    Name:
    Title:     ]

Form of Term Note
23837750v1

SCHEDULE 2
to the Compliance Certificate
(Supplements to Schedules 5.02(h)(ii), 5.02(l) and 5.02(p) to the Agreement)

D-4
Form of Compliance Certificate
23837750v1

EXHIBIT E-1
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Assignment Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full. As used herein, the term “Credit Agreement Effective Date” shall mean the Effective Date as defined in the Credit Agreement.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Assignment Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”) []. Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
[The Assignee hereby agrees that in connection with the Borrower’s election to effectuate a Delayed Draw Refinancing it will (x) enter into an Incremental Commitment Amendment to and as defined in the Existing Credit Agreement to provide the Borrower with Takeout Loans in an aggregate principal amount equal to such Assignee’s outstanding Initial Term Loans under the Credit Agreement on the date of such Delayed Draw Refinancing and (y) make a Takeout Loan under the Existing Credit Agreement to the Borrower in an aggregate principal amount equal to such Assignee’s outstanding Initial Term Loans under the Credit Agreement on the date of such Delayed Draw Refinancing. The Assignee further agrees to promptly execute any and all such documentation as the Borrower, the Assignor or the Administrative Agent shall reasonably request to effectuate the foregoing.]

E-1-1
Form of Assignment and Assumption
23837750v1

1.	Assignor:
2.    Assignee:                                 [and is an
                Affiliate/Approved Fund of [identify Lender]]

3.
Borrower:        [SYNIVERSE MAGELLAN FINANCE, LLC, a Delaware limited                 liability company] [SYNIVERSE HOLDINGS, INC., a Delaware                     corporation (as successor by merger to Syniverse Magellan Finance, LLC,                 a Delaware limited liability company)]

4.	Administrative Agent: BARCLAYS BANK PLC, as the administrative agent under the Credit Agreement

5.	Credit Agreement: The Credit Agreement, dated as of February 4, 2013 among the Borrower, the Lenders from time to time party thereto and Barclays Bank PLC, as the Administrative Agent.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans
Term Facility	$	$	%

7.	Trade Date: _________________
Assignment Effective Date:             , 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR
[NAME OF ASSIGNOR]

By:
     Title:
ASSIGNEE
[NAME OF ASSIGNEE]

E-1-2
Form of Assignment and Assumption
23837750v1

By:
     Title:

E-1-3
Form of Assignment and Assumption
23837750v1

Consented to and Accepted:

BARCLAYS BANK PLC,
    as Administrative Agent

By:
    Title:
[Consented to [under the Credit Agreement but not consented to under the Commitment Letter]:
[SYNIVERSE MAGELLAN FINANCE, LLC

By:
    Name:
    Title:     ]
[SYNIVERSE HOLDINGS, INC.

By:
    Name:
    Title:     ]]

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1.    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document; and (c) only to the extent that it is an “Other Affiliate”, as defined the Credit Agreement, hereby affirms the No Undisclosed Information Representation.
1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is not an Affiliate Lender, (iii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iv) from and after the Assignment Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) it has delivered a true and complete Administrative Questionnaire substantially in the form of Exhibit E-3 to the Credit Agreement, (vii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee, (viii) it is not a “Defaulting Lender”, as such term is defined in the Credit Agreement, and (ix) that it is not a “Disqualified Lender”, as such term is defined in the Credit Agreement; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents or any other instrument or document furnished pursuant hereto or thereto, and (ii) it will be bound by the provisions of the Loan Documents, and it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
[1.3    Existing Credit Agreement. The Assignor and Assignee hereby agree that, in addition to the representations and warranties made above in respect of the Credit Agreement, the representations and warranties made by the Assignor set forth in Section 1.1(b) and the representations and warranties made by the Assignee set forth in Section 1.2(a) (other than clauses (vi) and (vii) thereof) and (b), are in all cases made, mutatis mutandis, in respect of the Existing Credit Agreement with equal force and effect as those made with respect to the Credit Agreement (with all defined terms referred to in said Sections, including, but not limited to, references to “Credit Agreement”, “Loan Document”, “Lender” and “Defaulting Lender” being hereby deemed to refer (and apply) to the corresponding defined terms in the Existing Credit Agreement).]
2.    Payments. From and after the Assignment Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Assignment Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Assignment Effective Date or with respect to the making of this assignment directly between themselves.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

EXHIBIT E-2
AFFILIATE LENDER ASSIGNMENT AND ASSUMPTION
This Affiliate Lender Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Assignment Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full. As used herein, the term “Credit Agreement Effective Date” shall mean the Effective Date as defined in the Credit Agreement.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Assignment Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”)[] Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
[The Assignee hereby agrees that in connection with the Borrower’s election to effectuate a Delayed Draw Refinancing it will (x) enter into an Incremental Commitment Amendment to and as defined in the Existing Credit Agreement to provide the Borrower with Takeout Loans in an aggregate principal amount equal to such Assignee’s outstanding Initial Term Loans under the Credit Agreement on the date of such Delayed Draw Refinancing and (y) make a Takeout Loan under the Existing Credit Agreement to the Borrower in an aggregate principal amount equal to such Assignee’s outstanding Initial Term Loans under the Credit Agreement on the date of such Delayed Draw Refinancing. The Assignee further agrees to promptly execute any and all such documentation as the Borrower, the Assignor or the Administrative Agent shall reasonably request to effectuate the foregoing.]

1.	Assignor:

2.	Assignee: [and is a Non-Debt Fund Affiliate]

3.
Borrower:        [SYNIVERSE MAGELLAN FINANCE, LLC, a Delaware limited                 liability company] [SYNIVERSE HOLDINGS, INC., a Delaware                 corporation (as successor by merger to Syniverse Magellan Finance, LLC,                 a Delaware limited liability company)]

4.	Administrative Agent: BARCLAYS BANK PLC, as the administrative agent under the Credit Agreement

5.	Credit Agreement: The Credit Agreement, dated as of February 4, 2013 among the Borrower, the Lenders from time to time party thereto and Barclays Bank PLC, as the Administrative Agent.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans
Term Loans	$	$	%
New Term Loans	$	$	%
Extended Loans	$	$	%

7.	Trade Date: ________________
Assignment Effective Date:             , 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR
[NAME OF ASSIGNOR]

By:
     Title:
ASSIGNEE
[NAME OF ASSIGNEE]

By:
     Title:
Consented to and Accepted:

BARCLAYS BANK PLC, as
    Administrative Agent

By:
    Title:
[Consented to [under the Credit Agreement but not consented to under the Commitment Letter]:

[SYNIVERSE MAGELLAN FINANCE, LLC

By:
    Name:
    Title:     ]
[SYNIVERSE HOLDINGS, INC.

By:
    Name:
    Title:     ]]

ANNEX 1 TO AFFILIATE LENDER ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR
AFFILIATE LENDER ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1.    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is an Other Affiliate, (iii) this Assignment and Assumption is being made pursuant to an open market purchase, (iv) after giving effect to this Assignment and Assumption, the aggregate principal amount of all Term Loans, Extended Term Loans or New Term Loans held by all Other Affiliates (other than Debt Fund Affiliates) constitutes less than 20% of the aggregate principal amount of all Loans then outstanding, (v) from and after the Assignment Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (vi) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vii) it has delivered a true and complete Administrative Questionnaire substantially in the form of Exhibit E-3 to the Credit Agreement, (viii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee, (ix) it is not a “Defaulting Lender”, as such term is defined in the Credit Agreement, and (x) that it is not a “Disqualified Lender”, as such term is defined in the Credit Agreement; (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents or any other instrument or document furnished pursuant hereto or thereto, and (ii) it will be bound by the provisions of the Loan Documents, and it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; (c) agrees, unless it is a Debt Fund Affiliate, it will not receive advise of counsel to the Administrative Agent or to the Lenders other than Affiliated Lenders. The Assignee further acknowledges and agrees that, unless it is a Debt Fund Affliate, it shall not have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower are not then present or (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives.
[1.3    Existing Credit Agreement. The Assignor and Assignee hereby agree that, in addition to the representations and warranties made above in respect of the Credit Agreement, the representations and warranties made by the Assignor set forth in Section 1.1(b) and the representations and warranties made by the Assignee set forth in Section 1.2(a) (other than clauses (vi) and (vii) thereof) and (b), are in all cases made, mutatis mutandis, in respect of the Existing Credit Agreement with equal force and effect as those made with respect to the Credit Agreement (with all defined terms referred to in said Sections, including, but not limited to, references to “Credit Agreement”, “Loan Document”, “Lender” and “Defaulting Lender” being hereby deemed to refer (and apply) to the corresponding defined terms in the Existing Credit Agreement).]
2.    Payments. From and after the Assignment Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Assignment Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Assignment Effective Date or with respect to the making of this assignment directly between themselves.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

EXHIBIT E-3
FORM OF ADMINISTRATIVE QUESTIONNAIRE
On File with the Administrative Agent

EXHIBIT F-1

FORM OF HOLDINGS GUARANTY
[See attached]

HOLDINGS GUARANTY
Dated as of [•], 2013
From
BUCCANEER HOLDINGS, INC.

as Guarantor
in favor of
THE SECURED PARTIES REFERRED TO IN
THE CREDIT AGREEMENT REFERRED TO HEREIN

T A B L E O F C O N T E N T S
Section    Page

Section 1.	Guaranty 1

Section 2.	Guaranty Absolute 2

Section 3.	Waivers and Acknowledgments 3

Section 4.	Subrogation 4

Section 5.	Payments Free and Clear of Taxes, Etc 5

Section 6.	Representations and Warranties 5

Section 7.	Covenants. 6

Section 8.	Amendments, Etc 7

Section 9.	Notices, Etc 7

Section 10.	No Waiver; Remedies 7

Section 11.	Right of Set-off 8

Section 12.	Continuing Guaranty; Assignments under the Credit Agreement 8

Section 13.	Indemnification 8

Section 14.	Subordination 9

Section 15.	Execution in Counterparts 10

Section 16.	Governing Law; Jurisdiction; Waiver of Jury Trial, Etc 10

Section 17.	Condition to Effectiveness 12

HOLDINGS GUARANTY
HOLDINGS GUARANTY dated as of [•], 2013 (this “Guaranty”) made by BUCCANEER HOLDINGS, INC., a Delaware corporation (the “Guarantor”), in favor of the Secured Parties (as defined in the Credit Agreement referred to below).
PRELIMINARY STATEMENT
Syniverse Holdings, Inc., a Delaware corporation (as successor by merger to Syniverse Magellan Finance, LLC) (the “Borrower”), is a party to that certain Credit Agreement dated as of February 4, 2013 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the capitalized terms defined therein and not otherwise defined herein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Barclays Bank PLC, as the Administrative Agent, and the other Agents named therein. The Guarantor may receive, directly or indirectly, a portion of the proceeds of the Loans under the Credit Agreement and will derive substantial direct and indirect benefits from the transactions contemplated by the Credit Agreement. It is a condition precedent to the making of Loans by the Lenders under the Credit Agreement, the entry by the Hedge Banks into Secured Hedge Agreements from time to time and the entry by the Cash Management Banks into Secured Cash Management Agreements from time to time, that the Guarantor shall have executed and delivered this Guaranty.
NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Loans under the Credit Agreement, the Hedge Banks to enter into Secured Hedge Agreements from time to time and the Cash Management Banks to enter into Secured Cash Management Agreements from time to time, the Guarantor hereby agrees as follows:
Section 1.    Guaranty. (a) The Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents, any Secured Cash Management Agreement or any Secured Hedge Agreement (the Loan Documents, Secured Cash Management Agreements and Secured Hedge Agreements, collectively, the “Secured Documents”) (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premium, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any other Secured Party in enforcing any rights under this Guaranty or any other Secured Document, to the extent reimbursable under Section 10.04 of the Credit Agreement. Without limiting the generality of the foregoing, the Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Secured Party under or in respect of the Secured Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party. Notwithstanding anything to the contrary contained in this Guaranty or any provision of any other Loan Document, the Guaranteed Obligations shall not extend to or include any Excluded Swap Obligation (as defined below).
In this Guaranty, “Excluded Swap Obligation” means, with respect to the Guarantor, any obligation (a “Swap Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the guarantee of the Guarantor of, or the grant by the Guarantor of a security interest for such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).
(b)    The Guarantor, and by its acceptance of this Guaranty, the Administrative Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of the Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of any Debtor Relief Law (as hereinafter defined), the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of the Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the other Secured Parties and the Guarantor hereby irrevocably agree that the Obligations of the Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of the Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.
(c)    The Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty or the Subsidiary Guaranty or any other guaranty with respect to the Guaranteed Obligations, the Guarantor will contribute, to the maximum extent permitted by applicable law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Secured Documents.
Section 2.    Guaranty Absolute. To the maximum extent permitted by applicable law, the Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Secured Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The Obligations of the Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Secured Documents, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of the Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives, to the maximum extent permitted by applicable law, any defenses (other than a defense of payment in full in cash of the Guaranteed Obligations) it may now have or hereafter acquire in any way relating to, any or all of the following:
(a)    any lack of validity or enforceability of any Secured Document or any agreement or instrument relating thereto;
(b)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Secured Documents, or any other amendment or waiver of or any consent to departure from any Secured Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;
(c)    any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;
(d)    any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Secured Documents or any other assets of any Loan Party or any of its Subsidiaries;
(e)    any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;
(f)    any failure of any Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Secured Party (the Guarantor waiving any duty on the part of the Secured Parties to disclose such information);
(g)    the failure of any other Person to execute or deliver any other guaranty or agreement or the release or reduction of liability of any other guarantor or surety, in each case, with respect to the Guaranteed Obligations; or
(h)    any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.
This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.
Section 3.    Waivers and Acknowledgments. (a) The Guarantor hereby unconditionally and irrevocably waives, to the maximum extent permitted by applicable law, promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.
(b)    The Guarantor hereby unconditionally and irrevocably waives, to the maximum extent permitted by applicable law, any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature (in accordance with the terms hereof) and applies to all Guaranteed Obligations, whether existing now or in the future.
(c)    The Guarantor hereby unconditionally and irrevocably waives, to the maximum extent permitted by applicable law, (i) any defense (other than a defense of payment in full in cash of the Guaranteed Obligations) arising by reason of any claim or defense based upon an election of remedies by any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Guarantor or other rights of the Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of the Guarantor hereunder.
(d)    The Guarantor acknowledges that the Administrative Agent may, in accordance with the Loan Documents, without notice to or demand upon the Guarantor and without affecting the liability of the Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and the Guarantor hereby waives, to the maximum extent permitted by applicable law, any defense (other than a defense of payment in full in cash of the Guaranteed Obligations) to the recovery by the Administrative Agent and the other Secured Parties against the Guarantor of any deficiency after such nonjudicial sale and any defense (other than a defense of payment in full in cash of the Guaranteed Obligations) or benefits that may be afforded by applicable law.
(e)    The Guarantor hereby unconditionally and irrevocably waives, to the maximum extent permitted by applicable law, any duty on the part of any Secured Party to disclose to the Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Secured Party.
(f)    The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Secured Documents and that the waivers set forth in Section 2 and this Section 3 are knowingly made in contemplation of such benefits.
Section 4.    Subrogation. The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Guarantor’s Obligations under or in respect of this Guaranty or any other Secured Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against the Borrower, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) and the expiration or termination of the Aggregate Commitments. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) payable under this Guaranty and (b) the expiration or termination of the Aggregate Commitments, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Secured Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) all of the Guaranteed Obligations and all other amounts (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) payable under this Guaranty shall have been paid in full in cash and (ii) the Aggregate Commitments have expired or been terminated, the Secured Parties will, at the Guarantor’s request and expense, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by the Guarantor pursuant to this Guaranty.
Section 5.    Payments Free and Clear of Taxes, Etc. Any and all payments by the Guarantor under this Guaranty shall be made, to the extent provided in the Credit Agreement, free and clear of and without deduction for any and all present or future Taxes.
Section 6.    Representations and Warranties. The Guarantor hereby represents and warrants to the Administrative Agent and each other Secured Party as follows:
(a)    The representations and warranties set forth in Section 5.02 of the Credit Agreement as they relate to the Guarantor or to the Loan Documents to which the Guarantor is a party, each of which is hereby incorporated herein by reference, are true and correct in all material respects, and the Administrative Agent and each other Secured Party shall be entitled to rely on each of such representations and warranties as if fully set forth herein; provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this Section 6, be deemed to be a reference to the Guarantor’s knowledge; and
(b)    The Guarantor has, independently and without reliance upon any Secured Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty and each other Secured Document to which it is or is to be a party, and the Guarantor has established adequate means of obtaining from each other Loan Party on a continuing basis information pertaining to, and is now and on a continuing basis will be familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of such other Loan Party in all material respects.
Section 7.    Covenants.
(a)    The Guarantor covenants and agrees that unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) and the expiration or termination of the Aggregate Commitments, the Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by the Guarantor or any of its Restricted Subsidiaries.
(b)    The Guarantor shall not (i) conduct, transact or otherwise engage in any business or operations other than those incidental to its ownership of the Equity Interests of the Borrower, the performance of the Loan Documents, any indenture, instrument or agreement governing Indebtedness Incurred pursuant to Section 7.03 of the Credit Agreement by any Loan Party or, in each case, activities expressly permitted hereunder and thereunder and the consummation of the Transaction, (ii) incur any Indebtedness (other than pursuant to any Loan Document and other than Guarantees of Indebtedness permitted to be Incurred thereunder by any Loan Party), (iii) create, incur, assume or suffer to exist any Lien on any Equity Interests of the Borrower (other than Liens pursuant to any Loan Document, any Loan Document (as defined in the Existing Credit Agreement), any indenture, instrument or agreement governing Additional Permitted Obligations, Permitted Refinancing Obligations, Permitted Debt Exchange Notes or any Refinancing Indebtedness in respect of the foregoing, or non-consensual Liens arising solely by operation of law); or (iv) permit the Borrower to be a Subsidiary that is not wholly owned by the Guarantor. Nothing in this Section 7(b) shall prevent the Guarantor from (a) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (b) the performance of its obligations with respect to the Loan Documents, any indenture, instrument or agreement governing Indebtedness Incurred pursuant to Section 7.03 of the Credit Agreement by any Loan Party, the Merger Agreement and the other agreements contemplated thereby, (c) the performance of activities in preparation for and consummating any public offering of its common stock or any other issuance or sale of its Equity Interests (other than Disqualified Stock), (d) payment of dividends, making contributions to the capital of the Borrower and the receipt of Restricted Payments permitted under Section 7.06 of the Credit Agreement or capital contributions in respect of its Equity Interests, (e) participating in tax, accounting and other administrative matters as a member of the consolidated group of the Guarantor and the Borrower, including, without limitation, compliance with applicable laws and legal, tax and accounting matters related thereto and activities relating to its employees, (f) holding any cash (but not operating any property), (g) providing indemnification to officers, managers and directors, (h) entry into and enforcement of (A) contracts and agreements with officers, directors and employees of it or any Subsidiary thereof or any Parent Holding Company relating to their employment or directorships, (B) insurance policies and related contracts and agreements, and (C) equity subscription agreements, registration rights agreements, voting and other stockholder agreements, engagement letters, underwriting agreements and other agreements in respect of its equity securities or any offering, issuance or sale thereof, (i) offering, issuing, selling and repurchasing or redeeming any dividends or distributions on its equity securities, (j) filing registration statements, and complying with applicable reporting and other obligations, under federal, state or other securities laws, (k) listing its equity securities and complying with applicable reporting and other obligations in connection therewith, (l) arranging the retention of (and the entry into, and exercise of rights and performance of obligations in respect of, contracts and agreements with) transfer agents, private placement agents, underwriters, counsel, accountants and other advisors and consultants, (m) performing its obligations under and complying with its certificate of incorporation and by-laws, or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, including, without limitation, as a result of or in connection with the activities of its Subsidiaries, (n) incur and pay its operating and business expenses and any taxes for which it may be liable, (o) make loans or other Investments in, or incur Indebtedness from, its Subsidiaries as and to the extent not prohibited by this Agreement, (p) merge or consolidate into any Parent Holding Company or any Holdings Permitted Subsidiary; provided that, if the Guarantor is not the surviving entity, such Parent Holding Company or Holdings Permitted Subsidiary, as applicable undertakes the obligations of the Guarantor under the Loan Documents, (q) own directly or indirectly the Equity Interests of any Holdings Permitted Subsidiary and (r) any activities incidental to the foregoing.
Section 8.    Amendments, Etc. Subject to Section 10.01 of the Credit Agreement, no amendment or waiver of any provision of this Guaranty and no consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent, the Required Lenders and the Guarantor, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
Section 9.    Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, and all notices and other communications expressly permitted hereunder to be given by telephone or electronic mail shall be made to the applicable telephone number or electronic mail address, as the case may be, if to the Guarantor, addressed to it in care of the Borrower at the Borrower’s address specified in Section 10.02 of the Credit Agreement, if to any Agent or any Lender, at its address specified in Section 10.02 of the Credit Agreement, if to any Hedge Bank, at its address specified in the Secured Hedge Agreement to which it is a party, if to any Cash Management Bank, at its address specified in the Secured Cash Management Agreement to which it is a party or, in each case, to such other address, telecopier number, electronic mail address or telephone number as shall be designated by such party in a notice to other parties, as provided in Section 10.02(d) of the Credit Agreement. All such notices and other communications shall be deemed to be given, made or effective at such time as shall be set forth in Section 10.02 of the Credit Agreement.
Section 10.    No Waiver; Remedies. No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
Section 11.    Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 8.02 of the Credit Agreement to authorize the Administrative Agent to declare the Loans due and payable pursuant to the provisions of said Section 8.02, each Agent and each Lender is hereby authorized at any time and from time to time, to the maximum extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Agent or such Lender, other than deposits held in “Exempt Deposit Accounts” (as such term is defined in the Security Agreement), to or for the credit or the account of the Guarantor against any and all of the Guaranteed Obligations of the Guarantor now or hereafter existing under the Secured Documents, irrespective of whether such Agent or such Lender shall have made any demand under this Guaranty or any other Secured Document and although such Guaranteed Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender under this Section 11 are in addition to other rights and remedies (including, without limitation, other rights of set‑off) that the Administrative Agent and such Lender may have.
Section 12.    Continuing Guaranty; Assignments under the Credit Agreement. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) payable under this Guaranty and (ii) the expiration or termination of the Aggregate Commitments, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their permitted successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Secured Party may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Loans owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party herein or otherwise, in each case as and to the extent provided in Section 10.07 of the Credit Agreement. The Guarantor shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Secured Parties.
Section 13.    Indemnification. Without limitation of any other Obligations of the Guarantor or remedies of the Secured Parties under this Guaranty, the Guarantor shall indemnify and hold harmless each Indemnitee from and against (and will reimburse each Indemnitee as the same are incurred for) any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs (including settlement costs), disbursements, and reasonable and documented or invoiced out-of-pocket fees and expenses (including the reasonable fees, disbursements and other charges of (i) one counsel to the Indemnitees taken as a whole, (ii) in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected indemnified person, and (iii) if necessary, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and special counsel for each relevant specialty) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted or awarded against any such Indemnitee in any way relating to or arising out of or in connection with or by reason of any failure of any Guaranteed Obligations to be the legal, valid, binding obligations of any Loan Party enforceable against such Loan Party in accordance with its terms.
Section 14.    Subordination. The Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to the Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 14:
(a)    Prohibited Payments, Etc. Except as otherwise set forth in this Section 14(a), the Guarantor may receive regularly scheduled payments from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default under Sections 8.01(a), (f) or (g) of the Credit Agreement (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party) or the acceleration of the Loans pursuant to Section 8.02 of the Credit Agreement, unless the Administrative Agent otherwise agrees, the Guarantors shall not demand, accept or take any action to collect any payment on account of the Subordinated Obligations until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) or this Guaranty is terminated and of no further force or effect.
(b)    Prior Payment of Guaranteed Obligations. In any proceeding under any Debtor Relief Law relating to any other Loan Party, the Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Debtor Relief Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before the Guarantor receives payment of any Subordinated Obligations.
(c)    Turn-Over. After the occurrence and during the continuance of any Event of Default under Sections 8.01(a), (f) or (g) of the Credit Agreement (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party) or the acceleration of the Loans pursuant to Section 8.02 of the Credit Agreement, the Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Secured Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of the Guarantor under the other provisions of this Guaranty, until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) or this Guaranty is terminated and of no further force or effect.
(d)    Administrative Agent Authorization. After the occurrence and during the continuance of any Event of Default under Sections 8.01(a), (f) or (g) of the Credit Agreement (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party) or the acceleration of the Loans pursuant to Section 8.02 of the Credit Agreement, in its discretion, the Administrative Agent is authorized and empowered (but without any obligation to so do), (i) in the name of the Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require the Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest), in each case, until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) or this Guaranty is terminated and of no further force or effect.
Section 15.    Execution in Counterparts. This Guaranty may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Guaranty shall be effective as delivery of an original executed counterpart of this Guaranty. The Administrative Agent may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided, that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.
Section 16.    Governing Law; Jurisdiction; Waiver of Jury Trial, Etc. (a) THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.
(b)    THE GUARANTOR, AND BY ITS ACCEPTANCE OF THIS GUARANTY, THE ADMINISTRATIVE AGENT AND EACH SECURED PARTY, IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTY TO THE EXCLUSIVE GENERAL JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK (THE “NEW YORK SUPREME COURT”), AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (THE “FEDERAL DISTRICT COURT,” AND TOGETHER WITH THE NEW YORK SUPREME COURT, THE “NEW YORK COURTS”) AND APPELLATE COURTS FROM EITHER OF THEM; PROVIDED THAT NOTHING IN THIS GUARANTY SHALL BE DEEMED OR OPERATE TO PRECLUDE (I) THE ADMINISTRATIVE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS (IN WHICH CASE ANY PARTY SHALL BE ENTITLED TO ASSERT ANY CLAIM OR DEFENSE, INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 16 WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL ACTION OR PROCEEDING IN A NEW YORK COURT), OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE ADMINISTRATIVE AGENT, (II) ANY PARTY FROM BRINGING ANY LEGAL ACTION OR PROCEEDING IN ANY JURISDICTION FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT, (III) IF ALL SUCH NEW YORK COURTS DECLINE JURISDICTION OVER ANY PERSON, OR DECLINE (OR IN THE CASE OF THE FEDERAL DISTRICT COURT, LACK) JURISDICTION OVER ANY SUBJECT MATTER OF SUCH ACTION OR PROCEEDING, A LEGAL ACTION OR PROCEEDING MAY BE BROUGHT WITH RESPECT THERETO IN ANOTHER COURT HAVING JURISDICTION AND (IV) IN THE EVENT A LEGAL ACTION OR PROCEEDING IS BROUGHT AGAINST ANY PARTY HERETO OR INVOLVING ANY OF ITS ASSETS OR PROPERTY IN ANOTHER COURT (WITHOUT ANY COLLUSIVE ASSISTANCE BY SUCH PARTY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES), SUCH PARTY FROM ASSERTING A CLAIM OR DEFENSE (INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 16 WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL ACTION OR PROCEEDING IN A NEW YORK COURT) IN ANY SUCH ACTION OR PROCEEDING.
(c)    THE GUARANTOR, AND BY ITS ACCEPTANCE OF THIS GUARANTY, THE ADMINISTRATIVE AGENT AND EACH SECURED PARTY, IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. THE GUARANTOR, AND BY ITS ACCEPTANCE OF THIS GUARANTY, THE ADMINISTRATIVE AGENT AND EACH SECURED PARTY, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    THE GUARANTOR, AND BY ITS ACCEPTANCE OF THIS GUARANTY, THE ADMINISTRATIVE AGENT AND EACH SECURED PARTY, IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9 OF THIS GUARANTY. NOTHING IN THIS GUARANTY WILL AFFECT THE RIGHT OF THE GUARANTOR, THE ADMINISTRATIVE AGENT OR ANY SECURED PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
(e)    THE GUARANTOR, AND BY ITS ACCEPTANCE OF THIS GUARANTY, THE ADMINISTRATIVE AGENT AND EACH SECURED PARTY, HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS GUARANTY OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS WITH RESPECT TO THIS GUARANTY, OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND THE GUARANTOR, AND BY ITS ACCEPTANCE OF THIS GUARANTY, THE ADMINISTRATIVE AGENT AND EACH SECURED PARTY, HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY SECURED PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 16(e) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH SECURED PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
Section 17.    Condition to Effectiveness. This Guaranty shall become effective upon the completion of the Initial Borrower Merger.
[Remainder of page left intentionally blank]
IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.
BUCCANEER HOLDINGS, INC.
By:
    Name:
    Title:

EXHIBIT F-2

FORM OF SUBSIDIARY GUARANTY
[See attached]

SUBSIDIARY GUARANTY
Dated as of [•], 2013
From
THE GUARANTORS NAMED HEREIN
and
THE ADDITIONAL GUARANTORS REFERRED TO HEREIN
as Guarantors
in favor of
THE SECURED PARTIES REFERRED TO IN
THE CREDIT AGREEMENT REFERRED TO HEREIN

T A B L E O F C O N T E N T S
Section    Page

Section 1.	Guaranty; Limitation of Liability. 1

Section 2.	Guaranty Absolute 2

Section 3.	Waivers and Acknowledgments. 4

Section 4.	Subrogation 5

Section 5.	Payments Free and Clear of Taxes, Etc 5

Section 6.	Representations and Warranties 5

Section 7.	Covenants 6

Section 8.	Amendments, Guaranty Supplements, Etc. 6

Section 9.	Notices, Etc 7

Section 10.	No Waiver; Remedies 7

Section 11.	Right of Set-off 7

Section 12.	Continuing Guaranty; Assignments under the Credit Agreement 7

Section 13.	Indemnification 8

Section 14.	Subordination 8

Section 15.	Right of Contribution. 9

Section 16.	Execution in Counterparts 10

Section 17.	Governing Law; Jurisdiction; Waiver of Jury Trial, Etc. 10

Section 18.	Condition to Effectiveness 12

Exhibit A - Guaranty Supplement

SUBSIDIARY GUARANTY
SUBSIDIARY GUARANTY dated as of [•], 2013 (this “Guaranty”) made by the Persons listed on the signature pages hereof and the Additional Guarantors (as defined in Section 8(b)) (such Persons so listed and the Additional Guarantors being, collectively, the “Guarantors” and, individually, each a “Guarantor”) in favor of the Secured Parties (as defined in the Credit Agreement referred to below).
PRELIMINARY STATEMENT
Syniverse Holdings, Inc., a Delaware corporation (as successor by merger to Syniverse Magellan Finance, LLC) (the “Borrower”), is a party to that certain Credit Agreement dated as of February 4, 2013 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the capitalized terms defined therein and not otherwise defined herein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Barclays Bank PLC, as the Administrative Agent, and the other Agents named therein. Each Guarantor may receive, directly or indirectly, a portion of the proceeds of the Loans under the Credit Agreement and will derive substantial direct and indirect benefits from the transactions contemplated by the Credit Agreement. It is a condition precedent to the making of Loans by the Lenders under the Credit Agreement, the entry by the Hedge Banks into Secured Hedge Agreements from time to time and the entry by the Cash Management Banks into Secured Cash Management Agreements from time to time, that each Guarantor shall have executed and delivered this Guaranty.
NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Loans under the Credit Agreement, the Hedge Banks to enter into Secured Hedge Agreements from time to time and the Cash Management Banks to enter into Secured Cash Management Agreements from time to time, each Guarantor, jointly and severally with each other Guarantor, hereby agrees as follows:
Section 1.    Guaranty; Limitation of Liability.
(a)    Each Guarantor hereby, jointly and severally, absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents, any Secured Cash Management Agreement or any Secured Hedge Agreement (the Loan Documents, Secured Cash Management Agreements and Secured Hedge Agreements, collectively, the “Secured Documents”) (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premium, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any other Secured Party in enforcing any rights under this Guaranty or any other Secured Document, to the extent reimbursable under Section 10.04 of the Credit Agreement. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Secured Party under or in respect of the Secured Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party. Notwithstanding anything to the contrary contained in this Guaranty or any provision of any other Loan Document, the Guaranteed Obligations shall not extend to or include any Excluded Swap Obligation (as defined below).
In this Guaranty, “Excluded Swap Obligation” means, with respect to any Guarantor, any obligation (a “Swap Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest for such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).
(b)    Each Guarantor, and by its acceptance of this Guaranty, the Administrative Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of any Debtor Relief Law (as hereinafter defined), the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the other Secured Parties and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.
(c)    Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty or the Holdings Guaranty or any other guaranty with respect to the Guaranteed Obligations, such Guarantor will contribute, to the maximum extent permitted by applicable law, such amounts to each other Guarantor and Holdings and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Secured Documents.
Section 2.    Guaranty Absolute. To the maximum extent permitted by applicable law, each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Secured Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Secured Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives, to the maximum extent permitted by applicable law, any defenses (other than a defense of payment in full in cash of the Guaranteed Obligations) it may now have or hereafter acquire in any way relating to, any or all of the following:
(a)    any lack of validity or enforceability of any Secured Document or any agreement or instrument relating thereto;
(b)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Secured Documents, or any other amendment or waiver of or any consent to departure from any Secured Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;
(c)    any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;
(d)    any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Secured Documents or any other assets of any Loan Party or any of its Subsidiaries;
(e)    any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;
(f)    any failure of any Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Secured Party (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information);
(g)    the failure of any other Person to execute or deliver this Guaranty, any Guaranty Supplement (as hereinafter defined) or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety, in each case, with respect to the Guaranteed Obligations; or
(h)    any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.
This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.
Section 3.    Waivers and Acknowledgments.
(a)    Each Guarantor hereby unconditionally and irrevocably waives, to the maximum extent permitted by applicable law, promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.
(b)    Each Guarantor hereby unconditionally and irrevocably waives, to the maximum extent permitted by applicable law, any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature (in accordance with the terms hereof) and applies to all Guaranteed Obligations, whether existing now or in the future.
(c)    Each Guarantor hereby unconditionally and irrevocably waives, to the maximum extent permitted by applicable law, (i) any defense (other than a defense of payment in full in cash of the Guaranteed Obligations) arising by reason of any claim or defense based upon an election of remedies by any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.
(d)    Each Guarantor acknowledges that the Administrative Agent may, in accordance with the Loan Documents, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives, to the maximum extent permitted by applicable law, any defense (other than a defense of payment in full in cash of the Guaranteed Obligations) to the recovery by the Administrative Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense (other than a defense of payment in full in cash of the Guaranteed Obligations) or benefits that may be afforded by applicable law.
(e)    Each Guarantor hereby unconditionally and irrevocably waives, to the maximum extent permitted by applicable law, any duty on the part of any Secured Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Secured Party.
(f)    Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Secured Documents and that the waivers set forth in Section 2 and this Section 3 are knowingly made in contemplation of such benefits.
Section 4.    Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty or any other Secured Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against the Borrower, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) and the expiration or termination of the Aggregate Commitments. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) payable under this Guaranty and (b) the expiration or termination of the Aggregate Commitments, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Secured Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) all of the Guaranteed Obligations and all other amounts (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) payable under this Guaranty shall have been paid in full in cash and (ii) the Aggregate Commitments have expired or been terminated, the Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from payment made by such Guarantor pursuant to this Guaranty.
Section 5.    Payments Free and Clear of Taxes, Etc. Any and all payments by any Guarantor under this Guaranty shall be made, to the extent provided in the Credit Agreement, free and clear of and without deduction for any and all present or future Taxes.
Section 6.    Representations and Warranties. Each Guarantor hereby represents and warrants to the Administrative Agent and each other Secured Party as follows:
(a)    The representations and warranties set forth in Section 5.02 of the Credit Agreement as they relate to such Guarantor or to the Loan Documents to which such Guarantor is a party, each of which is hereby incorporated herein by reference, are true and correct in all material respects, and the Administrative Agent and each other Secured Party shall be entitled to rely on each of such representations and warranties as if fully set forth herein; provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this Section 6, be deemed to be a reference to such Guarantor’s knowledge; and
(b)    Each Guarantor has, independently and without reliance upon any Secured Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty and each other Secured Document to which it is or is to be a party, and each Guarantor has established adequate means of obtaining from each other Loan Party on a continuing basis information pertaining to, and is now and on a continuing basis will be familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of such other Loan Party in all material respects.
Section 7.    Covenants. Each Guarantor covenants and agrees that unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) and the expiration or termination of the Aggregate Commitments, such Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by the Guarantor or any of its Restricted Subsidiaries.
Section 8.    Amendments, Guaranty Supplements, Etc.
(a)    Subject to Section 10.01 of the Credit Agreement, no amendment or waiver of any provision of this Guaranty and no consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent, the Required Lenders and the Guarantors and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Upon a Guarantor becoming an Excluded Subsidiary, or ceasing to be a Restricted Subsidiary, in each case as a result of a transaction permitted under the Loan Documents, such Guarantor shall be released in accordance with the provisions of the applicable Loan Document(s), including, without limitation, Section 9.11 of the Credit Agreement.
(b)    Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit A hereto (each, a “Guaranty Supplement”), (i) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Subsidiary Guarantor” shall also mean and be a reference to such Additional Guarantor, and (ii) each reference herein to “this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Subsidiary Guaranty”, “thereunder”, “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.
Section 9.    Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, and all notices and other communications expressly permitted hereunder to be given by telephone or electronic mail shall be made to the applicable telephone number or electronic mail address, as the case may be, if to any Guarantor, addressed to it in care of the Borrower at the Borrower’s address specified in Section 10.02 of the Credit Agreement, if to any Agent or any Lender, at its address specified in Section 10.02 of the Credit Agreement, if to any Hedge Bank, at its address specified in the Secured Hedge Agreement to which it is a party, if to any Cash Management Bank, at its address specified in the Secured Cash Management Agreement to which it is a party or, in each case, to such other address, telecopier number, electronic mail address or telephone number as shall be designated by such party in a notice to other parties, as provided in Section 10.02(d) of the Credit Agreement. All such notices and other communications shall be deemed to be given, made or effective at such time as shall be set forth in Section 10.02 of the Credit Agreement.
Section 10.    No Waiver; Remedies. No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
Section 11.    Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 8.02 of the Credit Agreement to authorize the Administrative Agent to declare the Loans due and payable pursuant to the provisions of said Section 8.02, each Agent and each Lender is hereby authorized at any time and from time to time, to the maximum extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Agent or such Lender, other than deposits held in “Exempt Deposit Accounts” (as such term is defined in the Security Agreement), to or for the credit or the account of any Guarantor against any and all of the Guaranteed Obligations of such Guarantor now or hereafter existing under the Secured Documents, irrespective of whether such Agent or such Lender shall have made any demand under this Guaranty or any other Secured Document and although such Guaranteed Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this Section 11 are in addition to other rights and remedies (including, without limitation, other rights of setoff) that the Administrative Agent and such Lender may have.
Section 12.    Continuing Guaranty; Assignments under the Credit Agreement. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) payable under this Guaranty and (ii) the expiration or termination of the Aggregate Commitments, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their permitted successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Secured Party may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Loans owing to it and the Note or Notes held by it) to any other Person, to the extent permitted under Section 10.07 of the Credit Agreement, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party herein or otherwise, in each case as and to the extent provided in Section 10.07 of the Credit Agreement. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Secured Parties.
Section 13.    Indemnification. Without limitation of any other Obligations of any Guarantor or remedies of the Secured Parties under this Guaranty, each Guarantor shall indemnify and hold harmless each Indemnitee from and against (and will reimburse each Indemnitee as the same are incurred for) any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs (including settlement costs), disbursements, and reasonable and documented or invoiced out-of-pocket fees and expenses (including the reasonable fees, disbursements and other charges of (i) one counsel to the Indemnitees taken as a whole, (ii) in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected indemnified person, and (iii) if necessary, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and special counsel for each relevant specialty) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted or awarded against any such Indemnitee in any way relating to or arising out of or in connection with or by reason of any failure of any Guaranteed Obligations to be the legal, valid, binding obligations of any Loan Party enforceable against such Loan Party in accordance with its terms.
Section 14.    Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 14:
(a)    Prohibited Payments, Etc. Except as otherwise set forth in this Section 14(a), each Guarantor may receive regularly scheduled payments from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default under Sections 8.01(a), (f) or (g) of the Credit Agreement (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party) or the acceleration of the Loans pursuant to Section 8.02 of the Credit Agreement, unless the Administrative Agent otherwise agrees, none of the Guarantors shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) or this Guaranty is terminated and of no further force or effect.
(b)    Prior Payment of Guaranteed Obligations. In any proceeding under any Debtor Relief Law relating to any other Loan Party, each Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Debtor Relief Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.
(c)    Turn-Over. After the occurrence and during the continuance of any Event of Default under Sections 8.01(a), (f) or (g) of the Credit Agreement (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party) or the acceleration of the Loans pursuant to Section 8.02 of the Credit Agreement, each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Secured Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty, until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) or this Guaranty is terminated and of no further force or effect.
(d)    Administrative Agent Authorization. After the occurrence and during the continuance of any Event of Default under Sections 8.01(a), (f) or (g) of the Credit Agreement (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party) or the acceleration of the Loans pursuant to Section 8.02 of the Credit Agreement, in its discretion, the Administrative Agent is authorized and empowered (but without any obligation to so do), (i) in the name of any Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require such Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest), in each case, until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) or this Guaranty is terminated and of no further force or effect.
Section 15.    Right of Contribution.
(a)    To the extent that any Guarantor shall be required hereunder to pay a portion of the Guaranteed Obligations which shall exceed the greater of (i) the amount of the economic benefit actually received by such Guarantor from the Facilities and (ii) the amount which such Guarantor would otherwise have paid if such Guarantor had paid the aggregate amount of the Guaranteed Obligations (excluding any amount thereof repaid by Borrower or any other Guarantor) in the same proportion as such Guarantor’s net worth at the date enforcement hereunder is sought bears to the aggregate net worth of all the Guarantors at the date enforcement hereunder is sought, then, such Guarantor shall be reimbursed by such other Guarantors for the amount of such excess, pro rata, based on the respective net worths of such other Guarantors at the date enforcement hereunder is sought. For purposes of determining the net worth of any Guarantor in connection with the foregoing, all guarantees of such Guarantor other than the Guaranty and any other guarantee of the Guaranteed Obligations will be deemed to be enforceable and payable after the Guaranty and any other guarantee of the Guaranteed Obligations.
(b)    Each Guarantor’s right of contribution under this Section 15 shall be subject to the terms and conditions of Section 4. The provisions of this Section 15 shall in no respect limit the obligations and liabilities of any Guarantor to the Agents and the Secured Parties, and each Guarantor shall remain liable to the Agents and the Secured Parties for the full amount guaranteed by such Guarantor hereunder. Each Guarantor agrees to contribute, to the maximum extent permitted by applicable law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.
Section 16.    Execution in Counterparts. This Guaranty may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Guaranty shall be effective as delivery of an original executed counterpart of this Guaranty. The Administrative Agent may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided, that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.
Section 17.    Governing Law; Jurisdiction; Waiver of Jury Trial, Etc.
(a)    THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.
(b)    EACH GUARANTOR, AND BY ITS ACCEPTANCE OF THIS GUARANTY, THE ADMINISTRATIVE AGENT AND EACH SECURED PARTY, IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTY TO THE EXCLUSIVE GENERAL JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK (THE “NEW YORK SUPREME COURT”), AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (THE “FEDERAL DISTRICT COURT,” AND TOGETHER WITH THE NEW YORK SUPREME COURT, THE “NEW YORK COURTS”) AND APPELLATE COURTS FROM EITHER OF THEM; PROVIDED THAT NOTHING IN THIS GUARANTY SHALL BE DEEMED OR OPERATE TO PRECLUDE (I) THE ADMINISTRATIVE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS (IN WHICH CASE ANY PARTY SHALL BE ENTITLED TO ASSERT ANY CLAIM OR DEFENSE, INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 17 WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL ACTION OR PROCEEDING IN A NEW YORK COURT), OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE ADMINISTRATIVE AGENT, (II) ANY PARTY FROM BRINGING ANY LEGAL ACTION OR PROCEEDING IN ANY JURISDICTION FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT, (III) IF ALL SUCH NEW YORK COURTS DECLINE JURISDICTION OVER ANY PERSON, OR DECLINE (OR IN THE CASE OF THE FEDERAL DISTRICT COURT, LACK) JURISDICTION OVER ANY SUBJECT MATTER OF SUCH ACTION OR PROCEEDING, A LEGAL ACTION OR PROCEEDING MAY BE BROUGHT WITH RESPECT THERETO IN ANOTHER COURT HAVING JURISDICTION AND (IV) IN THE EVENT A LEGAL ACTION OR PROCEEDING IS BROUGHT AGAINST ANY PARTY HERETO OR INVOLVING ANY OF ITS ASSETS OR PROPERTY IN ANOTHER COURT (WITHOUT ANY COLLUSIVE ASSISTANCE BY SUCH PARTY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES), SUCH PARTY FROM ASSERTING A CLAIM OR DEFENSE (INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 17 WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL ACTION OR PROCEEDING IN A NEW YORK COURT) IN ANY SUCH ACTION OR PROCEEDING.
(c)    EACH GUARANTOR, AND BY ITS ACCEPTANCE OF THIS GUARANTY, THE ADMINISTRATIVE AGENT AND EACH SECURED PARTY, IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH GUARANTOR, AND BY ITS ACCEPTANCE OF THIS GUARANTY, THE ADMINISTRATIVE AGENT AND EACH SECURED PARTY, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    EACH GUARANTOR, AND BY ITS ACCEPTANCE OF THIS GUARANTY, THE ADMINISTRATIVE AGENT AND EACH SECURED PARTY, IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9 OF THIS GUARANTY. NOTHING IN THIS GUARANTY WILL AFFECT THE RIGHT OF THE GUARANTOR, THE ADMINISTRATIVE AGENT OR ANY SECURED PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
(e)    EACH GUARANTOR, AND BY ITS ACCEPTANCE OF THIS GUARANTY, THE ADMINISTRATIVE AGENT AND EACH SECURED PARTY, HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS GUARANTY OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS WITH RESPECT TO THIS GUARANTY, OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH GUARANTOR, AND BY ITS ACCEPTANCE OF THIS GUARANTY, THE ADMINISTRATIVE AGENT AND EACH SECURED PARTY, HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY SECURED PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 17(e) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF SUCH GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH SECURED PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
Section 18.    Condition to Effectiveness. This Guaranty shall become effective upon the completion of the Initial Borrower Merger.
[Remainder of page left intentionally blank]
IN WITNESS WHEREOF, each Guarantor has caused this Subsidiary Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.
SYNIVERSE TECHNOLOGIES, LLC
By:    _____________________________
    Name:
    Title:

SYNIVERSE ICX CORPORATION
By:    _____________________________
    Name:
    Title:
THE RAPID ROAMING COMPANY
By:_____________________________
    Name:
    Title:

Exhibit A
To The
Subsidiary Guaranty
FORM OF SUBSIDIARY GUARANTY SUPPLEMENT
_________ __, ____
Barclays Bank PLC, as Administrative Agent
[Address of Administrative Agent]
Attention: _________
Credit Agreement dated as of February 4, 2013 among
Syniverse Holdings, Inc., a Delaware corporation (the “Borrower”) (as successor by merger to Syniverse Magellan Finance, LLC), the Lenders party to the Credit Agreement,
Barclays Bank PLC,
as the Administrative Agent,
and the other Agents party to the Credit Agreement
Ladies and Gentlemen:
Reference is made to the above-captioned Credit Agreement and to the Subsidiary Guaranty referred to therein (such Subsidiary Guaranty, as in effect on the date hereof and as it may hereafter be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, together with this Subsidiary Guaranty Supplement (this “Guaranty Supplement”), being the “Subsidiary Guaranty”). The capitalized terms defined in the Subsidiary Guaranty or in the Credit Agreement and not otherwise defined herein are used herein as therein defined.
Section 1.    Guaranty; Limitation of Liability.
(a)    The undersigned hereby, jointly and severally with the other Guarantors, absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Secured Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premium, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any other Secured Party in enforcing any rights under this Guaranty Supplement, the Subsidiary Guaranty or any other Secured Document, to the extent reimbursable under Section 10.04 of the Credit Agreement. Without limiting the generality of the foregoing, the undersigned’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Secured Party under or in respect of the Secured Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party. Notwithstanding anything to the contrary contained in this Guaranty Supplement or any provision of any other Loan Document, the Guaranteed Obligations shall not extend to or include any Excluded Swap Obligation (as defined below).
In this Guaranty Supplement, “Excluded Swap Obligation” means, with respect to any Guarantor, any obligation (a “Swap Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest for such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).
(b)    The undersigned, and by its acceptance of this Guaranty Supplement, the Administrative Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty Supplement, the Subsidiary Guaranty and the Obligations of the undersigned hereunder and thereunder not constitute a fraudulent transfer or conveyance for purposes of Debtor Relief Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty Supplement, the Subsidiary Guaranty and the Obligations of the undersigned hereunder and thereunder. To effectuate the foregoing intention, the Administrative Agent, the other Secured Parties and the undersigned hereby irrevocably agree that the Obligations of the undersigned under this Guaranty Supplement and the Subsidiary Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of the undersigned under this Guaranty Supplement and the Subsidiary Guaranty not constituting a fraudulent transfer or conveyance.
(c)    The undersigned hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty Supplement, the Subsidiary Guaranty, the Holdings Guaranty or any other guaranty with respect to the Guaranteed Obligations, the undersigned will contribute, to the maximum extent permitted by applicable law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Secured Documents.
Section 2.    Obligations Under the Subsidiary Guaranty. The undersigned hereby agrees, as of the date first above written, to be bound as a Guarantor by all of the terms and conditions of the Subsidiary Guaranty to the same extent as each of the other Guarantors thereunder. The undersigned further agrees, as of the date first above written, that each reference in the Subsidiary Guaranty to an “Additional Guarantor” or a “Guarantor” shall also mean and be a reference to the undersigned, and each reference in any other Loan Document to a “Subsidiary Guarantor” or a “Loan Party” shall also mean and be a reference to the undersigned.
Section 3.    Representations and Warranties. The undersigned hereby makes each representation and warranty set forth in Section 6 of the Subsidiary Guaranty to the same extent as each other Guarantor.
Section 4.    Delivery by Telecopier. Delivery of an executed counterpart of a signature page to this Guaranty Supplement by telecopier or other electronic transmission shall be effective as delivery of an original executed counterpart of this Guaranty Supplement. The Administrative Agent may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided, that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.
Section 5.    Governing Law; Jurisdiction; Waiver of Jury Trial, Etc.
(a)    THIS GUARANTY SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.
(b)    THE UNDERSIGNED GUARANTOR, AND BY ITS ACCEPTANCE OF THIS GUARANTY, THE ADMINISTRATIVE AGENT AND EACH SECURED PARTY, IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTY SUPPLEMENT TO THE EXCLUSIVE GENERAL JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK (THE “NEW YORK SUPREME COURT”), AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (THE “FEDERAL DISTRICT COURT,” AND TOGETHER WITH THE NEW YORK SUPREME COURT, THE “NEW YORK COURTS”) AND APPELLATE COURTS FROM EITHER OF THEM; PROVIDED THAT NOTHING IN THIS GUARANTY SUPPLEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE (I) THE ADMINISTRATIVE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS (IN WHICH CASE ANY PARTY SHALL BE ENTITLED TO ASSERT ANY CLAIM OR DEFENSE, INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 5 WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL ACTION OR PROCEEDING IN A NEW YORK COURT), OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE ADMINISTRATIVE AGENT, (II) ANY PARTY FROM BRINGING ANY LEGAL ACTION OR PROCEEDING IN ANY JURISDICTION FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT, (III) IF ALL SUCH NEW YORK COURTS DECLINE JURISDICTION OVER ANY PERSON, OR DECLINE (OR IN THE CASE OF THE FEDERAL DISTRICT COURT, LACK) JURISDICTION OVER ANY SUBJECT MATTER OF SUCH ACTION OR PROCEEDING, A LEGAL ACTION OR PROCEEDING MAY BE BROUGHT WITH RESPECT THERETO IN ANOTHER COURT HAVING JURISDICTION AND (IV) IN THE EVENT A LEGAL ACTION OR PROCEEDING IS BROUGHT AGAINST ANY PARTY HERETO OR INVOLVING ANY OF ITS ASSETS OR PROPERTY IN ANOTHER COURT (WITHOUT ANY COLLUSIVE ASSISTANCE BY SUCH PARTY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES), SUCH PARTY FROM ASSERTING A CLAIM OR DEFENSE (INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 5 WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL ACTION OR PROCEEDING IN A NEW YORK COURT) IN ANY SUCH ACTION OR PROCEEDING.
(c)    THE UNDERSIGNED IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY SUPPLEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    THE UNDERSIGNED IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9 OF THE GUARANTY. NOTHING IN THIS GUARANTY SUPPLEMENT WILL AFFECT THE RIGHT OF ANY SECURED PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
(e)    THE UNDERSIGNED HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS GUARANTY SUPPLEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS WITH RESPECT TO THIS GUARANTY SUPPLEMENT, OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND THE UNDERSIGNED HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY SECURED PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 5(e) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE UNDERSIGNED TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
Very truly yours,
[NAME OF ADDITIONAL GUARANTOR]
By _____________________________
    Title:

EXHIBIT G

FORM OF SECURITY AGREEMENT
[See attached]

SECURITY AGREEMENT
Dated [ ], 2013

From

The Grantors referred to herein

as Grantors

to

BARCLAYS BANK PLC

as Administrative Agent

T A B L E O F C O N T E N T S
Section    Page

Section 1. Grant of Security	2

Section 2. Security for Obligations	7

Section 3. Grantors Remain Liable	7

Section 4. Delivery and Control of Security Collateral	7
Section 5. Maintaining Collateral Accounts, Electronic Chattel Paper, Transferable Records and Letter-of-Credit Rights; Giving Notice of Commercial Tort Claims; Letter of
Credit Rights    8

Section 6. Representations and Warranties	9

Section 7. Further Assurances	11

Section 8. As to Insurance	12

Section 9. Post-Closing Changes; Bailees; Collections on Subject Agreements and Accounts	13

Section 10. As to Intellectual Property Collateral	14

Section 11. Voting Rights; Dividends; Etc.	15

Section 12. Administrative Agent as Bailee for the Grantors.	17

Section 13. Administrative Agent Appointed Attorney-in-Fact	17

Section 14. Administrative Agent May Perform	17

Section 15. The Administrative Agent’s Duties	18

Section 16. Remedies	18

Section 17. Expenses	20

Section 18. Amendments; Waivers; Additional Grantors; Etc.	20

Section 19. Notices, Etc.	21

Section 20. Continuing Security Interest; Assignments under the Credit Agreement	21

Section 21. Release; Termination	21

Section 22. Execution in Counterparts	22

Section 23. The Mortgages	22

Section 24. Governing Law; Jurisdiction; Etc.	22

Section 25. Conditions to Effectiveness	24
Schedules:

Schedule I	- Location, Chief Executive Office, Place Where Agreements Are Maintained, Type Of Organization, Jurisdiction Of Organization And Organizational Identification Number

Schedule II	- Pledged Interests

Schedule III	- Patents, Trademarks and Trade Names and Copyrights

Schedule IV	- Commercial Tort Claims

Schedule V	- Letters of Credit

Exhibits:

Exhibit A	- Form of Security Agreement Supplement

Exhibit B-1	- Form of Grant of Security Interest in Copyrights

Exhibit B-2	- Form of Notice and Confirmation of Grant of Security Interest in Patents

Exhibit B-3	- Form of Notice and Confirmation of Grant of Security Interest in Trademarks

SECURITY AGREEMENT
SECURITY AGREEMENT dated [ ], 2013 (this “Agreement”) made by SYNIVERSE HOLDINGS, INC., a Delaware corporation (the “Borrower”), BUCCANEER HOLDINGS, INC., a Delaware corporation (“Holdings”), and the Subsidiaries of the Borrower party hereto (the Borrower, Holdings and such Subsidiaries being, collectively, the “Grantors”), to BARCLAYS BANK PLC, as administrative agent (in such capacity, together with any successor administrative agent, the “Administrative Agent”) for the Secured Parties.
PRELIMINARY STATEMENTS.
(1)    The Borrower (as successor by merger to Syniverse Magellan Finance, LLC) is party to a Credit Agreement dated as of February 4, 2013 (said Agreement, as it may hereafter be amended, amended and restated, supplemented, replaced, refinanced or otherwise modified from time to time (including any increases of the principal amount outstanding thereunder), being the “Credit Agreement”) with the Lenders and the Administrative Agent.
(2)    Pursuant to the Credit Agreement, the Grantors are entering into this Agreement in order to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in the Collateral (as hereinafter defined).
(3)    It is a condition precedent to the making of Loans by the Lenders under the Credit Agreement, the entry into Secured Hedge Agreements by the Hedge Banks from time to time and the entry into Secured Cash Management Agreements by the Cash Management Banks from time to time that the Grantors shall have granted the security interest and made the pledge contemplated by this Agreement.
(4)    Each Grantor will derive substantial direct and indirect benefit from the transactions contemplated by the Loan Documents and the other Secured Documents (as defined herein).
(5)    Terms defined in the Credit Agreement and not otherwise defined in this Agreement are used in this Agreement as defined in the Credit Agreement. Further, unless otherwise defined in this Agreement or in the Credit Agreement, terms defined in Article 8 or 9 of the UCC (as defined below) are used in this Agreement as such terms are defined in such Article 8 or 9 (including Accounts, Certificated Security, Chattel Paper, Commercial Tort Claims, Commodity Account, Commodity Contract, Deposit Accounts, Documents, Equipment, Farm Products, Financial Assets, Fixtures, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter of Credit Rights, Securities Accounts, Securities Intermediary, Security, Security Entitlements and Supporting Obligations). “UCC” means the Uniform Commercial Code as defined in the Credit Agreement.
NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Loans under the Credit Agreement, to induce the Hedge Banks to enter into Secured Hedge Agreements from time to time and to induce the Cash Management Banks to enter into Secured Cash Management Agreements from time to time, each Grantor hereby agrees with the Administrative Agent for the ratable benefit of the Secured Parties as follows:
Section 1.Grant of Security. Each Grantor hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Grantor’s right, title and interest in and to the following, other than Excluded Property (as hereinafter defined), in each case, as to each type of property described below, whether now owned or hereafter acquired by such Grantor, wherever located, and whether now or hereafter existing or arising (collectively, the “Collateral”):
(a)    all Accounts;
(b)    all cash and Cash Equivalents;
(c)    all Chattel Paper;
(d)    all Commercial Tort Claims set forth on Schedule IV hereto or for which notice is provided pursuant to Section 5(b) below;
(e)    all Deposit Accounts;
(f)    all Documents;
(g)    all Equipment;
(h)    Subject to Section 23 hereof, all Fixtures;
(i)    all General Intangibles;
(j)    all Goods;
(k)    all Instruments;
(l)    all Inventory;
(m)    all Letter-of-Credit Rights;
(n)    the following:
(i)    all indebtedness from time to time owed to such Grantor; and
(ii)    all Equity Interests from time to time acquired, owned or held by such Grantor in any manner, including, without limitation, the Equity Interests owned or held by each Grantor set forth opposite such Grantor’s name on and otherwise described on Schedule II (all such Equity Interests, being the “Pledged Interests”), and all proceeds (as such term is defined in Section 9-102(a)(64) of the UCC which shall include, without limitation, all dividends or other income from the Pledged Interests, collections thereon or distributions or payments with respect thereto) thereof; provided that such Grantor shall not be required to pledge, and the terms “Pledged Interests”, “Collateral” and “Security Collateral” (as defined below) used in this Agreement shall not include any Equity Interests in any Foreign Subsidiary in excess of 65% of any class of Equity Interests of such Subsidiary entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2) promulgated under the Code);
(o)    all Investment Property (provided that the grant of security interest pursuant to this clause (o) shall exclude Pledged Interests and Pledged Debt (as defined below) (both of which are included in the grant in clause (n) above) and any Equity Interests excluded by either such definitions) and all Financial Assets, and all proceeds (as such term is defined in Section 9-102(a)(64) of the UCC which shall include, without limitation, all dividends or other income from the Investment Property or Financial Assets, collections thereon or distributions or payments with respect thereto) thereof;
(p)    all contracts and agreements between any Grantor and one or more additional parties (including, without limitation, any Swap Contracts, licensing agreements and any partnership agreements, joint venture agreements, limited liability company agreements) and the IP Agreements (as hereinafter defined), in each case as such agreements may be amended, amended and restated, supplemented or otherwise modified from time to time (collectively, the “Subject Agreements”), including, without limitation, all rights of such Grantor to receive moneys due and to become due under or pursuant to the Subject Agreements (all such Collateral in this clause (p) being the “Agreement Collateral”);
(q)    with respect to any Grantor all of such Grantor’s right, title and interest in and to the following (collectively, the “Intellectual Property Collateral”):
(i)    all United States patents, patent applications, utility models, statutory invention registrations and any reissues, reexaminations, substitutions, renewals, extensions, divisions, continuations, continuations-in-part and provisionals thereof and all rights to obtain any of the foregoing (“Patents”);
(ii)    all United States trademarks, service marks, domain names, trade dress, logos, designs, slogans, trade names, business names, corporate names and other source identifiers, whether registered or unregistered (provided that no security interest shall be granted in United States intent-to-use trademark or service mark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark or service mark applications or the registrations issuing therefrom under applicable federal law), together, in each case, with the goodwill of the business connected therewith and symbolized thereby (“Trademarks”);
(iii)    all United States copyrights, including, without limitation, copyrights in Computer Software (as hereinafter defined), internet web sites and the content thereof, whether registered or unregistered (“Copyrights”);
(iv)    all computer software, programs and databases (including, without limitation, source code, object code and all related applications and data files), firmware and documentation and materials relating thereto and any substitutions, replacements, improvements, error corrections, updates and new versions of any of the foregoing, in the United States (“Computer Software”);
(v)    all United States trade secrets, including, without limitation the following to the extent recognized as trade secrets under the laws of the state of creation in the United States, confidential and proprietary information, know-how, manufacturing and production processes and techniques, inventions, research and development information, databases and data, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information (collectively, “Trade Secrets”);
(vi)    all United States registrations and applications for registration for any of the foregoing, including, without limitation, those registrations and applications for registration set forth in Schedule III hereto (as such Schedule III may be supplemented from time to time by supplements to this Agreement, each such supplement being substantially in the form of the Intellectual Property Security Agreements executed by such Grantor to the Administrative Agent from time to time), together with all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof;
(vii)    all United States agreements, permits, consents, orders and franchises relating to the license, development, use or disclosure of any intellectual property to which such Grantor, now or hereafter, is a party (“IP Agreements”); and
(viii)    any claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages;
(r)    all books and records (including, without limitation, customer lists, credit files, printouts and other computer output materials and records) of such Grantor pertaining to any of the Collateral; and
(s)    all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and Supporting Obligations relating to, any and all of the Collateral (including, without limitation, proceeds, collateral and Supporting Obligations that constitute property of the types described in clauses (a) through (r) of this Section 1), and, to the extent not otherwise included, all payments under insurance (whether or not the Administrative Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral;
provided that notwithstanding anything to the contrary contained in the foregoing clauses (a) through (s), the security interest created by this Agreement shall not extend to, and the terms “Collateral,” “Security Collateral,” “Agreement Collateral,” “Intellectual Property Collateral” and other terms defining the components of the Collateral in the foregoing clauses (a) through (s) shall not include, any of the following (collectively, the “Excluded Property”):
(i)    any Equity Interests issued by an Unrestricted Subsidiary or a Subsidiary of a Foreign Subsidiary;
(ii)    any Equity Interests in any Foreign Subsidiary in excess of 65% of any class of Equity Interests of such Subsidiary entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2) promulgated under the Code);
(iii)    any right, title or interest in or to any patents, utility models, statutory invention registrations, trademarks, service marks, domain names, trade dress, logos, designs, slogans, trade names, business names, corporate names and other source identifiers, copyrights, computer software, programs and databases, firmware and documentation and materials relating thereto, trade secrets or other intellectual property, and all applications or registrations thereof, and all agreements, permits, consents, orders and franchises relating to the license, development, use or disclosure of any intellectual property, in each case, governed by or arising or existing under, pursuant to or by virtue of the laws of any jurisdiction other than the United States of America or state thereof (collectively, “Foreign Intellectual Property”);
(iv)    any lease, license or other agreement, contract, instrument or any property subject to a purchase money security interest or other similar arrangement permitted under the Credit Agreement to the extent that (and only for so long as) a grant of a security interest therein would violate or invalidate such lease, license, agreement, contract, instrument or purchase money security interest or similar arrangement, or create a right of termination in favor of any other party thereto other than any Grantor, in each case to the extent not rendered unenforceable pursuant to applicable provisions of the UCC or other applicable law, provided, that the Collateral includes proceeds and receivables of any property excluded under this clause (iv), the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition;
(v)    any Equity Interests in Joint Ventures to the extent that the grant of a security interest therein would require the consent of any Person who owns Equity Interests in such Joint Venture (other than an Affiliate of the Borrower) which consent has not been obtained;
(vi)    any leasehold interests in real property (including Fixtures related thereto) (and there shall be no requirement to deliver landlord lien waivers, estoppels or collateral access letters);
(vii)    any motor vehicles and other assets subject to a certificate of title;
(viii)    any aircraft, airframes, aircraft engines or helicopters, or any equipment or other assets constituting a part thereof;
(ix)    any property of any Grantor, to the extent (A) that any applicable Law or Governmental Authority prohibits the creation of a Lien thereon or such creation would require a consent of any Governmental Authority that has not been obtained or (B) the grant of such security interest would result in adverse tax consequences (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction) as reasonably determined by the Borrower in good faith, and as certified in writing to the Administrative Agent by a Responsible Officer of the Borrower;
(x)    any property of any Grantor, to the extent that the Administrative Agent and the Borrower reasonably agree that the cost of obtaining a security interest therein, or perfection thereof, would be excessive in relation to the benefit obtained thereby;
(xi)    Letter of Credit Rights (other than supporting obligations for Collateral) with an individual stated amount, and Commercial Tort Claims with an individual stated amount, in each case, of less than $7,500,000; provided that no control agreement shall be required in connection therewith;
(xii)    any fee interest in owned real property (including Fixtures related thereto) if the fair market value of such fee interest is less than $7,500,000 individually; and
(xiii)    any margin stock (within the meaning of Regulation U issued by the FRB);
provided, further, that notwithstanding anything to the contrary contained in the foregoing clauses (a) through (s), no Grantor shall be required to (x) enter into control agreements with respect to, or otherwise perfect any security interest by “control”, including over securities accounts, deposit accounts, other bank accounts, cash and cash equivalents and accounts related to the clearing, payment processing and similar operations of the Borrower and its Restricted Subsidiaries, other than Pledged Interests and Pledged Debt, (y) take any action in any jurisdiction (other than in the United States of America, any state thereof and the District of Columbia) to perfect any security interest in any Collateral, including in Equity Interests of Foreign Subsidiaries, or (z) perfect the security interest in the following other than by the filing of a UCC financing statement: (1) Fixtures, except to the extent that the same are Equipment or are related to real property covered or intended by the Loan Documents to be covered by a mortgage in favor of the Lenders, (2) Subject Agreements, (3) goods included in Collateral received by any Person from any Grantor for “sale or return” within the meaning of Section 2-326 of the Uniform Commercial Code of the applicable jurisdiction, to the extent of claims of creditors of such Person, (4) Cash Equivalents, (5) proceeds of Accounts or Inventory which do not themselves constitute Collateral and (6) uncertificated securities (clauses (x), (y) and (z) collectively, the “Perfection Exceptions”).
Section 2.    Security for Obligations. This Agreement secures, in the case of each Grantor, the payment of all Obligations of such Grantor now or hereafter existing under the Loan Documents, any Secured Cash Management Agreement or any Secured Hedge Agreement (the Loan Documents, Secured Cash Management Agreements and Secured Hedge Agreements, collectively, the “Secured Documents”) (as such Secured Documents may be amended, amended and restated, supplemented, replaced, refinanced or otherwise modified from time to time (including any increases of the principal amount outstanding thereunder)), whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise (all such Obligations being the “Secured Obligations”). Without limiting the generality of the foregoing, this Agreement secures, as to each Grantor, the payment of all amounts that constitute part of the Secured Obligations that would be owed by such Grantor to any Secured Party under the Secured Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, or reorganization or similar proceeding involving a Loan Party. Notwithstanding anything to the contrary contained in this Security Agreement or any provision of any other Loan Document, the Secured Obligations shall not extend to or include any Excluded Swap Obligation (as defined below).
In this Security Agreement, “Excluded Swap Obligation” means, with respect to any Grantor, any obligation (a “Swap Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the guarantee of such Grantor of, or the grant by such Grantor of a security interest for such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).
Section 3.    Grantors Remain Liable. Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under the contracts and agreements included in such Grantor’s Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Administrative Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Secured Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.
Section 4.    Delivery and Control of Security Collateral.
(a)     Subject to the terms of the Intercreditor Agreement or any Other Intercreditor Agreement, (i) all certificates representing or evidencing the Pledged Interests and (ii) all instruments representing or evidencing indebtedness from time to time owed to any Grantor by Holdings, the Borrower or any of its Subsidiaries in an aggregate principal amount in excess of $7,500,000 (the “Pledged Debt” and, together with the Pledged Interests, the “Security Collateral”) shall be delivered to and held by or on behalf of the Administrative Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Administrative Agent. Subject to the terms of the Intercreditor Agreement or any Other Intercreditor Agreement, during the continuation of an Event of Default, the Administrative Agent shall have the right, at any time in its discretion and without notice to any Grantor, to (i) transfer to or to register in the name of the Administrative Agent or any of its nominees any or all of the Security Collateral, subject only to the revocable rights specified in Section 11(a), (ii) exchange certificates or instruments representing or evidencing Security Collateral for certificates or instruments of smaller or larger denominations, and (iii) convert Financial Assets credited to any Securities Account to Security Collateral consisting of Financial Assets held directly by the Administrative Agent, and to convert Financial Assets held directly by the Administrative Agent to Security Collateral consisting of Financial Assets credited to any Securities Account.
(b)    Subject to the terms of the Intercreditor Agreement or any Other Intercreditor Agreement, promptly upon the reasonable request of the Administrative Agent, with respect to any Security Collateral in which any Grantor has any right, title or interest and that constitutes an uncertificated security of a Subsidiary, such Grantor will cause the issuer thereof either (i) to register the Administrative Agent as the registered owner of such security or (ii) to agree in an authenticated record with such Grantor and the Administrative Agent that such issuer will comply with instructions with respect to such security originated by the Administrative Agent without further consent of such Grantor, such authenticated record to be in form and substance reasonably satisfactory to the Administrative Agent. During the continuation of an Event of Default, with respect to any Security Collateral in which any Grantor has any right, title or interest and that is not an uncertificated security, promptly upon the request of the Administrative Agent, such Grantor will notify each such issuer of Pledged Interests that such Pledged Interests is subject to the security interest granted hereunder.
(c)    During the continuation of an Event of Default, promptly upon the request of the Administrative Agent, such Grantor will notify each such issuer of Pledged Debt that such Pledged Debt is subject to the security interest granted hereunder.
Section 5.    Maintaining Collateral Accounts, Electronic Chattel Paper, Transferable Records and Letter-of-Credit Rights; Giving Notice of Commercial Tort Claims; Letter of Credit Rights. Subject to the terms of the Intercreditor Agreement or any Other Intercreditor Agreement, so long as any Loan or any other Obligation of any Loan Party under any Secured Document shall remain unpaid (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements):
(a)    During the continuation of an Event of Default, promptly upon the request of the Administrative Agent, each Grantor will maintain all (i) Electronic Chattel Paper so that the Administrative Agent has control of the Electronic Chattel Paper in the manner specified in Section 9-105 of the UCC and (ii) all transferable records so that the Administrative Agent has control of the transferable records in the manner specified in Section 16 of the Uniform Electronic Transactions Act, as in effect in the jurisdiction governing such transferable record (“UETA”);
(b)    Each Grantor will give prompt notice to the Administrative Agent of any individual Commercial Tort Claim with a claimed amount in excess of $7,500,000 that may arise after the date hereof and will promptly execute or otherwise authenticate a supplement to this Agreement and otherwise take all necessary action, to subject such Commercial Tort Claim to the security interest created under this Agreement.
(c)    Each Grantor, by granting a security interest in Letter of Credit Rights with a stated amount in excess of $7,500,000 to the Administrative Agent, intends to (and hereby does) assign to the Administrative Agent its rights (including its contingent rights) to the proceeds of all such Letter of Credit Rights of which it is or hereafter becomes a beneficiary or assignee. Each Grantor will promptly use commercially reasonable efforts to cause the issuer of each applicable letter of credit and each nominated person (if any) with respect thereto to consent to such assignment of the proceeds thereof pursuant to a consent agreement in form and substance reasonably satisfactory to the Administrative Agent and deliver written evidence of such consent to the Administrative Agent. Subject to the terms of the Intercreditor Agreement or any Other Intercreditor Agreement, upon the occurrence and continuation of an Event of Default, each Grantor will, promptly upon request by the Administrative Agent, (i) notify (and such Grantor hereby authorizes the Administrative Agent to notify, upon written notice to such Grantor of its intention to do so) the issuer and each nominated person with respect to each of the letters of credit that the Letter of Credit Rights have been assigned to the Administrative Agent hereunder and any payments due or to become due in respect thereof are to be made directly to the Administrative Agent or its designee and (ii) arrange for the Administrative Agent to become the transferee beneficiary of such letter of credit.
Section 6.    Representations and Warranties. Each Grantor represents and warrants as follows (it being understood that none of the foregoing applies to the Excluded Property):
(a)    As of the Funding Date and, after the Funding Date, except as otherwise notified to the Administrative Agent pursuant to Section 9(a), (i) such Grantor’s exact legal name, as defined in Section 9- 503(a) of the UCC, type of organization, jurisdiction of organization, organizational identification number (if any) and taxpayer identification number, is correctly set forth in Schedule I hereto, (ii) such Grantor is located (within the meaning of Section 9-307 of the UCC) and has its chief executive office, in the state or jurisdiction set forth in Schedule I hereto and (iii) such Grantor has no trade names other than as listed on Schedule I hereto and within the 5 years preceding the Funding Date, has not changed its name, location, chief executive office, type of organization, jurisdiction of organization, organizational identification number or taxpayer identification number from those set forth on Schedule I, except as described on Schedule I.
(b)    Subject to the terms of the Intercreditor Agreement or any Other Intercreditor Agreement, (i) all Pledged Interests consisting of certificated securities and (ii) Pledged Debt have been delivered to the Administrative Agent in accordance herewith and the Credit Agreement.
(c)    [Reserved].
(d)    The Pledged Interests pledged by such Grantor on the Funding Date constitute the percentage of the issued and outstanding Equity Interests of the issuers thereof indicated on Schedule II hereto.
(e)    Upon the filing of appropriate financing statements and the recordation of the Intellectual Property Security Agreements with the U.S. Patent and Trademark Office and the U.S. Copyright Office, all actions necessary to perfect the security interest in the Collateral of such Grantor created under this Agreement with respect to which a Lien may be perfected by filing and recordation pursuant to the UCC or 35 U.S.C. §261, 15 U.S.C. §1060 or 17 U.S.C. §205 shall have been duly made or taken, and this Agreement shall create in favor of the Administrative Agent for the benefit of the Secured Parties a valid and, together with such filings, recordations and other actions, perfected first priority security interest in such Collateral of such Grantor (subject to Permitted Liens), securing the payment of the Secured Obligations to the extent provided herein.
(f)    Except as could not reasonably be expected to have a Material Adverse Effect:
(i)    The operation of such Grantor’s business as currently conducted and the use of the Intellectual Property Collateral in connection therewith do not conflict with, infringe, misappropriate, dilute, misuse or otherwise violate the intellectual property rights of any third party.
(ii)    Such Grantor is the owner of all right, title and interest in and to the Intellectual Property Collateral, or is entitled to use all Intellectual Property Collateral in the United States subject only to the terms of the IP Agreements.
(iii)    As of the Funding Date (giving effect to the Transactions), the Intellectual Property Collateral set forth on Schedule III hereto includes all of the patents, patent applications, trademark and service mark registrations and applications, copyright registrations and registered domain names owned by such Grantor and material to such Grantor’s business.
(iv)    The issued Patents, registered Trademarks and registered Copyrights and applications therefor are subsisting and have not been adjudged invalid or unenforceable in whole or part, and to such Grantor’s knowledge, are valid and enforceable. Such Grantor is not aware of any uses of any such issued Patent, registered Trademark or registered Copyright that could be expected to lead to such item becoming invalid or unenforceable.
(v)    Except as permitted by the Loan Documents or set forth on the schedules to the Credit Agreement or this Security Agreement, such Grantor has made or performed all filings, recordings and other acts and has paid all required fees and taxes to maintain and protect its interest in each and every issued Patent, registered Trademark and registered Copyright and each application therefor in full force and effect in the United States, and to protect and maintain its interest therein including, without limitation, recordations of any of its interests in the issued Patents and registered Trademarks (and applications therefor) with the U.S. Patent and Trademark, and recordation of any of its interests in the registered Copyrights (and applications therefor) with the U.S. Copyright Office. To the extent commercially practical and required by applicable Laws, such Grantor has used proper statutory notice in connection with its use of each patent, trademark and copyright in the Intellectual Property Collateral.
(vi)    No claim, action, suit, investigation, litigation or proceeding has been asserted or is pending or to such Grantor’s knowledge threatened against such Grantor (i) challenging the validity, enforceability, registration or use of any of the Intellectual Property Collateral or (ii) alleging that the Grantor’s rights in or use of the Intellectual Property Collateral or that any services provided by, processes used by, or products manufactured or sold by, such Grantor infringe, misappropriate, dilute, misuse or otherwise violate any patent, trademark, copyright or any other proprietary right of any third party. To the knowledge of such Grantor, no Person is engaging in any activity that infringes, misappropriates, dilutes, misuses or otherwise violates such Grantor’s Intellectual Property Collateral or such Grantor’s rights in or use thereof.
(vii)    To such Grantor’s knowledge, (A) none of the Trade Secrets of such Grantor has been used, divulged, disclosed or appropriated to the detriment of such Grantor for the benefit of any other Person other than such Grantor; (B) no employee, independent contractor or agent of such Grantor has misappropriated any trade secrets of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of such Grantor; and (C) no employee, independent contractor or agent of such Grantor is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of inventions agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of such Grantor’s Intellectual Property Collateral.
(viii)    No Grantor or Intellectual Property Collateral is subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use of any Intellectual Property Collateral or that would impair the validity or enforceability of such Intellectual Property Collateral.
(g)    Such Grantor has no Commercial Tort Claims with an individual claimed value in excess of $7,500,000 on the Funding Date other than those listed in Schedule IV and additional Commercial Tort Claims as to which such Grantor has complied with the requirements of Section 5(b) hereof.
(h)    Such Grantor has no Letter of Credit Rights with an individual stated amount in excess of $7,500,000 on the Funding Date other than those listed in Schedule V and additional Letter of Credit Rights as to which such Grantor has complied with the requirements of Section 5(c) hereof.
Section 7.    Further Assurances.
(a)     Each Grantor agrees that from time to time, at the expense of such Grantor, such Grantor will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be necessary or that the Administrative Agent may reasonably request, in order to perfect and protect any pledge or security interest granted or purported to be granted by such Grantor hereunder or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such Grantor, subject in each case to the Perfection Exceptions and the terms of the Intercreditor Agreement or any Other Intercreditor Agreement. Without limiting the generality of the foregoing, subject to the terms of the Intercreditor Agreement or any Other Intercreditor Agreement, each Grantor will, upon the Administrative Agent’s reasonable request, promptly with respect to Collateral of such Grantor: (i) if any such Collateral with a value in excess of $7,500,000 shall be evidenced by a promissory note or other instrument or Chattel Paper, deliver and pledge to the Administrative Agent hereunder such note or instrument or Chattel Paper duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Administrative Agent (subject to the Perfection Exceptions); (ii) execute or authenticate and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be reasonably necessary or desirable, or as the Administrative Agent may reasonably request, in order to perfect and preserve the security interest granted or purported to be granted by such Grantor hereunder; (iii) deliver and pledge to the Administrative Agent for benefit of the Secured Parties certificates representing Security Collateral that constitutes certificated securities, accompanied by undated stock or bond powers executed in blank (to the extent required to be pledged pursuant to the Credit Agreement or this Agreement) and (iv) deliver to the Administrative Agent evidence that all other action (subject to the Perfection Exceptions) that the Administrative Agent may deem reasonably necessary or desirable in order to perfect and protect the security interest granted or purported to be granted by such Grantor under this Agreement has been taken.
(b)     Each Grantor hereby authorizes the Administrative Agent to file one or more UCC financing or continuation statements, and amendments thereto, including, without limitation, one or more UCC financing statements indicating that such financing statements cover all assets or all personal property (or words of similar effect) of such Grantor, in each case without the signature of such Grantor, and regardless of whether any particular asset described in such financing statements falls within the scope of the UCC or the granting clause of this Agreement. Each Grantor ratifies its authorization for the Administrative Agent to have filed such financing statements, continuation statements or amendments filed prior to the date hereof.
Section 8.    As to Insurance. Each Grantor shall use commercially reasonable efforts to ensure that each insurance policy of such Grantor shall name the Administrative Agent as loss payee and additional insured thereunder, in each case in a manner reasonably satisfactory to the Administrative Agent, and shall in addition (i) provide for all losses to be paid on behalf of the Administrative Agent and such Grantor as their interests may appear, (ii) name such Grantor and the Administrative Agent as insured parties thereunder (without any representation or warranty by or obligation upon the Administrative Agent) as their interests may appear, (iii) provide that there shall be no recourse against the Administrative Agent for payment of premiums or other amounts with respect thereto and (iv) provide that at least 10 days’ prior written notice of cancellation or of lapse shall be given to the Administrative Agent by the insurer; provided that, unless an Event of Default shall have occurred and be continuing, (1) the Administrative Agent shall turn over to such Grantor any amounts received by it as loss payee under any property insurance maintained by such Grantor, (2) the Administrative Agent agrees that such Grantor shall have the sole right to adjust or settle any claims under such insurance and (3) all Net Cash Proceeds realized or received with respect to any Casualty Event shall be paid to such Grantor.
Section 9.    Post-Closing Changes; Bailees; Collections on Subject Agreements and Accounts.
(a)    (i) Each Grantor shall promptly notify the Administrative Agent of any change in its name, type of organization, organizational identification number, taxpayer identification number or, only with respect to Grantors that are not organized under the law of any state in the United States, location of chief executive offices, from that set forth in Schedule I and in any event no later than 30 days following such change and (ii) no Grantor will change its jurisdiction of organization from that set forth in Schedule I without (1) first giving at least 10 days (or such lesser period of time as the Administrative Agent may agree) prior written notice (or subsequent written notice if the Administrative Agent agrees in its reasonable discretion) to the Administrative Agent or (2) delivery to the Administrative Agent, concurrently with such change, a UCC financing statement or financing statement amendment prepared for filing in order to maintain the perfection of the Liens against such Grantor and, in each case, shall take all action required by the Administrative Agent for the purpose of perfecting or protecting the security interest granted by this Agreement.
(b)    Subject to the terms of the Intercreditor Agreement or any Other Intercreditor Agreement, during the continuation of an Event of Default, if Collateral of any Grantor with an aggregate value in excess of $7,500,000 is at any time in the possession or control of a warehouseman, bailee or agent, upon the request of the Administrative Agent such Grantor will (i) notify such warehouseman, bailee or agent of the security interest created hereunder, (ii) instruct such warehouseman, bailee or agent to hold all such Collateral solely for the Administrative Agent’s account subject only to the Administrative Agent’s instructions, (iii) use commercially reasonable efforts to cause such warehouseman, bailee or agent to authenticate a record (in form and substance reasonably satisfactory to the Administrative Agent) acknowledging that it holds possession of such Collateral for the Administrative Agent’s benefit and shall act solely on the instructions of the Administrative Agent without the further consent of the Grantor or any other Person, and (iv) if obtained, make such authenticated record available to the Administrative Agent.
(c)    Except as otherwise provided in this Section 9(c), each Grantor will continue to collect, at its own expense, all amounts due or to become due to such Grantor under its Accounts. In connection with such collections, such Grantor may take (and subject to the terms of the Intercreditor Agreement or any Other Intercreditor Agreement, at the Administrative Agent’s direction during the continuation of an Event of Default, shall take) such commercially reasonable action as such Grantor (or during the continuation of an Event of Default the Administrative Agent) may deem necessary or advisable to enforce collection thereof; provided, however, that, subject to the terms of the Intercreditor Agreement or any Other Intercreditor Agreement, the Administrative Agent shall have the right at any time upon the occurrence and during the continuance of an Event of Default and upon written notice to such Grantor of its intention to do so, to notify the Obligors under any Accounts, of the assignment of such Accounts to the Administrative Agent and to direct such Obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Administrative Agent and, upon such notification and at the expense of such Grantor, to enforce collection of any such Accounts, to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done, and to otherwise exercise all rights with respect to such Accounts, including, without limitation, those set forth in Section 9-607 of the UCC. After receipt by any Grantor of the notice from the Administrative Agent referred to in the proviso to the preceding sentence and during the continuation of an Event of Default, (i) all amounts and proceeds (including, without limitation, instruments) received by such Grantor in respect of the Accounts of such Grantor shall be received in trust for the benefit of the Administrative Agent hereunder, shall be segregated from other funds of such Grantor and shall be either (A) released to such Grantor to the extent permitted under the terms of the Credit Agreement so long as no Event of Default shall have occurred and be continuing or (B) if any Event of Default shall have occurred and be continuing, applied as provided in Section 8.04 of the Credit Agreement and (ii) except with the consent of the Administrative Agent, such consent not to be unreasonably withheld, such Grantor will not adjust, settle or compromise the amount or payment of any Account, release wholly or partly any Obligor thereof, or allow any credit or discount thereon. No Grantor will permit or consent to the subordination of its right to payment under any of the Accounts to any other indebtedness or obligations of the Obligor thereof except with the consent of the Administrative Agent, such consent not to be unreasonably withheld.
Section 10.    As to Intellectual Property Collateral.
(a)     With respect to each item of its Intellectual Property Collateral, each Grantor agrees to take, at its expense, all commercially reasonable steps in the United States, including, without limitation, in the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other domestic governmental authority, to (i) maintain the validity and enforceability of such Intellectual Property Collateral and maintain such Intellectual Property Collateral in full force and effect, and (ii) pursue the registration and maintenance of each patent, trademark, or copyright registration or application, now or hereafter included in such Intellectual Property Collateral of such Grantor, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office or other domestic governmental authorities, the filing of applications for renewal or extension, the filing of affidavits under Sections 8 and 15 of the U.S. Trademark Act, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings, except, in each case, (A) permitted by the Loan Documents or (B) to the extent failure to act could not reasonably be expected to cause a Material Adverse Effect.
(b)    Such Grantor shall use proper statutory notice to the extent required by applicable Laws and commercially practical in connection with its use of its Patents, Trademarks and Copyrights that are material to the business of the Borrower and its Restricted Subsidiaries. Except as could not be reasonably expected to have a Material Adverse Effect, no Grantor shall do or permit any act or knowingly omit to do any act whereby any of its Intellectual Property Collateral may lapse or become invalid or unenforceable or placed in the public domain.
(c)    Except where failure to do so could not reasonably be expected to cause a Material Adverse Effect, but subject to pre-existing rights and licenses, each Grantor shall take all commercially reasonable steps in the United States which it or the Administrative Agent (during the continuation of an Event of Default) deems reasonable and appropriate under the circumstances to preserve and protect each item of its Intellectual Property Collateral, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the quality of the products and services as of the date hereof, and taking all steps necessary to ensure that all licensed users of any of the Trademarks use such consistent standards of quality, except as permitted by the Loan Documents.
(d)    With respect to its United States Patents, Trademarks and Copyrights that are issued, registered or the subject of an application, each Grantor agrees to execute or otherwise authenticate an agreement, in substantially the form set forth in Exhibit B-1, B-2 or B-3 hereto, as applicable, or otherwise in form and substance satisfactory to the Administrative Agent (the “Intellectual Property Security Agreements”), for recording the security interest granted hereunder to the Administrative Agent in such Patents, Trademarks and Copyrights with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other domestic governmental authorities necessary to perfect the security interest hereunder in such Intellectual Property Collateral.
(e)    Each Grantor agrees that should it obtain an ownership interest in any United States patent or patent application, registered trademark or service mark or trademark or service mark application (other than “intent to use” trademark or service mark applications) or registered copyright or copyright application that is not, as of the Funding Date, a part of the Intellectual Property Collateral (“After-Acquired Intellectual Property”) (i) the provisions of this Agreement shall automatically apply thereto, and (ii) any such After-Acquired Intellectual Property and, in the case of trademarks and service marks, the goodwill of the business connected therewith and symbolized thereby, shall automatically become part of the Intellectual Property Collateral subject to the terms and conditions of this Agreement with respect thereto. Each Grantor shall, concurrently with the delivery of financial statements under Section 6.01(a) and (b) of the Credit Agreement, execute and deliver to the Administrative Agent, or otherwise authenticate, an agreement substantially in the form of the relevant Intellectual Property Security Agreement, covering such After-Acquired Intellectual Property, which shall be recorded with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other domestic governmental authorities necessary to perfect the security interest hereunder in such After-Acquired Intellectual Property.
Section 11.    Voting Rights; Dividends; Etc.
(a)     So long as no Event of Default shall have occurred and be continuing:
(ix)    Each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Security Collateral of such Grantor or any part thereof for any purpose; provided, however, that such Grantor will not exercise or refrain from exercising any such right in a manner prohibited by the Credit Agreement.
(x)    Each Grantor shall be entitled to receive and retain any and all dividends, interest and other distributions paid in respect of the Security Collateral of such Grantor if and to the extent that the payment thereof is not otherwise prohibited by the terms of the Loan Documents; provided, however, that with respect to any and all
(A)    dividends, interest and other distributions paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Security Collateral,
(B)    dividends and other distributions paid or payable in cash in respect of any Security Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus, and
(C)    cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Security Collateral,
(x) in the case of the foregoing clause (A), to the extent that any such property is distributed in respect of any Security Collateral, such property shall be deemed to constitute acquired property and shall be forthwith delivered to the Administrative Agent as Security Collateral in the same form as so received (with any necessary indorsement) to the extent required by, and in accordance with, the provisions of Section 6.12 of the Credit Agreement and (y) in the case of the foregoing clauses (B) and (C), to the extent that any such cash is distributed in respect of any Security Collateral, such cash shall be subject to the provisions of the Credit Agreement applicable to the proceeds of an Asset Sale or other disposition of property.
(xi)    The Administrative Agent will execute and deliver (or cause to be executed and delivered) to each Grantor all such proxies and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends or interest payments that it is authorized to receive and retain pursuant to paragraph (ii) above.
(b)    Subject to the terms of the Intercreditor Agreement or any Other Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default:
(i)    Upon notice to the applicable Grantor, all rights of such Grantor (x) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 11(a)(i) shall, upon notice to such Grantor by the Administrative Agent, cease and (y) to receive the dividends, interest and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 11(a)(ii) shall automatically cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Security Collateral such dividends, interest and other distributions.
(ii)    All dividends, interest and other distributions that are received by any Grantor contrary to the provisions of paragraph (i) of this Section 11(b) shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Administrative Agent as Security Collateral in the same form as so received (with any necessary indorsement).
Section 12.    Administrative Agent as Bailee for the Grantors. In the event that at any time, any Equity Interests owned by any Grantor and held by the Administrative Agent constitute Excluded Property (including any such Equity Interests constituting Pledged Interests at the time of delivery to the Administrative Agent that later become Excluded Property), and for so long as they constitute Excluded Property, any such Equity Interests in the possession of the Administrative Agent, shall be held by the Administrative Agent solely as gratuitous bailee for the applicable Grantor and such Pledged Interests will not be subject to Section 1 or any Lien or security interest created pursuant thereto. The Administrative Agent, at the request of the applicable Grantor, shall promptly return to such Grantor any Equity Interests held by the Administrative Agent constituting Excluded Property.
Section 13.    Administrative Agent Appointed Attorney-in-Fact. Subject to the terms of the Intercreditor Agreement or any Other Intercreditor Agreement, each Grantor hereby irrevocably appoints the Administrative Agent such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time, upon the occurrence and during the continuance of an Event of Default, in the Administrative Agent’s discretion, to take any action and to execute any instrument that the Administrative Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:
(a)    to obtain and adjust insurance required to be paid to the Administrative Agent,
(b)    to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,
(c)    to receive, indorse and collect any drafts or other instruments, documents and Chattel Paper, in connection with clause (a) or (b) above, and
(d)    to file any claims or take any action or institute any proceedings that the Administrative Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce compliance with the terms and conditions of any Subject Agreement or the rights of the Administrative Agent with respect to any of the Collateral.
Section 14.    Administrative Agent May Perform. If any Grantor fails to perform any agreement contained herein, the Administrative Agent may, after providing notice to such Grantor of its intent to do so, but without any obligation to do so, itself perform, or cause performance of, such agreement, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by such Grantor under Section 17.
Section 15.    The Administrative Agent’s Duties. The powers conferred on the Administrative Agent hereunder are solely to protect the Secured Parties’ interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.
Section 16.    Remedies. If any Event of Default shall have occurred and be continuing, subject to the terms of the Intercreditor Agreement or any Other Intercreditor Agreement:
(a)    The Administrative Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) and also may: (i) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of the Administrative Agent forthwith, assemble all or part of the Collateral as directed by the Administrative Agent and make it available to the Administrative Agent at a place and time to be designated by the Administrative Agent that is reasonably convenient to both parties; (ii) without notice except as specified below, but subject to pre-existing rights and licenses, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable; (iii) occupy any premises owned or leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; and (iv) to the maximum extent permitted by applicable law, exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, (A) any and all rights of such Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, the Subject Agreements, the Accounts and the other Collateral and (B) exercise all other rights and remedies with respect to the Subject Agreements, the Accounts and the other Collateral, including, without limitation, those set forth in Section 9-607 of the UCC. Each Grantor agrees that, to the extent notice of sale shall be required by law, to the maximum extent permitted by applicable law, at least ten (10) days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. To the maximum extent permitted by applicable law, the Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.
(b)    All payments received by any Grantor under or in connection with any Subject Agreement or otherwise in respect of the Collateral shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Administrative Agent in the same form as so received (with any necessary indorsement).
(c)    The Administrative Agent may, without notice to any Grantor except as required by law, at any time or from time to time, charge, set-off and otherwise apply all or any part of the Secured Obligations against any funds held with respect to any Deposit Account that is not an Exempt Deposit Account. For purposes of this Agreement, the term “Exempt Deposit Account” shall mean any Deposit Account owned by or in the name of a Loan Party with respect to which such Loan Party is acting as a fiduciary for another Person who is not a Loan Party.
(d)    Any cash held by or on behalf of the Administrative Agent and all cash proceeds received by or on behalf of the Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Administrative Agent, be held by the Administrative Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Administrative Agent pursuant to Section 17) in whole or in part by the Administrative Agent against, all or any part of the Secured Obligations, in the manner set forth in Section 8.04 of the Credit Agreement.
(e)    In the event of any sale or other disposition of any of the Trademarks of any Grantor, the goodwill symbolized by any Trademarks subject to such sale or other disposition shall be included therein as may be required by applicable Laws so that the transfer of such Trademarks could not reasonably be expected to be determined by a Governmental Authority to be an “assignment in gross.” To enable the Administrative Agent to exercise its rights and remedies under this Section 16, upon the occurrence and during the continuation of an Event of Default, each Grantor hereby grants to the Administrative Agent, a non-exclusive license (exercisable without payment of royalty or other compensation to such Grantor) during the period when the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of such Trademarks, to use or sublicense any of the Intellectual Property Collateral of such Grantor, and in connection with such license, such Grantor shall, subject to pre-existing rights and licenses (including confidentiality requirements), provide the Administrative Agent or its designee with access to such Grantor’s know how and expertise, and tangible embodiments of any such licensed Intellectual Property Collateral.
(f)    If the Administrative Agent shall determine to exercise its right to sell all or any of the Security Collateral of any Grantor pursuant to this Section 16, each Grantor agrees that, upon request of the Administrative Agent, such Grantor will, subject to pre-existing rights and licenses, at its own expense, use its reasonable best efforts to do or cause to be done all such other acts and things as may be necessary to make such sale of such Security Collateral or any part thereof valid and binding and in compliance with applicable Laws.
(g)    Subject to compliance with applicable law, including the Securities Act of 1933 and the Securities Exchange Act and all rules and regulations thereunder, the Administrative Agent is authorized, in connection with any sale of the Security Collateral pursuant to this Section 16, to deliver or otherwise disclose to any prospective purchaser of the Security Collateral: (i) any registration statement or prospectus, and all supplements and amendments thereto; (ii) any information and projections; and (iii) any other information in its possession relating to such Security Collateral.
(h)    Each Grantor acknowledges the impossibility of ascertaining the amount of damages that would be suffered by the Secured Parties by reason of the failure by such Grantor to perform any of the covenants contained in Section 16(f) above and, consequently, agrees that Section 16(f) shall be specifically enforceable against such Grantor.
Section 17.    Expenses. Each Grantor will upon demand pay to the Administrative Agent the amount of any and all reasonable and documented out-of-pocket expenses, including, without limitation, the reasonable and documented out-of-pocket fees and expenses of its counsel that the Administrative Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral of such Grantor, (iii) the exercise or enforcement of any of the rights of the Administrative Agent or the other Secured Parties hereunder or (iv) the failure by such Grantor to perform or observe any of the provisions hereof, in each case, in the manner and solely to the extent set forth in Section 10.04 of the Credit Agreement.
Section 18.    Amendments; Waivers; Additional Grantors; Etc.
(a)     Subject to Section 10.01 of the Credit Agreement, no amendment or waiver of any provision of this Agreement, and no consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent and the Grantors, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Administrative Agent or any other Secured Party to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.
(b)    Upon the execution and delivery, or authentication, by any Person of a security agreement supplement in substantially the form of Exhibit A hereto (each a “Security Agreement Supplement”), (i) such Person shall be referred to as an “Additional Grantor” and shall be and become a Grantor hereunder, and each reference in this Agreement and the other Loan Documents to “Grantor” shall also mean and be a reference to such Additional Grantor, and each reference in this Agreement and the other Loan Documents to “Collateral” shall also mean and be a reference to the Collateral of such Additional Grantor, and (ii) the supplemental schedules I through IV attached to each Security Agreement Supplement shall be incorporated into and become a part of and supplement Schedules I through IV, respectively, hereto, and the Administrative Agent may attach such supplemental schedules to such Schedules; and each reference to such Schedules shall mean and be a reference to such Schedules as supplemented pursuant to each Security Agreement Supplement.
Section 19.    Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, and all notices and other communications expressly permitted hereunder to be given by telephone or electronic mail shall be made to the applicable telephone number or electronic mail address, as the case may be, if to any Grantor, addressed to it in care of the Borrower at the Borrower’s address specified in Section 10.02 of the Credit Agreement, if to the Administrative Agent, at its address specified in Section 10.02 of the Credit Agreement or, in each case, to such other address, telecopier number, electronic mail address or telephone number as shall be designated by such party in a notice to other parties, as provided in Section 10.02(d) of the Credit Agreement. All such notices and other communications shall be deemed to be given, made or effective at such time as shall be set forth in Section 10.02 of the Credit Agreement.
Section 20.    Continuing Security Interest; Assignments under the Credit Agreement. This Agreement shall create a continuing security interest in the Collateral and shall to the extent provided herein (a) remain in full force and effect until the termination of the Aggregate Commitments and the payment in full in cash of the Secured Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements), (b) be binding upon each Grantor, its successors and assigns and (c) inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Secured Parties and their respective successors and permitted transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Loans owing to it and the Note or Notes, if any, held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case subject to Section 10.07 of the Credit Agreement.
Section 21.    Release; Termination.
(a)     Upon any sale, lease, transfer or other disposition of any item of Collateral of any Grantor permitted by, and in accordance with, the terms of the Loan Documents (other than to another Loan Party or to a Person becoming or required to become a Loan Party at the time of such sale, lease, transfer or other disposition (or within the 30- or 60-day time periods provided for in Section 6.12 of the Credit Agreement)), the assignment, pledge and security interest granted hereby with respect to such collateral shall automatically terminate and all rights to such Collateral shall revert to such Grantor and the Administrative Agent will, at such Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence the release of such item of Collateral from the assignment, pledge and security interest granted hereby; provided, however, that, if requested by the Administrative Agent, such Grantor shall have delivered to the Administrative Agent a written request for release, a certificate of such Grantor to the effect that the transaction is in compliance with the Loan Documents and such other supporting information as the Administrative Agent may reasonably request.
(b)    Upon the termination of the Aggregate Commitments and the payment in full in cash of the Secured Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements), the assignment, pledge and security interest granted hereby shall automatically terminate and all rights to the Collateral shall revert to the applicable Grantor. Upon any such termination, the Administrative Agent will, at the applicable Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.
Section 22.    Execution in Counterparts. This Agreement may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement. The Administrative Agent may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided, that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.
Section 23.    The Mortgages. In the event that any of the Collateral hereunder is also subject to a valid and enforceable Lien under the terms of any Mortgage and the terms of such Mortgage are inconsistent with the terms of this Agreement, then with respect to such Collateral, the terms of such Mortgage shall be controlling in the case of fixtures and real estate leases, letting and licenses of, and contracts and agreements relating to the lease of, real property, and the terms of this Agreement shall be controlling in the case of all other Collateral.
Section 24.    Governing Law; Jurisdiction; Etc. (A) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.
(b)        EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT TO THE EXCLUSIVE GENERAL JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK (THE “NEW YORK SUPREME COURT”), AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (THE “FEDERAL DISTRICT COURT,” AND TOGETHER WITH THE NEW YORK SUPREME COURT, THE “NEW YORK COURTS”) AND APPELLATE COURTS FROM EITHER OF THEM; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE (I) THE ADMINISTRATIVE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS (IN WHICH CASE ANY PARTY SHALL BE ENTITLED TO ASSERT ANY CLAIM OR DEFENSE, INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 24 WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL ACTION OR PROCEEDING IN A NEW YORK COURT), OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE ADMINISTRATIVE AGENT, (II) ANY PARTY FROM BRINGING ANY LEGAL ACTION OR PROCEEDING IN ANY JURISDICTION FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT, (III) IF ALL SUCH NEW YORK COURTS DECLINE JURISDICTION OVER ANY PERSON, OR DECLINE (OR IN THE CASE OF THE FEDERAL DISTRICT COURT, LACK) JURISDICTION OVER ANY SUBJECT MATTER OF SUCH ACTION OR PROCEEDING, A LEGAL ACTION OR PROCEEDING MAY BE BROUGHT WITH RESPECT THERETO IN ANOTHER COURT HAVING JURISDICTION AND (IV) IN THE EVENT A LEGAL ACTION OR PROCEEDING IS BROUGHT AGAINST ANY PARTY HERETO OR INVOLVING ANY OF ITS ASSETS OR PROPERTY IN ANOTHER COURT (WITHOUT ANY COLLUSIVE ASSISTANCE BY SUCH PARTY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES), SUCH PARTY FROM ASSERTING A CLAIM OR DEFENSE (INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 24 WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL ACTION OR PROCEEDING IN A NEW YORK COURT) IN ANY SUCH ACTION OR PROCEEDING.
(c)        EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)        EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 19. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
(e)        EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 24(e) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 25.    Condition to Effectiveness. This Agreement shall become effective upon the completion of the Initial Borrower Merger.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.
SYNIVERSE HOLDINGS, INC.

By:
    Name:
    Title:
BUCCANEER HOLDINGS, INC.

By:
    Name:
    Title:
SYNIVERSE TECHNOLOGIES, LLC

By:
    Name:
    Title:
SYNIVERSE ICX CORPORATION

By:
    Name:
    Title:
THE RAPID ROAMING COMPANY

By:
    Name:
    Title:

BARCLAYS BANK PLC,
as Administrative Agent

By:
    Name:
    Title:

Schedule I to the
Security Agreement
LOCATION, CHIEF EXECUTIVE OFFICE, TYPE OF ORGANIZATION,
JURISDICTION OF ORGANIZATION, ORGANIZATIONAL IDENTIFICATION
NUMBER AND TAX IDENTIFICATION NUMBER

Grantor	Chief Executive Office	Type of Organization	Jurisdiction of Organization	Organizational I.D. No.	Tax I.D. No.

Schedule II to the
Security Agreement
PLEDGED EQUITY

Grantor	Issuer	Class of Equity Interest	Certificate No(s)	Number of Shares	Percentage of Outstanding Shares

Schedule III
to the Security Agreement
INTELLECTUAL PROPERTY
I. Patents

Grantor	Patent Title	Appl. No.	Filing Date	Patent No.	Issue Date

II. Trademarks

Grantor	Mark	Appl. No.	Filing Date	Reg. No.	Issue Date

III. Registered Trade Names

Grantor	Name	State	Reg. No.	Issue Date

IV. Copyrights

Grantor	Reg. No.	Issue Date	Title of Work

IV. Domain Names

Grantor	Domain Name

Schedule IV
to the Security Agreement
COMMERCIAL TORT CLAIMS
[Describe nature of claim(s)-see Comment 5 to UCC Section 9-108]

Exhibit A to the
Security Agreement
FORM OF SECURITY AGREEMENT SUPPLEMENT
[Date of Security Agreement Supplement]

Barclays Bank PLC, as the Administrative Agent for the Secured Parties referred to in the Credit Agreement referred to below	Attn:
[Syniverse Holdings, Inc.]
Ladies and Gentlemen:
Reference is made to (i) the Credit Agreement dated as of February 4, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Syniverse Holdings, Inc., a Delaware corporation (as successor by merger to Syniverse Magellan Finance, LLC, a Delaware limited liability company), as the Borrower, the Lenders party thereto, Barclays Bank PLC, as the Administrative Agent (together with any successor administrative agent, the “Administrative Agent”), and the Lenders party thereto, and (ii) the Security Agreement dated [ ], 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) made by the Grantors from time to time party thereto in favor of the Administrative Agent for the Secured Parties. Terms defined in the Credit Agreement or the Security Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement or the Security Agreement (and in the event of a conflict, the applicable definition shall be the one given to such term in the Security Agreement).
SECTION 1. Grant of Security. The undersigned hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a security interest in, all of its right, title and interest in and to all of the Collateral of the undersigned (including all Accounts, cash and Cash Equivalents, Chattel Paper, Commercial Tort Claims set forth on Schedule IV of this Security Agreement Supplement, Deposit Accounts, Documents, Equipment, Fixtures (subject to Section 23 of the Security Agreement), General Intangibles, Goods, Instruments, Inventory, Letter-of-Credit Rights, Financial Assets, Pledged Debt and Pledged Interests), except for any Excluded Property and subject to the Perfection Exceptions, whether now owned or hereafter acquired by the undersigned, wherever located and whether now or hereafter existing or arising, including, without limitation, the property and assets of the undersigned set forth on the attached supplemental schedules to the Schedules to the Security Agreement.
Section 26.    SECTION 2. Security for Obligations. The grant of a security interest in, the Collateral by the undersigned under this Security Agreement Supplement and the Security Agreement secures the payment of all Secured Obligations of the undersigned now or hereafter existing under or in respect of the Secured Documents (as such Secured Documents may be amended, amended and restated, supplemented, replaced, refinanced or otherwise modified from time to time (including any increases of the principal amount outstanding thereunder)). Without limiting the generality of the foregoing, this Security Agreement Supplement and the Security Agreement secures the payment of all amounts that constitute part of the Secured Obligations that would be owed by the Grantor to any Secured Party under the Secured Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, or reorganization or similar proceeding involving a Loan Party. Notwithstanding anything to the contrary contained in this Security Agreement Supplement or any provision of any other Loan Document, the Secured Obligations shall not extend to or include any Excluded Swap Obligation (as defined below).
In this Security Agreement Supplement, “Excluded Swap Obligation” means, with respect to any Grantor, any obligation (a “Swap Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the guarantee of such Grantor of, or the grant by such Grantor of a security interest for such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).
SECTION 3. Supplements to Security Agreement Schedules. The undersigned has attached hereto supplemental Schedules I through IV to Schedules I through IV, respectively, to the Security Agreement, and the undersigned hereby certifies, as of the date first above written, that such supplemental schedules have been prepared by the undersigned in substantially the form of the equivalent Schedules to the Security Agreement and are complete and correct in all material respects.
SECTION 4. Representations and Warranties. The undersigned hereby makes each representation and warranty set forth in Section 6 of the Security Agreement with respect to itself (as supplemented by the attached supplemental schedules) as of the date hereof.
SECTION 5. Obligations Under the Security Agreement. The undersigned hereby agrees, as of the date first above written, to be bound as a Grantor by all of the terms and provisions of the Security Agreement to the same extent as each of the other Grantors. The undersigned further agrees, as of the date first above written, that each reference in the Security Agreement to an “Additional Grantor” or a “Grantor” shall also mean and be a reference to the undersigned and that each reference to the “Collateral” or any part thereof shall also mean and be a reference to the undersigned’s Collateral or part thereof, as the case may be.
SECTION 6. Governing Law; Jurisdiction; Etc.    (a) THIS SECURITY AGREEMENT SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.
(b)    EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS SECURITY AGREEMENT SUPPLEMENT TO THE EXCLUSIVE GENERAL JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK (THE “NEW YORK SUPREME COURT”), AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (THE “FEDERAL DISTRICT COURT,” AND TOGETHER WITH THE NEW YORK SUPREME COURT, THE “NEW YORK COURTS”) AND APPELLATE COURTS FROM EITHER OF THEM; PROVIDED THAT NOTHING IN THIS SECURITY AGREEMENT SUPPLEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE (I) THE ADMINISTRATIVE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS (IN WHICH CASE ANY PARTY SHALL BE ENTITLED TO ASSERT ANY CLAIM OR DEFENSE, INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 24 WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL ACTION OR PROCEEDING IN A NEW YORK COURT), OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE ADMINISTRATIVE AGENT, (II) ANY PARTY FROM BRINGING ANY LEGAL ACTION OR PROCEEDING IN ANY JURISDICTION FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT, (III) IF ALL SUCH NEW YORK COURTS DECLINE JURISDICTION OVER ANY PERSON, OR DECLINE (OR IN THE CASE OF THE FEDERAL DISTRICT COURT, LACK) JURISDICTION OVER ANY SUBJECT MATTER OF SUCH ACTION OR PROCEEDING, A LEGAL ACTION OR PROCEEDING MAY BE BROUGHT WITH RESPECT THERETO IN ANOTHER COURT HAVING JURISDICTION AND (IV) IN THE EVENT A LEGAL ACTION OR PROCEEDING IS BROUGHT AGAINST ANY PARTY HERETO OR INVOLVING ANY OF ITS ASSETS OR PROPERTY IN ANOTHER COURT (WITHOUT ANY COLLUSIVE ASSISTANCE BY SUCH PARTY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES), SUCH PARTY FROM ASSERTING A CLAIM OR DEFENSE (INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 6 WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL ACTION OR PROCEEDING IN A NEW YORK COURT) IN ANY SUCH ACTION OR PROCEEDING.
(c)    EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT SUPPLEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 19 OF THE SECURITY AGREEMENT. NOTHING IN THIS SECURITY AGREEMENT SUPPLEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
(e)    EACH PARTY TO THIS SECURITY AGREEMENT SUPPLEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS SECURITY AGREEMENT SUPPLEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS SECURITY AGREEMENT SUPPLEMENT, OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS SECURITY AGREEMENT SUPPLEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 6(e) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Very truly yours,

[NAME OF ADDITIONAL GRANTOR]

By
    Title:
Address for notices:

FORM OF GRANT OF SECURITY INTEREST IN COPYRIGHTS
This GRANT OF SECURITY INTEREST IN COPYRIGHTS (this “Agreement”), dated as of [•], 2013, is made by [•], a [•] corporation (the “Grantor”), in favor of BARCLAYS BANK PLC, as administrative agent (in such capacity, together with any successor administrative agent, the “Agent”) for the Secured Parties (as defined in the Credit Agreement, dated as of February 4, 2013 (as amended, amended and restated, supplemented, replaced, refinanced or otherwise modified from time to time, the “Credit Agreement”), among SYNIVERSE HOLDINGS, INC. (as successor by merger to Syniverse Magellan Finance, LLC, a Delaware limited liability company) (the “Borrower”), the Agent and the Lenders).
WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make Loans to the Borrower subject to the terms and conditions set forth therein; and
WHEREAS, in connection with the Credit Agreement, the Grantor executed and delivered a Security Agreement, dated as of [•], 2013, in favor of the Agent (as it may be amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”); and
WHEREAS, pursuant to the Security Agreement, the Grantor granted to the Agent, for the benefit of the Secured Parties, a security interest in all of its Intellectual Property Collateral, including the Copyright Collateral (as defined below); and
WHEREAS, the Grantor has duly authorized the execution, delivery and performance of this Agreement;
NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and in order to induce the Lenders to make Loans and other financial accommodations to the Borrower pursuant to the Credit Agreement, the Grantor agrees, for the benefit of the Secured Parties, as follows:
SECTION 1. Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided or provided by reference in the Credit Agreement or the Security Agreement, as the case may be.
SECTION 2. Grant of Security Interest. The Grantor hereby grants, for the benefit of the Secured Parties, a security interest in such Grantor’s right, title and interest in and to all of the following (the “Copyright Collateral”), whether now owned or hereafter acquired by such Grantor and whether now or hereafter existing or arising, as collateral security for the payment of all Obligations of such Grantor.
(i)    all Copyrights, including, without limitation, those items listed on Schedule I hereto;
(ii)    all exclusive Copyright licenses to which such Grantor, now or hereafter, is a party;
(iii)    any claims for damages and injunctive relief for past, present and future infringement, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and
(iv)    all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and Supporting Obligations relating to, any and all of the foregoing.
SECTION 3. Condition to Effectiveness. This Agreement shall become effective upon the completion of the Initial Borrower Merger.
SECTION 4. Purpose. This Agreement has been executed and delivered by the Grantor for the purpose of recording the grant of security interest with the United States Copyright Office. This Agreement is expressly subject to the terms and conditions of the Security Agreement. The Security Agreement (and all rights and remedies of the Secured Parties thereunder) shall remain in full force and effect in accordance with its terms.
SECTION 5. Acknowledgment. The Grantor does hereby further acknowledge and affirm that the rights and remedies of the Secured Parties with respect to the security interest in the Copyright Collateral are more fully set forth the Security Agreement, the terms and provisions of which (including the remedies provided for therein) are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.
SECTION 6. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together constitute one and the same original.
* * *
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]
IN WITNESS WHEREOF, the Grantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.
[GRANTOR]

By:
    Name:
    Title:

SCHEDULE I
Copyrights

Grantor	Reg. No.	Issue Date	Title of Work

Exclusive Copyright Licenses
[Include complete legal description of agreement (name of agreement, parties, and date)]

FORM OF NOTICE AND CONFIRMATION OF
GRANT OF SECURITY INTEREST IN PATENTS
This NOTICE AND CONFIRMATION OF GRANT OF SECURITY INTEREST IN PATENTS (the “Agreement”), dated as of [•], 2013, is made by [•], a [•] corporation (the “Grantor”), in favor of BARCLAYS BANK PLC, as administrative agent (in such capacity, together with any successor administrative agent, the “Agent”) for the Secured Parties (as defined in the Credit Agreement, dated as of February 4, 2013 (as amended, amended and restated, supplemented, replaced, refinanced or otherwise modified from time to time, the “Credit Agreement”), among SYNIVERSE HOLDINGS, INC. (as successor by merger to Syniverse Magellan Finance, LLC, a Delaware limited liability company) (the “Borrower”), the Agent and the Lenders).
WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make the Loans to the Borrower subject to the terms and conditions set forth therein; and
WHEREAS, in connection with the Credit Agreement, the Grantor executed and delivered a Security Agreement, dated as of [•], 2013, in favor of the Agent as it may be amended and restated, supplemented or otherwise modified from time, the “Security Agreement”); and
WHEREAS, pursuant to the Security Agreement, the Grantor granted to the Agent, for the benefit of the Secured Parties, a security interest in all of its Intellectual Property Collateral, including the Patent Collateral (as defined below); and
WHEREAS, the Grantor has duly authorized the execution, delivery and performance of this Agreement;
NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and in order to induce the Lenders to make Loans and other financial accommodations to the Borrowers pursuant to the Credit Agreement, the Grantor agrees, for the ratable benefit of the Secured Parties, as follows:
SECTION 1. Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided or provided by reference in the Credit Agreement or the Security Agreement, as the case may be.
SECTION 2. Confirmation of Grant of Security Interest. The Grantor hereby confirms that, pursuant to the Security Agreement it granted to the Agent, for the benefit of the Secured Parties, a security interest in such Grantor’s right, title and interest in and to all of the following (the “Patent Collateral”), whether now owned or hereafter acquired by such Grantor and whether now or hereafter existing or arising, as collateral security for the payment of all Obligations of such Grantor.
(i)    all Patents, including, without limitation, those items listed on Schedule I hereto;
(ii)    any claims for damages and injunctive relief for past, present and future infringement, violation, or misuse with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and
(iii)    all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and Supporting Obligations relating to, any and all of the foregoing.
SECTION 3. Condition to Effectiveness. This Agreement shall become effective upon the completion of the Initial Borrower Merger.
SECTION 4. Purpose. This Agreement has been executed and delivered by the Grantor for the purpose of recording the grant of security interest with the United States Patent and Trademark Office. This Agreement is expressly subject to the terms and conditions of the Security Agreement. The Security Agreement (and all rights and remedies of the Secured Parties thereunder) shall remain in full force and effect in accordance with its terms.
SECTION 5. Acknowledgment. The Grantor does hereby further acknowledge and affirm that the rights and remedies of the Secured Parties with respect to the security interest in the Patent Collateral are more fully set forth in the Security Agreement, the terms and provisions of which (including the remedies provided for therein) are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.
SECTION 6. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together constitute one and the same original.
* * *
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]
IN WITNESS WHEREOF, the Grantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.
[GRANTOR]

By:
    Name:
    Title:

SCHEDULE I
Patents

Grantor	Patent Title	Applic. No.	Filing Date	Patent No.	Issue Date

FORM OF NOTICE AND CONFIRMATION OF GRANT OF SECURITY
INTEREST IN TRADEMARKS
This NOTICE AND CONFIRMATION OF GRANT OF SECURITY INTEREST IN TRADEMARKS (this “Agreement”), dated as of [•], 2013, is made by [•], a [•] corporation (the “Grantor”), in favor of BARCLAYS BANK PLC, as administrative agent (in such capacity, together with any successor administrative agent, the “Agent”) for the Secured Parties (as defined in the Credit Agreement, dated as of February 4, 2013 (as amended, amended and restated, supplemented, replaced, refinanced or otherwise modified from time to time, the “Credit Agreement”), among SYNIVERSE HOLDINGS, INC. (as successor by merger to Syniverse Magellan Finance, LLC, a Delaware limited liability company) (the “Borrower”), the Agent and the Lenders).
WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make the Loans to the Borrower subject to the terms and conditions set forth therein; and
WHEREAS, in connection with the Credit Agreement, the Grantor executed and delivered a Security Agreement, dated as of [•], 2013, in favor of the Agent (as it may be amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”); and
WHEREAS, pursuant to the Security Agreement, the Grantor granted to the Agent, for the benefit of the Secured Parties, a security interest in all of its Intellectual Property Collateral, including the Trademark Collateral (as defined below); and
WHEREAS, the Grantor has duly authorized the execution, delivery and performance of this Agreement;
NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and in order to induce the Lenders to make Loans and other financial accommodations to the Borrower pursuant to the Credit Agreement, the Grantor agrees, for the ratable benefit of the Secured Parties, as follows:
SECTION 1. Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided or provided by reference in the Credit Agreement or the Security Agreement, as the case may be.
SECTION 2. Confirmation of Grant of Security Interest. The Grantor hereby confirms that pursuant to the Security Agreement it granted to the Agent, for the benefit of the Secured Parties, a security interest in such Grantor’s right, title and interest in and to all of the following (the “Trademark Collateral”), whether now owned or hereafter acquired by such Grantor and whether now or hereafter existing or arising, as collateral security for the payment of all Obligations of such Grantor.
(i)    all Trademarks, including, without limitation, those items listed on Schedule I hereto;
(ii)    any claims for damages and injunctive relief for past, present and future infringement, dilution, violation or misuse with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and
(iii)    all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and Supporting Obligations relating to, any and all of the foregoing.
SECTION 3. Condition to Effectiveness. This Agreement shall become effective upon the completion of the Initial Borrower Merger.
SECTION 4. Purpose. This Agreement has been executed and delivered by the Grantor for the purpose of recording the grant of security interest with the United States Patent and Trademark Office. This Agreement is expressly subject to the terms and conditions of the Security Agreement. The Security Agreement (and all rights and remedies of the Secured Parties thereunder) shall remain in full force and effect in accordance with its terms.
SECTION 5. Acknowledgment. The Grantor does hereby further acknowledge and affirm that the rights and remedies of the Secured Parties with respect to the security interest in the Trademark Collateral are more fully set forth in the Security Agreement, the terms and provisions of which (including the remedies provided for therein) are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.
SECTION 6. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together constitute one and the same original.
* * *
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]
IN WITNESS WHEREOF, the Grantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.
[GRANTOR]

By:
    Name:
    Title:
SCHEDULE I
Trademarks

Grantor	Mark	Applic. No.	Filing Date	Reg. No.	Issue Date

EXHIBIT H

FORM OF MORTGAGE
[See attached]

EXHIBIT H
FORM OF MORTGAGE
MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS
AND LEASES AND FIXTURE FILING ([STATE])
by and from
[MORTGAGOR], “Mortgagor”
to
BARCLAYS BANK PLC,
in its capacity as Agent, “Mortgagee”
Dated as of                     , 20

Location:	[ ]
Municipality:	[ ]
County:	[ ]
State:	[ ]
THE SECURED PARTY (MORTGAGEE) DESIRES THIS FIXTURE FILING
TO BE INDEXED AGAINST THE RECORD OWNER OF THE REAL ESTATE
DESCRIBED HEREIN
PREPARED BY, RECORDING REQUESTED BY,
AND WHEN RECORDED MAIL TO:
Latham & Watkins LLP
885 Third Avenue
New York, New York 10022-4834
Attention: [_______]

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS
AND LEASES AND FIXTURE FILING ([STATE])
THIS MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING ([STATE]) (this “Mortgage”) is dated as of                                         by and from [MORTGAGOR], a [                                   ] [                                        ] (“Mortgagor”), whose address is [                                   ] to BARCLAYS BANK PLC, as administrative agent (in such capacity, “Agent”) for the Secured Parties as defined in the Credit Agreement (defined below), having an address at [                                        ] (Agent, together with its successors and assigns, “Mortgagee”).
ARTICLE 1
DEFINITIONS
Section 1.1    Definitions. All capitalized terms used herein without definition shall have the respective meanings ascribed to them in that certain Credit Agreement dated February 4, 2013, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “Credit Agreement”), among Syniverse Holdings, Inc., a Delaware corporation (as successor by merger to Syniverse Magellan Finance, LLC, a Delaware limited liability company, the “Borrower”), Barclays Bank PLC, as administrative agent, and the other Secured Parties identified therein. As used herein, the following terms shall have the following meanings:
(a) “Event of Default”: An Event of Default under and as defined in the Credit Agreement.
(b) “Indebtedness”: (1) All indebtedness of Mortgagor to Mortgagee or any of the other Secured Parties under the Credit Agreement or any other Loan Document, any Secured Cash Management Agreement, or any Secured Hedge Agreement (the Loan Documents, Secured Cash Management Agreements, and Secured Hedge Agreements, collectively, the “Secured Documents”) to which Mortgagor is a party, including, without limitation (except as otherwise set forth in Section 1(b) of the Subsidiary Guaranty), the sum of all (a) principal, interest and other amounts owing under or evidenced or secured by the Secured Documents, (b) principal, interest and other amounts which may hereafter be lent by Mortgagee or any of the other Secured Parties under or in connection with the Credit Agreement or any of the other Secured Documents, whether evidenced by a promissory note or other instrument which, by its terms, is secured hereby, and (c) obligations and liabilities of any nature now or hereafter existing under or arising in connection with Letters of Credit and other extensions of credit under the Credit Agreement or any of the other Secured Documents and reimbursement obligations in respect thereof, together with interest and other amounts payable with respect thereto, and (2) all other indebtedness, obligations and liabilities now or hereafter existing of any kind of Mortgagor to Mortgagee or any of the other Secured Parties under documents which recite that they are intended to be secured by this Mortgage. This Mortgage secures all advances and re-advances under the Credit Agreement.
(c)    “Mortgaged Property”: The fee interest in the real property described in Exhibit A attached hereto and incorporated herein by this reference, together with any greater estate in such real property as hereafter may be acquired by Mortgagor (the “Land”), and all of Mortgagor’s right, title and interest in and to (1) all improvements now owned or hereafter acquired by Mortgagor, now or at any time situated, placed or constructed upon the Land (the “Improvements”; the Land and Improvements are collectively referred to as the “Premises”), (2) all materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by Mortgagor and now or hereafter attached to, installed in or used in connection with any of the Improvements or the Land, and water, gas, electrical, telephone, storm and sanitary sewer facilities and all other utilities whether or not situated in easements (the “Fixtures”), (3) all goods, accounts, general intangibles, instruments, documents, chattel paper and all other personal property of any kind or character, including such items of personal property as defined in the UCC (defined below), now owned or hereafter acquired by Mortgagor and now or hereafter affixed to, placed upon, used in connection with, arising from or otherwise related to the Premises (the “Personalty”), (4) all reserves, escrows or impounds required under the Credit Agreement or any of the other Secured Documents and all deposit accounts maintained by Mortgagor with respect to the Mortgaged Property (the “Deposit Accounts”), (5) all leases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) to which Mortgagor is a party which grant to any Person a possessory interest in, or the right to use, all or any part of the Mortgaged Property, together with all related security and other deposits (the “Leases”), (6) all of the rents, revenues, royalties, income, proceeds, profits, security and other types of deposits, and other benefits paid or payable by parties to the Leases for using, leasing, licensing possessing, operating from, residing in, selling or otherwise enjoying the Mortgaged Property (the “Rents”), (7) all other agreements, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, warranties, permits, licenses, certificates and entitlements in any way relating to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of the Mortgaged Property (the “Property Agreements”), (8) all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing, (9) all property tax refunds payable to Mortgagor with respect to the Mortgaged Property (the “Tax Refunds”), (10) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof (the “Proceeds”), (11) all insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by Mortgagor (the “Insurance”), and (12) all awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made by any governmental authority pertaining to any condemnation or other taking (or any purchase in lieu thereof) of all or any portion of the Land, Improvements, Fixtures or Personalty (the “Condemnation Awards”). As used in this Mortgage, the term “Mortgaged Property” shall mean all or, where the context permits or requires, any portion of the above or any interest therein.
(d)    “Obligations”: Has the meaning assigned to the term “Secured Obligations” in the Security Agreement.
(e)    “Permitted Liens”: Liens permitted to exist pursuant to Section 7.01 of the Credit Agreement.
(f)    “Security Agreement”: That certain Security Agreement by and from Mortgagor and the other grantors referred to therein to Agent dated as of [ ], 2013, as the same may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time.
(g)    “UCC”: The Uniform Commercial Code of [STATE] or, if the creation, perfection and enforcement of any security interest herein granted is governed by the laws of a state other than [STATE], then, as to the matter in question, the Uniform Commercial Code in effect in that state.
ARTICLE 2
GRANT
Section 2.1    Grant. To secure the full and timely payment of the Indebtedness and the full and timely performance of the Obligations, Mortgagor MORTGAGES, GRANTS, BARGAINS, ASSIGNS, SELLS, CONVEYS and CONFIRMS, to Mortgagee the Mortgaged Property, subject, however, only to the matters that are set forth on Exhibit B attached hereto (the “Permitted Encumbrances”) and to Permitted Liens, TO HAVE AND TO HOLD the Mortgaged Property to Mortgagee, and Mortgagor does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to the Mortgaged Property unto Mortgagee.
ARTICLE 3
WARRANTIES, REPRESENTATIONS AND COVENANTS
Mortgagor warrants, represents and covenants to Mortgagee as follows:
Section 3.1    Title to Mortgaged Property and Lien of this Instrument. Mortgagor owns the Mortgaged Property free and clear of any liens, claims or interests, except the Permitted Encumbrances, Permitted Liens and minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes. This Mortgage creates valid, enforceable first priority liens and security interests against the portions of the Mortgaged Property that may be perfected by the filing of a mortgage, assignment of leases and rents or fixture filing in the state of [STATE], except for Permitted Encumbrances and Permitted Liens.
Section 3.2    First Lien Status. Mortgagor shall preserve the first lien and security interest status of this Mortgage; provided that the incurrence of Permitted Encumbrances and Permitted Liens shall not be considered a failure to preserve such first lien and security interest status. If any lien or security interest other than a Permitted Encumbrance or a Permitted Lien is asserted against the Mortgaged Property, Mortgagor shall promptly take such actions required by required by and in compliance with the Credit Agreement.
Section 3.3    Intentionally Omitted
Section 3.4    Intentionally Omitted
Section 3.5    Intentionally Omitted
Section 3.6    Insurance. Mortgagor shall maintain or cause to be maintained insurance in accordance with Section 6.07 of the Credit Agreement.
ARTICLE 4
[INTENTIONALLY OMITTED]
ARTICLE 5
DEFAULT AND FORECLOSURE
Section 5.1    Remedies. Upon the occurrence and during the continuance of an Event of Default, Mortgagee may, at Mortgagee’s election, exercise any or all of the following rights, remedies and recourses:
(a) Intentionally Omitted
(b) Entry on Mortgaged Property. Enter the Mortgaged Property and take exclusive possession thereof and of all books, records and accounts relating thereto or located thereon. If Mortgagor remains in possession of the Mortgaged Property following the occurrence and during the continuance of an Event of Default, and without Mortgagee’s prior written consent, Mortgagee may invoke any legal remedies to dispossess Mortgagor.
(c) Operation of Mortgaged Property. Hold, lease, develop, manage, operate or otherwise use the Mortgaged Property upon such terms and conditions as Mortgagee may deem reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as Mortgagee deems necessary or desirable), and apply all Rents and other amounts collected by Mortgagee in connection therewith in accordance with the provisions of Section 5.7.
(d) Foreclosure and Sale. Institute proceedings for the complete foreclosure of this Mortgage by judicial action or by power of sale, in which case the Mortgaged Property may be sold for cash or credit in one or more parcels. With respect to any notices required or permitted under the UCC, Mortgagor agrees that ten (10) days’ prior written notice shall be deemed commercially reasonable. At any such sale by virtue of any judicial proceedings, power of sale, or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against Mortgagor, and against all other Persons claiming or to claim the property sold or any part thereof, by, through or under Mortgagor. Mortgagee or any of the Secured Parties may be a purchaser at such sale. If Mortgagee or such other Secured Party is the highest bidder, Mortgagee or such other Secured Party may credit the portion of the purchase price that would be distributed to Mortgagee or such other Secured Party against the Indebtedness in lieu of paying cash. In the event this Mortgage is foreclosed by judicial action, appraisement of the Mortgaged Property is waived.
(e) Receiver. Provided that the Loans shall have been accelerated, make application to a court of competent jurisdiction for the appointment of a receiver of the Mortgaged Property, and Mortgagor irrevocably consents to such appointment. Any such receiver shall have all the usual powers and duties of receivers in similar cases, including the full power to rent, maintain and otherwise operate the Mortgaged Property upon such terms as may be approved by the court, and shall apply such Rents in accordance with the provisions of Section 5.7.
(f) Other. Exercise, with respect to the Mortgaged Property only, all other rights, remedies and recourses granted under the Loan Documents or otherwise available at law or in equity.
Section 5.2    Separate Sales. The Mortgaged Property may be sold in one or more parcels and in such manner and order as Mortgagee in its sole discretion may elect. The right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.
Section 5.3    Remedies Cumulative, Concurrent and Nonexclusive. Mortgagee shall have all rights, remedies and recourses granted in the Loan Documents and available at law or equity (including the UCC), which rights (a) shall be cumulative and concurrent, (b) may be pursued separately, successively or concurrently against Mortgagor or others obligated under the Loan Documents, or against the Mortgaged Property, or against any one or more of them, at the sole discretion of Mortgagee, (c) may be exercised as often as occasion therefor shall arise, and the exercise or failure to exercise any of them shall not be construed as a waiver or release thereof or of any other right, remedy or recourse, and (d) are intended to be, and shall be, nonexclusive. No action by Mortgagee in the enforcement of any rights, remedies or recourses under the Loan Documents or otherwise at law or equity shall be deemed to cure any Event of Default.
Section 5.4    Release of and Resort to Collateral. Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by the Loan Documents or their status as a first and prior lien and security interest in and to the Mortgaged Property. For payment of the Indebtedness, Mortgagee may resort to any other security in such order and manner as Mortgagee may elect.
Section 5.5    Waiver of Notice and Marshalling of Assets. To the fullest extent permitted by law, Mortgagor hereby irrevocably and unconditionally waives and releases (a) all notices of any Event of Default other than any notices specifically required to be given under any Loan Document, (b) all notices of Mortgagee’s election to exercise or the actual exercise of any right, remedy or recourse provided for under any Loan Document, other than any notices specifically required to be given under any Loan Document, and (c) any right to a marshalling of assets or a sale in inverse order of alienation.
Section 5.6    Discontinuance of Proceedings. If Mortgagee or any other Secured Party shall have proceeded to invoke any right, remedy or recourse permitted under the Loan Documents and shall thereafter elect to discontinue or abandon it for any reason, Mortgagee or such other Secured Party, as the case may be, shall have the unqualified right to do so and, in such an event, Mortgagor, Mortgagee and the other Secured Parties shall be restored to their former positions with respect to the Indebtedness, the Obligations, the Loan Documents, the Mortgaged Property and otherwise, and the rights, remedies, recourses and powers of Mortgagee and the other Secured Parties shall continue as if the right, remedy or recourse had never been invoked, but no such discontinuance or abandonment shall waive any Event of Default which may then exist or the right of Mortgagee or any other Secured Party thereafter to exercise any right, remedy or recourse under the Loan Documents for such Event of Default.
Section 5.7    Application of Proceeds. The proceeds of any sale of, and the Rents and other amounts generated by the holding, leasing, management, operation or other use of the Mortgaged Property, shall be applied by Mortgagee (or the receiver, if one is appointed) in the manner and order of preference provided under Section 8.04 of the Credit Agreement.
Section 5.8    Occupancy After Foreclosure. Any sale of the Mortgaged Property or any part thereof in accordance with Section 5.1(d) will divest all right, title and interest of Mortgagor in and to the property sold. Subject to applicable law, any purchaser at a foreclosure sale will receive immediate possession of the property purchased. If Mortgagor retains possession of such property or any part thereof subsequent to such sale, Mortgagor will be considered a tenant at sufferance of the purchaser, and will, if Mortgagor remains in possession after demand to remove, be subject to eviction and removal, forcible or otherwise, with or without process of law.
Section 5.9    Additional Advances and Disbursements; Costs of Enforcement.
(a) Upon the occurrence and during the continuance of any Event of Default, Mortgagee and each of the other Secured Parties shall have the right, but not the obligation, to cure such Event of Default in the name and on behalf of Mortgagor. All sums advanced and expenses incurred at any time by Mortgagee or any other Secured Party under this Section 5.9, or otherwise under this Mortgage or any of the other Loan Documents or applicable law, shall, subject to any limitations thereon contained in any Loan Document, be payable on demand and shall bear interest from and including the date that such sum is advanced or expense incurred, to and excluding the date of reimbursement, at the interest rate applicable to Base Rate Loans pursuant to Section 2.08(a) of the Credit Agreement (provided that following an acceleration pursuant to Section 8.02 of the Credit Agreement (including without limitation, an automatic acceleration), interest shall accrue on such sums at the Default Rate applicable to Base Rate Loans pursuant to Section 2.08(b) of the Credit Agreement), and all such sums, together with interest thereon, shall be secured by this Mortgage.
(b) Mortgagor shall pay all reasonable, out-of-pocket expenses (including reasonable attorneys’ fees and expenses) of or incidental to the perfection and enforcement of this Mortgage, or the enforcement, compromise or settlement of the Indebtedness or any claim under this Mortgage, and for the curing thereof, or for defending or asserting the rights and claims of Mortgagee in respect thereof, by litigation or otherwise.
Section 5.10    No Mortgagee in Possession. Neither the enforcement of any of the remedies under this Article 5, the assignment of the Rents and Leases under Article 6, the security interests under Article 7, nor any other remedies afforded to Mortgagee under the Loan Documents, at law or in equity shall cause Mortgagee or any other Secured Party to be deemed or construed to be a mortgagee in possession of the Mortgaged Property, to obligate Mortgagee or any other Secured Party to lease the Mortgaged Property or attempt to do so, or to take any action, incur any expense, or perform or discharge any obligation, duty or liability whatsoever under any of the Leases or otherwise.
ARTICLE 6
ASSIGNMENT OF RENTS AND LEASES
Section 6.1    Assignment. In furtherance of and in addition to the assignment made by Mortgagor in Section 2.1 of this Mortgage, Mortgagor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Mortgagee all of its right, title and interest in and to all Leases, whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents. This assignment is an absolute assignment and not an assignment for additional security only. So long as no Event of Default shall have occurred and be continuing, Mortgagor shall have a revocable license from Mortgagee to exercise all rights extended to the landlord under the Leases, including the right to receive and collect all Rents and to hold the Rents in trust for use in the payment and performance of the Obligations and to otherwise use the same. The foregoing license is granted subject to the conditional limitation that no Event of Default shall have occurred and be continuing. Upon the occurrence and during the continuance of an Event of Default, and upon delivery of a notice to Mortgagor of Mortgagee’s election to exercise its rights under this Section 6.1, whether or not legal proceedings have commenced, and without regard to waste, adequacy of security for the Obligations or solvency of Mortgagor, the license herein granted shall automatically expire and terminate; provided, however, in the event Mortgagor, Borrower or any Loan Party is the subject of any insolvency proceeding set forth in Section 8.01(f) of the Credit Agreement, the expiration and termination of the license herein granted shall be self-operative without the need for notice or election of any kind whatsoever.
Section 6.2    Perfection Upon Recordation. Mortgagor acknowledges that Mortgagee has taken all actions necessary to obtain, and that upon recordation of this Mortgage Mortgagee shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases. Mortgagor acknowledges and agrees that upon recordation of this Mortgage Mortgagee’s interest in the Rents shall be deemed to be present and fully perfected, “choate” and enforced as to Mortgagor and to the extent permitted under applicable law, all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Mortgage, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.
Section 6.3    Bankruptcy Provisions. Without limitation of the absolute nature of the assignment of the Rents hereunder, Mortgagor and Mortgagee agree that (a) this Mortgage shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Mortgage extends to property of Mortgagor that comprises the Mortgaged Property and was acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.
Section 6.4    No Merger of Estates. So long as part of the Indebtedness and the Obligations secured hereby remain unpaid and undischarged, the fee and leasehold estates to the Mortgaged Property shall not merge, but shall remain separate and distinct, notwithstanding the union of such estates either in Mortgagor, Mortgagee, any tenant or any third party by purchase or otherwise.
ARTICLE 7
SECURITY AGREEMENT
Section 7.1    Security Interest. This Mortgage constitutes a “security agreement” on personal property within the meaning of the UCC and other applicable law and with respect to the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards. To this end, Mortgagor grants to Mortgagee a first and prior security interest in the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards and all other Mortgaged Property which is personal property to secure the payment of the Indebtedness and performance of the Obligations, and agrees that Mortgagee shall have all the rights and remedies of a secured party under the UCC with respect to such property. Any notice of sale, disposition or other intended action by Mortgagee with respect to the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards sent to Mortgagor at least ten (10) days prior to any action under the UCC shall constitute reasonable notice to Mortgagor. In the event of any inconsistency between the terms of this Mortgage and the terms of the Security Agreement with respect to the collateral covered both therein and herein, the Security Agreement shall control and govern to the extent of any such inconsistency.
Section 7.2    Financing Statements. Mortgagor shall prepare and deliver to Mortgagee such financing statements, and shall execute and deliver to Mortgagee such documents, instruments and further assurances, in each case in form and substance reasonably satisfactory to Mortgagee, as Mortgagee may, from time to time, reasonably consider necessary to create, perfect and preserve Mortgagee’s security interest hereunder. Mortgagor hereby irrevocably authorizes Mortgagee to cause financing statements (and amendments thereto and continuations thereof) and any such documents, instruments and assurances to be recorded and filed, at such times and places as may be required or permitted by law to so create, perfect and preserve Mortgagee’s security interest in the Mortgaged Property hereunder. Mortgagor represents and warrants to Mortgagee that Mortgagor's jurisdiction of organization is the State of [STATE].
Section 7.3    Fixture Filing. This Mortgage shall also constitute a “fixture filing” for the purposes of the UCC against all of the Mortgaged Property which is or is to become fixtures. The information provided in this Section 7.3 is provided so that this Mortgage shall comply with the requirements of the UCC for a mortgage instrument to be filed as a financing statement. Mortgagor is the “Debtor” and its name and mailing address are set forth in the preamble of this Mortgage immediately preceding Article 1. Mortgagee is the “Secured Party” and its name and mailing address from which information concerning the security interest granted herein may be obtained are also set forth in the preamble of this Mortgage immediately preceding Article 1. A statement describing the portion of the Mortgaged Property comprising the fixtures hereby secured is set forth in Section 1.1(c) of this Mortgage.
ARTICLE 8
[Intentionally Omitted]
ARTICLE 9
MISCELLANEOUS
Section 9.1    Notices. Any notice required or permitted to be given under this Mortgage shall be given in accordance with Section 10.02 of the Credit Agreement.
Section 9.2    Covenants Running with the Land. All Obligations contained in this Mortgage are intended by Mortgagor and Mortgagee to be, and shall be construed as, covenants running with the Mortgaged Property. As used herein, “Mortgagor” shall refer to the party named in the first paragraph of this Mortgage and to any subsequent owner of all or any portion of the Mortgaged Property. All Persons who may have or acquire an interest in the Mortgaged Property shall be deemed to have notice of, and be bound by, the terms of the Credit Agreement and the other Loan Documents; provided, however, that no such party shall be entitled to any rights thereunder without the prior written consent of Mortgagee.
Section 9.3    Attorney-in-Fact. Mortgagor hereby irrevocably appoints Mortgagee as its attorney-in-fact, which agency is coupled with an interest and with full power of substitution, with full authority in the place and stead of Mortgagor and in the name of Mortgagor or otherwise, after the occurrence and during the continuance of an Event of Default, (a) to execute and/or record any notices of completion, cessation of labor or any other notices that Mortgagee deems necessary and appropriate to protect Mortgagee’s interest, if Mortgagor shall fail to do so promptly after written request by Mortgagee, (b) upon the issuance of a deed pursuant to the foreclosure of this Mortgage or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to the Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare and file or record financing statements and continuation statements, and to prepare, execute and file or record applications for registration and like papers necessary to create, perfect or preserve Mortgagee’s security interests and rights in or to any of the Mortgaged Property, and (d) to perform any obligation of Mortgagor hereunder; provided, however, that (1) Mortgagee shall not under any circumstances be obligated to perform any obligation of Mortgagor; (2) any sums advanced by Mortgagee in such performance shall be added to and included in the Indebtedness and shall bear interest at the highest rate at which interest is then computed on any portion of the Indebtedness; (3) Mortgagee as such attorney-in-fact shall only be accountable for such funds as are actually received by Mortgagee; and (4) Mortgagee shall not be liable to Mortgagor or any other person or entity for any failure to take any action which it is empowered to take under this Section 9.3.
Section 9.4    Successors and Assigns. This Mortgage shall be binding upon and inure to the benefit of Mortgagee, the other Secured Parties and Mortgagor and their respective successors and assigns. Mortgagor shall not, without the prior written consent of Mortgagee, assign any rights, duties or obligations hereunder, unless such assignment is permitted under the Credit Agreement.
Section 9.5    No Waiver. Any failure by Mortgagee or the other Secured Parties to insist upon strict performance of any of the terms, provisions or conditions of this Mortgage shall not be deemed to be a waiver of same, and Mortgagee and the other Secured Parties shall have the right at any time to insist upon strict performance of all of such terms, provisions and conditions.
Section 9.6    Credit Agreement. If any conflict or inconsistency exists between this Mortgage and the Credit Agreement, the Credit Agreement shall govern.
Section 9.7    Release or Reconveyance. Upon payment in full of the Indebtedness and performance in full of the Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements), upon a sale or other disposition of the Mortgaged Property, or any portion thereof, permitted by the Credit Agreement (including as a result of the sale of the Equity Interests of the Mortgagor) or the Mortgagor becoming and Excluded Subsidiary, Mortgagee, at Mortgagor’s request and expense, shall promptly release the liens and security interests created by this Mortgage or reconvey the Mortgaged Property to Mortgagor with respect to the portion of the Mortgaged Property so released or reconveyed.
Section 9.8    Waiver of Stay, Moratorium and Similar Rights. Mortgagor agrees, to the full extent that it may lawfully do so, that it will not at any time insist upon or plead or in any way take advantage of any stay, marshalling of assets, extension, redemption or moratorium law now or hereafter in force and effect so as to prevent or hinder the enforcement (consistent with the terms of the Credit Agreement) of the provisions of this Mortgage or the Indebtedness or Obligations secured hereby, or any rights or remedies provided hereunder in favor of Mortgagee or any other Secured Party.
Section 9.9    Applicable Law. The provisions of this Mortgage regarding the creation, perfection and enforcement of the liens and security interests herein granted shall be governed by and construed under the laws of the state in which the Mortgaged Property is located. All other provisions of this Mortgage shall be governed by the laws of the State of New York (including, without limitation, Section 5-1401 of the General Obligations Law of the State of New York).
Section 9.10    Headings. The Article, Section and Subsection titles hereof are inserted for convenience of reference only and shall in no way alter, modify or define, or be used in construing, the text of such Articles, Sections or Subsections.
Section 9.11    Severability. If any provision of this Mortgage shall be held by any court of competent jurisdiction to be unlawful, void or unenforceable for any reason, such provision shall be deemed severable from and shall in no way affect the enforceability and validity of the remaining provisions of this Mortgage.
Section 9.12    Entire Agreement. This Mortgage and the other Loan Documents embody the entire agreement and understanding between Mortgagee and Mortgagor relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties with respect to the Mortgaged Property.
Section 9.13    Mortgagee as Agent; Successor Agents.
(a) Agent has been appointed to act as Agent hereunder by the other Secured Parties. Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of the Mortgaged Property) in accordance with the terms of the Credit Agreement, any related agency agreement among Agent and the other Secured Parties (collectively, as amended, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Agency Documents”) and this Mortgage. Mortgagor and all other Persons shall be entitled to rely on releases, waivers, consents, approvals, notifications and other acts of Agent, without inquiry into the existence of required consents or approvals of the Secured Parties therefor.
(b) Mortgagee shall at all times be the same Person that is Agent under the Agency Documents. Written notice of resignation by Agent pursuant to the Agency Documents shall also constitute notice of resignation as Agent under this Mortgage. Removal of Agent pursuant to any provision of the Agency Documents shall also constitute removal as Agent under this Mortgage. Appointment of a successor Agent pursuant to the Agency Documents shall also constitute appointment of a successor Agent under this Mortgage. Upon the acceptance of any appointment as Agent by a successor Agent under the Agency Documents, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent as the Mortgagee under this Mortgage, and the retiring or removed Agent shall promptly (i) assign and transfer to such successor Agent all of its right, title and interest in and to this Mortgage and the Mortgaged Property, and (ii) execute and deliver to such successor Agent such assignments and amendments and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Agent of the liens and security interests created hereunder, whereupon such retiring or removed Agent shall be discharged from its duties and obligations under this Mortgage. After any retiring or removed Agent’s resignation or removal hereunder as Agent, the provisions of this Mortgage and the Agency Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Mortgage while it was Agent hereunder.
ARTICLE 10
LOCAL LAW PROVISIONS
[To Come]
[The remainder of this page has been intentionally left blank]

IN WITNESS WHEREOF, Mortgagor has on the date set forth in the acknowledgement hereto, effective as of the date first above written, caused this instrument to be duly EXECUTED AND DELIVERED by authority duly given.

MORTGAGOR:	[MORTGAGOR], a [ ] [ ] By: Name: Title:
[INSERT STATE-APPROPRIATE NOTARY BLOCK]

EXHIBIT A
Legal Description of premises located at [ADDRESS OF PROPERTY]:

EXHIBIT B

PERMITTED ENCUMBRANCES
Those exceptions set forth in Schedule B of that certain policy of title insurance issued to Mortgagee by [_________] Title Insurance Company on or about the date hereof pursuant to commitment number [________________].

EXHIBIT I
FORM OF SOLVENCY CERTIFICATE
[    ], 201[ ]
This Solvency Certificate (this “Certificate”) is furnished to the Administrative Agent and the Lenders pursuant to Section 4.02(a)(x) of the Credit Agreement, dated as of February 4, 2013 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Syniverse Magellan Finance, LLC, a Delaware limited liability company (the “Borrower”), the Lenders from time to time party thereto and Barclays Bank PLC, as the Administrative Agent.
I, [                      ], the Chief Financial Officer of the Borrower (after giving effect to the Transactions), in that capacity only and not in my individual capacity (and without personal liability), DO HEREBY CERTIFY on behalf of the Borrower that as of the date hereof, after giving effect to the consummation of the Transactions (including the execution and delivery of the Purchase Agreement and the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof):
1.    The sum of the liabilities (including contingent liabilities) of the Company and its subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of the Company and its subsidiaries, on a consolidated basis.
2.    The capital of the Company and its subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof.
3.    The present fair saleable value of the assets of the Company and its subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the probable liabilities (including contingent liabilities) of the Company and its subsidiaries as they become absolute and matured.
4.    The Company and its subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities, including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise).
5.    For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.
6.    In reaching the conclusions set forth in this Certificate, the undersigned has (i) reviewed the Credit Agreement and other Loan Documents referred to therein and such other documents deemed relevant, (ii) reviewed the financial statements (including the pro forma financial statements) referred to in Section 5.02(e) of the Credit Agreement (the “Financial Statements”) and (iii) made such other investigations and inquiries as the undersigned has deemed appropriate. The undersigned is familiar with the financial performance and prospects of the Company and its Subsidiaries.
7.    The assumptions which underlie and form the basis for the representations made in this Certificate were fair and reasonable when made and were made in good faith and continue to be fair and reasonable as of the date hereof.
8.    The undersigned confirms and acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Certificate in connection with the Commitments and Loans under the Credit Agreement.
[Remainder of Page Intentionally Left Blank]
IN WITNESS WHEREOF, I have executed this Certificate this as of the date first written above.
SYNIVERSE MAGELLAN FINANCE, LLC
By:
    Name:
    Title: Chief Financial Officer

EXHIBIT J
[Form of]
INTERCREDITOR AGREEMENT

by and between

Barclays Bank PLC

as April 2012 First Lien Agent

and

Barclays Bank PLC

as February 2013 First Lien Agent

Dated as of [         ], 2013

TABLE OF CONTENTS
Page
ARTICLE I

DEFINITIONS

Section 1.1	UCC Definitions 2

Section 1.2	Other Definitions 2

Section 1.3	Rules of Construction 17
ARTICLE II

LIEN PRIORITY

Section 2.1	Agreement to Subordinate 17

Section 2.2	Waiver of Right to Contest Liens 20

Section 2.3	Remedies Standstill 21

Section 2.4	Exercise of Rights 23

Section 2.5	No New Liens 23

Section 2.6	Waiver of Marshalling 26
ARTICLE III

ACTIONS OF THE PARTIES

Section 3.1	Certain Actions Permitted 26

Section 3.2	Agent for Perfection 27

Section 3.3	Sharing of Information and Access 27

Section 3.4	Insurance 27

Section 3.5	No Additional Rights for the Credit Parties Hereunder 27

Section 3.6	Actions upon Breach 28
ARTICLE IV

APPLICATION OF PROCEEDS

Section 4.1	Application of Proceeds 28

Section 4.2	Specific Performance 30
ARTICLE V

INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS

Section 5.1	Notice of Acceptance and Other Waivers 31

Section 5.2	Modifications to Senior Priority Documents and Junior Priority Documents 31
ARTICLE VI

INSOLVENCY PROCEEDINGS

Section 6.1	DIP Financing 35

Section 6.2	Relief from Stay 36

Section 6.3	No Contest 36

Section 6.4	Asset Sales 37

Section 6.5	Separate Grants of Security and Separate Classification 37

Section 6.6	Enforceability 38

Section 6.7	Senior Priority Obligations Unconditional 38

Section 6.8	Junior Priority Obligations Unconditional 38

Section 6.9	Adequate Protection 39

Section 6.10	Reorganization Securities and Other Plan-Related Issues. 40

Section 6.11	Certain Waivers. 40
ARTICLE VII

MISCELLANEOUS

Section 7.1	Rights of Subrogation 41

Section 7.2	Further Assurances 41

Section 7.3	Representations 41

Section 7.4	Amendments 41

Section 7.5	Addresses for Notices 42

Section 7.6	No Waiver, Remedies 43

Section 7.7	Continuing Agreement, Transfer of Secured Obligations 43

Section 7.8	Governing Law; Entire Agreement 44

Section 7.9	Counterparts 44

Section 7.10	No Third-Party Beneficiaries 44

Section 7.11	Designation of Additional Indebtedness; Joinder of Additional Agents 44

Section 7.12	Senior Priority Representative; Notice ofSenior Priority Representative Changes 46

Section 7.13	Headings 46

Section 7.14	Severability 46

Section 7.15	Attorneys’ Fees 46

Section 7.16	VENUE; JURY TRIAL WAIVER 46

Section 7.17	Intercreditor Agreement 47

Section 7.18	No Warranties or Liability 47

Section 7.19	Conflicts 47

Section 7.20	Information Concerning Financial Condition of the Credit Parties 47

SCHEDULE I    Subsidiary Guarantor
EXHIBITS:
Exhibit A    Additional Indebtedness Designation
Exhibit B    Additional Indebtedness Joinder

Exhibit C	Joinder of April 2012 First Lien Credit Agreement or February 2013 First Lien Credit Agreement

INTERCREDITOR AGREEMENT
This INTERCREDITOR AGREEMENT (as amended, restated, supplemented, waived or otherwise modified from time to time pursuant to the terms hereof, this “Agreement”) is entered into as of [     ], 2013, by and between Barclays Bank PLC, in its capacity as administrative agent (together with its successors and assigns in such capacity, and as further defined herein, the “April 2012 First Lien Agent”) for the April 2012 First Lien Lenders referred to below party from time to time to the April 2012 First Lien Credit Agreement referred to below, and Barclays Bank PLC, in its capacity as administrative agent (together with its successors and assigns in such capacity, and as further defined herein, the “February 2013 First Lien Agent”) for the February 2013 First Lien Lenders referred to below party from time to time to the February 2013 First Lien Credit Agreement referred to below. Capitalized terms used herein without other definition are used as defined in Article I hereof.
RECITALS
A.    Pursuant to the April 2012 First Lien Credit Agreement, the April 2012 First Lien Creditors made certain loans and other financial accommodations to or for the benefit of the April 2012 First Lien Borrower.
B.    Pursuant to the April 2012 First Lien Guaranties, the April 2012 First Lien Guarantors agreed to unconditionally guarantee jointly and severally the payment and performance of the April 2012 First Lien Borrower’s obligations under the April 2012 First Lien Facility Documentation, as more particularly provided therein.
C.    To secure the obligations of the April 2012 First Lien Borrower and the April 2012 First Lien Guarantors and each other Subsidiary of the Borrower that is now or hereafter becomes a April 2012 First Lien Credit Party, the April 2012 First Lien Credit Parties have granted or will grant to the April 2012 First Lien Agent (for the benefit of the April 2012 First Lien Creditors) Liens on the Collateral, as more particularly provided in the April 2012 First Lien Facility Documentation.
D.    Pursuant to that February 2013 First Lien Credit Agreement, the February 2013 First Lien Lenders have agreed to make certain loans to or for the benefit of the February 2013 First Lien Borrower, as more particularly provided therein.
E.    Pursuant to the February 2013 First Lien Guaranties, the February 2013 First Lien Guarantors have agreed to unconditionally guarantee jointly and severally the payment and performance of the February 2013 First Lien Borrower’s obligations under the February 2013 First Lien Facility Documentation, as more particularly provided therein.
F.    As a condition to the effectiveness of the February 2013 First Lien Credit Agreement and to secure the obligations of the February 2013 First Lien Borrower and the February 2013 First Lien Guarantors and each other Subsidiary of the Borrower that is now or hereafter becomes a February 2013 First Lien Credit Party, the February 2013 First Lien Credit Parties have granted or will grant to the February 2013 First Lien Agent (for the benefit of the February 2013 First Lien Lenders) Liens on the Collateral, as more particularly provided in the February 2013 First Lien Facility Documentation.
G.    Pursuant to this Agreement, the April 2012 First Lien Borrower may, from time to time, designate certain additional Indebtedness of any Credit Party as “Additional Indebtedness” by executing and delivering an Additional Indebtedness Designation, a form of which is attached hereto as Exhibit A, and by complying with the procedures set forth in Section 7.11, and the holders of such Additional Indebtedness and any other applicable Additional Creditors shall thereafter constitute Senior Priority Creditors or Junior Priority Creditors (as so designated by the April 2012 First Lien Borrower), as the case may be, and any Additional Agent therefor shall thereafter constitute a Senior Priority Agent or Junior Priority Agent (as so designated by the April 2012 First Lien Borrower), as the case may be, for all purposes under this Agreement.
H.    Each of the April 2012 First Lien Agent (on behalf of the April 2012 First Lien Creditors) and the February 2013 First Lien Agent (on behalf of the February 2013 First Lien Lenders) and, by their acknowledgment hereof, the April 2012 First Lien Credit Parties and the February 2013 First Lien Credit Parties, desire to agree to the relative priority of Liens on the Collateral and certain other rights, priorities and interests as provided herein.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS
Section 1.1    UCC Definitions. The following terms which are defined in the Uniform Commercial Code are used herein as so defined: Deposit Accounts, Financial Asset, Instruments, Investment Property, Money and Security.
Section 1.2    Other Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
“Additional Agent” shall mean any one or more agents, trustees or other representatives for or of any one or more Additional Credit Facility Creditors, and shall include any successor thereto, as well as any Person designated as an “Agent” under any Additional Credit Facility.
“Additional Bank Products Affiliate” shall mean any Additional Credit Facility Creditor or any Affiliate of any Additional Credit Facility Creditor that has entered into a Bank Products Agreement with a Credit Party with the obligations of such Credit Party thereunder being secured by one or more Additional Collateral Documents.
“Additional Borrower” shall mean any Additional Credit Party that incurs or issues Additional Indebtedness.
“Additional Collateral Documents” shall mean all “Collateral Documents” as defined in any Additional Credit Facility, and in any event shall include all security agreements, mortgages, deeds of trust, pledges and other collateral documents executed and delivered in connection with any Additional Credit Facility, in each case as the same may be amended, restated, modified or supplemented from time to time.
“Additional Credit Facilities” shall mean (a) any one or more agreements, instruments and documents under which all Indebtedness that is incurred thereunder constitutes Additional Indebtedness, including without limitation any credit agreements, loan agreements, indentures or other financing agreements, in each case as the same may be amended, restated, modified or supplemented from time to time, together (b) if designated by the Borrower, with any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the Additional Obligations, whether by the same or any other lender, debt holder or group of lenders or debt holders, or the same or any other agent, trustee or representative therefor, and whether or not increasing the amount of any Indebtedness that may be incurred thereunder provided that all Indebtedness that is incurred under such other agreement constitutes Additional Indebtedness. As used in this definition of “Additional Credit Facilities”, the term “Indebtedness” shall have the meaning assigned thereto in the Initial April 2012 First Lien Credit Agreement whether in effect or not.
“Additional Credit Facility Creditors” shall mean one or more holders of Additional Indebtedness (or commitments therefor) that is or may be incurred under one or more Additional Credit Facilities.
“Additional Credit Party” shall mean the April 2012 First Lien Borrower, Holdings (so long as it is a guarantor under any of the Additional Guaranties) and each Affiliate of the April 2012 First Lien Borrower that is or becomes a party to any Additional Document.
“Additional Creditors” shall mean one or more Additional Credit Facility Creditors and shall include all Additional Bank Products Affiliates and Additional Hedging Affiliates and all successors, assigns, transferees and replacements thereof, as well as any Person designated as an “Additional Creditor” under any Additional Credit Facility; and with respect to any Additional Agent, shall mean the Additional Creditors represented by such Additional Agent.
“Additional Documents” shall mean any Additional Credit Facilities, any Additional Guaranties, any Additional Collateral Documents, any Bank Product Agreements between any Credit Party and any Additional Bank Products Affiliate, any Hedging Agreements between any Credit Party and any Additional Hedging Affiliate, those other ancillary agreements as to which any Additional Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Credit Party or any of its respective Subsidiaries or Affiliates and delivered to any Additional Agent in connection with any of the foregoing or any Additional Credit Facility, in each case as the same may be amended, restated, modified or supplemented from time to time.
“Additional Effective Date” shall have the meaning set forth in Section 7.11(b).
“Additional Guaranties” shall mean any one or more guarantees of any Additional Obligations of any Additional Credit Party by any other Additional Credit Party in favor of any Additional Secured Party, in each case as the same may be amended, restated, modified or supplemented from time to time.
“Additional Guarantor” shall mean any Additional Credit Party that at any time has provided an Additional Guaranty.
“Additional Hedging Affiliate” shall mean any Additional Credit Facility Creditor or any Affiliate of any Additional Credit Facility Creditor that has entered into a Hedging Agreement with any Credit Party with the obligations of such Credit Party thereunder being secured by one or more Additional Collateral Documents.
“Additional Indebtedness” shall mean any Additional Specified Indebtedness that (1) is permitted to be secured by a Lien (as defined below) on Collateral by:
(a)    prior to the Discharge of April 2012 First Lien Obligations, Section 7.01 of the Initial April 2012 First Lien Credit Agreement (if the Initial April 2012 First Lien Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any other April 2012 First Lien Credit Agreement then in effect if the Initial April 2012 First Lien Credit Agreement is not then in effect (which covenant is designated in such April 2012 First Lien Credit Agreement as applicable for purposes of this definition);
(b)    prior to the Discharge of February 2013 First Lien Obligations, Section 7.01 of the Initial February 2013 First Lien Credit Agreement (if the Initial February 2013 First Lien Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any other February 2013 First Lien Credit Agreement then in effect (which covenant is designated in such February 2013 First Lien Credit Agreement as applicable for purposes of this definition); and
(c)    prior to the Discharge of Additional Obligations, any negative covenant restricting Liens contained in any applicable Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition); and
(2) is designated as “Additional Indebtedness” by the April 2012 First Lien Borrower pursuant to an Additional Indebtedness Designation and in compliance with the procedures set forth in Section 7.11.
As used in this definition of “Additional Indebtedness”, the term “Lien” shall have the meaning set forth (x) for purposes of the preceding clause (1)(a), prior to the Discharge of First Lien Obligations, in Section 1.01 of the Initial April 2012 First Lien Credit Agreement (if the Initial April 2012 First Lien Credit Agreement is then in effect), or in any other April 2012 First Lien Credit Agreement then in effect (if the Initial April 2012 First Lien Credit Agreement is not then in effect), (y) for purposes of the preceding clause (1)(b), prior to the Discharge of February 2013 First Lien Obligations, in Section 1.01 of the Initial February 2013 First Lien Credit Agreement (if the Initial February 2013 First Lien Credit Agreement is then in effect), or in any other February 2013 First Lien Credit Agreement then in effect (if the Initial February 2013 First Lien Credit Agreement is not then in effect), and (z) for purposes of the preceding clause (1)(c), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect.
“Additional Indebtedness Designation” shall mean a certificate of the April 2012 First Lien Borrower with respect to Additional Indebtedness, substantially in the form of Exhibit A.
“Additional Indebtedness Joinder” shall mean a joinder agreement executed by one or more Additional Agents in respect of any Additional Indebtedness subject to an Additional Indebtedness Designation on behalf of one or more Additional Creditors in respect of such Additional Indebtedness, substantially in the form of Exhibit B.
“Additional Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Additional Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Additional Credit Party from time to time to any Additional Agent, any Additional Creditors or any of them, including any Additional Bank Products Affiliates or Additional Hedging Affiliates, under any Additional Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Additional Credit Party, would have accrued on any Additional Obligation, whether or not a claim is allowed against such Additional Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of any Additional Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.
“Additional Secured Parties” shall mean any Additional Agents and any Additional Creditors.
“Additional Specified Indebtedness” shall mean any Indebtedness that is or may from time to time be incurred by any Credit Party in compliance with:
(a)    prior to the Discharge of April 2012 First Lien Obligations, Section 7.03 of the Initial April 2012 First Lien Credit Agreement (if the Initial April 2012 First Lien Credit Agreement is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other April 2012 First Lien Credit Agreement then in effect if the Initial April 2012 First Lien Credit Agreement is not then in effect (which covenant is designated in such April 2012 First Lien Credit Agreement as applicable for purposes of this definition);
(b)    prior to the Discharge of February 2013 First Lien Obligations, Section 7.03 of the Initial February 2013 First Lien Credit Agreement (if the Initial February 2013 First Lien Credit Agreement is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other February 2013 First Lien Credit Agreement then in effect (which covenant is designated in such February 2013 First Lien Credit Agreement as applicable for purposes of this definition); and
(c)    prior to the Discharge of Additional Obligations, any negative covenant restricting Indebtedness contained in any Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition).
As used in this definition of “Additional Specified Indebtedness”, the term “Indebtedness” shall have the meaning set forth (x) for purposes of the preceding clause (a), prior to the Discharge of April 2012 First Lien Obligations, in Section 1.01 of the Initial April 2012 First Lien Credit Agreement (if the Initial April 2012 First Lien Credit Agreement is then in effect), or in any other April 2012 First Lien Credit Agreement then in effect (if the Initial April 2012 First Lien Credit Agreement is not then in effect), (y) for purposes of the preceding clause (b), prior to the Discharge of February 2013 First Lien Obligations, in Section 1.01 of the Initial February 2013 First Lien Credit Agreement (if the Initial February 2013 First Lien Credit Agreement is then in effect), or in any other February 2013 First Lien Credit Agreement then in effect (if the Initial February 2013 First Lien Credit Agreement is not then in effect), and (z) for purposes of the preceding clause (c), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect. In the event that any Indebtedness as defined in any such Credit Document shall not be Indebtedness as defined in any other such Credit Document, but is or may be incurred in compliance with such other Credit Document, such Indebtedness shall constitute Additional Specified Indebtedness for purposes of such other Credit Document.
“Affiliate” shall mean, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means, with respect to any Person (and not with respect to any Collateral), the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; provided, however, that when used in connection with any Collateral, “control” shall have the meaning specified in the UCC with respect to such Collateral. “Controls” and “Controlled” have meanings correlative thereto.
“Agent” shall mean any Senior Priority Agent or Junior Priority Agent.
“Agreement” shall have the meaning assigned thereto in the Preamble hereto.
“Approved Domestic Bank” shall have the meaning given such term in clause (c) of the definition of “Cash Equivalents”.
“April 2012 First Lien Agent” shall have the meaning assigned thereto in the Preamble hereto and shall include any successor thereto as well as any Person designated as the “Agent” or “Administrative Agent” under the April 2012 First Lien Credit Agreement.
“April 2012 First Lien Bank Products Affiliate” shall mean any Person that is a party to a Bank Products Agreement with a Credit Party with the obligations of such Credit Party thereunder being secured by one or more April 2012 First Lien Collateral Documents.
“April 2012 First Lien Borrower” shall mean Syniverse Holdings, Inc., a Delaware corporation, together with its successors and assigns.
“April 2012 First Lien Collateral” shall mean all “Collateral” as defined in the April 2012 First Lien Credit Agreement.
“April 2012 First Lien Collateral Documents” shall mean all “Collateral Documents” as defined in the April 2012 First Lien Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with the April 2012 First Lien Credit Agreement, in each case as the same may be amended, restated, modified or supplemented from time to time.
“April 2012 First Lien Credit Agreement” shall mean (a) that certain Credit Agreement, dated as of April 23, 2012, among the April 2012 First Lien Borrower, Holdings, the April 2012 First Lien Lenders and the April 2012 First Lien Agent, as such agreement may be amended, restated, supplemented, or otherwise modified from time to time (the “Initial April 2012 First Lien Credit Agreement”), together with (b) if designated by the April 2012 First Lien Borrower, any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the April 2012 First Lien Obligations, whether by the same or any other lender, debt holder or group of lenders or debt holders or the same or any other agent, trustee or representative therefor and whether or not increasing the amount of any Indebtedness that may be incurred thereunder.
“April 2012 First Lien Credit Parties” shall mean the April 2012 First Lien Borrower, the April 2012 First Lien Guarantors and each other Affiliate of the Borrower that is now or hereafter becomes a party to any April 2012 First Lien Facility Documentation.
“April 2012 First Lien Creditors” shall mean the April 2012 First Lien Lenders together with all April 2012 First Lien Bank Products Affiliates and April 2012 First Lien Hedging Affiliates and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Lender” or “First Lien Creditor” under any April 2012 First Lien Credit Agreement.
“April 2012 First Lien Facility Documentation” shall mean the April 2012 First Lien Credit Agreement, the April 2012 First Lien Guaranties, the April 2012 First Lien Collateral Documents, any Bank Product Agreements between any April 2012 First Lien Credit Party and any April 2012 First Lien Bank Products Affiliate, any Hedging Agreements between any April 2012 First Lien Credit Party and any April 2012 First Lien Hedging Affiliate, those other ancillary agreements as to which the April 2012 First Lien Agent or any April 2012 First Lien Creditor is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any April 2012 First Lien Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the April 2012 First Lien Agent, in connection with any of the foregoing or any April 2012 First Lien Credit Agreement, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.
“April 2012 First Lien Guaranties” shall mean the Holdings Guaranty and the Subsidiary Guaranty, each as defined in the April 2012 First Lien Credit Agreement, and all other guaranties executed under or in connection with any April 2012 First Lien Credit Agreement, in each case as the same may be amended, restated, modified or supplemented from time to time.
“April 2012 First Lien Guarantors” shall mean, collectively, Holdings and each direct and indirect Subsidiary of the April 2012 First Lien Borrower that at any time is a guarantor under any of the April 2012 First Lien Guaranties.
“April 2012 First Lien Hedging Affiliate” shall mean any Person that is a party to a Hedging Agreement with a Credit Party with the obligations of such Credit Party thereunder being secured by one or more April 2012 First Lien Collateral Documents.
“April 2012 First Lien Lenders” shall mean the financial institutions and other lenders party from time to time to the April 2012 First Lien Credit Agreement, together with their successors, assigns, transferees and replacements thereof.
“April 2012 First Lien Obligations” shall mean all obligations of every nature of each April 2012 First Lien Credit Party from time to time owed to the April 2012 First Lien Agent, the April 2012 First Lien Lenders or any of them, any April 2012 First Lien Bank Products Affiliates or any April 2012 First Lien Hedging Affiliates, under any April 2012 First Lien Facility Documentation, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such April 2012 First Lien Credit Party, would have accrued on any April 2012 First Lien Obligation, whether or not a claim is allowed against such April 2012 First Lien Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the April 2012 First Lien Facility Documentation, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.
“April 2012 First Lien Secured Parties” shall mean the April 2012 First Lien Agent and the April 2012 First Lien Creditors.
“Bank Products Agreement” shall mean any agreement pursuant to which a bank or other financial institution agrees to provide (a) treasury services, (b) credit card, merchant card, purchasing card or stored value card services (including, without limitation, the processing of payments and other administrative services with respect thereto), (c) cash management services (including, without limitation, controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking products or services as may be requested by any Credit Party (other than letters of credit and other than loans except Indebtedness arising from services described in clauses (a) through (c) of this definition).
“Bankruptcy Code” shall mean title 11 of the United States Code.
“Bankruptcy Law” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally
“Borrower” shall mean any of the April 2012 First Lien Borrower, the February 2013 First Lien Borrower and any Additional Borrower.
“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.
“Capital Stock” shall mean, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).
“Capitalized Leases” shall mean all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases.
“Cash Collateral” shall mean any Collateral consisting of Money, Cash Equivalents and any Financial Assets.
“Cash Equivalents” shall mean any of the following:
(a)    Dollars, pounds sterling, euros or the national currency of any participating member state of the European Union;
(b)    securities issued or directly and fully guaranteed or insured by the government of the United States or any country that is a member of the European Union or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;
(c)    certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500 million, or the foreign currency equivalent thereof, and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);
(d)    repurchase obligations for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;
(e)    commercial paper issued by a corporation (other than an Affiliate of the April 2012 First Lien Borrower) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;
(f)    readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;
(g)    Indebtedness issued by Persons (other than the Sponsor) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition;
(h)    investment funds investing at least 95% of their assets in securities of the types described in clauses (a) through (g) above; and
(i)    in the case of Investments by any Restricted Subsidiary that is a Foreign Subsidiary, (x) such local currencies in those countries in which such Foreign Subsidiary transacts business from time to time in the ordinary course of business and (y) Investments of comparable tenor and credit quality to those described in the foregoing clauses (a) through (h) customarily utilized in countries in which such Foreign Subsidiary operates for short-term cash management purposes.
“Collateral” shall mean all Property, whether now existing or hereafter arising, of any Borrower or any Guarantor in or upon which a Lien is granted or purported to be granted to any Agent under any of the April 2012 First Lien Collateral Documents, the February 2013 First Lien Collateral Documents or the Additional Collateral Documents, together with all rents, issues, profits, products, and Proceeds thereof (including any Property subject to Liens granted pursuant to Section 6.1 to secure the Senior Priority Obligations and Junior Priority Obligations).
“Control Collateral” shall mean any Collateral consisting of any certificated Security, Investment Property, Instruments and any other Collateral as to which a Lien may be perfected through possession or control by the secured party or any agent therefor.
“Credit Documents” shall mean the April 2012 First Lien Facility Documentation, the February 2013 First Lien Facility Documentation and any Additional Documents.
“Credit Parties” shall mean the First Lien Credit Parties, the Second Lien Credit Parties and any Additional Credit Parties.
“Creditor” shall mean any Senior Priority Creditor or Junior Priority Creditor.
“DIP Financing” shall have the meaning set forth in Section 6.1(a).
“Discharge of Additional Obligations” shall mean, if any Indebtedness shall at any time have been incurred under any Additional Credit Facility, (a) the payment in full in cash of the applicable Additional Obligations that are outstanding and unpaid (including interest accruing on and after the commencement of any Insolvency Proceeding at the rate set forth in the applicable Additional Credit Facility) at the time all Additional Indebtedness under such Additional Credit Facility is paid in full in cash, including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Additional Credit Facility (which shall not exceed an amount equal to 103% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all then outstanding commitments to extend credit under the applicable Additional Credit Facility.
“Discharge of April 2012 First Lien Obligations” shall mean (a) the payment in full in cash of the applicable April 2012 First Lien Obligations that are outstanding and unpaid (including interest accruing on and after the commencement of any Insolvency Proceeding at the rate set forth in the applicable April 2012 First Lien Credit Agreement) at the time all Indebtedness under the applicable April 2012 First Lien Credit Agreement is paid in full in cash, including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such April 2012 First Lien Credit Agreement (which shall not exceed an amount equal to 103% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all then outstanding commitments to extend credit under the April 2012 First Lien Facility Documentation.
“Discharge of Junior Priority Obligations” shall mean the occurrence of all of the Discharge of Additional Obligations in respect of Junior Priority Debt.
“Discharge of February 2013 First Lien Obligations” shall mean (a) the payment in full in cash of the applicable February 2013 First Lien Obligations that are outstanding and unpaid (including interest accruing on and after the commencement of any Insolvency Proceeding at the rate set forth in the applicable February 2013 First Lien Credit Agreement) at the time all Indebtedness under the applicable February 2013 First Lien Credit Agreement is paid in full in cash, including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such February 2013 First Lien Credit Agreement (which shall not exceed an amount equal to 103% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all then outstanding commitments to extend credit under the February 2013 First Lien Facility Documentation.
“Discharge of Senior Priority Obligations” shall mean the occurrence of all of the Discharge of April 2012 First Lien Obligations, the Discharge of February 2013 First Lien Obligations and the Discharge of Additional Obligations in respect of Senior Priority Debt.
“Event of Default” shall mean an Event of Default under any April 2012 First Lien Credit Agreement, any February 2013 First Lien Credit Agreement or any Additional Credit Facility.
“Exercise Any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” shall mean:
(a)    the taking of any action to enforce or realize upon any Lien, including the institution of any foreclosure proceedings or the noticing of any public or private sale pursuant to Article 9 of the Uniform Commercial Code, or taking any action to enforce any right or power to repossess, replevy, attach, garnish, levy upon or collect the Proceeds of any Lien;
(b)    the exercise of any right or remedy provided to a secured creditor on account of a Lien under any of the Credit Documents, under applicable law, by self-help repossession, by notification to account obligors of any Grantor, in an Insolvency Proceeding or otherwise, including the election to retain any of the Collateral in satisfaction of a Lien;
(c)    the taking of any action or the exercise of any right or remedy in respect of the collection on, set off or recoup against, marshaling of, injunction respecting or foreclosure on the Collateral or the Proceeds thereof;
(d)    the appointment of a receiver, receiver and manager or interim receiver of all or part of the Collateral;
(e)    the sale, lease, license, or other disposition of all or any portion of the Collateral by private or public sale or any other means permissible under applicable law;
(f)    the exercise of any other right of a secured creditor under Part 6 of Article 9 of the Uniform Commercial Code;
(g)    the exercise of any voting rights relating to any Capital Stock included in the Collateral; and
(h)    the delivery of any notice, claim or demand relating to the Collateral to any Person (including any securities intermediary, depository bank or landlord) in possession or control of, or maintaining any Collateral.
For the avoidance of doubt, filing a proof of claim in bankruptcy court or seeking adequate protection shall not be deemed to be an Exercise of Secured Creditor Remedies.
“February 2013 First Lien Agent” shall have the meaning assigned thereto in the Preamble hereto and shall include any successor thereto as well as any Person designated as the “Agent” or “Administrative Agent” under any February 2013 First Lien Credit Agreement.
“February 2013 First Lien Borrower” shall mean Syniverse Holdings, Inc. (as successor by merger to Syniverse Magellan Finance, LLC), together with its successors and assigns.
“February 2013 First Lien Collateral Documents” shall mean all “Collateral Documents” as defined in the February 2013 First Lien Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any February 2013 First Lien Credit Agreement, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.
“February 2013 First Lien Credit Agreement” shall mean (a) the Credit Agreement, dated as of February 4, 2013, among the February 2013 First Lien Borrower, the February 2013 First Lien Lenders and the February 2013 First Lien Agent, as such agreement may be amended, supplemented, restated or otherwise modified from time to time (the “Initial February 2013 First Lien Credit Agreement”), together with (b) if designated by the April 2012 First Lien Borrower, any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the February 2013 First Lien Obligations, whether by the same or any other lender, debt holder or group of lenders or debt holders or the same or any other agent, trustee or representative therefor and whether or not increasing the amount of any Indebtedness that may be incurred thereunder provided that all Indebtedness that is incurred under such other agreement constitutes Additional Indebtedness.
“February 2013 First Lien Credit Parties” shall mean the February 2013 First Lien Borrower, the February 2013 First Lien Guarantors and each other Affiliate of the Borrower that is now or hereafter becomes a party to any February 2013 First Lien Facility Document.
“February 2013 First Lien Creditors” shall mean the “February 2013 First Lien Lenders” together with all “February 2013 First Lien Bank Products Affiliates” and “February 2013 First Lien Hedging Affiliates” and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Lender” or “First Lien Creditor” under any “February 2013 First Lien Credit Agreement.”
“February 2013 First Lien Facility Documentation” shall mean the February 2013 First Lien Credit Agreement, the February 2013 First Lien Guaranties, the February 2013 First Lien Collateral Documents, those other ancillary agreements as to which the February 2013 First Lien Agent or any February 2013 First Lien Lender is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any February 2013 First Lien Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the February 2013 First Lien Agent, in connection with any of the foregoing or any February 2013 First Lien Credit Agreement, in each case as the same may be amended, restated, modified or supplemented from time to time.
“February 2013 First Lien Guaranties” shall mean the Holdings Guaranty and the Subsidiary Guaranty, each as defined in the February 2013 First Lien Credit Agreement, and all other guaranties executed under or in connection with any February 2013 First Lien Credit Agreement, in each case as the same may be amended, restated, modified or supplemented from time to time.
“February 2013 First Lien Guarantors” shall mean the collective reference to Holdings and each direct and indirect Subsidiary of the Borrower that at any time is a guarantor under any of the February 2013 First Lien Guaranties.
“February 2013 First Lien Lenders” shall mean the financial institutions and other lenders party from time to time to the February 2013 First Lien Credit Agreement, together with their successors, assigns, transferees and replacements thereof.
“February 2013 First Lien Obligations” shall mean all obligations of every nature of each February 2013 First Lien Credit Party from time to time owed to the February 2013 First Lien Agent, or the February 2013 First Lien Lenders or any of them, under any February 2013 First Lien Facility Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such February 2013 First Lien Credit Party, would have accrued on any February 2013 First Lien Obligation, whether or not a claim is allowed against such February 2013 First Lien Credit Party for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the February 2013 First Lien Facility Documentation, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.
“February 2013 First Lien Secured Parties” shall mean the February 2013 First Lien Agent and the February 2013 First Lien Lenders.
“Foreign Subsidiary” shall have the meaning assigned thereto in the Initial April 2012 First Lien Credit Agreement whether in effect or not.
“GAAP” shall have the meaning assigned thereto in the Initial April 2012 First Lien Credit Agreement whether in effect or not.
“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Grantor” shall mean any Grantor as defined in the in April 2012 First Lien Facility Documentation or the February 2013 First Lien Facility Documentation.
“Guarantor” shall have the meaning assigned thereto in the Initial April 2012 First Lien Credit Agreement whether in effect or not.
“Hedging Agreement” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward contracts, futures contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, repurchase agreements, reverse repurchase agreements, sell buy backs and buy sell back agreements, and securities lending and borrowing agreements or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement or related schedules, including any such obligations or liabilities arising therefrom.
“Holdings” shall mean Buccaneer Holdings, Inc., a Delaware corporation, together with its successors and assigns.
“Impairment” shall (a) with respect to the Senior Priority Obligations, have the meaning specified in Section 4.1(e), and (b) with respect to the Junior Priority Obligations, have the meaning specified in Section 4.1(f).
“Indebtedness” shall have the meaning assigned thereto in the April 2012 First Lien Credit Agreement or the February 2013 First Lien Credit Agreement or any Additional Credit Facility, respectively, as applicable.
“Initial April 2012 First Lien Credit Agreement” shall have the meaning given such term in the definition of “April 2012 First Lien Credit Agreement.
“Initial February 2013 First Lien Credit Agreement” shall have the meaning given such term in the definition of “February 2013 First Lien Credit Agreement”.
“Insolvency Proceeding” shall mean (a) any case, action or proceeding before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case covered by clauses (a) and (b) undertaken under United States Federal, State or foreign law, including the Bankruptcy Code.
“Intervening Creditor” shall (a) with respect to the Senior Priority Obligations, have the meaning specified in Section 4.1(e), and (b) with respect to the Junior Priority Obligations, have the meaning specified in Section 4.1(f).
“Investments” shall have the meaning assigned thereto in the Initial April 2012 First Lien Credit Agreement whether in effect or not.
“Junior Priority Agent” shall mean any Additional Agent under any Junior Priority Documents.
“Junior Priority Collateral Documents” shall mean any Additional Collateral Documents in respect of any Junior Priority Obligations.
“Junior Priority Credit Agreement” shall mean any Additional Credit Facility in respect of any Junior Priority Obligations.
“Junior Priority Creditors” shall mean any Additional Creditor in respect of any Junior Priority Obligations.
“Junior Priority Debt” shall mean any Additional Obligations of any Credit Party so long as on or before the date on which the relevant Additional Indebtedness is incurred, such Indebtedness is designated by the First Lien Borrower as “Junior Priority Debt” in the relevant Additional Indebtedness Designation delivered pursuant to Section 7.11(a)(iii).
“Junior Priority Documents” shall mean any Additional Documents in respect of any Junior Priority Obligations.
“Junior Priority Lien” shall mean a Lien granted by an Additional Collateral Document to any Additional Agent for the purpose of securing Junior Priority Obligations.
“Junior Priority Obligations” shall mean any Additional Obligations constituting Junior Priority Debt.
“Junior Priority Representative” shall mean the Junior Priority Agent designated by the Junior Priority Agents to act on behalf of the Junior Priority Agents hereunder, acting in such capacity. The Junior Priority Representative shall initially be the Second Lien Agent.
“Junior Priority Secured Parties” shall mean, at any time, all of the Junior Priority Agents and all of the Junior Priority Creditors.
“ Junior Standstill Period” shall have the meaning set forth in Section 2.3(a).
“Lien” shall mean any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).
“Lien Priority” shall mean, with respect to any Lien of the April 2012 First Lien Agent, the April 2012 First Lien Creditors, the February 2013 First Lien Agent, the February 2013 First Lien Lenders, any Additional Agent or any Additional Creditors in the Collateral, the order of priority of such Lien as specified in Section 2.1.
“Moody’s” shall mean Moody’s Investors Service, Inc. and any successor thereto.
“Obligations” shall mean any of the Senior Priority Obligations , the Junior Priority Obligations or any Additional Obligations.
“Party” shall mean any of the April 2012 First Lien Agent, the February 2013 First Lien Agent or any Additional Agent, and “Parties” shall mean all of the First Lien Agent, the February 2013 First Lien Agent and any Additional Agent.
“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Proceeds” shall mean (a) all “proceeds,” as defined in Article 9 of the Uniform Commercial Code, with respect to the Collateral, and (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily.
“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
“Restricted Subsidiary” shall have the meaning assigned thereto in the Initial April 2012 First Lien Credit Agreement whether applicable or not.
“S&P” shall mean Standard & Poor’s Financial Services LLC, a wholly-owned subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.
“Secured Parties” shall mean the Senior Priority Secured Parties and the Junior Priority Secured Parties.
“Senior Priority Agent” shall mean any of the April 2012 First Lien Agent, the February 2013 First Lien Agent or any Additional Agent under any Senior Priority Documents.
“Senior Priority Collateral Documents” shall mean the April 2012 First Lien Collateral Documents, the February 2013 First Lien Collateral Documents and the Additional Collateral Documents relating to any Senior Priority Debt.
“Senior Priority Credit Agreement” shall mean any of the April 2012 First Lien Credit Agreement, the February 2013 First Lien Credit Agreement and any Additional Credit Facility in respect of any Senior Priority Obligations.
“Senior Priority Creditors” shall mean the April 2012 First Lien Creditors, the February 2013 First Lien Creditors and any Additional Creditor in respect of any Senior Priority Obligations.
“Senior Priority Debt” shall mean:
(1)    all April 2012 First Lien Obligations;
(2)    all February 2013 First Lien Obligations; and
(3)    any Additional Obligations of any Credit Party so long as on or before the date on which the relevant Additional Indebtedness is incurred, such Indebtedness is designated by the First Lien Borrower as “Senior Priority Debt” in the relevant Additional Indebtedness Designation delivered pursuant to Section 7.11(a)(iii).
“Senior Priority Documents” shall mean the April 2012 First Lien Facility Documentation, the February 2013 First Lien Facility Documentation and any Additional Documents in respect of any Senior Priority Obligations.
“Senior Priority Lien” shall mean a Lien granted (a) by a April 2012 First Lien Collateral Document to the April 2012 First Lien Agent, (b) a February 2013 First Lien Collateral Document to the February 2013 First Lien Agent or (c) by an Additional Collateral Document to any Additional Agent for the purpose of securing Senior Priority Obligations.
“Senior Priority Obligations” shall mean the April 2012 First Lien Obligations, the February 2013 First Lien Obligations and any Additional Obligations constituting Senior Priority Debt.
“Senior Priority Representative” shall mean the April 2012 First Lien Agent acting for the Senior Priority Secured Parties, unless the principal amount of Additional Obligations constituting Senior Priority Debt exceeds the principal amount of the April 2012 First Lien Obligations, and in such case (unless otherwise agreed in writing between the April 2012 First Lien Agent and any Additional Agent under any Senior Priority Documents or, after the Discharge of April 2012 First Lien Obligations, between any Additional Agents under any Senior Priority Documents), any Additional Agent under any Senior Priority Documents (or, if there is more than one such Senior Priority Documents, the Senior Priority Documents under which the greatest principal amount of Additional Obligations is outstanding at the time) acting for the Senior Priority Secured Parties.
“Senior Priority Secured Parties” shall mean, at any time, all of the Senior Priority Agents and all of the Senior Priority Creditors.
“Senior Standstill Period” shall have the meaning set forth in Section 2.3(b).
“Series of Junior Priority Debt” shall mean, severally, the Indebtedness outstanding under any Additional Credit Facility in respect of or constituting Junior Priority Debt.
“Series of Senior Priority Debt” means, severally, (a) the Indebtedness outstanding under the Initial April 2012 First Lien Credit Agreement, (b) the Indebtedness outstanding under the Initial February 2013 First Lien Credit Agreement, (c) the Indebtedness under each other First Lien Credit Agreement and (d) the Indebtedness outstanding under each Additional Credit Facility in respect of or constituting Senior Priority Debt.
“Sponsor” shall have the meaning assigned thereto in the Initial April 2012 First Lien Credit Agreement whether in effect or not.
“Subsidiary” of a Person shall mean a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.
“United States” shall mean the United States of America.
Section 1.3    Rules of Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any reference herein to the repayment in full of an obligation shall mean the payment in full in cash of such obligation, or in such other manner as may be approved in writing by the requisite holders or representatives in respect of such obligation.
ARTICLE II

LIEN PRIORITY
Section 2.1    Agreement to Subordinate.
(a)    Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Senior Priority Agent or any Senior Priority Creditors in respect of all or any portion of the Collateral, or of any Liens granted to any Junior Priority Agent or any Junior Priority Creditors in respect of all or any portion of the Collateral, and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any Senior Priority Agent, any Senior Priority Creditors, any Junior Priority Agent or any Junior Priority Creditors in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Senior Priority Documents or Junior Priority Documents, (iv) whether any Senior Priority Agent or any Junior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Senior Priority Agent or any Senior Priority Creditors securing any of the Senior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that:
(i)    any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Agent or any Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations shall be junior and subordinate in all respects to all Liens granted to any of the Senior Priority Agents and the Senior Priority Creditors in such Collateral to secure all or any portion of the Senior Priority Obligations;
(ii)    any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Agent or any Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations shall be senior and prior in all respects to all Liens granted to any of the Junior Priority Agents and the Junior Priority Creditors in such Collateral to secure all or any portion of the Junior Priority Obligations;
(iii)    except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, and subject to Section 4.1(e) hereof, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Agent or any Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Senior Priority Agent or any other Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations; and
(iv)    except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, and subject to Section 4.1(f) hereof, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Agent or any Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Junior Priority Agent or any other Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations.
(b)    Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Senior Priority Agent or any Senior Priority Creditors in respect of all or any portion of the Collateral and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any other Senior Priority Agent or any other Senior Priority Creditors in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Senior Priority Documents, (iv) whether any Senior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Senior Priority Agent or any Senior Priority Creditors securing any of the Senior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, subject to Section 4.1(e) hereof, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Agent or any Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Senior Priority Agent or any other Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations.
(c)    Notwithstanding any failure by any Senior Priority Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to any of the Senior Priority Secured Parties, the priority and rights as (x) between the respective classes of Senior Priority Secured Parties (subject, however, to Section 4.1(e) hereof), and (y) between the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, with respect to the Collateral shall be as set forth herein. Notwithstanding any failure by any Junior Priority Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to any of the Junior Priority Secured Parties, the priority and rights as between the respective classes of Junior Priority Secured Parties (subject, however, to Section 4.01(f) hereof) with respect to the Collateral shall be as set forth herein. Lien priority as among the Senior Priority Obligations and the Junior Priority Obligations with respect to any Collateral will be governed solely by this Agreement, except as may be separately otherwise agreed in writing by or among any applicable Parties.
(d)    The April 2012 First Lien Agent, for and on behalf of itself and the April 2012 First Lien Creditors, acknowledges and agrees that (x) concurrently herewith, the February 2013 First Lien Agent, for the benefit of itself and the February 2013 First Lien Lenders, has been granted Junior Priority Liens upon all of the Collateral in which the April 2012 First Lien Agent has been granted Senior Priority Liens, and the April 2012 First Lien Agent hereby consents thereto, and (y) one or more Additional Agents, each on behalf of itself and any Additional Creditors represented thereby, may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which the April 2012 First Lien Agent has been granted Senior Priority Liens, and the April 2012 First Lien Agent hereby consents thereto.
(e)    The February 2013 First Lien Agent, for and on behalf of itself and the February 2013 First Lien Lenders, acknowledges and agrees that (x) the April 2012 First Lien Agent, for the benefit of itself and the April 2012 First Lien Creditors, has been granted Senior Priority Liens upon all of the Collateral in which the February 2013 First Lien Agent has been granted Junior Priority Liens, and the February 2013 First Lien Agent hereby consents thereto, and (y) one or more Additional Agents, each on behalf of itself and any Additional Creditors represented thereby, may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which the February 2013 First Lien Agent has been granted Junior Priority Liens, and the February 2013 First Lien Agent hereby consents thereto.
(f)    Each Additional Agent, for and on behalf of itself and any Additional Creditors represented thereby, acknowledges and agrees that, (x) the April 2012 First Lien Agent, for the benefit of itself and the April 2012 First Lien Creditors, has been granted Senior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto, (y) the February 2013 First Lien Agent, for the benefit of itself and the February 2013 First Lien Lenders, has been granted Junior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto, and (z) one or more other Additional Agents, each on behalf of itself and any Additional Creditors represented thereby, have been or may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto.
(g)    The subordination of Liens by each Junior Priority Agent in favor of the Senior Priority Agents shall not be deemed to subordinate the Liens of any Junior Priority Agent to the Liens of any other Person. The provision of pari passu and equal priority as between Liens of any Senior Priority Agent and Liens of any other Senior Priority Agent, in each case as set forth herein, shall not be deemed to provide that the Liens of the Senior Priority Agent will be pari passu or of equal priority with the Liens of any other Person, or to subordinate any Liens of any Senior Priority Agent to the Liens of any Person. The provision of pari passu and equal priority as between Liens of any Junior Priority Agent and Liens of any other Junior Priority Agent, in each case as set forth herein, shall not be deemed to provide that the Liens of the Junior Priority Agent will be pari passu or of equal priority with the Liens of any other Person.
Section 2.2    Waiver of Right to Contest Liens.
(a)    Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any Senior Priority Agent or any Senior Priority Creditor in respect of the Collateral, or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, each Junior Priority Agent, for itself and on behalf of the Junior Priority Creditors represented thereby, agrees that no Junior Priority Agent or Junior Priority Creditor will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Senior Priority Agent or any Senior Priority Creditor under the Senior Priority Documents with respect to the Collateral. Except to the extent expressly set forth in this Agreement, each Junior Priority Agent, for itself and on behalf of the Junior Priority Creditors represented thereby, hereby waives any and all rights it or such Junior Priority Creditors may have as a junior lien creditor or otherwise to contest, protest, object to or interfere with the manner in which any Senior Priority Agent or any Senior Priority Creditor seeks to enforce its Liens in any Collateral.
(b)    Except as may separately otherwise be agreed in writing by and between or among any applicable Senior Priority Agents, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any other Senior Priority Agent or any Senior Priority Creditors represented by such other Senior Priority Agent, or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, agrees that none of such Senior Priority Agent and Senior Priority Creditors will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by, and not prohibited under this Agreement to be undertaken by, any other Senior Priority Agent or any Senior Priority Creditor represented by such other Senior Priority Agent under any applicable Senior Priority Documents with respect to the Collateral. Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, each Senior Priority Agent, on behalf of itself and the Senior Priority Creditors represented thereby, hereby waives any and all rights it or such Senior Priority Creditors may have as a pari passu lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any other Senior Priority Agent or any Senior Priority Creditor represented by such other Senior Priority Agent seeks to enforce its Liens in any Collateral so long as such other Senior Priority Agent or Senior Priority Creditor is not prohibited to take such action under this Agreement.
(c)    Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and any Junior Priority Creditors represented thereby, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, parity, enforceability, or perfection of the Liens of any other Junior Priority Agent or any Junior Priority Creditors represented by such other Junior Priority Agent, or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that none of such Junior Priority Agent and Junior Priority Creditors will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by, and not prohibited under this Agreement to be undertaken by, any other Junior Priority Agent or any Junior Priority Creditor represented by such other Junior Priority Agent under any applicable Junior Priority Documents with respect to the Collateral. Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, any Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, hereby waives any and all rights it or such Junior Priority Creditors may have as a pari passu lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any other Junior Priority Agent or any Junior Priority Creditor represented by such other Junior Priority Agent seeks to enforce its Liens in any Collateral so long as such other Junior Priority Agent or Junior Priority Creditor is not prohibited from taking such action under this Agreement.
Section 2.3    Remedies Standstill. (a) Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that, until the Discharge of Senior Priority Obligations, such Junior Priority Agent and such Junior Priority Creditors:
(i)    will not, and will not seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to the Collateral without the written consent of each Senior Priority Agent; provided that any Junior Priority Agent may Exercise Any Secured Creditor Remedies (other than any remedies the exercise of which is otherwise prohibited by this Agreement, including, without limitation, Section 6) after a period of 180 consecutive days has elapsed from the date of delivery of written notice by such Junior Priority Agent to each Senior Priority Agent stating that an Event of Default (as defined under the applicable Junior Priority Credit Agreement) has occurred and is continuing thereunder and stating its intention to Exercise Any Secured Creditor Remedies (the “ Junior Standstill Period”), and then only so long as (1) no Event of Default relating to the payment of interest, principal, fees or other Senior Priority Obligations shall have occurred and be continuing and (2) no Senior Priority Secured Party shall have commenced (or attempted to commence or given notice of its intent to commence) the Exercise of Secured Creditor Remedies with respect to the Collateral (including seeking relief from the automatic stay or any other stay in any Insolvency Proceeding) and, in each case, such Junior Priority Agent has notice thereof, and
(ii)    will not take, receive or accept any Proceeds of the Collateral, it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by the Junior Priority Representative shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Senior Priority Representative in the same form as received with any necessary endorsements.
From and after the Discharge of Senior Priority Obligations (or prior thereto upon obtaining the written consent of each Senior Priority Agent), any Junior Priority Agent and any Junior Priority Creditor may Exercise Any Secured Creditor Remedies under the Junior Priority Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by any Junior Priority Agent or any Junior Priority Creditor is at all times subject to the provisions of this Agreement, including Section 4.1.
(b)    Any Senior Priority Agent, on behalf of itself and any Senior Priority Creditors represented thereby, agrees that such Senior Priority Agent and such Senior Priority Creditors:
(i)    will not, and will not seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to the Collateral without the written consent of the Senior Priority Representative; provided that any Senior Priority Agent who is not then the Senior Priority Representative may Exercise Any Secured Creditor Remedies (other than any remedies the exercise of which is otherwise prohibited by this Agreement, including, without limitation, Section 6) after a period of 120 consecutive days has elapsed from the date of delivery of written notice by such Senior Priority Agent to each other Senior Priority Agent stating that an Event of Default (as defined under the applicable Senior Priority Credit Agreement) has occurred and is continuing thereunder and stating its intention to Exercise Any Secured Creditor Remedies (the “Senior Standstill Period”), and then only so long as the Senior Priority Representative shall not have commenced (or attempted to commence or given notice of its intent to commence) the Exercise of Secured Creditor Remedies with respect to the Collateral (including seeking relief from the automatic stay or any other stay in any Insolvency Proceeding), and
(ii)    will not take, receive or accept any Proceeds of Collateral (except as may be separately otherwise agreed in writing by and between or among all Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby and except as provided in Section 4.1 hereof), it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account (as defined in Article 9 of the UCC) controlled by such Senior Priority Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Senior Priority Representative in the same form as received with any necessary endorsements; provided that nothing in this sentence shall prohibit any Senior Priority Agent from taking such actions in its capacity as Senior Priority Representative, if applicable. The Senior Priority Representative may Exercise Any Secured Creditor Remedies under the Senior Priority Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Senior Priority Representative is at all times subject to the provisions of this Agreement, including Section 4.1 hereof.
(c)    Any Junior Priority Agent, on behalf of itself and any Junior Priority Creditors represented thereby, agrees that such Junior Priority Agent and such Junior Priority Creditors will not Exercise Any Secured Creditor Remedies with respect to any of the Collateral without the written consent of the Junior Priority Representative and will not take, receive or accept any Proceeds of Collateral (except as may be separately otherwise agreed in writing by and between or among all Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby), it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account (as defined in Article 9 of the UCC) controlled by such Junior Priority Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Junior Priority Representative; provided that nothing in this sentence shall prohibit any Junior Priority Agent from taking such actions in its capacity as Junior Priority Representative, if applicable. The Junior Priority Representative may Exercise Any Secured Creditor Remedies under the Junior Priority Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Junior Priority Representative is at all times subject to the provisions of this Agreement, including Section 4.1 hereof.
(d)    Any Senior Priority Agent, on behalf of itself and any Senior Priority Creditors represented thereby, agrees that such Senior Priority Agent and such Senior Priority Creditors will not Exercise Any Secured Creditor Remedies with respect to any of the Collateral without the written consent of the Senior Priority Representative and will not take, receive or accept any Proceeds of Collateral (except as may be separately otherwise agreed in writing by and between or among all Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby), it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account (as defined in Article 9 of the UCC) controlled by such Senior Priority Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Senior Priority Representative; provided that nothing in this sentence shall prohibit any Senior Priority Agent from taking such actions in its capacity as senior Priority Representative, if applicable; provided, further, that nothing in this sentence shall prohibit any Senior Priority Agent from the Exercise of Secured Creditor Remedies following the expiration of the Senior Standstill Period, if permitted pursuant to the proviso to Section 2.3(b)(i). The Senior Priority Representative may Exercise Any Secured Creditor Remedies under the Senior Priority Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Senior Priority Representative is at all times subject to the provisions of this Agreement, including Section 4.1 hereof. Each Senior Priority Agent hereby appoints the Senior Priority Representative as its agent and authorizes the Senior Priority Representative to undertake any Exercise of Secured Creditor Remedies under any Senior Priority Collateral Document so long as the Senior Priority Representative is contemporaneously undertaking the same Exercise of Secured Creditor Remedies under the Senior Priority Collateral Documents of each Series of Senior Priority Debt and in connection with any sale or other disposition of Collateral the Senior Priority Representative may release the security interest of any other Senior Priority Agent so long as the lien of each Senior Priority Agent is released simultaneously to the same extent and the Senior Priority Representative distributes the proceeds of any such sale or other disposition as provided in Section 4.1 hereof.
Section 2.4    Exercise of Rights.
(a)    No Other Restrictions. Except as expressly set forth in this Agreement, each Agent and each Creditor shall have any and all rights and remedies it may have as a creditor under applicable law, including the right to the Exercise of Secured Creditor Remedies (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Creditors represented thereby); provided, however, that the Exercise of Secured Creditor Remedies with respect to the Collateral shall be subject to the Lien Priority and to the provisions of this Agreement, including Section 4.1. Each Senior Priority Agent may enforce the provisions of the applicable Senior Priority Documents, each Junior Priority Agent may enforce the provisions of the applicable Junior Priority Documents, and each Agent may Exercise Any Secured Creditor Remedies, all in such order and in such manner as each may determine in the exercise of its sole discretion, consistent with the terms of this Agreement and provisions of applicable law (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Creditors represented thereby); provided, however, that each Agent agrees to provide to each other such Party copies of any notices that it is required under applicable law to deliver to any Credit Party; provided, further, however, that any Senior Priority Agent’s failure to provide any such copies to any other such Party shall not impair any Senior Priority Agent’s rights hereunder or under any of the applicable Senior Priority Documents, and any Junior Priority Agent’s failure to provide any such copies to any other such Party shall not impair any Junior Priority Agent’s rights hereunder or under any of the applicable Junior Priority Documents. Except as expressly set forth in this Agreement, each Agent and each Creditor shall have any and all rights and remedies it may have as a creditor under applicable law, (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Creditors represented thereby). Each Agent agrees for and on behalf of itself and each Creditor represented thereby that such Agent and each such Creditor will not institute or join in any suit, any Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim, (x) in the case of any Junior Priority Agent and any Junior Priority Creditor represented thereby, against any Senior Priority Secured Party, and (y) in the case of any Senior Priority Agent and any Senior Priority Creditor represented thereby, against any Junior Priority Secured Party, seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, each Senior Priority Agent agrees for and on behalf of any Senior Priority Creditors represented thereby that such Agent and each such Creditor will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Senior Priority Agent or any Senior Priority Creditor represented thereby seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Except as may be separately otherwise agreed in writing by and between or among any Junior Priority Agents, each Junior Priority Agent agrees for and on behalf of any Junior Priority Creditors represented thereby that such Agent and each such Creditor will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Junior Priority Agent or any Junior Priority Creditor represented thereby seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken.
(b)    Release of Liens by Junior Secured Parties. In the event of (A) any private or public sale of all or any portion of the Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of each Senior Priority Agent, (B) any sale, transfer or other disposition of all or any portion of the Collateral permitted by the Senior Priority Documents, or (C) the release of the Senior Priority Secured Parties’ Liens on all or any portion of the Collateral, so long as such release under this clause (C) shall have been approved by all of the requisite Senior Priority Secured Parties (as determined pursuant to the applicable Senior Priority Documents), in the case of clause (C) only to the extent occurring prior to the Discharge of Senior Priority Obligations and not in connection with a Discharge of Senior Priority Obligations (and irrespective of whether an Event of Default has occurred), each Junior Priority Agent agrees, for and on behalf of itself and the Junior Priority Creditors represented thereby, that (x) so long as the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1, such sale or release will be free and clear of the Liens on such Collateral securing the Junior Priority Obligations and (y) such Junior Priority Secured Parties’ Liens with respect to the Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action. In furtherance of, and subject to, the foregoing, each Junior Priority Agent agrees that it will execute any and all Lien releases or other documents reasonably requested by any Senior Priority Agent in connection therewith, so long as the net cash proceeds, if any, from such sale described in clause (A) above of such Collateral are applied in accordance with the terms of this Agreement. Each Junior Priority Agent hereby appoints the Senior Priority Representative and any officer or duly authorized person of the Senior Priority Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Junior Priority Agent and in the name of such Junior Priority Agent or in the Senior Priority Representative’s own name, from time to time, in the Senior Priority Representative’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including, without limitation, any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).
Section 2.5    No New Liens.
(a)    Until the Discharge of Senior Priority Obligations, each Junior Priority Agent, for and on behalf of itself and any Junior Priority Creditors represented thereby, hereby agrees that:
(i)    no Junior Priority Secured Party shall acquire or hold any Lien on any assets of any Credit Party securing any Junior Priority Obligation which assets are not also subject to the Lien of each Senior Priority Agent under the Senior Priority Documents, subject to the Lien Priority set forth herein; and
(ii)    if any such Junior Priority Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Credit Party securing any Junior Priority Obligation, which assets are not also subject to the Lien of each Senior Priority Agent under the Senior Priority Documents, subject to the Lien Priority set forth herein, then such Junior Priority Agent (or the relevant Junior Priority Creditor) shall, without the need for any further consent of any other Junior Priority Secured Party and notwithstanding anything to the contrary in any other Junior Priority Document, be deemed to also hold and have held such Lien for the benefit of the Senior Priority Agents as security for the Senior Priority Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Senior Priority Agent in writing of the existence of such Lien.
(b)    Until the Discharge of Senior Priority Obligations, except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case, on behalf of itself and any Senior Priority Creditors represented thereby, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that:
(i)    no such Senior Priority Secured Party shall acquire or hold any Lien on any assets of any Credit Party securing any Senior Priority Obligation which assets are not also subject to the Lien of each other Senior Priority Agent under the Senior Priority Documents, subject to the Lien Priority set forth herein; and
(ii)    if any such Senior Priority Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Credit Party securing any Senior Priority Obligation which assets are not also subject to the Lien of each other Senior Priority Agent under the Senior Priority Documents, subject to the Lien Priority set forth herein, then such Senior Priority Agent (or the relevant First Priority Creditor) shall, without the need for any further consent of any other Senior Priority Secured Party and notwithstanding anything to the contrary in any other Senior Priority Document, be deemed to also hold and have held such Lien for the benefit of each other Senior Priority Agent as security for the other Senior Priority Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Senior Priority Agent in writing of the existence of such Lien.
(c)    Until the Discharge of Junior Priority Obligations, except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case, on behalf of itself and any Junior Priority Creditors represented thereby, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that:
(i)    no such Junior Priority Secured Party shall acquire or hold any Lien on any assets of any Credit Party securing any Junior Priority Obligation which assets are not also subject to the Lien of each other Junior Priority Agent under the Junior Priority Documents, subject to the Lien Priority set forth herein; and
(ii)    if any such Junior Priority Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Credit Party securing any Junior Priority Obligation which assets are not also subject to the Lien of each other Junior Priority Agent under the Junior Priority Documents, subject to the Lien Priority set forth herein, then such Junior Priority Agent (or the relevant Junior Priority Creditor) shall, without the need for any further consent of any other Junior Priority Secured Party and notwithstanding anything to the contrary in any other Junior Priority Document, be deemed to also hold and have held such Lien for the benefit of each other Junior Priority Agent as security for the other Junior Priority Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Junior Priority Agent in writing of the existence of such Lien.
Section 2.6    Waiver of Marshalling. Until the Discharge of Senior Priority Obligations, each Junior Priority Agent, on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.
ARTICLE III

ACTIONS OF THE PARTIES
Section 3.1    Certain Actions Permitted. Notwithstanding anything herein to the contrary, (a) each Agent may make such demands or file such claims in respect of the Senior Priority Obligations or Junior Priority Obligations, as applicable, owed to such Agent and the Creditors represented thereby as are necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders, or rules of procedure at any time, so long as such claim is not in contravention of the Lien priority set forth in Section 2.1, (b) in any Insolvency Proceeding commenced by or against the Borrower or any other Credit Party, the Junior Priority Agent or the Junior Priority Creditors may file a proof of claim or statement of interest with respect to the Junior Priority Obligations, (c) the Junior Priority Creditors shall be entitled to file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Junior Priority Creditors, including without limitation any claims secured by the Collateral, if any, in each case if not otherwise in contravention of the terms of this Agreement, (d) the Junior Priority Creditors shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Credit Parties arising under either the Bankruptcy Code or applicable non-bankruptcy law (other than initiating or joining in an involuntary case or proceeding under the Bankruptcy Code with respect to a Grantor, except as otherwise requested or expressly consented to in writing by the Senior Priority Agent), in each case if not otherwise in contravention of the terms of this Agreement; provided that any judgment Lien obtained by a Junior Priority Creditor as a result of such exercise of rights will be subject to this Agreement, (e) the Junior Priority Creditors shall be entitled to file any proof of claim and other filings and make any arguments and motions in order to preserve or protect its Liens on the Collateral that are, in each case, not otherwise in contravention of the terms of this Agreement, with respect to the Junior Priority Obligations and the Collateral, (f) the Junior Priority Agent or any Junior Priority Creditor may exercise any of its rights or remedies with respect to the Collateral after the termination of the Standstill Period to the extent permitted by Section 2.3 above, and (g) in any Insolvency Proceeding, the Junior Priority Creditors shall be entitled to vote on any plan of reorganization, in a manner and to the extent consistent with the provisions of this Agreement.
Section 3.2    Agent for Perfection.
(a)    Each Agent, for and on behalf of itself and the Secured Parties represented thereby, agrees to hold all Cash Collateral and Control Collateral in its possession, custody, or control (or in the possession, custody, or control of agents or bailees therefor) for the benefit of, on behalf of and as agent for the other Secured Parties solely for the purpose of perfecting the security interest granted to each other Agent or Secured Party in such Cash Collateral and Control Collateral, subject to the terms and conditions of this Section 3.2. Such Agent shall not have any obligation whatsoever to the other Secured Parties to assure that such Cash Collateral and Control Collateral is genuine or owned by any Credit Party or any other Person or to preserve rights or benefits of any Person therein. The duties or responsibilities of such under this Section 3.2 are and shall be limited solely to holding or maintaining control of such Cash Collateral and Control Collateral as agent for the other Parties for purposes of perfecting the Lien held by the Secured Parties. Such Agent is not and shall not be deemed to be a fiduciary of any kind for any Secured Party or any other Person. Each Credit Party shall deliver all Control Collateral when required to be delivered pursuant to the Credit Documents to (x) until the Discharge of Senior Priority Obligations, the Senior Priority Representative and (y) thereafter, the Junior Priority Representative.
(b)    In the event that any Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, then such Secured Party shall promptly pay over such Proceeds or Collateral to (x) until the Discharge of Senior Priority Obligations, the Senior Priority Representative, in the same form as received with any necessary endorsements, for application in accordance with the provisions of Section 4.1, and (y) thereafter, the Junior Priority Representative, in the same form as received with any necessary endorsements, for application in accordance with the provisions of Section 4.1.
Section 3.3    Sharing of Information and Access. In the event that any Junior Priority Agent shall, in the exercise of its rights under the applicable Junior Priority Collateral Documents or otherwise, receive possession or control of any books and records of any Credit Party that contain information identifying or pertaining to the Collateral, such Junior Priority Agent shall, upon request from any other Agent, and as promptly as practicable thereafter, either make available to such Party such books and records for inspection and duplication or provide to such Party copies thereof. In the event that any Senior Priority Agent shall, in the exercise of its rights under the applicable Senior Priority Collateral Documents or otherwise, receive possession or control of any books and records of any Senior Priority Credit Party that contain information identifying or pertaining to the Senior Priority Collateral, such Senior Priority Agent shall, upon request from any other Senior Priority Agent, and as promptly as practicable thereafter, either make available to such Party such books and records for inspection and duplication or provide to such Party copies thereof.
Section 3.4    Insurance. Proceeds of Collateral include insurance proceeds and, therefore, the Lien Priority shall govern the ultimate disposition of casualty insurance proceeds. The Senior Priority Representative shall be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating to Collateral. The Senior Priority Representative shall have the sole and exclusive right, as against any Secured Party, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of Collateral. All proceeds of such insurance shall be remitted to the Senior Priority Representative, and each other Agent shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds in accordance with Section 4.1.
Section 3.5    No Additional Rights for the Credit Parties Hereunder. Except as provided in Section 3.6, if any Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, the Credit Parties shall not be entitled to use such violation as a defense to any action by any Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any Secured Party.
Section 3.6    Actions upon Breach. If any Junior Priority Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against the Credit Parties or the Collateral, the Credit Parties, with the prior written consent of the Senior Priority Representative, may interpose as a defense or dilatory plea the making of this Agreement, and any Senior Priority Secured Party may intervene and interpose such defense or plea in its own name or in the name of the Credit Parties. Should any Junior Priority Secured Party, contrary to this Agreement, in any way take, or attempt or threaten to take, any action with respect to the Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, any Senior Priority Agent (in its own name or in the name of the Credit Parties) may obtain relief against such Junior Priority Secured Party by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by each Junior Priority Agent, for and on behalf of itself and each Junior Priority Creditor represented thereby, that the Senior Priority Secured Parties’ damages from such actions may be difficult to ascertain and may be irreparable, and each Junior Priority Agent on behalf of itself and each Junior Priority Creditor represented thereby, waives any defense that the Senior Priority Secured Parties cannot demonstrate damage or be made whole by the awarding of damages.
ARTICLE IV

APPLICATION OF PROCEEDS
Section 4.1    Application of Proceeds.
(a)    Revolving Nature of Certain First Lien Obligations. Each Agent, for and on behalf of itself and the Secured Parties represented thereby, expressly acknowledges and agrees that (i) the April 2012 First Lien Credit Agreement includes (and future Additional Credit Facilities may include) a revolving commitment, that in the ordinary course of business the April 2012 First Lien Agent and certain April 2012 First Lien Lenders will (and any Additional Agent and Additional Creditors may) apply payments and make advances thereunder; (ii) the amount of the April 2012 First Lien Obligations or Additional Obligations that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of the April 2012 First Lien Obligations or Additional Obligations may be modified, extended or amended from time to time, and that the aggregate amount of the April 2012 First Lien Obligations or Additional Obligations may be increased, replaced or refinanced, in each event, without notice to or consent by the any other Secured Parties and without affecting the provisions hereof; provided, however, that from and after the date on which the First Lien Agent or any First Lien Creditor (or any Additional Agent or Additional Creditor) commences the Exercise of Secured Creditor Remedies, all amounts received by the First Lien Agent or any such First Lien Creditor (or any such Additional Agent or Additional Creditor) shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any amendment, modification, supplement, extension, repayment, reborrowing, increase, renewal or restatement of the April 2012 First Lien Obligations, the February 2013 First Lien Obligations, or any Additional Obligations, or any portion thereof.
(b)    Application of Proceeds of Collateral. Except as may be separately otherwise agreed in writing by and between or among any applicable Agents, each Agent, for and on behalf of itself and the Secured Parties represented thereby, hereby agrees that all Collateral, and all Proceeds thereof, received by any Agent in connection with any Exercise of Secured Creditor Remedies shall be applied subject to clause (e) and (f) of this Section 4.1, first, to the payment, on a pro rata basis, of costs and expenses of each Agent, as applicable, in connection with such Exercise of Secured Creditor Remedies (other than any costs and expenses of any Junior Priority Agent in connection with any Exercise of Secured Creditor Remedies by it in willful violation of this Agreement), second, to the payment, on a pro rata basis, of the Senior Priority Obligations in accordance with the Senior Priority Documents until the Discharge of Senior Priority Obligations shall have occurred, third, to the payment, on a pro rata basis, of the Junior Priority Obligations in accordance with the Junior Priority Documents until the Discharge of Junior Priority Obligations shall have occurred; and
fourth, the balance, if any, to the Credit Parties or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.
(c)    Limited Obligation or Liability. In exercising remedies, whether as a secured creditor or otherwise, no Senior Priority Agent shall have any obligation or liability to any Junior Priority Secured Party, or (except as may be separately agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby) to any other Senior Priority Secured Party, in each case regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by such Senior Priority Agent under the terms of this Agreement. In exercising remedies, whether as a secured creditor or otherwise, no Junior Priority Agent shall have any obligation or liability (except as may be separately agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby) to any other Junior Priority Secured Party, in each case regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by such Junior Priority Agent under the terms of this Agreement.
(d)    Turnover of Cash Collateral After Discharge. Upon the Discharge of Senior Priority Obligations, each Senior Priority Agent shall deliver to the Junior Priority Representative or shall execute such documents as the April 2012 First Lien Borrower or as the Junior Priority Representative may reasonably request to enable it to have control over any Cash Collateral or Control Collateral still in such Senior Priority Agent’s possession, custody or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. As between any Junior Priority Agent and any other Junior Priority Agent, any such Cash Collateral or Control Collateral held by any such Party shall be held by it subject to the terms and conditions of Section 3.2.
(e)    Notwithstanding anything to the contrary in this Agreement, the Senior Priority Creditors hereby agree that solely as among the Senior Priority Creditors, (i) with respect to any Collateral for which a third party (other than a Senior Priority Creditor) has a lien or security interest that is junior in priority to the security interest of any Series of Senior Priority Debt but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of Senior Priority Debt (such third party an “Intervening Creditor”), the value of any Collateral or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Collateral or Proceeds to be distributed in respect of the Series of Senior Priority Debt with respect to which such Impairment (as defined below) exists and (ii) the holders of each Series of Senior Priority Debt (and not any other Series of Senior Priority Debt) shall bear the risk of (A) any determination by a court of competent jurisdiction that (x) such Series of Senior Priority Debt is unenforceable under applicable law or is subordinated to any other obligations (other than another Series of Senior Priority Debt), (y) such Series of Senior Priority Debt does not have an enforceable security interest in any of the Collateral securing any other Series of Senior Priority Debt and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Senior Priority Debt) on a basis ranking prior to the security interest of such Series of Senior Priority Debt but junior to the security interest of any other Series of Senior Priority Debt or (B) the existence at any time of any Collateral for any other Series of Senior Priority Debt with respect to which the holders of such Series of Senior Priority Debt do not hold a valid and perfected security interest or Lien at such time (any such condition referred to in the foregoing clauses (A) or (B) with respect to any Series of Senior Priority Debt, an “Impairment” of such Series of Senior Priority Debt); provided that the existence of a maximum claim with respect to any real property subject to a mortgage which applies to all Senior Priority Obligations shall not be deemed to be an Impairment of any Series of Senior Priority Debt. In the event of any Impairment with respect to any Series of Senior Priority Debt, the results of such Impairment shall be borne solely by the holders of such Series of Senior Priority Debt, and the rights of the holders of such Series of Senior Priority Debt (including, without limitation, the right to receive distributions in respect of such Series of Senior Priority Debt pursuant to Section 4.01(b) on a pari passu basis with the other Series of Senior Priority Debt) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of Senior Priority Debt subject to such Impairment.
(f)    Notwithstanding anything to the contrary in this Agreement, the Junior Priority Creditors hereby agree that solely as among the Junior Priority Creditors, (i) with respect to any Collateral for which a third party (other than a Junior Priority Creditor) has a lien or security interest that is junior in priority to the security interest of any Series of Junior Priority Debt but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of Junior Priority Debt (such third party an “Intervening Creditor”), the value of any Collateral or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Collateral or Proceeds to be distributed in respect of the Series of Junior Priority Debt with respect to which such Impairment (as defined below) exists and (ii) the holders of each Series of Junior Priority Debt (and not any other Series of Junior Priority Debt) shall bear the risk of (A) any determination by a court of competent jurisdiction that (x) such Series of Junior Priority Debt is unenforceable under applicable law or is subordinated to any other obligations (other than another Series of Junior Priority Debt), (y) such Series of Junior Priority Debt does not have an enforceable security interest in any of the Collateral securing any other Series of Junior Priority Debt and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Junior Priority Debt) on a basis ranking prior to the security interest of such Series of Junior Priority Debt but junior to the security interest of any other Series of Junior Priority Debt or (B) the existence at any time of any Collateral for any other Series of Junior Priority Debt with respect to which the holders of such Series of Junior Priority Debt do not hold a valid and perfected security interest or Lien at such time (any such condition referred to in the foregoing clauses (A) or (B) with respect to any Series of Junior Priority Debt, an “Impairment” of such Series of Junior Priority Debt); provided that the existence of a maximum claim with respect to any real property subject to a mortgage which applies to all Junior Priority Obligations shall not be deemed to be an Impairment of any Series of Junior Priority Debt. In the event of any Impairment with respect to any Series of Junior Debt, the results of such Impairment shall be borne solely by the holders of such Series of Junior Debt, and the rights of the holders of such Series of Junior Priority Debt (including, without limitation, the right to receive distributions in respect of such Series of Junior Priority Debt pursuant to Section 4.01(b) on a pari passu basis with the other Series of Junior Priority Debt) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of Junior Priority Debt subject to such Impairment.
Section 4.2    Specific Performance. Each Agent is hereby authorized to demand specific performance of this Agreement, whether or not any Credit Party shall have complied with any of the provisions of any of the Credit Documents, at any time when any other Party shall have failed to comply with any of the provisions of this Agreement applicable to it. Each Agent, for and on behalf of itself and the Secured Parties represented thereby, hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.
ARTICLE V

INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS
Section 5.1    Notice of Acceptance and Other Waivers.
(a)    All Senior Priority Obligations at any time made or incurred by any Credit Party shall be deemed to have been made or incurred in reliance upon this Agreement, and each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby waives notice of acceptance of, or proof of reliance by any Senior Priority Agent or any Senior Priority Creditors on, this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or nonpayment of all or any part of the Senior Priority Obligations.
(b)    None of the Senior Priority Agents, the Senior Priority Creditors, or any of their respective Affiliates, or any of the respective directors, officers, employees, or agents of any of the foregoing, shall be liable for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If any Senior Priority Agent or Senior Priority Creditor honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Senior Priority Credit Agreement or any other Senior Priority Document, whether or not such Senior Priority Agent or Senior Priority Creditor has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Junior Priority Credit Agreement or any other Junior Priority Document (but not a default under this Agreement) or would constitute an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if any Senior Priority Agent or Senior Priority Creditor otherwise should exercise any of its contractual rights or remedies under any Senior Priority Documents (subject to the express terms and conditions hereof), no Senior Priority Agent or Senior Priority Creditor shall have any liability whatsoever to any Junior Priority Agent or Junior Priority Creditor as a result of such action, omission, or exercise, in each case so long as any such exercise does not breach the express terms and provisions of this Agreement. Each Senior Priority Secured Party shall be entitled to manage and supervise its loans and extensions of credit under the relevant Senior Priority Credit Agreement and other Senior Priority Documents as it may, in its sole discretion, deem appropriate, and may manage its loans and extensions of credit without regard to any rights or interests that the Junior Priority Agents or Junior Priority Creditors have in the Collateral, except as otherwise expressly set forth in this Agreement. Each Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, agrees that no Senior Priority Agent or Senior Priority Creditor shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or Proceeds thereof pursuant to the Senior Priority Documents, in each case so long as such disposition is conducted in accordance with provisions of applicable law and does not breach the provisions of this Agreement.
Section 5.2    Modifications to Senior Priority Documents and Junior Priority Documents.
(a)    Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Junior Priority Secured Parties hereunder, each Senior Priority Agent and the Senior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Junior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Junior Priority Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Senior Priority Documents in any manner whatsoever, including, to:
(i)    change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Senior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Senior Priority Obligations or any of the Senior Priority Documents;
(ii)    retain or obtain a Lien on any Property of any Person to secure any of the Senior Priority Obligations, and in connection therewith to enter into any additional Senior Priority Documents;
(iii)    amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Senior Priority Obligations;
(iv)    exercise or refrain from exercising any rights against any Credit Party or any other Person;
(v)    retain or obtain the primary or secondary obligation of any other Person with respect to any of the Senior Priority Obligations; and
(vi)    otherwise manage and supervise the Senior Priority Obligations as the applicable Senior Priority Agent shall deem appropriate.
(b)    Each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Senior Priority Secured Parties hereunder, each Junior Priority Agent and the Junior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Senior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Senior Priority Secured Party or impairing or releasing the priority provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Junior Priority Documents in any manner whatsoever, including, to:
(i)    change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Junior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Junior Priority Obligations or any of the Junior Priority Documents;
(ii)    retain or obtain a Lien on any Property of any Person to secure any of the Junior Priority Obligations, and in connection therewith to enter into any additional Junior Priority Documents;
(iii)    amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Junior Priority Obligations;
(iv)    release its Lien on any Collateral or other Property;
(v)    exercise or refrain from exercising any rights against any Credit Party or any other Person;
(vi)    retain or obtain the primary or secondary obligation of any other Person with respect to any of the Junior Priority Obligations; and
(vii)    otherwise manage and supervise the Junior Priority Obligations as the Junior Priority Agent shall deem appropriate.
(c)    Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that each Junior Priority Collateral Document shall include the following language (or language to similar effect):
“Notwithstanding anything herein to the contrary, the lien and security interest granted to [name of Junior Priority Agent] pursuant to this Agreement and the exercise of any right or remedy by [name of Junior Priority Agent] hereunder are subject to the provisions of the Intercreditor Agreement, dated as of [      ], 20[ ] (as amended, restated, supplemented or otherwise modified, replaced or refinanced from time to time, the “Intercreditor Agreement”), initially among Barclays Bank PLC, in its capacity as administrative agent for the April 2012 First Lien Lenders to the April 2012 First Lien Credit Agreement, Barclays Bank PLC, in its capacity as administrative agent for the February 2013 First Lien Lenders to the Second Lien Credit Agreement, and certain other persons party or that may become party thereto from time to time. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.”
In addition, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that each Junior Priority Collateral Document consisting of a mortgage covering any Collateral consisting of real estate shall contain language appropriate to reflect the subordination of such Junior Priority Collateral Documents to the Senior Priority Documents covering such Collateral.
(d)    Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Senior Priority Secured Parties hereunder, any other Senior Priority Agent and any Senior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Senior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Senior Priority Secured Party, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Senior Priority Documents to which such other Senior Priority Agent or any Senior Priority Creditor represented thereby is party or beneficiary in any manner whatsoever, including, to:
(i)    change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Senior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Senior Priority Obligations or any of the Senior Priority Documents;
(ii)    retain or obtain a Lien on any Property of any Person to secure any of the Senior Priority Obligations, and in connection therewith to enter into any Senior Priority Documents;
(iii)    amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Senior Priority Obligations;
(iv)    release its Lien on any Collateral or other Property;
(v)    exercise or refrain from exercising any rights against any Credit Party or any other Person;
(vi)    retain or obtain the primary or secondary obligation of any other Person with respect to any of the Senior Priority Obligations; and
(vii)    otherwise manage and supervise the Senior Priority Obligations as such other Senior Priority Agent shall deem appropriate.
(e)    Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditor represented thereby, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Junior Priority Secured Parties hereunder, any other Junior Priority Agent and any Junior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Junior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Junior Priority Secured Party, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Junior Priority Documents to which such other Junior Priority Agent or any Junior Priority Creditor represented thereby is party or beneficiary in any manner whatsoever, including, to:
(i)    change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Junior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Junior Priority Obligations or any of the Junior Priority Documents;
(ii)    retain or obtain a Lien on any Property of any Person to secure any of the Junior Priority Obligations, and in connection therewith to enter into any Junior Priority Documents;
(iii)    amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Junior Priority Obligations;
(iv)    release its Lien on any Collateral or other Property;
(v)    exercise or refrain from exercising any rights against any Credit Party or any other Person;
(vi)    retain or obtain the primary or secondary obligation of any other Person with respect to any of the Junior Priority Obligations; and
(vii)    otherwise manage and supervise the Junior Priority Obligations as such other Junior Priority Agent shall deem appropriate.
(f)    The Senior Priority Obligations and the Junior Priority Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any Senior Priority Document or any Junior Priority Document) of any Senior Priority Agent, Senior Priority Creditors, Junior Priority Agent or Junior Priority Creditors, as the case may be, all without affecting the Lien Priorities provided for herein or the other provisions hereof; provided, however, that (x) if the Indebtedness refunding, replacing or refinancing any such Senior Priority Obligations or Junior Priority Obligations is to constitute Senior Priority Obligations or Junior Priority Obligations hereunder (as designated by the April 2012 First Lien Borrower or the February 2013 First Lien Borrower), as the case may be, the holders of such Indebtedness (or an authorized agent or trustee on their behalf) shall bind themselves in writing to the terms of this Agreement pursuant to an Additional Indebtedness Joinder and any such refunding, replacement or refinancing transaction shall be in accordance with any applicable provisions of the Senior Priority Documents and the Junior Priority Documents and (y) for the avoidance of doubt, the Senior Priority Obligations and Junior Priority Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any Senior Priority Document or any Junior Priority Document) of any Senior Priority Agent, Senior Priority Creditors, Junior Priority Agent or Junior Priority Creditors, as the case may be, through the incurrence of Additional Indebtedness, subject to Section 7.11.
(g)    Reinstatement and Continuation of Agreement. If any Senior Priority Agent or Senior Priority Creditor is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Credit Party or any other Person any payment made in satisfaction of all or any portion of the Senior Priority Obligations (a “Senior Priority Recovery”), then the Senior Priority Obligations shall be reinstated to the extent of such Senior Priority Recovery. If this Agreement shall have been terminated prior to such Senior Priority Recovery, this Agreement shall be reinstated in full force and effect in the event of such Senior Priority Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of each Agent, each Senior Priority Creditor, and each Junior Priority Creditor under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Credit Party or any other circumstance which otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Senior Priority Obligations or the Junior Priority Obligations. No priority or right of any Senior Priority Agent or any Senior Priority Creditor shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Borrower or any Guarantor or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Senior Priority Documents, regardless of any knowledge thereof which any Senior Priority Agent or any Senior Priority Creditor may have.
ARTICLE VI

INSOLVENCY PROCEEDINGS
Section 6.1    DIP Financing.
(a)    If any Credit Party shall be subject to any Insolvency Proceeding in the United States at any time prior to the Discharge of Senior Priority Obligations, and any Senior Priority Agent or Senior Priority Creditors shall seek to provide any Credit Party with, or consent to a third party providing, any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral under Section 363 of the Bankruptcy Code (“DIP Financing”), with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be Collateral), then each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that (subject to the provisions of Section 6.9 hereof) it will raise no objection and will not directly or indirectly support any objection to such DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of such Junior Priority Agent securing the applicable Junior Priority Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing, except as otherwise set forth herein), and, to the extent the Liens securing the Senior Priority Obligations are subordinated or pari passu with such DIP Financing, will subordinate its Liens in the Collateral to (i) the Liens securing such DIP Financing (and all obligations relating thereto), (ii) any adequate protection liens provided to the Senior Priority Creditors, and (iii) any “carve-out” for professional or United States Trustee fees agreed to by the Senior Priority Agent, so long as (i) such Junior Priority Agent retains its Lien on the Collateral to secure the applicable Junior Priority Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code), (ii) all Liens on Collateral securing any such DIP Financing shall be senior to or on a parity with the Liens of the Senior Priority Agents and the Senior Priority Creditors on the Collateral securing the Senior Priority Obligations and (iii) if any Senior Priority Agent receives an adequate protection Lien on post-petition assets of the debtor to secure the Senior Priority Obligations, each Junior Priority Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the Junior Priority Obligations (which Lien shall be subject to the provisions of Section 6.1(b)), provided that the foregoing provisions of this Section 6.1(a) shall not prevent any Junior Priority Agent or Junior Priority Creditor from objecting to any provision in any DIP Financing relating to any provision or content of a plan of reorganization.
(b)    All Liens granted to any Senior Priority Agent or Junior Priority Agent in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended by the Parties to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement.
Section 6.2    Relief from Stay. Until the Discharge of Senior Priority Obligations, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees not to (i) seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the Collateral without each Senior Priority Agent’s express written consent, or (ii) raise any objection and or directly or indirectly support any objection to any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of claims made by any Senior Priority Agent or any holder of Senior Priority Obligations; provided, however, that no Senior Priority Agent shall seek any relief from the automatic stay with respect to any Collateral without providing 30 days’ prior written notice to each other Party, unless such period is agreed by each Senior Priority Agent to be modified.
Section 6.3    No Contest. Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that, prior to the Discharge of Senior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by any Senior Priority Agent or Senior Priority Creditor for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1(a)), or (ii) any objection by any Senior Priority Agent or Senior Priority Creditor to any motion, relief, action or proceeding based on a claim by such Senior Priority Agent or Senior Priority Creditor that its interests in the Collateral (unless in contravention of Section 6.1(a)) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such Senior Priority Agent as adequate protection of its interests are subject to this Agreement. Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and any Senior Priority Creditors represented thereby, any Senior Priority Agent, for and on behalf of itself and any Senior Priority Creditors represented thereby, agrees that, prior to the applicable Discharge of Senior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (a) any request by any other Senior Priority Agent or any Senior Priority Creditor represented by such other Senior Priority Agent for adequate protection of its interest in the Collateral, or (b) any objection by such other Senior Priority Agent or any Senior Priority Creditor to any motion, relief, action, or proceeding based on a claim by such other Senior Priority Agent or any Senior Priority Creditor represented by such other Senior Priority Agent that its interests in the Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Senior Priority Agent as adequate protection of its interests are subject to this Agreement. Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and any Junior Priority Creditors represented thereby, any Junior Priority Agent, for and on behalf of itself and any Junior Priority Creditors represented thereby, agrees that, prior to the applicable Discharge of Junior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (a) any request by any other Junior Priority Agent or any Junior Priority Creditor represented by such other Junior Priority Agent for adequate protection of its interest in the Collateral, or (b) any objection by such other Junior Priority Agent or any Junior Priority Creditor to any motion, relief, action, or proceeding based on a claim by such other Junior Priority Agent or any Junior Priority Creditor represented by such other Junior Priority Agent that its interests in the Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Junior Priority Agent as adequate protection of its interests are subject to this Agreement.
Section 6.4    Asset Sales. Except as otherwise set forth in this Section 6.4, each Junior Priority Agent agrees, for and on behalf of itself and the Junior Priority Creditors represented thereby, that it will not oppose any sale consented to or not otherwise opposed by the Senior Priority Agents of any Collateral pursuant to Section 363 of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) so long as (i) the Senior Priority Agent or the Senior Priority Creditors do not request in the applicable motion to approve such sale a waiver of the rights of the Junior Priority Creditors under Section 363(k) of the Bankruptcy Code with respect to the Collateral and (ii) the proceeds of such sale are applied in accordance with this Agreement, or if not so applied, the Liens of the Junior Priority Agent in such Collateral shall attach to the proceeds of such disposition relative to the Liens of the Senior Priority Creditors as its Liens in such Collateral.
Section 6.5    Separate Grants of Security and Separate Classification. Each Secured Party acknowledges and agrees that (i) the grants of Liens pursuant to the Senior Priority Collateral Documents and the Junior Priority Collateral Documents constitute separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, the Senior Priority Obligations are fundamentally different from the Junior Priority Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of Senior Priority Obligation claims and Junior Priority Obligation claims against the Credit Parties, with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Junior Priority Secured Parties), the Senior Priority Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, prepetition interest and other claims, all amounts owing in respect of postpetition interest, fees, and expenses, that is available from the Collateral for each of the Senior Priority Secured Parties (irrespective of whether a claim for such amounts is allowed or allowable in such Insolvency Proceeding), before any distribution from the Collateral is made in respect of the claims held by the Junior Priority Secured Parties, with the Junior Priority Secured Parties hereby acknowledging and agreeing to turn over to the Senior Priority Secured Parties amounts otherwise received or receivable by them from the Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries. The foregoing sentence is subject to any separate agreement by and between any Additional Agent, on behalf of itself and the Additional Creditors represented thereby, and any other Agent, on behalf of itself and the Creditors represented thereby, with respect to the Obligations owing to any such Additional Agent and Additional Creditors.
Section 6.6    Enforceability. The provisions of this Agreement are intended to be and shall be enforceable as a “subordination agreement” under Section 510(a) of the Bankruptcy Code.
Section 6.7    Senior Priority Obligations Unconditional. All rights of any Senior Priority Agent hereunder, and all agreements and obligations of the other Senior Priority Agents, the Junior Priority Agents and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:
(a)    any lack of validity or enforceability of any Senior Priority Document;
(b)    any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Senior Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Senior Priority Document;
(c)    any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Senior Priority Obligations or any guarantee or guaranty thereof;
(d)    the commencement of any Insolvency Proceeding in respect of the Borrower or any other Credit Party; or
(e)    any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Senior Priority Obligations, or of any of the Junior Priority Agent or any Credit Party, to the extent applicable, in respect of this Agreement.
Section 6.8    Junior Priority Obligations Unconditional. All rights of any Junior Priority Agent hereunder, and all agreements and obligations of the Senior Priority Agents, the other Junior Priority Agents and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:
(a)    any lack of validity or enforceability of any Junior Priority Document;
(b)    any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Junior Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Junior Priority Document;
(c)    any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Junior Priority Obligations or any guarantee or guaranty thereof;
(d)    the commencement of any Insolvency Proceeding in respect of any Credit Party; or
(e)    any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Junior Priority Obligations, or of any of the Senior Priority Agent or any Credit Party, to the extent applicable, in respect of this Agreement.
Section 6.9    Adequate Protection. Except to the extent expressly provided in Section 6.1 and this Section 6.9, nothing in this Agreement shall limit the rights of any Agent and the Secured Parties represented thereby from seeking or requesting adequate protection with respect to their interests in the applicable Collateral in any Insolvency Proceeding, including adequate protection in the form of a cash payment, periodic cash payments, cash payments of interest, fees, or expenses, or additional or replacement collateral, claims, or otherwise; provided that (a) in the event that any Junior Priority Agent, on behalf of itself or any of the Junior Priority Creditors represented thereby, seeks or requests adequate protection in respect of the Junior Priority Obligations and such adequate protection is granted in the form of a Lien on additional or replacement collateral comprising assets of the type of assets that constitute Collateral, then each Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, agrees that each Senior Priority Agent shall also be granted a senior Lien on such collateral as security for the Senior Priority Obligations and that any Lien on such collateral securing the Junior Priority Obligations shall be subordinate to any Lien on such collateral securing the Senior Priority Obligations; (b) in the event that any Senior Priority Agent, for or on behalf of itself or any Senior Priority Creditor represented thereby, seeks or requests adequate protection in respect of the Senior Priority Obligations and such adequate protection is granted in the form of additional or replacement collateral comprising assets of the type of assets that constitute Collateral, then such Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, agrees that each other Senior Priority Agent shall also be granted a pari passu Lien on such collateral as security for the Senior Priority Obligations owing to such other Senior Priority Agent and the Senior Priority Secured Parties represented thereby, and that any such Lien on such collateral securing such Senior Priority Obligations shall be pari passu to each such other Lien on such collateral securing such other Senior Priority Obligations; and (c) in the event that any Junior Priority Agent, on behalf of itself or any of the Junior Priority Creditors represented thereby, seeks or requests adequate protection in respect of the Junior Priority Obligations and such adequate protection is granted in the form of a superpriority administrative expense claim, including a claim arising under Section 507(b) of the Bankruptcy Code, then each Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, agrees that that each Senior Priority Agent shall also be granted a superpriority administrative expense claim, which shall be senior in all respects to any such superpriority administrative expense claim granted to the Junior Priority Agent with respect to the Collateral. Each Senior Priority Agent, on behalf of itself and the Senior Priority Creditors represented thereby, agrees that it will not raise or directly or indirectly support any objection to the granting of any adequate protection to any Junior Priority Agent in the form of a junior Lien or superiority administrative expense claim that is consistent with the terms of this Section 6.9.
Section 6.10    Reorganization Securities and Other Plan-Related Issues.
(a)    If, in any Insolvency Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of claims of the Senior Priority Creditors and/or on account of claims of the Junior Priority Creditors, then, to the extent the debt obligations distributed on account of claims of the Senior Priority Creditors and/or on account of claims of the Junior Priority Creditors are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.
(b)    Each Junior Priority Agent and the other Junior Priority Creditors (whether in the capacity of a secured creditor or an unsecured creditor) shall not propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization that is inconsistent with the priorities or other provisions of this Agreement, other than with the prior written consent of the Senior Priority Agents or to the extent any such plan is proposed or supported by the number of Senior Priority Creditors required under Section 1126(d) of the Bankruptcy Code.
(c)    Each Senior Priority Agent and the other Senior Priority Creditors (whether in the capacity of a secured creditor or an unsecured creditor) shall not propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization that is inconsistent with the priorities or other provisions of this Agreement, other than with the prior written consent of each other Senior Priority Agent.
Section 6.11    Certain Waivers.
(a)    Each Junior Priority Agent, for itself and on behalf of the other Junior Priority Creditors represented thereby, waives any claim any Junior Priority Creditor may hereafter have against any Senior Priority Creditor arising out of the election by any Senior Priority Creditor of the application of Section 1111(b)(2) of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law.
(b)    Each Junior Priority Agent, on behalf of itself and the other Junior Priority Creditors represented thereby, agrees that none of them shall (i) object, contest, or directly or indirectly support any other Person objecting to or contesting, any request by any Senior Priority Agent or any of the other Senior Priority Creditors for the payment of interest, fees, expenses or other amounts to such Senior Priority Agent or any other Senior Priority Creditor under Section 506(b) of the Bankruptcy Code or otherwise, or (ii) assert or directly or indirectly support any claim against any Senior Priority Creditor for costs or expenses of preserving or disposing of any Collateral under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law.
(c)    So long as the Senior Priority Agents and holders of the Senior Priority Obligations shall have received and continue to receive all accrued post-petition Interest, default interest, premiums, fees or expenses with respect to the Senior Priority Obligations, neither any Senior Priority Agent nor any other holder of Senior Priority Obligations shall object to, oppose, or challenge any claim by the Junior Priority Agent or any holder of Junior Priority Obligations for allowance in any Insolvency Proceeding of Junior Priority Obligations consisting of postpetition interest, default interest, premiums, fees, or expenses.
ARTICLE VII

MISCELLANEOUS
Section 7.1    Rights of Subrogation. Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that no payment by such Junior Priority Agent or any such Junior Priority Creditor to any Senior Priority Agent or Senior Priority Creditor pursuant to the provisions of this Agreement shall entitle such Junior Priority Agent or Junior Priority Creditor to exercise any rights of subrogation in respect thereof until the Discharge of Senior Priority Obligations shall have occurred. Following the Discharge of Senior Priority Obligations, each Senior Priority Agent agrees to execute such documents, agreements, and instruments as any Junior Priority Agent or Junior Priority Creditor may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Senior Priority Obligations resulting from payments to such Senior Priority Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such Senior Priority Agent are paid by such Person upon request for payment thereof.
Section 7.2    Further Assurances. The Parties will, at their own expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that any Party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable such Party to exercise and enforce its rights and remedies hereunder; provided, however, that no Party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 7.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such Party may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 7.2.
Section 7.3    Representations. The April 2012 First Lien Agent represents and warrants to each other Agent that it has the requisite power and authority under the April 2012 First Lien Facility Documentation to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the April 2012 First Lien Creditors. The February 2013 First Lien Agent represents and warrants to each other Agent that it has the requisite power and authority under the February 2013 First Lien Facility Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the February 2013 First Lien Creditors. Each Additional Agent represents and warrants to each other Agent that it has the requisite power and authority under the applicable Additional Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and any Additional Creditors represented thereby.
Section 7.4    Amendments.
(a)    No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure by any Party hereto, shall be effective unless it is in a written agreement executed by each Senior Priority Agent and each Junior Priority Agent. Notwithstanding the foregoing, the April 2012 First Lien Borrower may, without the consent of any Party hereto, amend this Agreement to add an Additional Agent by (x) executing an Additional Indebtedness Joinder as provided in Section 7.11 or (y) executing a joinder agreement substantially in the form of Exhibit C attached hereto as provided for in the definition of “April 2012 First Lien Credit Agreement” or “February 2013 First Lien Credit Agreement”, as applicable. No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure therefrom by any Party hereto, that changes, alters, modifies or otherwise affects any power, privilege, right, remedy, liability or obligation of, or otherwise adversely affects in any manner, any Additional Agent that is not then a Party, or any Additional Creditor not then represented by an Additional Agent that is then a Party (including but not limited to any change, alteration, modification or other effect upon any power, privilege, right, remedy, liability or obligation of or other adverse effect upon any such Additional Agent or Additional Creditor that may at any subsequent time become a Party or beneficiary hereof) shall be effective unless it is consented to in writing by the April 2012 First Lien Borrower (regardless of whether any such Additional Agent or Additional Creditor ever becomes a Party or beneficiary hereof). Any amendment, modification or waiver of any provision of this Agreement that would have the effect, directly or indirectly, through any reference in any Credit Document to this Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying such Credit Document, or any term or provision thereof, or any right or obligation of any Credit Party thereunder or in respect thereof, in each case in a manner adverse to such Credit Party, shall not be given such effect except pursuant to a written instrument executed by the April 2012 First Lien Borrower and each other affected Credit Party. Any amendment, modification or waiver of clause (b) in any of the definitions of the terms “Additional Credit Facilities,” “April 2012 First Lien Credit Agreement” and February 2013 First Lien Credit Agreement” shall not be given effect except pursuant to a written instrument executed by the April 2012 First Lien Borrower.
(b)    In the event that any Senior Priority Agent or the requisite Senior Priority Creditors enter into any amendment, waiver or consent in respect of or replace any Senior Priority Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Priority Collateral Document relating to the Collateral or changing in any manner the rights of any Senior Priority Agent, the Senior Priority Creditors represented thereby, or any Credit Party with respect to the Collateral (including the release of any Liens on Collateral), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Junior Priority Collateral Document without the consent of or any actions by any Junior Priority Agent or any Junior Priority Creditors represented thereby; provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of such Junior Priority Creditors in the Collateral. The applicable Senior Priority Agent shall give written notice of such amendment, waiver or consent to the Junior Priority Agents; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Junior Priority Collateral Document as set forth in this Section 7.4(b).
Section 7.5    Addresses for Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, faxed, or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile or five (5) days after deposit in the United States mail (certified, with postage prepaid and properly addressed). The addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 7.5) shall be as set forth below or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.
April 2012 First Lien Agent:
[                                          ]
[                                          ]
Attention: [                        ]
Facsimile: [                        ]
Telephone: [                       ]
with a copy to (which copy shall not constitute notice):
[                                          ]
[                                          ]
Attention: [                        ]
Facsimile: [                        ]
Telephone: [                       ]
February 2013 First Lien Agent:
[                                          ]
[                                          ]
Attention: [                        ]
Facsimile: [                        ]
Telephone: [                        ]

with a copy to (which copy shall not constitute notice):
[                                          ]
[                                          ]
Attention: [                        ]
Facsimile: [                        ]
Telephone: [                        ]

Any Additional Agent:	As set forth in the Additional Indebtedness Joinder executed and delivered by such Additional Agent pursuant to Section 7.11.
Section 7.6    No Waiver, Remedies. No failure on the part of any Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
Section 7.7    Continuing Agreement, Transfer of Secured Obligations. This Agreement is a continuing agreement and shall (a) remain in full force and effect (x) with respect to all Senior Priority Secured Parties and Senior Priority Obligations, until the Discharge of Senior Priority Obligations shall have occurred, subject to Section 5.3 and (y) with respect to all Junior Priority Secured Parties and Junior Priority Obligations, until the later of the Discharge of Senior Priority Obligations and the Discharge of Junior Priority Obligations, (b) be binding upon the Parties and their successors and assigns, and (c) inure to the benefit of and be enforceable by the Parties and their respective successors, transferees and assigns. Nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral, subject to Section 7.10. All references to any Credit Party shall include any Credit Party as debtor-in-possession and any receiver or trustee for such Credit Party in any Insolvency Proceeding. Without limiting the generality of the foregoing clause (c), any Senior Priority Agent, Senior Priority Creditor, Junior Priority Agent or Junior Priority Creditor may assign or otherwise transfer all or any portion of the Senior Priority Obligations or the Junior Priority Obligations, as applicable, to any other Person, and such other Person shall thereupon become vested with all the rights and obligations in respect thereof granted to such Senior Priority Agent, Junior Priority Agent, Senior Priority Creditor or Junior Priority Creditor, as the case may be, herein or otherwise. The Senior Priority Secured Parties and the Junior Priority Secured Parties may continue, at any time and without notice to the other Parties hereto, to extend credit and other financial accommodations, lend monies and provide Indebtedness to, or for the benefit of, any Credit Party on the faith hereof.
Section 7.8    Governing Law; Entire Agreement. The validity, performance, and enforcement of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.
Section 7.9    Counterparts. This Agreement may be executed in any number of counterparts, and it is not necessary that the signatures of all Parties be contained on any one counterpart hereof; each counterpart will be deemed to be an original, and all together shall constitute one and the same document.
Section 7.10    No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Senior Priority Agents, the Senior Priority Creditors, the Junior Priority Agents and the Junior Priority Creditors, except as provided in the following sentence. No other Person shall be deemed to be a third-party beneficiary of this Agreement, except that each Credit Party shall be a third-party beneficiary of this Agreement solely for the purposes of Sections 7.4 and 7.11.
Section 7.11    Designation of Additional Indebtedness; Joinder of Additional Agents.
(a)    The Borrower may designate any Additional Indebtedness complying with the requirements of the definition thereof as Additional Indebtedness for purposes of this Agreement, upon complying with the following conditions:
(i)    one or more Additional Agents for one or more Additional Creditors in respect of such Additional Indebtedness shall have executed the Additional Indebtedness Joinder with respect to such Additional Indebtedness, and the April 2012 First Lien Borrower or any such Additional Agent shall have delivered such executed Additional Indebtedness Joinder to the April 2012 First Lien Agent, the February 2013 First Lien Agent and any other Additional Agent then party to this Agreement;
(ii)    at least five Business Days (unless a shorter period is agreed in writing by the Parties and the April 2012 First Lien Borrower) prior to delivery of the Additional Indebtedness Joinder, the April 2012 First Lien Borrower shall have delivered to the April 2012 First Lien Agent, the February 2013 First Lien Agent and any other Additional Agent then party to this Agreement complete and correct copies of any Additional Credit Facility, Additional Guaranties and Additional Collateral Documents that will govern such Additional Indebtedness upon giving effect to such designation (which may be unexecuted copies of Additional Documents to be executed and delivered concurrently with the effectiveness of such designation);
(iii)    the April 2012 First Lien Borrower shall have executed and delivered to the April 2012 First Lien Agent, the February 2013 First Lien Agent and any other Additional Agent then party to this Agreement the Additional Indebtedness Designation (including whether such Additional Indebtedness is designated Senior Priority Debt or Junior Priority Debt) with respect to such Additional Indebtedness;
(iv)    all state and local stamp, recording, filing, intangible and similar taxes or fees (if any) that are payable in connection with the inclusion of such Additional Indebtedness under this Agreement shall have been paid and reasonable evidence thereof shall have been given to the April 2012 First Lien Agent, the February 2013 First Lien Agent and any other Additional Agent then party to this Agreement; and
(v)    any applicable requirement that no Event of Default or enumerated Event of Default exist or arise from the issuance of such Additional Indebtedness, or any applicable comparable requirement, shall have been satisfied or waived.
No Additional Indebtedness may be designated both Senior Priority Debt and Junior Priority Debt.
(b)    Upon satisfaction of the conditions specified in the preceding Section 7.11(a), the designated Additional Indebtedness shall constitute “Additional Indebtedness”, any Additional Credit Facility under which such Additional Indebtedness is or may be incurred shall constitute an “Additional Credit Facility”, any holder of such Additional Indebtedness or other applicable Additional Creditor shall constitute an “Additional Creditor”, and any Additional Agent for any such Additional Creditor shall constitute an “Additional Agent” for all purposes under this Agreement. The date on which such conditions specified in clause (a) shall have been satisfied with respect to any Additional Indebtedness is herein called the “Additional Effective Date” with respect to such Additional Indebtedness. Prior to the Additional Effective Date with respect to any Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed not to take into account such Additional Indebtedness, and the rights and obligations of the April 2012 First Lien Agent, the February 2013 First Lien Agent and each other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is not then designated. On and after the Additional Effective Date with respect to such Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed to take into account such Additional Indebtedness, and the rights and obligations of the April 2012 First Lien Agent, the February 2013 First Lien Agent and each other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is then designated.
(c)    In connection with any designation of Additional Indebtedness pursuant to this Section 7.11, each of the April 2012 First Lien Agent, the February 2013 First Lien Agent and each Additional Agent then party hereto agrees (x) to execute and deliver any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any April 2012 First Lien Collateral Documents, February 2013 First Lien Collateral Documents or Additional Collateral Documents, as applicable, and any agreements relating to any security interest in Control Collateral, Cash Collateral, Senior Priority Common Mortgaged Collateral and Junior Priority Common Mortgaged Collateral, and to make or consent to any filings or take any other actions, as may be reasonably deemed by the Borrower to be necessary or reasonably desirable for any Lien on any Collateral to secure such Additional Indebtedness to become a valid and perfected Lien (with the priority contemplated by the applicable Additional Indebtedness Designation delivered pursuant to this Section 7.11 and by this Agreement), and (y) otherwise to reasonably cooperate to effectuate a designation of Additional Indebtedness pursuant to this Section 7.11 (including, without limitation, if requested, by executing an acknowledgment of any Additional Indebtedness Joinder or of the occurrence of any Additional Effective Date).
Section 7.12    Senior Priority Representative; Notice of Senior Priority Representative Change. The Senior Priority Representative shall act for the Senior Priority Secured Parties as provided in this Agreement, and shall be entitled to so act at the direction or with the consent of the Controlling Senior Priority Secured Parties, or of the requisite percentage of such Controlling Senior Priority Secured Parties as provided in the applicable Senior Priority Documents (or the agent or representative with respect thereto). Until a Party (other than the existing Senior Priority Representative) receives written notice from the existing Senior Priority Representative, in accordance with Section 7.5, of a change in the identity of the Senior Priority Representative, such Party shall be entitled to act as if the existing Senior Priority Representative is in fact the Senior Priority Representative. Each Party (other than the existing Senior Priority Representative) shall be entitled to rely upon any written notice of a change in the identity of the Senior Priority Representative which facially appears to be from the then existing Senior Priority Representative and is delivered in accordance with Section 7.5 and such Agent shall not be required to inquire into the veracity or genuineness of such notice. Each existing Senior Priority Representative from time to time agrees to give prompt written notice to each Party of any change in the identity of the Senior Priority Representative.
Section 7.13    Headings. The headings of the articles and sections of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.
Section 7.14    Severability. If any of the provisions in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement and shall not invalidate the Lien Priority or the application of Proceeds and other priorities set forth in this Agreement.
Section 7.15    Attorneys’ Fees. The Parties agree that if any dispute, arbitration, litigation, or other proceeding is brought with respect to the enforcement of this Agreement or any provision hereof, the prevailing party in such dispute, arbitration, litigation, or other proceeding shall be entitled to recover its reasonable attorneys’ fees and all other costs and expenses incurred in the enforcement of this Agreement, irrespective of whether suit is brought.
Section 7.16    VENUE; JURY TRIAL WAIVER.
(a)    EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR ANY LETTER OF CREDIT TO WHICH IT IS A PARTY TO THE EXCLUSIVE GENERAL JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK (THE “NEW YORK SUPREME COURT”), AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (THE “FEDERAL DISTRICT COURT,” AND TOGETHER WITH THE NEW YORK SUPREME COURT, THE “NEW YORK COURTS”) AND APPELLATE COURTS FROM EITHER OF THEM; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE (I) ANY AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS (IN WHICH CASE ANY PARTY SHALL BE ENTITLED TO ASSERT ANY CLAIM OR DEFENSE, INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 7.15 WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL ACTION OR PROCEEDING IN A NEW YORK COURT), OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE ADMINISTRATIVE AGENT OR THE COLLATERAL AGENT, (II) ANY PARTY FROM BRINGING ANY LEGAL ACTION OR PROCEEDING IN ANY JURISDICTION FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT, (III) IF ALL SUCH NEW YORK COURTS DECLINE JURISDICTION OVER ANY PERSON, OR DECLINE (OR IN THE CASE OF THE FEDERAL DISTRICT COURT, LACK) JURISDICTION OVER ANY SUBJECT MATTER OF SUCH ACTION OR PROCEEDING, A LEGAL ACTION OR PROCEEDING MAY BE BROUGHT WITH RESPECT THERETO IN ANOTHER COURT HAVING JURISDICTION AND (IV) IN THE EVENT A LEGAL ACTION OR PROCEEDING IS BROUGHT AGAINST ANY PARTY HERETO OR INVOLVING ANY OF ITS ASSETS OR PROPERTY IN ANOTHER COURT (WITHOUT ANY COLLUSIVE ASSISTANCE BY SUCH PARTY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES), SUCH PARTY FROM ASSERTING A CLAIM OR DEFENSE (INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 7.16 WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL ACTION OR PROCEEDING IN A NEW YORK COURT) IN ANY SUCH ACTION OR PROCEEDING..
(b)    EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR ANY LETTER OF CREDIT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT OR ANY LETTER OF CREDIT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 7.15 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
(c)    EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.5. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
Section 7.17    Intercreditor Agreement. This Agreement is the Intercreditor Agreement referred to in the April 2012 First Lien Credit Agreement, the February 2013 First Lien Credit Agreement and each Additional Credit Facility. Nothing in this Agreement shall be deemed to subordinate the right of any Junior Priority Secured Party to receive payment to the right of any Senior Priority Secured Party (whether before or after the occurrence of an Insolvency Proceeding), it being the intent of the Parties that this Agreement shall effectuate a subordination of Liens as between the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, but not a subordination of Indebtedness.
Section 7.18    No Warranties or Liability. Each Party acknowledges and agrees that none of the other Parties has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other April 2012 First Lien Facility Document, any other February 2013 First Lien Facility Document or any other Additional Document. Except as otherwise provided in this Agreement, each Party will be entitled to manage and supervise its respective extensions of credit to any Credit Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.
Section 7.19    Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any April 2012 First Lien Facility Document, any February 2013 First Lien Facility Document or any Additional Document, the provisions of this Agreement shall govern.
Section 7.20    Information Concerning Financial Condition of the Credit Parties. Each Party hereby assumes responsibility for keeping itself informed of the financial condition of the Credit Parties and all other circumstances bearing upon the risk of nonpayment of the April 2012 First Lien Obligations, the February 2013 First Lien Obligations or any Additional Obligations, as applicable. Each Party hereby agrees that no Party shall have any duty to advise any other Party of information known to it regarding such condition or any such circumstances. In the event any Party, in its sole discretion, undertakes at any time or from time to time to provide any information to any other Party to this Agreement, it shall be under no obligation (a) to provide any such information to such other Party or any other Party on any subsequent occasion, (b) to undertake any investigation not a part of its regular business routine, or (c) to disclose any other information.
[Signature pages follow]

IN WITNESS WHEREOF, the April 2012 First Lien Agent, for and on behalf of itself and the April 2012 First Lien Creditors, and the February 2013 First Lien Agent, for and on behalf of itself and the February 2013 First Lien Creditors, have caused this Agreement to be duly executed and delivered as of the date first above written.
BARCLAYS BANK PLC, in its capacity as
April 2012 First Lien Agent

By:	Name: Title:
BARCLAYS BANK PLC, in its capacity as
February 2013 First Lien Agent

By:	Name: Title:
ACKNOWLEDGMENT
Each Credit Party hereby acknowledges that it has received a copy of this Agreement and consents thereto, agrees to recognize all rights granted thereby to the April 2012 First Lien Agent, the April 2012 First Lien Creditors, the February 2013 First Lien Agent, the February 2013 First Lien Creditors, any Additional Agent and any Additional Creditors, and will not do any act or perform any obligation which is not in accordance with the agreements set forth in this Agreement. Each Credit Party further acknowledges and agrees that it is not an intended beneficiary or third party beneficiary under this Agreement, except as expressly provided in Section 7.4 or Section 7.10.
CREDIT PARTIES:
BUCCANEER HOLDINGS, INC.
By:
Name:
Title:
SYNIVERSE HOLDINGS, INC.
By:
Name:
Title:
[SUBSIDIARY GUARANTORS]
By:
Name:
Title:

EXHIBIT A
ADDITIONAL INDEBTEDNESS DESIGNATION
DESIGNATION dated as of _______ __, 20__, by Syniverse Holdings, Inc., a Delaware corporation (as successor by merger to Syniverse Magellan Finance, LLC) (the “April 2012 First Lien Borrower”). Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) entered into as of [     ], 2013, between [                        ], in its capacity as administrative agent (together with its successors and assigns in such capacity, the “April 2012 First Lien Agent”) for the April 2012 First Lien Creditors, and [                        ], in its capacity as administrative agent (together with its successors and assigns in such capacity, the “February 2013 First Lien Agent”) for the February 2013 First Lien Lenders. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.
Reference is made to that certain [insert name of Additional Credit Facility], dated as of _______ __, 20__ (the “Additional Credit Facility”), among [list any applicable Credit Party], [list Additional Creditors] [and Additional Agent, as agent (the “Additional Agent”)].
Section 7.11 of the Intercreditor Agreement permits the April 2012 First Lien Borrower to designate Additional Indebtedness under the Intercreditor Agreement. Accordingly:
Section 1. Representations and Warranties. The April 2012 First Lien Borrower hereby represents and warrants to the April 2012 First Lien Agent, the February 2013 First Lien Agent, and any Additional Agent that:
(1)    The Additional Indebtedness incurred or to be incurred under the Additional Credit Facility constitutes “Additional Indebtedness” which complies with the definition of such term in the Intercreditor Agreement; and
(2)    all conditions set forth in Section 7.11 of the Intercreditor Agreement with respect to the Additional Indebtedness have been satisfied.
Section 2. Designation of Additional Indebtedness. The April 2012 First Lien Borrower hereby designates such Additional Indebtedness as Additional Indebtedness under the Intercreditor Agreement and such Additional Indebtedness shall constitute [Senior Priority Debt][Junior Priority Debt].
IN WITNESS WHEREOF, the undersigned has caused this Designation to be duly executed by its duly authorized officer or other representative, all as of the day and year first above written.
SYNIVERSE HOLDINGS, INC.

By:	Name: Title:

EXHIBIT B
ADDITIONAL INDEBTEDNESS JOINDER
JOINDER, dated as of _______________, 20__, among Syniverse Holdings, Inc., a Delaware corporation (as successor by merger to Syniverse Magellan Finance, LLC) (the “Borrower”), those certain Domestic Subsidiaries of the Borrower from time to time party to the Intercreditor Agreement described below, [                        ], in its capacity as administrative agent (together with its successors and assigns in such capacities, the “April 2012 First Lien Agent”) for the April 2012 First Lien Creditors, [                        ], in its capacity as administrative agent (together with its successors and assigns in such capacity, the “February 2013 First Lien Agent”) for the February 2013 First Lien Lenders, [list any previously added Additional Agent] [and insert name of each Additional Agent under any Additional Credit Facility being added hereby as party] and any successors or assigns thereof, to the Intercreditor Agreement dated as of [      ], 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”) among the April 2012 First Lien Agent and the February 2013 First Lien Agent [and (list any other previously added Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.
Reference is made to that certain [insert name of Additional Credit Facility], dated as of _______ __, 20__ (the “Additional Credit Facility”), among [list any applicable Grantor], [list any applicable Additional Creditors (the “Joining Additional Creditors”)] [and insert name of each applicable Additional Agent (the “Joining Additional Agent”)].
Section 7.11 of the Intercreditor Agreement permits the Borrower to designate Additional Indebtedness under the Intercreditor Agreement. The Borrower has so designated Additional Indebtedness incurred or to be incurred under the Additional Credit Facility as Additional Indebtedness by means of an Additional Indebtedness Designation.
Accordingly, [the Joining Additional Agent, for itself and on behalf of the Joining Additional Creditors,] hereby agrees with April 2012 the First Lien Agent, the February 2013 First Lien Agent and any other Additional Agent party to the Intercreditor Agreement as follows:
Section 1. Agreement to be Bound. The [Joining Additional Agent, for itself and on behalf of the Joining Additional Creditors,] hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the Additional Effective Date with respect to the Additional Credit Facility, be deemed to be a party to the Intercreditor Agreement.
Section 2. Recognition of Claims. The April 2012 First Lien Agent (for itself and on behalf of the April 2012 First Lien Lenders), the February 2013 First Lien Agent (for itself and on behalf of the February 2013 First Lien Lenders) and [each of] the Additional Agent[s] (for itself and on behalf of any Additional Creditors represented thereby) hereby agree that the interests of the respective Creditors in the Liens granted to the April 2012 First Lien Agent, the February 2013 First Lien Agent, or any Additional Agent, as applicable, under the applicable Credit Documents shall be treated, as among the Creditors, as having the priorities provided for in Section 2.1 of the Intercreditor Agreement, and shall at all times be allocated among the Creditors as provided therein regardless of any claim or defense (including without limitation any claims under the fraudulent transfer, preference or similar avoidance provisions of applicable bankruptcy, insolvency or other laws affecting the rights of creditors generally) to which the April 2012 First Lien Agent, the February 2013 First Lien Agent, any Additional Agent or any Creditor may be entitled or subject. The April 2012 First Lien Agent (for itself and on behalf of the April 2012 First Lien Creditors), the February 2013 First Lien Agent (for itself and on behalf of the February 2013 First Lien Creditors), and any Additional Agent party to the Intercreditor Agreement (for itself and on behalf of any Additional Creditors represented thereby) (a) recognize the existence and validity of the Additional Obligations represented by the Additional Credit Facility, and (b) agree to refrain from making or asserting any claim that the Additional Credit Facility or other applicable Additional Documents are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations. The [Joining Additional Agent (for itself and on behalf of the Joining Additional Creditors] (a) recognize[s] the existence and validity of the April 2012 First Lien Obligations represented by the April 2012 First Lien Credit Agreement and the existence and validity of the February 2013 First Lien Obligations represented by the February 2013 First Lien Credit Agreement and (b) agree[s] to refrain from making or asserting any claim that the April 2012 First Lien Credit Agreement, the February 2013 First Lien Credit Agreement or other April 2012 First Lien Facility Documentation or February 2013 First Lien Facility Documentation,8 as the case may be, are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations.
Section 3. Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to [the Joining Additional Agent] shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).
Section 4. Miscellaneous. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.
[Add Signatures]

EXHIBIT C
[APRIL 2012 FIRST LIEN CREDIT AGREEMENT][FEBRUARY 2013 FIRST LIEN CREDIT AGREEMENT] JOINDER
JOINDER, dated as of _______________, 20__, among Barclays Bank PLC, in its capacity as administrative agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “April 2012 First Lien Agent”) for the Original First Lien Secured Parties, Barclays Bank PLC, in its capacity as administrative agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “February 2013 First Lien Agent”) for the February 2013 First Lien Secured Parties, [list any previously added Additional Agent] [and insert name of additional Original First Lien Secured Parties, Original First Lien Agent, February 2013 First Lien Secured Parties or February 2013 First Lien Agent, as applicable, being added hereby as party] and any successors or assigns thereof, to the Intercreditor Agreement dated as of [    ], 20[ ] (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) among the April 2012 First Lien Agent, [and] the February 2013 First Lien Agent [and (list any previously added Additional Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.
Reference is made to that certain [insert name of new facility], dated as of _______ __, 20__ (the “Joining [April 2012 First Lien Credit Agreement] [February 2013 First Lien Credit Agreement]”), among [list any applicable Credit Party], [list any applicable new Original First Lien Secured Parties or new February 2013 First Lien Secured Parties, as applicable (the “Joining [April 2012 First][February 2013 First Lien Secured Parties”)] [and insert name of each applicable Agent (the “Joining [April 2012 First][February 2013 First] Lien Agent”)].
The Joining [April 2012 First][February 2013 First] Lien Agent, for itself and on behalf of the Joining [April 2012 First][February 2013 First] Lien Secured Parties, hereby agrees with the April 2012 First Lien Borrower and the other Grantors, the [April 2012 First][February 2013 First] Lien Agent and any other Additional Agent party to the Intercreditor Agreement as follows:
Section 1. Agreement to be Bound. The [Joining [April 2012 First][February 2013 First] Lien Agent, for itself and on behalf of the Joining [April 2012 First][February 2013 First] Lien Secured Parties,] hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the date hereof, be deemed to be a party to the Intercreditor Agreement as [the][a] [April 2012 First][February 2013 First] Lien Agent. As of the date hereof, the Joining [April 2012 First Lien Credit Agreement][ February 2013 First] Lien Credit Agreement] shall be deemed [the][a] [April 2012 First Lien Credit Agreement][February 2013 First] Lien Credit Agreement] under the Intercreditor Agreement, and the obligations thereunder are subject to the terms and provisions of the Intercreditor Agreement.
Section 2. Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to the Joining [April 2012 First][February 2013 First] Lien Agent shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).
Section 3. Miscellaneous. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.
[ADD SIGNATURES]

EXHIBIT K-1
FORM OF INCREASE SUPPLEMENT
INCREASE SUPPLEMENT, dated as of [___________], to the Credit Agreement, dated as of February 4, 2013 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Syniverse Holdings, Inc., a Delaware corporation (as successor by merger to Syniverse Magellan Finance, LLC, a Delaware limited liability company) (the “Borrower”), the Lenders from time to time party thereto and Barclays Bank PLC, as the Administrative Agent.
1.    Pursuant to Section 2.14 of the Credit Agreement, the Borrower hereby proposes to increase (the “Increase”) the aggregate Existing Loan commitments from [$_______] to [$_______].
2.    Each of the following Lenders (each, an “Increasing Lender”) has been invited by the Borrower, and has agreed, subject to the terms hereof, to increase its Existing Term Loan commitment as follows:

Name of Lender	Initial Term Commitment	[___ Tranche] Supplemental Term Loan Commitment (after giving effect hereto)
	$	$
	$	$
	$	$

3.    Pursuant to Section 2.14 of the Credit Agreement, by execution and delivery of this Increase Supplement, each of the Increasing Lenders agrees and acknowledges that it shall have an aggregate initial Term Commitment and Supplemental Term Loan Commitment in the amount equal to the amount set forth above next to its name.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this INCREASE SUPPLEMENT to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.
The Increasing Lender:
[INCREASING LENDER]
By:
    Name:
    Title:
SYNIVERSE HOLDINGS, INC.,
as Borrower
By:
    Name:
    Title:

EXHIBIT K-2
FORM OF LENDER JOINDER AGREEMENT
THIS LENDER JOINDER AGREEMENT, dated as of [____________] (this “Lender Joinder Agreement”), by and among the bank or financial institution party hereto (the “Additional Commitment Lender”), SYNIVERSE HOLDINGS, INC., a Delaware corporation (together with its successors and assigns, the “Borrower”) and BARCLAYS BANK PLC, as administrative agent (in such capacity, the “Administrative Agent”).
RECITALS:
WHEREAS, reference is made to the Credit Agreement, dated as of February 4, 2013 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “ Credit Agreement;” the terms defined therein being used herein as therein defined), among Syniverse Holdings, Inc., a Delaware corporation (as successor by merger to Syniverse Magellan Finance, LLC, a Delaware limited liability company) (the “Borrower”), the Lenders from time to time party thereto and Barclays Bank PLC, as the Administrative Agent.; and
WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower may add Supplemental Term Loan Commitments of one or more Additional Commitment Lenders by entering into one or more Lender Joinder Agreements provided that after giving effect thereto the aggregate amount of all Supplemental Term Loan Commitments shall not exceed the Maximum Incremental Facilities Amount.
NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

1.
The Additional Commitment Lender party hereto hereby agrees to commit to provide its respective Commitments as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:

Such Additional Commitment Lender (a) represents and warrants that it is legally authorized to enter into this Lender Joinder Agreement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 5.02(e) of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Lender Joinder Agreement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes each applicable Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to each such Agent, as applicable, by the terms thereof, together with such powers as are incidental thereto; (e) hereby affirms the acknowledgements and representations of such Additional Commitment Lender as a Lender contained in Section 9.06 of the Credit Agreement; and (f) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with the terms of the Credit Agreement all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, including its obligations pursuant to Section 10.07 of the Credit Agreement.

2.
The Additional Commitment Lender hereby agrees to make its Supplemental Term Loan Commitment on the following terms and conditions on the Effective Date set forth on Schedule A pertaining to such Additional Commitment Lender attached hereto:

1.
Additional Commitment Lender to Be a Lender. Such Additional Commitment Lender acknowledges and agrees that upon its execution of this Lender Joinder Agreement that such Additional Commitment Lender shall on and as of the Effective Date set forth on Schedule A become a “Lender” with respect to the Term Loan Tranche indicated on Schedule A, under, and for all purposes of, the Credit Agreement and the other Loan Documents, shall be subject to and bound by the terms thereof, shall perform all the obligations of and shall have all rights of a Lender thereunder, and shall make available such amount to fund its ratable share of outstanding Loans on the Effective Date as the Administrative Agent may instruct.

2.
Certain Delivery Requirements. Such Additional Commitment Lender has delivered or shall deliver herewith to the Borrower and the Administrative Agent such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such Additional Commitment Lender may be required to deliver to the Borrower and the Administrative Agent pursuant to Section 10.15 of the Credit Agreement.

3.
Credit Agreement Governs. Except as set forth in this Lender Joinder Agreement, Supplemental Term Loan Commitments shall otherwise be subject to the provisions of the Credit Agreement and the other Loan Documents.

4.	Notice. For purposes of the Credit Agreement, the initial notice address of such Additional Commitment Lender shall be as set forth below its signature below.

5.
Recordation of the New Loans. Upon execution, delivery and effectiveness hereof, the Administrative Agent will record the Supplemental Term Loan Commitments made by such Additional Commitment Lender in the Register.

6.
Amendment, Modification and Waiver. This Lender Joinder Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

7.
Entire Agreement. This Lender Joinder Agreement, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

8.
GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

9.
Severability. Any provision of this Lender Joinder Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.
Counterparts. This Lender Joinder Agreement may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Lender Joinder Agreement shall be effective as delivery of an original executed counterpart of this Lender Joinder Agreement. The Administrative Agent may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided, that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Lender Joinder Agreement as of the date first above written.
[NAME OF ADDITIONAL COMMITMENT LENDER]
By:
    Name:
    Title:
Notice Address:
Attention:
Telephone:
Facsimile:
BARCLAYS BANK PLC
Administrative Agent
By:
    Name:
    Title:
SYNIVERSE HOLDINGS, INC.,
as Borrower
By:
    Name:
    Title:

SCHEDULE A
to
EXHIBIT I-2
SUPPLEMENTAL TERM LOAN COMMITMENTS

Additional Commitment Lender	[___ Tranche] Supplemental Term Loan Commitment	Principal Amount Committed	Aggregate Amount of All Supplemental Term Loan Commitments	Maturity Date
		$__________	$____________

Effective Date of Lender Joinder Agreement: ___________________________

EXHIBIT L

FORM OF ACCEPTANCE AND PREPAYMENT NOTICE

BARCLAYS BANK PLC,
as Administrative Agent under the
Credit Agreement referred to below
[ ]
[DATE]
Attention: [ ]

Re:	SYNIVERSE HOLDINGS, INC.
This Acceptance and Prepayment Notice is delivered to you pursuant to Section 2.05(a)(v)(D) of that certain Credit Agreement dated as of February 4, 2013 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Syniverse Holdings, Inc., a Delaware corporation (as successor by merger to Syniverse Magellan Finance, LLC, a Delaware limited liability company) (the “Borrower”), the Lenders from time to time party thereto and Barclays Bank PLC, as the Administrative Agent.
Pursuant to Section 2.05(a)(v)(D) of the Credit Agreement, the Borrower hereby notifies you that it accepts offers delivered in response to the Solicited Discounted Prepayment Notice having an Offered Discount equal to or greater than [●]% (the “Acceptable Discount”) in an aggregate amount not to exceed the Solicited Discounted Prepayment Amount.
The Borrower requests that Administrative Agent promptly notify each of the relevant Lenders party to the Credit Agreement of this Acceptance and Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Acceptance and Prepayment Notice as of the date first above written.
SYNIVERSE HOLDINGS, INC.
By:
Name:
Title:

EXHIBIT M
FORM OF DISCOUNT RANGE PREPAYMENT NOTICE
BARCLAYS BANK PLC,
as Administrative Agent under the
Credit Agreement referred to below
[ ]
[DATE]

Attention: [ ]

Re:	SYNIVERSE HOLDINGS, INC.
This Discount Range Prepayment Notice is delivered to you pursuant to Section 2.05(a)(v)(C) of that certain Credit Agreement dated as of February 4, 2013 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Syniverse Holdings, Inc., a Delaware corporation (as successor by merger to Syniverse Magellan Finance, LLC, a Delaware limited liability company) (the “Borrower”), the Lenders from time to time party thereto and Barclays Bank PLC, as the Administrative Agent.
Pursuant to Section 2.05(a)(v)(C) of the Credit Agreement, the Borrower hereby requests that each [Lender of the Initial Term Loans] [[and] each Lender of the [●, 20●] Tranche[s]] submit a Discount Range Prepayment Offer. Any Discounted Term Loan Prepayment made in connection with this solicitation shall be subject to the following terms:
1.    This Borrower Solicitation of Discount Range Prepayment Offers is extended at the sole discretion of the Borrower to each [Lender of the Initial Term Loans] [[and to each] Lender of the [●, 20●] Tranche[(s)]].
2.    The maximum aggregate Outstanding Amount of the Discounted Term Loan Prepayment that will be made in connection with this solicitation is [$[●] of Initial Term Loans] [[and] $[●] of the [●, 20●] Tranche[(s)] of Incremental Term Loans] (the “Discount Range Prepayment Amount”).
3.    The Borrower is willing to make Discount Term Loan Prepayments at a percentage discount to par value greater than or equal to [●]% but less than or equal to [●]% (the “Discount Range”).
To make an offer in connection with this solicitation, you are required to deliver to the Administrative Agent a Discount Range Prepayment Offer on or before 5:00 p.m. New York time on the date that is three Business Days following the dated delivery of the notice pursuant to Section 2.05(a)(v)(A) of the Credit Agreement.
The Borrower requests that Administrative Agent promptly notify each of the relevant Lenders party to the Credit Agreement of this Discount Range Prepayment Notice.
[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Notice as of the date first above written.

SYNIVERSE HOLDINGS, INC.

By:
Name:
Title:

Enclosure: Form of Discount Range Prepayment Offer

EXHIBIT N
FORM OF DISCOUNT RANGE PREPAYMENT OFFER

BARCLAYS BANK PLC,
as Administrative Agent under the
Credit Agreement referred to below
[ ]
[DATE]
Attention: [ ]

Re:	SYNIVERSE HOLDINGS, INC.
Reference is made to (a) that certain Credit Agreement dated as of February 4, 2013 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Syniverse Holdings, Inc., a Delaware corporation (as successor by merger to Syniverse Magellan Finance, LLC, a Delaware limited liability company) (the “Borrower”), the Lenders from time to time party thereto and Barclays Bank PLC, as the Administrative Agent and (b) that certain Discount Range Prepayment Notice, dated ______, 20__, from the Borrower (the “Discount Range Prepayment Notice”).
The undersigned Lender hereby gives you irrevocable notice, pursuant to Section 2.05(a)(v)(C) of the Credit Agreement, that it is hereby offering to accept a Discounted Term Loan Prepayment on the following terms:
1.    This Discount Range Prepayment Offer is available only for prepayment on the [Initial Term Loans] [[and the] [●, 20●] Tranche[s]] held by the undersigned.
2.    The maximum aggregate Outstanding Amount of the Discounted Term Loan Prepayment that may be made in connection with this offer shall not exceed (the “Submitted Amount”):
[Initial Term Loans - $[●]]
[[●, 20●] Tranche[s] - $[●]]
3.    The percentage discount to par value at which such Discounted Term Loan Prepayment may be made is [●]% (the “Submitted Discount”).
The undersigned Lender hereby expressly consents and agrees to a prepayment of its [Initial Term Loans] [[and its] [●, 20●] Tranche[s]] indicated above pursuant to Section 2.05(a)(v) of the Credit Agreement at a price equal to the Applicable Discount and in an aggregate Outstanding Amount not to exceed the Submitted Amount, as such amount may be reduced in accordance with the Discount Range Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

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IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Offer as of the date first above written.

[        ]
By:
    Name:
    Title:
By:
    Name:
    Title:
EXHIBIT O

FORM OF SOLICITED DISCOUNTED PREPAYMENT NOTICE

BARCLAYS BANK PLC,
as Administrative Agent under the
Credit Agreement referred to below
[ ]
[DATE]
Attention: [ ]

Re:	SYNIVERSE HOLDINGS, INC.
This Solicited Discounted Prepayment Notice is delivered to you pursuant to Section 2.05(a)(v)(D) of that certain Credit Agreement dated as of February 4, 2013 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Syniverse Holdings, Inc., a Delaware corporation (as successor by merger to Syniverse Magellan Finance, LLC, a Delaware limited liability company) (the “Borrower”), the Lenders from time to time party thereto and Barclays Bank PLC, as the Administrative Agent.
Pursuant to Section 2.05(a)(v)(D) of the Credit Agreement, the Borrower hereby requests that [each Lender of the Initial Term Loans] [[and] each Lender of the [●, 20●] Tranche[s]] submit a Solicited Discounted Prepayment Offer. Any Discounted Term Loan Prepayment made in connection with this solicitation shall be subject to the following terms:
1.    This Borrower Solicitation of Discounted Prepayment Offers is extended at the sole discretion of the Borrower to each [Lender of the Initial Term Loans] [[and to each] Lender of the [●, 20●] Tranche[s]].
2.    The maximum aggregate Outstanding Amount of the Discounted Term Loan Prepayment that will be made in connection with this solicitation is (the “Solicited Discounted Prepayment Amount”):
[Initial Term Loans - $[●]]
[[●, 20●] Tranche[s] - $[●]]
To make an offer in connection with this solicitation, you are required to deliver to the Administrative Agent a Solicited Discounted Prepayment Offer on or before 5:00 p.m. New York time on the date that is three Business Days following delivery of this notice pursuant to Section 2.05(a)(v)(D) of the Credit Agreement.
The Borrower requests that Administrative Agent promptly notify each of the relevant Lenders party to the Credit Agreement of this Solicited Discounted Prepayment Notice.

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IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Notice as of the date first above written.

SYNIVERSE HOLDINGS, INC.

By:
Name:
Title:

Enclosure: Form of Solicited Discounted Prepayment Offer

EXHIBIT P

FORM OF SOLICITED DISCOUNTED PREPAYMENT OFFER

BARCLAYS BANK PLC,
as Administrative Agent under the
Credit Agreement referred to below
[ ]
[DATE]
Attention: [ ]

Re:	SYNIVERSE HOLDINGS, INC.

Reference is made to (a) that certain Credit Agreement dated as of February 4, 2013 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Syniverse Holdings, Inc., a Delaware corporation (as successor by merger to Syniverse Magellan Finance, LLC, a Delaware limited liability company) (the “Borrower”), the Lenders from time to time party thereto and Barclays Bank PLC, as the Administrative Agent and (b) that certain Solicited Discounted Prepayment Notice, dated ______, 20__, from the Borrower (the “Solicited Discounted Prepayment Notice”).
To accept the offer set forth herein, you must submit an Acceptance and Prepayment Notice on or before the third Business Day following your receipt of this notice.
The undersigned Lender hereby gives you irrevocable notice, pursuant to Section 2.05(a)(v)(D) of the Credit Agreement, that it is hereby offering to accept a Discounted Term Loan Prepayment on the following terms:
1.    This Solicited Discounted Prepayment Offer is available only for prepayment on the [Initial Term Loans][[and the] [●, 20●] Tranche[s]] held by the undersigned.
2.    The maximum aggregate Outstanding Amount of the Discounted Term Loan Prepayment that may be made in connection with this offer shall not exceed (the “Offered Amount”):
[Initial Term Loans - $[●]]
[[●, 20●] Tranche[s] - $[●]]
3.    The percentage discount to par value at which such Discounted Term Loan Prepayment may be made is [●]% (the “Offered Discount”).
The undersigned Lender hereby expressly consents and agrees to a prepayment of its [Initial Term Loans] [[and its] [●, 20●] Tranche[s]] pursuant to Section 2.05(a)(v) of the Credit Agreement at a price equal to the Acceptable Discount and in an aggregate Outstanding Amount not to exceed such Lender’s Offered Amount as such amount may be reduced in accordance with the Solicited Discount Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.
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IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Offer as of the date first above written.

[        ]
By:
    Name
    Title:

By:
    Name
    Title:

EXHIBIT Q
FORM OF SPECIFIED DISCOUNT PREPAYMENT NOTICE
BARCLAYS BANK PLC,
as Administrative Agent under the
Credit Agreement referred to below
[ ]
[DATE]
Attention: [ ]

Re:	SYNIVERSE HOLDINGS, INC.
This Specified Discount Prepayment Notice is delivered to you pursuant to Section 2.05(a)(v)(B) of that certain Credit Agreement dated as of February 4, 2013 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Syniverse Holdings, Inc., a Delaware corporation (as successor by merger to Syniverse Magellan Finance, LLC, a Delaware limited liability company) (the “Borrower”), the Lenders from time to time party thereto and Barclays Bank PLC, as the Administrative Agent.
Pursuant to Section 2.05(a)(v)(B) of the Credit Agreement, the Borrower hereby offers to make a Discounted Term Loan Prepayment to each [Lender of the Initial Term Loans] [[and to each] Lender of the [●, 20●] Tranche[s]] on the following terms:
1.    This Borrower Offer of Specified Discount Prepayment is available only to each [Lender of the Initial Term Loans] [[and to each] Lender of the [●, 20●] Tranche[s]].
2.    The maximum aggregate Outstanding Amount of the Discounted Term Loan Prepayment that will be made in connection with this offer shall not exceed $[●] of the [Initial Term Loans] [[and $[●] of the] [●, 20●] Tranche[(s)] of Incremental Term Loans] (the “Specified Discount Prepayment Amount”).
3.    The percentage discount to par value at which such Discounted Term Loan Prepayment will be made is [●]% (the “Specified Discount”).
To accept this offer, you are required to submit to the Administrative Agent a Specified Discount Prepayment Response on or before 5:00 p.m. New York time on the date that is three (3) Business Days following the date of delivery of this notice pursuant to Section 2.05(a)(v)(B) of the Credit Agreement.
The Borrower requests that Administrative Agent promptly notify each of the relevant Lenders party to the Credit Agreement of this Specified Discount Prepayment Notice.
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IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Notice as of the date first above written.

SYNIVERSE HOLDINGS, INC.
By:
Name:
Title:

Enclosure: Form of Specified Discount Prepayment Response

EXHIBIT R
FORM OF SPECIFIED DISCOUNT PREPAYMENT RESPONSE

BARCLAYS BANK PLC,
as Administrative Agent under the
Credit Agreement referred to below

[ ]
[DATE]
Attention: [ ]

Re:	SYNIVERSE HOLDINGS, INC.
Reference is made to (a) that certain Credit Agreement dated as of February 4, 2013 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Syniverse Holdings, Inc., a Delaware corporation (as successor by merger to Syniverse Magellan Finance, LLC, a Delaware limited liability company) (the “Borrower”), the Lenders from time to time party thereto and Barclays Bank PLC, as the Administrative Agent and (b) that certain Specified Discount Prepayment Notice, dated ______, 20__, from the Borrower (the “Specified Discount Prepayment Notice”).
The undersigned Lender hereby gives you irrevocable notice, pursuant to 2.05(a)(v)(B) of the Credit Agreement, that it is willing to accept a prepayment of the following [Tranches of] Term Loans held by such Lender at the Specified Discount in an aggregate Outstanding Amount as follows:
[Initial Term Loans - $[●]]
[[●, 20●] Tranche[s] - $[●]]
The undersigned Lender hereby expressly consents and agrees to a prepayment of its [Initial Term Loans][[and its] [●, 20●] Tranche[s]] pursuant to Section 2.05(a)(v)(B) of the Credit Agreement at a price equal to the Specified Discount in the aggregate Outstanding Amount not to exceed the amount set forth above, as such amount may be reduced in accordance with the Specified Discount Proration, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.
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E-1-4
Form of Assignment and Assumption
23837750v1

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Response as of the date first above written.

[        ]
By:
    Name
    Title:
By:
    Name
    Title:

R-5
23837750v1

EXHIBIT S
TERM LOAN ASSUMPTION AGREEMENT
TERM LOAN ASSUMPTION AGREEMENT, dated as of [ ], 2013 (this “Agreement”), of Syniverse Holdings, Inc., a Delaware corporation (“Successor Borrower”), and consented to by Barclays Bank PLC, as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (the “Lenders”) from time to time parties to the Credit Agreement (as hereinafter defined).
W I T N E S S E T H:
WHEREAS, the Successor Borrower (as successor by merger to Syniverse Magellan Finance, LLC (the “Predecessor Borrower”)) and the Administrative Agent are parties to Credit Agreement, dated as of February 4, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Successor Borrower, the Lenders from time to time party thereto and Barclays Bank PLC, as the Administrative Agent
WHEREAS, pursuant to the Credit Agreement the Predecessor Borrower was required to merge with and into the Successor Borrower, and the Successor Borrower is required to enter into this Agreement in connection therewith.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:
(d)    Defined Terms. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
(e)    Assumption of Agreements and Obligations. In accordance with Section 6.16(c) of the Credit Agreement, the Successor Borrower hereby expressly assumes, confirms and agrees to perform and observe all of the indebtedness, obligations (including, without limitation, all obligations in respect of the Loans), covenants, agreements, terms, conditions, duties and liabilities of the Predecessor Borrower as “Borrower” under or with respect to the Credit Agreement, any Notes and any of the other Loan Documents to which the Predecessor Borrower is a party in its capacity as “Borrower” as fully as if the Successor Borrower were originally the obligor in respect thereof and the signatory in the capacity of “Borrower” thereto.
(f)    Amendment to Credit Agreement. The Credit Agreement is hereby deemed to be amended to the extent, but only to the extent, necessary to effect the assignment and assumption provided for hereby. Except as expressly amended, modified and supplemented hereby, the provisions of the Credit Agreement and the other Loan Documents are and shall remain in full force and effect.

S-1
23837750v1

(g)    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW.
(h)    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with Assignee and the Administrative Agent.
(i)    Section Headings. The section headings in this Agreement are for convenience of reference only and are not to affect the construction hereof or to be taken into consideration in the interpretation hereof.
(j)    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
(k)    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
(l)    WAIVERS OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.
[The Remainder of This Page is Left Intentionally Blank]

S-2

23837750v1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective proper and duly authorized officers as of the date first set forth above.

SYNIVERSE HOLDINGS, INC.
By: Name: Title:

Consented to and Accepted:

BARCLAYS BANK PLC, as
Administrative Agent

By:
Title:
Name:

S-3

23837750v1